     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 1996



                                              REGISTRATION STATEMENT NO. 333-473

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                       PAXSON COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)
                             ---------------------

            DELAWARE                          4832                         59-3212788
(State or other jurisdiction of   (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)   Classification Code Number)        Identification Number)

                            601 CLEARWATER PARK ROAD
                         WEST PALM BEACH, FLORIDA 33401
                                 (407) 659-4122
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           ANTHONY L. MORRISON, ESQ.
                 SECRETARY, VICE PRESIDENT, AND GENERAL COUNSEL
                       PAXSON COMMUNICATIONS CORPORATION
                            601 CLEARWATER PARK ROAD
                         WEST PALM BEACH, FLORIDA 33401
                                 (407) 659-4122
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:

           MICHAEL L. JAMIESON, ESQ.                          ROGER MELTZER, ESQ.
                HOLLAND & KNIGHT                            CAHILL GORDON & REINDEL
       400 NORTH ASHLEY DRIVE, SUITE 2050                        80 PINE STREET
              TAMPA, FLORIDA 33602                          NEW YORK, NEW YORK 10005
                 (813) 227-8500                                  (212) 701-3000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                             ---------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /
                             ---------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM
                                                    PROPOSED MAXIMUM     AGGREGATE        AMOUNT OF
    TITLE OF EACH CLASS OF          AMOUNT TO BE     OFFERING PRICE      OFFERING       REGISTRATION
 SECURITIES TO BE REGISTERED        REGISTERED(1)     PER SHARE(2)      PRICE(1)(2)        FEE(3)
-------------------------------------------------------------------------------------------------------
Class A Common Stock, par
  value $.001 per share.......    13,225,000 shares      $17.00        $224,825,000        $77,526
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------



(1) Includes 1,725,000 shares to cover over-allotments, if any, pursuant to over-allotment options granted to the Underwriters.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(3) $62,159 was previously paid with the original Registration Statement filed January 26, 1996.

                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       PAXSON COMMUNICATIONS CORPORATION

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


            FORM S-1 ITEM NUMBER AND CAPTION                     CAPTION IN PROSPECTUS
      ---------------------------------------------  ---------------------------------------------
  1.  Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus.....  Forepart of the Registration Statement and
                                                     Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages of
        Prospectus.................................  Inside Front and Outside Back Cover Pages
  3.  Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges...............  Prospectus Summary; Risk Factors
  4.  Use of Proceeds..............................  Prospectus Summary; Use of Proceeds
  5.  Determination of Offering Price..............  Outside Front Cover Page; Underwriting
  6.  Dilution.....................................  Dilution
  7.  Selling Security Holders.....................  Principal and Selling Stockholders
  8.  Plan of Distribution.........................  Outside Front Cover Page; Underwriting
  9.  Description of Securities to be Registered...  Prospectus Summary; Dividend Policy; Price
                                                     Range of Class A Common Stock;
                                                       Capitalization; Description of Capital
                                                       Stock
 10.  Interests of Named Experts and Counsel.......  Inapplicable
 11.  Information with Respect to the Registrant...  Inside Front and Outside Back Cover Pages;
                                                       Certain Definitions and Market and Industry
                                                       Data; Prospectus Summary; Risk Factors; The
                                                       Proposed Acquisitions; Use of Proceeds;
                                                       Dividend Policy; Capitalization; The
                                                       Company; Dilution; Selected Historical and
                                                       Pro Forma Financial Data; Management's
                                                       Discussion and Analysis of Financial
                                                       Condition and Results of Operations;
                                                       Business; Management; Certain Transactions;
                                                       Principal and Selling Stockholders;
                                                       Description of Capital Stock; Shares
                                                       Eligible for Future Sale; Experts;
                                                       Financial Statements
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities................................  Inapplicable

                                EXPLANATORY NOTE


     This Registration Statement contains two forms of prospectus, one to be used in connection with a United States offering to U.S. or Canadian Persons (as defined) (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering (the "International Prospectus"). The two prospectuses relate to a public offering of 11,500,000 shares of Class A Common Stock, par value $.001 per share, of Paxson Communications Corporation. The complete U.S. Prospectus follows this explanatory note. After the U.S. Prospectus are the following alternate pages for the International Prospectus: a front cover page, a "Certain United States Tax Consequences to Non-United States Holders" section and a back cover page. All other pages of the U.S. Prospectus are to be used for both the United States offering and the international offering. Each alternate page for the International Prospectus included herein is labeled "Alternate Page for International Prospectus."

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MARCH 4, 1996


PROSPECTUS


LOGO



                                   11,500,000 SHARES


                           PAXSON COMMUNICATIONS CORPORATION
                                 CLASS A COMMON STOCK

                               -------------------------


    Of the 11,500,000 shares of Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), offered hereby, 10,300,000 shares are being issued and sold by Paxson Communications Corporation (the "Company" or "Paxson Communications") and 1,200,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders" and "Underwriting." The Company will not receive any part of the proceeds from the sale of securities by the Selling Stockholders. Of the 11,500,000 shares of Class A Common Stock offered hereby, 9,200,000 shares are being offered in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters (as defined) and 2,300,000 shares are being offered in a concurrent international offering (the "International Offering" and, together with the U.S. Offering, the "Offering") outside the United States and Canada by the Managers (as defined). The public offering price and aggregate underwriting discount per share are identical for both offerings. See "Underwriting."


    The Company's authorized capital stock includes Class A Common Stock, Class B Common Stock and Class C Common Stock (collectively, the "Common Stock") and preferred stock. The rights of holders of Common Stock are identical, except that each share of Class B Common Stock generally entitles its holders to ten votes, whereas each share of Class A Common Stock entitles its holders to one vote and the holders of Class C Common Stock generally have no right to vote. Shares of Class B Common Stock and Class C Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis at the option of the holder. See "Description of Capital Stock."


    The Company's Class A Common Stock is listed on the American Stock Exchange under the symbol "PXN." The last reported sale price of the Company's Class A Common Stock as reported on the American Stock Exchange on February 29, 1996 was $20.00 per share.

                               ------------------


     SEE "RISK FACTORS" STARTING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                              UNDERWRITING                       PROCEEDS TO
                                               PRICE TO       DISCOUNTS AND     PROCEEDS TO        SELLING
                                                PUBLIC       COMMISSIONS(1)     COMPANY(2)      STOCKHOLDERS
---------------------------------------------------------------------------------------------------------------
Per share..................................         $               $                $                $
---------------------------------------------------------------------------------------------------------------
Total(3)...................................         $               $                $                $
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

   (1) The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


   (2) Before deducting estimated expenses of $1,500,000 payable by the Company.



   (3) The Company and the Selling Stockholders have granted the U.S. Underwriters a 30-day option to purchase up to 1,725,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds
       to Selling Stockholders will be $         , $         , $         and
       $         , respectively. See "Underwriting."

                               ------------------

    The shares of Class A Common Stock are being offered by the U.S. Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Class A Common Stock offered hereby will be available for delivery on
or about                     , 1996, at the offices of Smith Barney Inc., 388
Greenwich Street, New York, New York 10013.
                               ------------------
SMITH BARNEY INC.
                   PAINEWEBBER INCORPORATED
                                     CIBC WOOD GUNDY SECURITIES CORP.
                                                  BT SECURITIES CORPORATION
                      , 1996

                        PROSPECTUS INSIDE FRONT COVER

Depiction of various Company radio station, television station and network logos or service marks shown.


                             ---------------------

     IN CONNECTION WITH THIS OFFERING, THE U.S. UNDERWRITERS AND THE MANAGERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.




                 TWO PAGE FOLD-OUT OF PROSPECTUS INSIDE COVER

Map of the United States and Puerto Rico, with separate enlarged map of Florida, identifying locations of the Company's owned, operated or affiliated television and radio stations, as well as the Company's radio networks and areas of billboard concentration.

                CERTAIN DEFINITIONS AND MARKET AND INDUSTRY DATA

     The terms "EBITDA," "broadcast cash flow," "segment operating profit" and "Adjusted EBITDA" are referred to in various places in this Prospectus. EBITDA is defined as net income (loss) before (i) extraordinary item and cumulative effect of a change in accounting principle, (ii) benefit (provision) for income taxes, (iii) other income (expense), net, (iv) interest expense, (v) depreciation and amortization, (vi) option plan compensation and (vii) non-recurring items including terminated operations, less scheduled broadcast rights payments. Broadcast cash flow is defined as income (loss) from broadcast operations plus non-cash expenses, less scheduled broadcast rights payments and non-cash revenue. Although EBITDA and broadcast cash flow are not measures of performance under United States generally accepted accounting principles ("GAAP"), the terms are widely used in the broadcast industry as a measure of a broadcasting company's financial performance. "Segment operating profit" is defined as segment EBITDA before corporate overhead allocations. "Adjusted EBITDA" is defined as EBITDA for the period, less (i) operating profit for the Infomall TV Network segment for such period plus (ii) four times such segment's operating profit for the most recently completed quarter prior to the measuring date. Neither EBITDA, broadcast cash flow, segment operating profit, nor Adjusted EBITDA, should be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.


     The term "time brokerage agreement" (known in the broadcast industry as a "local marketing agreement"), generally refers to an agreement under which a radio or television programmer agrees to purchase from a broadcast station licensee substantially all of the broadcast time on a station, provides programming and sells advertising during the purchased time, receives all the revenue derived from advertising sold during the purchased time, pays certain expenses of the station and performs other functions, with the licensee retaining responsibility for ultimate control of the station in accordance with FCC policies. Time brokerage agreements are more fully described in "Business -- Federal Regulation of Broadcasting." The term "joint sales agreement" (a "JSA") refers to an agreement under which a broadcast station agrees to provide sales and marketing services for another broadcast station while the owner of such broadcast station provides the programming for such other broadcast station.


     Unless otherwise indicated herein, all market rankings, audience ratings and audience rankings have been derived for the indicated radio station or group of radio stations from surveys of the indicated demographic group listening Monday-Sunday, 6:00 a.m. to 12:00 midnight, as reported by Arbitron, Radio Market Report, The Arbitron Company ("Arbitron"). Unless otherwise indicated, audience share data is expressed as the local average quarter-hour share for each indicated radio station. A radio station's local audience share is derived by comparing the radio station's average quarter-hour share to the total average quarter-hour share for all radio stations listed as inside the Metro Survey Area by Arbitron. Average quarter-hour share is a percentage of the estimated number of persons who listen to a given radio station for a minimum of five minutes within a quarter-hour compared to the total number of persons who listen to radio in the market within such quarter-hour. The most recent Arbitron survey utilized in this Prospectus is Fall 1995.

     Market radio advertising revenue, revenue share data and revenue rankings for radio stations have been obtained from Miller, Kaplan Market Revenue Report, a monthly publication of Miller, Kaplan, Arase & Co., Certified Public Accountants ("Miller Kaplan"); provided, however, that market radio advertising revenue, revenue share data, and revenue rankings for the Company's radio stations in the Cookeville, Tennessee area have been estimated by the Company without the benefit of any independent investigation or confirmation, as no published data on that survey area is available from Miller Kaplan. Arbitron and Miller Kaplan both compile their audience share, revenue share, revenue ranking and other statistical data under procedures and methodologies that are described, and that have the limitations provided, in their respective reports. All such information provided herein is subject to those limitations. This Prospectus reflects data from the December 1995 Miller, Kaplan Market Review Report unless otherwise indicated. The Company does not assume responsibility for the accuracy or completeness of such published data.

     All television station audience rating data in this Prospectus has been obtained from the Nielsen Station Index Viewers and Profile for November 1995, a publication of A. C. Nielsen Co. ("Nielsen"). All market rank and television household data has been obtained from U.S. Television Household Estimates for November 1995, as prepared by Nielsen for each designated market area ("DMA"). In addition, revenue data for the West Palm Beach television market has been obtained from the local office of Ernst & Young LLP. The Company does not assume responsibility for the accuracy or completeness of such published data.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements contained elsewhere in this Prospectus. Except as otherwise indicated by the context, references in this Prospectus to the "Company" include Paxson Communications Corporation and its direct and indirect wholly-owned subsidiaries. Capitalized terms used without definition in the following summary are defined elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that the over-allotment option is not exercised. See "Underwriting."

                                  THE COMPANY


     Paxson Communications Corporation (the "Company" or "Paxson Communications") has created a nationwide network of television stations dedicated to the airing of infomercial programming (the "Infomall TV Network" or "inTV"*). In addition, the Company has a significant radio and network-affiliated television broadcasting presence in the state of Florida. The Company owns 16 radio stations in the four largest Florida cities, and will own 19 such stations upon completion of the Proposed Acquisitions (as defined), and owns one network-affiliated television station and operates another pursuant to a time brokerage agreement in the West Palm Beach market.



     The Company introduced its Infomall TV Network in January 1995 with four television stations. inTV has expanded rapidly and currently consists of 24 owned, operated pursuant to a time brokerage agreement or affiliated inTV stations. Upon completion of the Proposed Acquisitions, the Company will have 28 owned or operated inTV stations and four affiliated inTV stations operating in 30 television markets, 20 of which are among the 30 largest in the United States. The Company expects the Proposed Acquisitions to be consummated over the next ten months, subject to receipt of regulatory approvals. See "The Proposed Acquisitions."



     The Company believes that (i) its inTV stations comprise the only national network of television stations dedicated to the airing of infomercial programming, (ii) its inTV stations represent a valuable national television broadcasting distribution infrastructure that would be difficult and expensive to replicate, and (iii) its radio and network-affiliated television stations in Florida's five largest markets provide it with a significant statewide presence.


     The Company was founded in 1991 by Lowell W. "Bud" Paxson. Mr. Paxson has been at the forefront of several innovative broadcasting concepts over the last decade, including his leadership role in the creation and early growth of electronic retailing as the creator and co-founder of Home Shopping Network, Inc. and Silver King Communications, Inc. Mr. Paxson has made equity investments in the Company in excess of $33 million.

BUSINESS STRATEGY


     The Company's business strategy is to increase revenue and cash flow by (i) expanding its inTV network, (ii) applying its multiple station operating strategy to its television and radio properties, (iii) exploring the additional distribution potential of the television stations comprising its national inTV network, and (iv) acquiring additional radio stations, primarily in Florida markets.


INFOMALL TV NETWORK


     In January 1995, Paxson Communications introduced the Infomall TV Network in order to capitalize on what the Company believes to be a rapidly growing industry. The Company has assembled 24 stations dedicated to inTV programming and has entered into agreements with respect to eight stations in seven additional markets to be owned or operated by the Company as inTV stations. The Company believes that its


---------------

* inTV is a service mark of Paxson Communications Corporation.

network of inTV stations is the only group of broadcast television stations in the United States that offers infomercial advertisers significant national, regional and local distribution capability and airtime during each of the popular morning, daytime and prime time viewing hours.



     The television stations acquired by the Company and converted to inTV stations are typically non-network-affiliated stations with marginal operating results that can be acquired at a relatively low cost compared to network-affiliated stations. Certain of these stations are licensed to communities outside the center of major television markets, but within such markets' designated market area ("DMA") and by virtue of the FCC's "must carry" rules are thus generally entitled to carriage on cable systems within such DMA. Through the exercise of "must carry" rights and the improvement of its stations' over-the-air signals, the Company intends to continue its efforts to maximize its cable household coverage within its markets beyond the 53.7% achieved currently. The Company's goal is to reach approximately 85% of the cable homes in its markets (although there can be no assurance that the Company will reach such goal). The Company believes that it also reaches a significant number of over-the-air television households that do not receive cable television. The markets to be served by the Company upon completion of the Proposed Acquisitions currently contain approximately 44.2 million television households, of which
28.6 million are served by cable television. The Company continues to evaluate the acquisition of or affiliation with additional independent television stations to further extend the national reach of its Infomall TV Network.



     Shortly after the Company acquires a television station or commences operating a television station pursuant to a time brokerage agreement, the Company replaces the existing programming with infomercial programming. The Company's infomercial programming format allows it to eliminate substantially all programming expenses and achieve significant reductions in other operating expenses. Unlike traditional television stations, inTV programming is paid for by the advertiser as opposed to the broadcaster. The Company centralizes many accounting, traffic and national sales functions at its headquarters, minimizing the staff required at each station location. The Company's inTV stations are connected through a wide area computer network enabling them to utilize common computerized financial and sales systems. Engineering functions are standardized through the purchase of similar equipment at each location for editing, playback-to-air and signal transmission, thereby reducing maintenance expense. As a result, the Company's inTV stations are operated by an average of 15 people, compared to network and independent television stations which average over 100 and 60 people, respectively, in markets of similar size to the Company's. To date, each of the inTV stations owned or operated by the Company has contributed rapidly to broadcast cash flow, typically within two months after the commencement of inTV operations.


PAXSON RADIO


     Upon completion of the Proposed Acquisitions, Paxson Communications will own and operate 24 radio stations (13 FM and 11 AM stations), with more radio stations in Florida than any other broadcaster. The Company operates two FM and two AM stations, commonly referred to as a "duopoly," serving each of Florida's four largest cities (Miami, Tampa, Orlando and Jacksonville), and has agreed to acquire two additional FM stations in the Miami market and an additional FM station in the Jacksonville market. In addition, the Company owns and operates an AM/FM combination in Cookeville, Tennessee, and has agreed to acquire an additional AM/FM combination in that market, and has a joint sales agreement with an AM station in Miami in which the Company owns a 49% interest. The Company operates six radio networks with 338 affiliated radio stations in the eastern and southeastern United States and controls 67 billboard locations (161 faces) in the Tampa and Orlando markets that support the Company's radio station operations and provide advertising revenue.


     The Company believes that its established position among the leading radio broadcast groups in each of its Florida markets differentiates it from its competitors and makes the Company attractive to regional and national advertisers. In addition to having leading positions in its markets, the Company believes that its Florida markets are highly attractive and among the fastest growing radio markets in the nation.


     The Company's radio operating strategy, which is implemented by the Company's highly experienced management team, is to capitalize on the revenue enhancing and cost saving opportunities of operating multiple FM and AM stations in geographically proximate markets. The principal elements of the Company's operating strategy include: (i) extensive market research, (ii) aggressive marketing and promotion and (iii) strict cost controls.


PAXSON NETWORK-AFFILIATED TELEVISION


     Paxson Communications owns and operates an ABC-TV affiliate, WPBF-TV, in the West Palm Beach market. Pursuant to a time brokerage agreement, the Company provides programming and markets commercial time for a second television station, WTVX-TV (a combined United Paramount Network and Warner Brothers Network affiliate), which is also in the West Palm Beach market. The West Palm Beach television market is one of the fastest growing markets in the country as evidenced by its increased market ranking from 65th in 1985 to 45th in 1995.



     The Company acquired WPBF-TV in July 1994 for approximately $32.5 million and began operating WTVX-TV under a time brokerage agreement in August 1995. The Company has a long-term option to acquire WTVX-TV for approximately $19 million. The Company's television operating strategy is similar to its radio operating strategy as the Company seeks to capitalize on the revenue enhancing and cost saving opportunities from operating two television stations in one market from a single studio facility. After the acquisition of WPBF-TV, the Company installed its management team and implemented a program of cost rationalization measures consisting of, among other things, a reduction in program rights payments, an increase in salesperson commissions related to additional staffing and higher revenues, and increased local news expenses to generate higher audience ratings.

                                MARKET OVERVIEW

INFOMALL TV NETWORK


     The following table lists those inTV properties that the Company owns, operates or is affiliated with, and those properties which the Company has agreements to acquire or operate, as identified under "Proposed inTV Stations" below. (Television and cable households in thousands.)



                                                                INTV
                                                   ACTUAL OR    CABLE
                        NATIONAL                   ANTICIPATED CARRIAGE    CURRENT
                           TV                      COMMENCE-     AT         INTV          TOTAL      CURRENT INTV       TOTAL
                         MARKET                     MENT OF   COMMENCE-     CABLE     MARKET CABLE       CABLE        MARKET TV
       MARKET(1)        RANK(2)       STATION      OPERATIONS  MENT(3)   CARRIAGE(4)  HOUSEHOLDS(5)   CARRIAGE(6)   HOUSEHOLDS(7)
----------------------- --------  ---------------  ---------  ---------  -----------  -------------  -------------  -------------
Owned or Operated
New York, NY...........     1     WHAI-TV             3/96         626         626         4,529          13.8%          6,695
Los Angeles, CA........     2     KZKI-TV             5/95       1,453       2,002         2,997          66.8           4,918
Philadelphia, PA.......     4     WTGI-TV             2/95       1,225       1,436         1,961          73.2           2,646
San Francisco, CA......     5     KLXV-TV             6/95         650         796         1,578          50.4           2,257
Boston, MA.............     6     WGOT-TV             5/95         604         841         1,625          51.8           2,122
Washington, DC.........     7     WYVN-TV(8)       4/96...           0           0         1,238           0.0           1,884
Atlanta, GA............    10     WTLK-TV             4/94         300         919         1,015          90.5           1,584
Houston, TX............    11     KTFH-TV             3/95         647         777           867          89.6           1,574
Cleveland, OH*.........    13     WOAC-TV            10/95         332         336           966          34.8           1,452
Cleveland, OH..........    13     WAKC-TV             3/96         560         560           966          58.0           1,452
Tampa, FL..............    15     WFCT-TV(9)          8/94           0         831           976          85.1           1,395
Miami, FL..............    16     WCTD-TV(9)          4/94         396         868           922          94.1           1,341
Denver, CO.............    18     KUBD-TV(9)          8/95         430         433           699          61.9           1,160
Phoenix, AZ............    19     KWBF-TV(9)          1/96          23          23           661           3.5           1,170
St. Louis, MO..........    20     WCEE-TV(9)          1/96         227         227           569          39.9           1,108
Orlando, FL*...........    22     WIRB-TV            12/94         468         482           741          65.0             998
Hartford, CT*..........    26     WTWS-TV(10)         3/95         661         719           770          93.4             911
Raleigh, NC............    32     WRMY-TV(9)(11)      6/96           0           0           481           0.0             792
Dayton, OH.............    53     WTJC-TV(9)       10/95..         298         312           341          91.5             501
San Juan, PR...........    NR     WSJN-TV(9)(12)   2/96...         285         285           298          95.6           1,064
                                                              ---------  -----------      ------                    -------------
    Total Owned or
      Operated(7)......                                          9,185      12,473        23,234          53.7%         35,572
                                                              ---------  -----------      ------                    -------------
Affiliates
Sacramento, CA.........    21     KCMY-TV             7/95         624         640           688          93.1%          1,101
Indianapolis, IN.......    24     WIIB-TV             1/96         401         418           580          72.1             925
Norfolk, VA............    40     WJCB-TV             8/95         343         354           446          79.4             619
Fresno, CA.............    57     KGMC-TV             1/96         179         179           256          69.8             482
                                                              ---------  -----------      ------                    -------------
    Total Affiliates...                                          1,547       1,591         1,970          80.8%          3,127
                                                              ---------  -----------      ------                    -------------
    Total Owned,
      Operated and
      Affiliates(7)....                                         10,732      14,064        25,204          55.8%         38,699
                                                              ---------  -----------      ------                    -------------
Proposed inTV Stations
Dallas, TX.............     8     Channel 68         12/96                                   924           0.0%          1,822
Atlanta, GA*...........    10     WNGM-TV             4/96                                 1,015          17.8           1,584
Milwaukee, WI*.........    29     WHKE-TV             1/97                                   438          58.8             783
Salt Lake City, UT.....    37     KZAR-TV(12)        12/96                                   359           0.0             656
Grand Rapids, MI.......    38     WJUE-TV(13)         6/96                                   390           0.0             637
West Palm Beach, FL....    45     WHBI-TV(14)         7/96                                   468           0.0             576
Providence, RI.........    46     WOST-TV(12)        12/96                                   412           0.0             557
Albany, NY.............    52     WOCD-TV             5/96                                   357          68.8             507
                                                                                          ------                        ------
    Total Proposed inTV
      Stations(7)......                                                                    4,363          15.7%          7,122
                                                              ---------  -----------      ------                    -------------
    TOTAL INTV
      NETWORK(7).......                                         10,732      14,064        28,552                        44,237
                                                              =========  =========    ===========                   ===========



                                           (see footnotes on the following page)

   *   Operated or to be operated pursuant to a time brokerage agreement.
(1)    Each station is licensed by the FCC to serve a specific community, which is included in the listed market.
(2)    See "Certain Definitions and Market and Industry Data" for information concerning market rank.
(3)    Cable households reached at commencement of station's operations.
(4)    Estimated cable households reached at 1/96 based on cable operators' information.
(5)    Source: AC Nielsen. San Juan cable households provided by J. Walter Thompson Latin America, June 1995.
(6)    Cable households reached at 1/96 as a percent of the market's total cable households.
(7)    Figures represent total television households in each market only and are not necessarily indicative of the number of television households reached by each station in its market; totals do not double count markets where the Company has more than one station. Source: AC Nielsen. San Juan cable households provided by J.
       Walter Thompson Latin America, June 1995.
(8)    Station is not currently on the air.
(9)    Currently operated pursuant to a time brokerage agreement pending completion of the Proposed Acquisitions and exercise of the Station Options.
(10)   To be operated pursuant to a time brokerage agreement upon completion of an FCC-required restructuring of the Company's investment in such station in connection with the Company's acquisition of WHAI-TV.
(11)   40% ownership interest to be acquired.
(12)   50% ownership interest to be acquired.
(13)   70% ownership interest to be acquired.
(14)   inTV affiliate upon acquisition by Cocola Media Corporation of Florida. See "Business -- Time Brokerage
       Agreements, Joint Sales Agreements and Other Interests in Broadcast Stations."

PAXSON RADIO


                                                                                         COMMENCEMENT
                                 NATIONAL RADIO                                               OF
        RADIO MARKET(1)          MARKET RANK(2)   STATION             FORMAT              OPERATIONS
-------------------------------  --------------   -------   --------------------------   ------------
Miami/Ft. Lauderdale, FL.......     11            WLVE-FM   Smooth Jazz                    4/93
                                                  WZTA-FM   Mainstream AOR                 4/92
                                                  WXDJ-FM   Spanish Salsa, Meringue         (3)
                                                  WRMA-FM   Spanish Adult Contemporary      (3)
                                                  WINZ-AM   News/Sports                    4/92
                                                  WFTL-AM   Talk/Sports                    6/95
                                                  WACC-AM   Spanish Sports                  (4)
Tampa/St. Petersburg, FL.......     21            WHPT-FM   Rock Adult Contemporary        11/91
                                                  WSJT-FM   Smooth Jazz                    7/95
                                                  WHNZ-AM   News/Sports                    11/91
                                                  WNZE-AM   Sports                         8/94
Orlando, FL....................     35            WMGF-FM   Soft Adult Contemporary        6/92
                                                  WJRR-FM   Modern Rock                    7/92
                                                  WWNZ-AM   News                           4/92
                                                  WWZN-AM   Sports                         12/94
Jacksonville, FL...............     50            WROO-FM   Young Country                  9/91
                                                  WPLA-FM   Alternative Rock               6/92
                                                  WFSJ-FM   Smooth Jazz                   (3)(5)
                                                  WNZS-AM   Sports                         5/93
                                                  WZNZ-AM   News                           6/92
Cookeville, TN.................     n/c           WGSQ-FM   Country                        4/94
                                                  WHUB-FM   Adult Contemporary              (3)
                                                  WPTN-AM   Talk                           4/94
                                                  WHUB-AM   Country                         (3)



                                                                                        COMMENCEMENT
                                                                   AFFILIATE                OF
                        RADIO NETWORKS(6)                          STATIONS    FORMAT   OPERATIONS
-----------------------------------------------------------------  ---------   ------   -----------
Alabama Radio Network............................................      74      News         1/95
Florida Radio Network............................................      56      News         3/93
Tennessee Radio Network..........................................      79      News         4/94
University of Florida Sports Network.............................      53      Sports       4/94
University of Miami Sports Network...............................      25      Sports       4/95
Penn State Sports Network........................................      51      Sports       4/94


PAXSON NETWORK-AFFILIATED TELEVISION


                                                                                         COMMENCEMENT
                                   NATIONAL TV                                                OF
          TV MARKET(1)            MARKET RANK(2)     STATION     NETWORK AFFILIATION      OPERATIONS
--------------------------------  --------------     -------     -------------------     ------------
West Palm Beach, FL.............        45           WPBF-TV           ABC                    7/94
                                                     WTVX-TV(6)    Warner/UPN                 8/95


---------------


(1) Each station is licensed by the FCC to serve a specific community, which is included in the listed market.

(2) See "Certain Definitions and Market and Industry Data" for information concerning market rank.

(3) Included in the Proposed Acquisitions.


(4) Company provides services to the station under a JSA; Company owns a 49% interest.


(5) Company provides services to the station under a JSA.


(6) Operated under a time brokerage agreement.


n/c Market not covered by Arbitron; revenue not independently reported.

                                  THE OFFERING


Class A Common Stock Offered:
  Company....................................  10,300,000 shares
  Selling Stockholders(1)....................  1,200,000 shares
          Total..............................  11,500,000 shares
  U.S. Offering..............................  9,200,000 shares
  International Offering.....................  2,300,000 shares
          Total..............................  11,500,000 shares
Common Stock to be Outstanding after this
  Offering:
  Class A Common Stock(2)....................  37,396,954 shares
  Class B Common Stock(3)....................  8,311,639 shares
          Total(2)(3)(4).....................  45,708,593 shares
Use of proceeds..............................  The Company intends to use the net proceeds of the Offering to fund the Proposed Acquisitions
                                               and related capital expenditures, the exercise
                                               of the Station Options (as defined), and
                                               capital expenditures associated with certain
                                               previous acquisitions. Pending such uses, the
                                               Company may repay amounts outstanding under
                                               the Company's New Credit Facility (as
                                               defined), which amounts may subsequently be
                                               reborrowed. See "Use of Proceeds."
Voting rights................................  The holders of the Class A Common Stock and the Class B Common Stock vote together as a
                                               single class on all matters submitted to a
                                               vote of stockholders of the Company, with each
                                               share of Class A Common Stock entitled to one
                                               vote, and each share of Class B Common Stock
                                               entitled to ten votes, except as otherwise
                                               provided by law. Holders of Class C Common
                                               Stock have no right to vote on any matter
                                               voted on by the Stockholders of the Company,
                                               except as may be provided by law or as
                                               provided in certain circumstances in the
                                               Company's Certificate of Incorporation (as
                                               defined). See "Description of Capital Stock."
                                               Upon consummation of the Offering and as a
                                               result of his ownership of Class B Common
                                               Stock, Mr. Paxson will continue to control the
                                               outcome of any matter submitted to a vote of
                                               stockholders, including the election of a
                                               majority of the directors.
American Stock Exchange symbol...............  PXN
Dividend policy..............................  The Company has not paid cash dividends on its
                                               Common Stock and does not intend for the
                                               foreseeable future to declare or pay any cash
                                               dividends and intends to retain earnings, if
                                               any, for the future operation and expansion of
                                               the Company's business. The Company's ability
                                               to pay dividends in the future is subject to
                                               limitations and prohibitions of certain of the
                                               Company's debt instruments and of its
                                               Preferred Stock (as defined). See "Dividend
                                               Policy."

(1) Includes 738,000 shares of Class A Common Stock issuable upon exercise of the warrants to be purchased by the Underwriters from certain Selling Stockholders. See "Principal and Selling Stockholders" and "Underwriting."


(2) Excludes (i) up to 568,000 shares of Class A Common Stock that may be sold by the Company upon exercise of the overallotment option, (ii) the 1,639,205 shares of Class A Common Stock issuable upon exercise of options outstanding as of February 29, 1996 under the Company's Stock Incentive Plan that are not being exercised as a part of the Offering and (iii) the 2,441,379 shares of Class A Common Stock that are issuable by the Company upon the exercise of certain warrants outstanding as of February 29, 1996 that are not being exercised as a part of the Offering. See "Underwriting" and "Description of Capital Stock."


(3) Excludes the 813,793 shares of Class B Common Stock that are issuable by the Company upon exercise of certain warrants outstanding as of February 29, 1996 that are not being exercised as a part of the Offering, which Class B Common Stock is generally convertible into Class A Common Stock at the holder's option. See "Description of Capital Stock."


(4) Excludes the 4,472,628 shares of Class C Common Stock that are issuable by the Company upon exercise of certain Warrants outstanding as of February 29, 1996 that are not being exercised as a part of the Offering, which Class C Common Stock is generally convertible into Class A Common Stock at the holder's option. See "Description of Capital Stock."


                                  RISK FACTORS

     Investors should carefully consider the information set forth under the heading "Risk Factors," in addition to the other information contained in this Prospectus, before purchasing the securities offered hereby.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


     The following summary historical and pro forma financial data, insofar as it relates to each of the five years ended December 31, 1995, has been derived from Company prepared financial information and should be read in conjunction with the audited financial statements, including the consolidated balance sheets at December 31, 1994 and 1995 and the related consolidated statements of operations for each of the years in the three year period ended December 31, 1995 and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Information" and "Selected Historical and Pro Forma Financial Data" included elsewhere herein.



     The following unaudited summary pro forma statement of operations data and other data for the year ended December 31, 1995 give effect to the consummation of the Offering, significant business acquisitions of KZKI-TV, WGOT-TV, WRMA-FM, WXDJ-FM and WTVX-TV and the exercise of the Station Options, as if such events had occurred on January 1, 1995. Prior operators' fiscal years have been conformed to the Company's December 31, 1995 year end. In addition, depreciation and amortization expense has been increased for the period to reflect preliminary purchase accounting allocations for all stations included in the Proposed Acquisitions and Station Options. The following unaudited summary pro forma balance sheet data at December 31, 1995 gives effect to (i) the consummation of the Offering; (ii) the Proposed Acquisitions and related capital expenditures; (iii) capital expenditures on existing properties; (iv) the exercise of the Station Options; (v) the termination of the holders' put on the Class A and Class B common stock warrants; (vi) acquisitions and dispositions which have closed subsequent to December 31, 1995; and (vii) the acquisition of a note receivable from Mr. Paxson, as if such events included in (i) through
(vii) had occurred on December 31, 1995. The Offering and the Proposed Acquisitions and certain management assumptions and adjustments are described in the accompanying notes hereto. The pro forma information should be read in conjunction with the Company's consolidated financial statements and the notes thereto, as of December 31, 1995 and for the three years then ended, included elsewhere in this Prospectus. See "Pro Forma Financial Information" appearing elsewhere in this Prospectus. This pro forma information is not necessarily indicative of the Company's actual or future operating results or financial position.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------   PRO FORMA
                                         1991      1992       1993      1994       1995      1995(A)
                                        -------   -------   --------   -------   --------   ---------
STATEMENT OF OPERATIONS DATA:
Total revenue.........................  $   830   $17,062   $ 32,062   $62,067   $103,074   $ 122,858
Operating expenses, excluding
  depreciation, amortization and
  option plan compensation............    1,719    17,922     28,872    51,225     82,103      91,785
Option plan compensation(b)...........       --        --         --        --     10,803      10,803
Depreciation and amortization.........      497     5,977      9,351    12,404     18,719      38,546
                                        -------   -------   --------   -------   --------   ---------
Loss from operations..................   (1,386)   (6,837)    (6,161)   (1,562)    (8,551)    (18,276)
Interest expense......................      (52)   (1,262)    (2,052)   (5,210)   (16,303)    (31,288)
Interest income.......................       --        --        113       335      1,709       1,768
Other income (expense), net...........       10       134        108        (5)      (982)     (1,093)
Benefit (provision) for income
  taxes...............................       --        --     (2,960)    1,680      1,280       1,280
Extraordinary item and cumulative
  effect of a change in accounting
  principle(c)........................       --       110       (457)       --    (10,626)    (10,626)
                                        -------   -------   --------   -------   --------
Net loss..............................  $(1,428)  $(7,855)   (11,409)   (4,762)   (33,473)    (58,235)
                                        =======   =======
Dividends and accretion on preferred
  stock and common stock
  warrants(d).........................                          (151)   (3,386)   (13,297)    (13,297)
                                                            --------   -------   --------
Net loss attributable to common
  stock...............................                      $(11,560)  $(8,148)  $(46,770)  $ (71,532)
                                                            ========   =======   ========    ========
Net loss per share(e).................                      $  (0.36)  $ (0.14)  $  (0.97)  $   (1.28)
Net loss per share attributable to
  common stock(e).....................                         (0.37)    (0.24)     (1.36)      (1.57)
Weighted average shares outstanding --
  primary and fully diluted(f)........                        31,582    33,430     34,430      45,573
                                                            ========   =======   ========    ========
Cash dividends declared...............       --        --         --        --         --          --
OTHER DATA:
EBITDA(g).............................  $  (796)  $  (162)  $  4,522   $11,790   $ 24,582   $  34,189
Capital expenditures(h)...............  $    60   $ 1,273   $  1,963   $ 5,917   $ 25,017   $  25,017
Adjusted EBITDA(i)....................                                                      $  39,802



                                                                      AS OF DECEMBER 31, 1995
                                                                    ---------------------------
                                                                     ACTUAL        PRO FORMA(A)
                                                                    --------       ------------
BALANCE SHEET DATA:
Cash and cash equivalents.........................................  $ 68,071         $ 38,187
Working capital...................................................    74,338           44,454
Total assets......................................................   293,832          478,436
Total debt........................................................   240,289          257,989
Redeemable preferred stock and Class A and B common stock
  warrants(j).....................................................    57,176           50,711


                                           (see footnotes on the following page)

            NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                                 (IN THOUSANDS)


    (a) Pro forma statement of operations data and other data for the year ended December 31, 1995 gives effect to the consummation of the Offering, significant business acquisitions of KZKI-TV, WGOT-TV, WRMA-FM, WXDJ-FM and WTVX-TV and the exercise of the Station Options as if such events had occurred on January 1, 1995. Prior operators' fiscal years have been conformed to the Company's December 31, 1995 year end. In addition, depreciation and amortization expense has been increased for the period to reflect preliminary purchase accounting allocations for all stations included in the Proposed Acquisitions and Station Options. The pro forma balance sheet data as of December 31, 1995 gives effect to: (i) the consummation of the Offering; (ii) the Proposed Acquisitions and related capital expenditures; (iii) capital expenditures on existing properties;
(iv) the exercise of the Station Options; (v) the termination of the holders' put on the Class A and Class B common stock warrants; (vi) acquisitions and dispositions which have closed subsequent to December 31, 1995; and (vii) the acquisition of a note receivable from Mr. Paxson, as if such events included in
(i) through (vii) had occurred on December 31, 1995.



    (b) Option plan compensation represents a non-cash charge associated with the granting of common stock options to employees under the Company's Stock Incentive Plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "Management -- Stock Incentive Plan."



    (c) Extraordinary item and cumulative effect of a change in accounting principle reflects a gain of $110 in 1992 as a result of a change in the method of calculating depreciation and an extraordinary loss of $457 and $10,626 in 1993 and 1995, respectively, associated with the write-off of capitalized financing costs on debt retired.



    (d) Dividends and accretion on preferred stock and common stock warrants represent the Senior Preferred Stock (as defined herein) (15% dividend rate), redeemable Class A and Class B common stock warrants and Junior Preferred Stock (as defined herein) (12% dividend rate). Such capital stock is mandatorily redeemable and certain issues accrete. See "Description of Capital Stock."



    (e) Loss per share data for the years ended December 31, 1993 and 1994 give a pro forma effect to (i) the Company's amended capital structure related to the merger with ANG; and (ii) a stock dividend on common shares outstanding on January 1, 1995. For periods prior to January 1, 1993, loss per share data was not computed as such amounts were not relevant.



    (f) Weighted average shares outstanding for the years ended December 31, 1993 and 1994 give pro forma effect to an increase in the weighted average number of shares outstanding relating to (i) the merger with ANG of 21,055 and 22,287 shares, respectively; and (ii) a stock dividend on common shares outstanding on January 1, 1995 of 10,527 and 11,143 shares, respectively. For periods prior to January 1, 1993, weighted average shares outstanding was not computed as such amounts were not relevant.



    (g) EBITDA is defined as net income (loss) before (i) extraordinary item and cumulative effect of a change in accounting principle; (ii) benefit (provision) for income taxes; (iii) other income (expense), net; (iv) interest expense; (v) depreciation and amortization; (vi) option plan compensation; and (vii) non-recurring items including terminated operations; less scheduled broadcast rights payments.



    (h) Includes all capital expenditures including expenditures associated with the upgrade and conversion of acquired and operated television stations to the inTV format. Pro forma capital expenditures exclude $38,550 of capital expenditures associated with the Proposed Acquisitions and additional capital expenditures on existing properties which will be funded from proceeds of the Offering.



    (i) Adjusted EBITDA is defined as EBITDA for the latest twelve months ended December 31, 1995, less (i) segment operating profit for the Infomall TV Network for such period plus (ii) four times segment operating profit for the Infomall TV Network for the quarter ended December 31, 1995. Adjusted EBITDA is calculated on a basis consistent with calculations under the Indenture (as defined).



    (j) The put rights of the holders of the Class A and Class B common stock warrants will be terminated upon the closing of the Offering and such warrants are not included in the pro forma amount at December 31, 1995.

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors in addition to the other information set forth in this Prospectus before purchasing the Class A Common Stock.

HIGH LEVEL OF INDEBTEDNESS; ABILITY TO SERVICE INDEBTEDNESS


     The Company is highly leveraged. At December 31, 1995, on a pro forma basis, after giving effect to this Offering and the Proposed Acquisitions, the Company would have had $258.0 million of total debt, including $227.4 million of Notes, and $50.7 million of redeemable preferred stock. In addition, subject to restrictions in the indenture governing the Notes (the "Indenture") and the Company's $100 million senior secured revolving credit facility (the "New Credit Facility"), the Company may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other corporate purposes. Interest expense for the years ended December 31, 1993, 1994 and 1995 was $2.1 million, $5.2 million and $16.3 million, respectively.


     The level of the Company's indebtedness could have important consequences to stockholders, including: (i) a substantial part of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future, if needed, may be limited; (iii) the Company's leveraged position and covenants contained in the Indenture and the New Credit Facility (or any replacement thereof) could limit its ability to expand and make capital improvements and acquisitions; (iv) the Indenture and the New Credit Facility contain certain restrictive covenants, including covenants that restrict or prohibit the payment of dividends or other distributions by the Company to its stockholders; and (v) the Company's level of indebtedness could make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and limit its flexibility in reacting to changes in its industry and economic conditions generally. Certain of the Company's competitors currently operate on a less leveraged basis and may have significantly greater operating and financing flexibility than the Company.


     The Company's ability to satisfy its debt obligations and to pay dividends on its Preferred Stock (as defined herein) and Common Stock will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond its control. The Company expects that its operating cash flow will be sufficient to meet its operating expenses and to service its debt and preferred stock requirements as they become due. If the Company is unable to service its indebtedness or make payments with respect to its preferred stock, however, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all, and the implementation of any of these alternative strategies could have a negative impact on the value of the Class A Common Stock. In the event of a liquidation of the Company, the Class A Common Stock would be subordinate to the Company's debt instruments and its Preferred Stock, as well as other indebtedness incurred and outstanding preferred stock which may be issued in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



NET LOSSES



     The Company has incurred net losses in each of its fiscal years since inception. Net losses for the fiscal years ended December 31, 1993, 1994 and 1995 were $11.4 million, $4.8 million and $33.5 million, respectively. Furthermore, the Company's Preferred Stock and certain warrants to purchase shares of Class A Common Stock and Class B Common Stock have certain dividend, redemption and accretion provisions. Net losses attributable to Common Stock for the fiscal years ended December 31, 1993, 1994 and 1995 were $11.6 million, $8.1 million and $46.8 million, respectively. There can be no assurance that the Company will not continue to generate net losses in the future.

DEPENDENCE ON KEY PERSONNEL


     The Company's business depends upon the efforts, abilities and expertise of its executive officers and other key employees, including Lowell W. Paxson. If certain of these executive officers were to leave the Company, the Company's operating results could be adversely affected. In addition, in the event of Mr. Paxson's death, the Company may be required, in certain circumstances, to make an offer to repurchase the Notes and to redeem its Preferred Stock. See "Certain Transactions -- Stockholders Agreement." However, there can be no assurance that if such an event were to occur, the Company will have, or will have access to, sufficient funds to satisfy such repurchase or redemption obligations. The Company maintains insurance on Mr. Paxson's life, in the amount of five million dollars. Mr. Paxson has an employment agreement that expires on December 31, 1999, unless terminated sooner as permitted therein. See
"Management -- Employment Agreements."


"MUST CARRY" REGULATIONS

     The Company believes that its growth and success depend in part upon access to households served by cable television systems. Pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), each broadcaster was required to elect to exercise either certain "must carry" or retransmission consent rights in connection with carriage of their signals by cable systems in their local market. By electing the "must carry" rights, a broadcaster can demand carriage on a specified channel on cable systems within its DMA. These "must carry" rights are not absolute, and their exercise depends on variables such as (i) the number of activated channels on a cable system, (ii) the location and size of a cable system, and (iii) the amount of duplicative programming on a broadcast station. Therefore, under certain circumstances, a cable system can decline to carry a given station. Alternatively, if a broadcaster chooses to exercise retransmission consent rights, it can prohibit cable systems from carrying its signal or grant the appropriate cable system the authority to retransmit the broadcast signal for a fee or other consideration. The Company's television stations have elected the "must carry" alternative. The Company's elections of retransmission or "must carry" status will continue until the next required election date of October 1, 1996.

     The "must carry" rules have been subject to judicial scrutiny. In April 1993, the United States District Court for the District of Columbia upheld the constitutionality of the "must carry" provisions. In June 1994, the Supreme Court ruled that the "must carry" provisions were content-neutral and, thus, not subject to strict scrutiny; however, the Supreme Court remanded the case to the lower federal court with instructions to hold further proceedings with respect to evidence that lack of the "must carry" requirements would harm local broadcasting. On December 12, 1995, the District Court again upheld the constitutionality of the "must carry" provisions. The District Court's most recent decision has been appealed to the Supreme Court and management cannot predict the final outcome of the Supreme Court case or the extent to which, in the absence of any "must carry" obligation, its television stations might lose viewers because of the deletion or repositioning of its signal on cable television systems. See "Business -- Federal Regulation of Broadcasting."

GOVERNMENT REGULATION


     Each of the Company's radio and television stations operates pursuant to one or more licenses issued by the Federal Communications Commission (the "FCC") that expire at different times, commencing in February 1996. The Company may apply to renew those licenses, and third parties may challenge those applications. Although the Company has no reason to believe that its licenses will not be renewed in the ordinary course, there can be no assurance that the licenses will be renewed.



     The radio and television broadcasting industries are subject to extensive and changing regulation. Among other things, the Communications Act of 1934, as amended (the "Communications Act"), and FCC rules and policies require FCC consent to assignments of FCC licenses and transfers of control of FCC licensees. Congress and the FCC currently have under consideration and may in the future adopt new laws and regulations and policies regarding a wide variety of matters which could, directly or indirectly, adversely affect the ownership and operation of the Company's broadcast properties, as well as the Company's business strategies. In addition, relaxation of the existing multiple ownership and cross-ownership rules and policies by the FCC, as provided in the newly-enacted Telecommunications Act of 1996 (the "1996 Act"), removes restrictions on larger media, entertainment and telecommunications companies, with greater access to capital and resources than the Company, from competing with the Company for the acquisition of media properties and the negotiation of programming arrangements. Changes in the FCC's rules following passage of the 1996 Act, such as elimination of restrictions on the offering of multiple network services by the existing major television networks, the relaxation of restrictions on the participation by the regional Bell holding companies in cable television and other direct-to-home video technologies, the removal of nationwide restrictions on radio broadcast ownership and the relaxation of restrictions on nationwide broadcast television ownership could accelerate the existing trend toward vertical integration in the telecommunications, media and home entertainment industries and cause the Company to face more formidable competition in the future. See "Business -- Federal Regulation of Broadcasting."


MULTIPLE OWNERSHIP RULES; TIME BROKERAGE AGREEMENTS


     Current FCC duopoly rules prohibit ownership interests in two or more television stations with overlapping service areas. The FCC generally applies its ownership limits to attributable interests held by an individual, corporation, partnership or other entity. In the case of corporations holding broadcast licenses, the interests of officers, directors and those who directly or indirectly have the right to vote 5% or more of the corporation's voting stock (or 10% or more of such stock in the case of insurance companies, certain regulated investment companies and bank trust departments) are generally deemed to be attributable, as are positions as an officer or director of a corporate parent of a broadcast licensee. Changes in the rule for attributing the ownership of media interests for purposes of the FCC's multiple ownership and cross-ownership rules could require that the Company restructure or divest itself of some existing broadcast interests.



     The 1996 Act eliminated the existing restrictions on the number of television stations that a single entity may own nationwide and increased the nationwide ceiling for national television audience reach to 35 percent of the television households, with UHF stations counting only 50% of their respective market households. Congress also has directed the FCC to institute a proceeding to review its present rules to determine whether to retain, modify or eliminate its present restrictions on the number of television stations in which a single entity may hold an attributable interest within a single market.



     The FCC previously initiated rule making proceedings to consider proposals to modify its television ownership restrictions, including ones that may permit ownership, in some circumstances, of two television stations with overlapping service areas, and these rule making procedures may be incorporated in the proceedings required by the 1996 Act. The FCC also is considering in these proceedings whether to adopt restrictions on television time brokerage agreements. The duopoly rules for television currently prevent the Company from acquiring the FCC licenses of television stations with which it has time brokerage agreements in those markets where the Company owns a television or radio station. In addition, if the FCC were to decide that the provider of programming services under time brokerage agreements should be treated as having an attributable ownership in the television station it programs, and if it did not relax the duopoly rules, or if the FCC were to adopt restrictions on time brokerage agreements without grandfathering existing time brokerage agreements, the Company could be required to renegotiate or terminate certain of its time brokerage agreements. The 1996 Act specifies, however, that none of the provisions relating to broadcast ownership shall be construed to prohibit the origination, continuation or renewal of any television time brokerage agreement that is in compliance with the regulations of the FCC. The Committee Report accompanying the 1996 Act notes that the Act grandfathers time brokerage agreements in existence upon enactment of the act and allows time brokerage agreements in the future, consistent with the FCC's rules. Nevertheless, if the FCC were to find that the licensees of the stations with which the Company has time brokerage agreements failed to maintain control over their operations as required by FCC rules and policies, the licensee of the time brokerage agreements and/or the Company could be fined or could be set for hearing, the outcome of which could be a fine or, under certain circumstances, loss of the applicable FCC license. The Company is unable to predict the ultimate outcome of possible changes to these FCC rules and the impact such FCC rules may have on its broadcasting operations. See
"Business -- Federal Regulation of Broadcasting."

VOTING CONTROL BY FOUNDING STOCKHOLDER


     After the Offering, Lowell W. Paxson will beneficially own approximately 64.5% of the outstanding Class A Common Stock (approximately 61.5% if the Underwriters' over-allotment option is exercised in full) and 100% of the outstanding Class B Common Stock and will have 89.0% of the voting power of the outstanding Common Stock (87.7% if the Underwriters' overallotment option is exercised in full). As a result, Mr. Paxson will effectively be able to control the outcome of matters requiring a stockholder vote, including the election of directors, adopting or amending provisions of the Company's certificate of incorporation and bylaws, and approving certain mergers or other similar transactions, such as a sale of substantially all the Company's assets. See "Principal and Selling Stockholders."


     Purchasers of Class A Common Stock offered hereby will become minority stockholders of the Company and will be unable to control the management or business policies of the Company. Moreover, subject to contractual restrictions and general fiduciary obligations, the Company is not prohibited from engaging in transactions with its management and principal stockholders, or with entities in which such persons are interested. The Company's certificate of incorporation does not provide for cumulative voting in the election of directors.

ANTI-TAKEOVER EFFECT OF CHARTER PROVISIONS, BYLAWS, AND STATE LAW

     The Company's certificate of incorporation and bylaws and Delaware law contain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination. These provisions are intended to encourage a person interested in acquiring the Company to negotiate with, and to obtain the approval of, the Board of Directors in connection with the transaction. However, certain of these provisions may discourage a future acquisition of the Company, including an acquisition in which stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. See "Description of Capital Stock -- Certain Provisions of the Company's Certificate of Incorporation" and "-- Bylaws."


     In addition to its authorized shares of Common Stock, the Company's certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock. The Board of Directors has authority to determine the price, rights, preferences, privileges and restrictions, including the voting rights of those shares, without any further vote or action by the stockholders. Of the 1,000,000 shares of preferred stock that the Company is authorized to issue: (a) 2,000 shares have been designated as 15% Cumulative Compounding Redeemable Preferred Stock, (b) 714.286 shares have been designated as Series B 15% Cumulative Compounding Redeemable Preferred Stock, and (c) 33,000 shares have been designated as Junior Cumulative Compounding Redeemable Preferred Stock. The holders of the Company's outstanding preferred stock have rights which are generally senior to those of the holders of the Common Stock, including certain voting, redemption and other rights which could have the effect of inhibiting a change in control of the Company without the consent of such holders and thereby delay, discourage or prevent a future acquisition of control of the Company. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue additional shares of preferred stock. See "Description of Capital Stock."


SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS


     Upon consummation of the Offering, the Company will have outstanding a total of 37,396,954 shares of Class A Common Stock (38,778,954 shares if the Underwriters' over-allotment option is exercised in full), which gives effect to the issuance of 843,000 shares upon the exercise of options and warrants (1,657,000 if the

Underwriters' over-allotment option is exercised in full), 8,311,639 shares of Class B Common Stock and no shares of Class C Common Stock. Generally, shares of Class B Common Stock and Class C Common Stock are convertible to shares of Class A Common Stock at the option of the holder thereof. In addition, there will be outstanding options to purchase an aggregate of 1,639,205 shares of Class A Common Stock and warrants to purchase an aggregate of 2,441,379 shares of Class A Common Stock, 813,793 shares of Class B Common Stock and 4,472,628 shares of Class C Common Stock, all of which are currently exercisable. Of the outstanding shares, the shares of Class A Common Stock sold in the Offering will be freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares purchased by "affiliates" of the Company as that term is defined in Rule 144 of the Securities Act ("Rule 144"), which will be subject to the limitations of Rule 144 under the Securities Act. 24,672,686 shares of Class A Common Stock, all 8,311,639 shares of Class B Common Stock and all shares of Class C Common Stock, including any such shares acquired upon the exercise of outstanding options or warrants, will be "restricted securities" for purposes of Rule 144 and, subject to the agreement discussed below, may not be resold unless registered under the Securities Act or sold pursuant to an applicable exemption from registration thereunder, including the exemptions contained in Rule 144. All of such restricted shares are eligible for sale on the open market under Rule 144 (subject to the volume and manner of sale limitations of that rule) except for (i) shares issued upon the exercise of warrants to purchase Class C Common Stock which will be so eligible for sale, commencing in December 1996 (unless a proposed amendment to Rule 144 is adopted by the Commission, in which case all such shares would immediately be eligible for sale on the open market under Rule 144 (subject to the volume and manner of sale limitations of that rule)); (ii) 94,767 shares of Class A Common Stock which shall be so eligible in April 1997 (or in April 1996 if such proposed amendment is adopted); and (iii) 441,376 shares of Class A Common Stock which shall be so eligible in July 1997 (or in July 1996 if such proposed amendment is adopted).


     The Company is a party to a stockholders' agreement (the "Stockholders Agreement") with certain of its stockholders, which grants them the right to require the Company, subject to certain limitations, to effect up to five "demand" registrations under the Securities Act for the sale of such stockholders' shares of Common Stock. The Stockholders Agreement also provides that in the event that the Company proposes to register any of its Common Stock under the Securities Act, whether or not for its own account, at any time or times, the stockholders that are parties to the Stockholders Agreement shall be entitled, with certain exceptions, to include their shares of Common Stock in such registration unless the managing underwriters of such offering exclude some or all of such shares from such registration under the circumstances specified in the Stockholders Agreement.

     The Company, its executive officers and directors and certain of the Company's existing stockholders have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, capital stock of the Company. See "Underwriting."

     Because there has been only a limited public market for shares of the Class A Common Stock, the Company is unable to predict the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price for the Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock, or the perception that such sales could occur, could adversely affect market prices for the Class A Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities.

CHANGE OF CONTROL

     A "change of control" (as defined in the New Credit Facility) constitutes an event of default under the New Credit Facility. In the event of a "change of control" (as defined in the Indenture), the Company is required to offer to repurchase all of the outstanding Notes at 101% of the principal amount thereof plus any accrued and unpaid interest thereon to the date of the purchase. A "change of control" (as defined with respect to the Preferred Stock) will require the Company to redeem the Senior Preferred Stock and pay a higher dividend on the Junior Preferred Stock, unless it is redeemed. The exercise by the holders of the Notes of their right to require the Company to repurchase the Notes upon a change of control could also cause a default under the New Credit Facility and other indebtedness of the Company. The Company's ability to repurchase the Notes or to repay such indebtedness may be limited by the Company's then existing financial resources. There can be no assurance that in the event of any such change of control, the Company will have, or will have access to, sufficient funds or will be contractually permitted under the terms of outstanding indebtedness to pay the required purchase price for all Notes tendered by holders upon a change of control, repay outstanding indebtedness or redeem Senior Preferred Stock or Junior Preferred Stock. See "Description of Capital Stock -- Senior Preferred Stock" and "-- Junior Preferred Stock."

NEW INDUSTRY

     inTV operates in a relatively new industry with a limited operating history. Potential investors should be aware of the difficulties and uncertainty that are normally associated with new industries, including a lack of consumer and advertiser acceptance, difficulty in obtaining financing, increasing competition, advances in technology, and changes in law and regulations. There can be no assurance that this new industry will develop and continue as a viable industry. Such development could require the Company to sell its owned inTV dedicated television stations or convert them to other uses that are less profitable than expected. Growth in revenue from the Company's inTV business depends on increasing consumer awareness and acceptance of infomercial programming and growing demand by infomercial advertisers. See
"Business -- Infomall TV Network."

ABILITY TO MANAGE GROWTH


     Since inception, the Company has experienced rapid growth, primarily through acquisitions. Rapidly growing businesses frequently encounter unforeseen expenses and delays in completing acquisitions, as well as difficulties and complications in integrating acquired operations without disruption to overall operations. In addition, such rapid growth may adversely affect the Company's operating results because of many factors, including capital requirements, transitional management and operating adjustments, and interest costs associated with acquisition debt. There can be no assurance that the Company will successfully integrate recently acquired and future acquired operations or successfully manage the costs often associated with rapid growth. While the Company has no probable or pending significant acquisitions other than the Proposed Acquisitions and the exercise of the Station Options, the Company continuously evaluates the acquisition or operation of additional television and radio stations.


TIME BROKERAGE AGREEMENTS -- RIGHTS OF PREEMPTION AND TERMINATION


     Upon completion of the Proposed Acquisitions, the exercise of the Station Options and the restructuring of the Company's investment in WTWS-TV, the Company will operate six television stations pursuant to time brokerage agreements, which stations will not be owned by the Company. The Company will have options to purchase three of such stations. All of the Company's time brokerage agreements allow, in accordance with FCC rules, regulations and policies, preemption of the Company's programming by the FCC licensee of each station with which the Company has a time brokerage agreement. In addition, each time brokerage agreement provides that under certain limited circumstances it may be terminated by the FCC licensee. Accordingly, there can be no assurance that the Company will be able to air all the programming expected to be aired on those stations with which it has a time brokerage agreement or that the Company will receive the expected advertising revenue from the sale of advertising in such programming. Although the Company believes that the terms and conditions of each of its time brokerage agreements should enable the Company to air and utilize the programming and other non-broadcast license assets of the respective stations, there can be no assurance that early terminations of the time brokerage agreements or unexpected preemptions of all or a significant part of the programming by the FCC licensee of such stations will not occur. An early termination of one of the Company's time brokerage agreements or repeated and material preemptions of programming could adversely affect the Company's operations. In addition, the Company's time brokerage agreements generally have expiration dates ranging from seven to ten years. The Company expects its future time brokerage agreements to have terms of not more than ten years. There can be no assurance that the Company will be able to negotiate extensions of its time brokerage agreements on terms satisfactory to the Company.

INDUSTRY AND ECONOMIC CONDITIONS; SEASONALITY

     The profitability of the Company's radio and television stations is subject to various factors that influence the radio and television broadcasting industries as a whole. The Company's radio and television stations may be affected by numerous factors, including changes in audience tastes, priorities of advertisers, new laws and governmental regulations and policies, changes in broadcast technical requirements, technological changes, proposals to eliminate the tax deductibility of expenses incurred by advertisers and changes in the willingness of financial institutions and other lenders to finance radio and television station acquisitions and operations. The Company cannot predict which, if any, of these or other factors might have a significant impact on the radio and television broadcasting industry in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company's operations. Generally, advertising tends to decline during economic recession or downturn. Consequently, the Company's broadcasting revenue is likely to be adversely affected by a recession or downturn in the United States economy or other events or circumstances that adversely affect advertising activity. In addition, the Company's operating results in individual geographic markets could be adversely affected by local regional economic downturns, particularly in Florida. Seasonal revenue fluctuations are common in the radio and television broadcasting industry and result primarily from fluctuations in advertising expenditures by local retailers. Paxson Radio and Paxson Network-Affiliated Television generally experience their lowest revenue for the year in the first quarter, whereas their highest revenue generally occurs in the fourth fiscal quarter. Because of the short operating history of inTV, the Company's ability to assess the effects of seasonality on inTV is limited. It appears, however, that inTV may experience its highest revenues in the first and fourth quarters.

COMPETITION; NEW TECHNOLOGY

     The Company's television and radio stations are located in highly competitive markets. The financial success of each of the Company's radio and television stations depends, to a significant degree, upon its audience ratings, its share of the overall radio or television (as applicable) sales within its geographic market, the economic health of the market and the popularity of its programming. The audience ratings and advertising of such individual stations are subject to change and any adverse change in a particular market could have a material adverse effect on the revenue and cash flow of the Company. Paxson Radio stations compete for audience share and advertising revenue directly with other FM and AM radio stations and with other media within their respective markets. Although Paxson Radio competes with other radio stations with comparable programming formats in most of its markets, if another station in the market were to convert its programming format to a format similar to one of the Company's radio stations, if a new radio station were to adopt a competitive format or if an existing competitor were to strengthen its operations, the Company's stations could suffer a reduction in ratings or advertising revenue and could require increased promotional and other expenses. Paxson Network-Affiliated Television stations face similar competitive forces. In addition, to the extent that certain of the Company's competitors have or may, in the future, obtain greater resources than the Company, its ability to compete successfully in its broadcasting markets may be impeded. There can be no assurance that the Company will be able to maintain or increase its current audience ratings and advertising revenue. See "Business -- Competition."


     The Company's owned and operated inTV stations face significant competition from various broadcasting stations and broadcasting and cable networks that air both traditional and long-form paid programming in varied amounts, as well as local cable operators that sell blocks of time to long-form advertisers and could encounter competition from developments in technology that may be subsequently commercialized. To the extent that the Infomall TV Network is successful, it is likely that the Company will face additional competition from new market entrants. See "Business -- Competition."


TECHNOLOGY CHANGES

     Radio and television broadcasting are also subject to competition with new media technologies that are being developed or have been introduced, such as, for radio, the delivery of audio programming through cable television, telephone or electrical wires or the introduction of digital audio broadcasting ("DAB") and, for television, direct satellite-to-home video programming and so-called video dialtone in which telephone or other companies provide broad-band wire links for delivery of video programming to homes by independent program suppliers. DAB may provide a medium for the delivery by satellite or terrestrial means of multiple audio programming formats to local and national audiences. Further, the Company may be subject to other changes in technology and the manner in which businesses and individual households adopt such technologies and embrace new communication and distribution channels available via the Internet, World Wide Web, and other such broadband networks. Prospective technology enhancements may allow for increased economic, distribution and communication efficiencies which may impact the Company. The Company cannot predict the effect, if any, that these or other new technologies may have on the industries in which the Company operates, or on the Company. See "Business -- Federal Regulation of Broadcasting."

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The New Credit Facility and the Indenture each contain certain covenants that restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, make investments, pay dividends or make certain other restricted payments, consummate certain asset sales, consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the New Credit Facility also requires the Company to comply with certain financial ratios and tests, under which the Company is required to achieve certain financial and operating results. The Company's ability to meet these financial ratios and tests may be affected by events beyond its control, and there can be no assurance that they will be met. In the event of such a default under the New Credit Facility, the lenders thereunder may terminate their lending commitments and declare the indebtedness under the New Credit Facility immediately due and payable, which would result in a default under the Notes. There can be no assurance that the Company would have sufficient assets to pay indebtedness then outstanding under the New Credit Facility and the Notes. Any refinancing of the New Credit Facility is likely to contain similar restrictive covenants.

LIMITED PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been only a limited public market for the Common Stock and there can be no assurance that an active trading market for the Class A Common Stock will develop and continue after the Offering. The public offering price of the Class A Common Stock will be determined through negotiations among the Company and representatives of the Underwriters based upon a variety of factors. Additionally, the market price of the Class A Common Stock could be subject to significant fluctuations in response to quarterly and annual operating results of the Company, announcements of technological improvements or new products by the Company or its competitors, changes in financial estimates by securities analysts, changes in general conditions in the economy, the financial markets, or the broadcasting, advertising or television retail shopping industries, or other developments affecting the Company, its customers or its competitors, some of which may be unrelated to the Company's performance and beyond the Company's control.

NO DIVIDENDS

     The Company has not paid cash dividends and does not intend for the foreseeable future to declare or pay any cash dividends on its Common Stock and intends to retain earnings, if any, for the future operation and expansion of the Company's business. In addition, the terms of the outstanding shares of Preferred Stock of the Company, the Notes and the New Credit Facility restrict the declaration of dividends with respect to Common Stock. See "Dividend Policy."

DILUTION


     Persons purchasing shares of Class A Common Stock in the Offering will incur immediate and substantial dilution in the net tangible book value per share of Class A Common Stock. Dilution for this purpose represents the difference between the assumed $17.00 per share offering price of the Class A Common Stock and the pro forma net tangible book value per share of the Class A Common Stock as of December 31, 1995 adjusted for the consummation of the Offering and the Proposed Acquisitions. See "Dilution."

                           THE PROPOSED ACQUISITIONS


     The Company currently has agreements, subject to various conditions including the receipt of regulatory approvals, to purchase the assets of or, as indicated below, to finance the acquisition of assets of, and enter into time brokerage agreements with respect to, the following television and radio stations (the "Proposed Acquisitions") (dollars in thousands):



                                                     ANTICIPATED
                                                     COMMENCEMENT                EXPECTED      TOTAL
                                                          OF        PURCHASE     CAPITAL      EXPECTED
           MARKET(1)                  STATION         OPERATIONS     PRICE     EXPENDITURES     COST
-------------------------------  ------------------  ------------   --------   ------------   --------
TELEVISION
  Dallas, TX...................  Channel 68             12/96       $  3,000     $  3,000     $  6,000
  Atlanta, GA*.................  WNGM-TV(2)              4/96            n/a        2,400        2,400
  Milwaukee, WI*...............  WHKE-TV(3)              1/97          4,000        1,900        5,900
  Grand Rapids, MI.............  WJUE-TV(4)              6/96          1,000        4,300        5,300
  West Palm Beach, FL**........  WHBI-TV                 7/96          3,000        3,300        6,300
  Albany, NY...................  WOCD-TV                 5/96          2,500        1,000        3,500
  Salt Lake City, UT...........  KZAR-TV(5)             12/96            850        3,200        4,050
  Providence, RI...............  WOST-TV(5)             12/96          1,000        2,500        3,500
  San Juan, PR.................  WSJN-TV(5)(6)           2/96          4,000          500        4,500
RADIO
  Jacksonville, FL.............  WFSJ-FM(7)              6/96          1,550            0        1,550
  Cookeville, TN...............  WHUB-FM                 9/96          3,800            0        3,800
                                 WHUB-AM                 9/96
  Miami/Ft. Lauderdale, FL.....  WXDJ-FM                 6/96        107,500            0      107,500
                                 WRMA-FM                 6/96
          Less Deposits Paid...                                       (7,000)                   (7,000)
                                                                    --------   ------------   --------
          Total................                                     $125,200     $ 22,100     $147,300
                                                                    ========    =========     ========


---------------

 *  To be operated pursuant to a time brokerage agreement.

** inTV affiliate upon acquisition by Cocola Media Corporation of Florida. See "Business -- Time Brokerage Agreements, Joint Sales Agreements and Other Interests in Broadcast Stations."

(1) Each station is licensed by the FCC to serve a specific community which is included in the listed market.

(2) The station license will be purchased and held by an affiliate of Whitehead Media. The Company has entered into a time brokerage agreement with Whitehead Media to operate the station. The purchase price of $10 million will be financed by a third party and the Company will provide for certain of this station's capital expenditures.


(3) The Company will finance acquisition of the station by The Christian Network, Inc. and will have an option to acquire the station.


(4) 70% ownership interest to be acquired.


(5) 50% ownership interest to be acquired. See "Business -- Time Brokerage Agreements, Joint Sales Agreements and Other Interests in Broadcast Stations."


(6) Operated pursuant to a time brokerage agreement pending acquisition of 50% interest.


(7) To be acquired through acquisition of Todd Communications, Inc.; Company currently provides services under a JSA. See "Certain Transactions."



     The Company has agreed to acquire WXDJ-FM and WRMA-FM in the Miami market for a price of either (i) $107.5 million in cash or (ii) $92 million in cash plus 1,277,778 shares of Class A Common Stock (subject to increase if the market value of the Class A Common Stock declines below $18 per share), as determined at the seller's option prior to the execution of definitive purchase documentation. For purposes of the information set forth in this prospectus, the Company has assumed that the sellers will elect to receive the purchase price for the stations entirely in cash. Were the sellers to elect to receive cash and shares of Class A Common Stock, the anticipated aggregate cost of all of the Proposed Acquisitions and related capital expenditures listed above would increase from approximately $147.3 million to approximately $154.8 million ($23 million of which would be payable in shares of Class A Common Stock).



     In addition to the Proposed Acquisitions set forth above, the Company intends to exercise options to acquire the following television stations currently being operated by the Company pursuant to time brokerage agreements:
WFCT-TV (Tampa, FL), WCTD-TV (Miami, FL), KUBD-TV (Denver, CO), KWBF-TV

(Phoenix, AZ), WCEE-TV (St. Louis, MO) and WTJC-TV (Dayton, OH). Exercise of certain of such options by the Company became permissible with the recent enactment of the 1996 Act. The aggregate exercise price for the foregoing options (collectively, the "Station Options") is $1.4 million.



     Company investments in broadcast properties (including certain of the Proposed Acquisitions as noted above) involve arrangements with third parties, including time brokerage agreements and joint sales agreements, as well as the co-ownership of certain television stations and radio stations. These investments in broadcast properties permit the Company to have a presence in additional markets and to enjoy many, but not all, of the benefits of ownership while at the same time remaining in compliance with FCC regulations. For a description of the Company's relationships with these companies, see
"Business -- Time Brokerage Agreements, Joint Sales Agreements and Other Interests in Broadcast Stations." The Company has structured its relationships with these companies in a manner designed to ensure strict compliance with the FCC's rules and regulations governing television station ownership.


                                USE OF PROCEEDS


     The net proceeds to the Company from the Offering (after deduction of the underwriting discounts and commissions and estimated offering expenses) are estimated to be approximately $165.2 million ($174.7 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any of the proceeds from the sale of the Class A Common Stock being sold by the Selling Stockholders. Of the net proceeds to the Company from the Offering, (i) $147.3 million will be used to fund the Proposed Acquisitions and related capital expenditures; (ii) $1.4 million will be used to fund the exercise of the Station Options; and (iii) $16.5 million will be used to fund capital expenditures associated with certain previous acquisitions. Pending the use of proceeds described above, the net proceeds will be invested in short-term, investment grade securities, certificates of deposit, or direct or guaranteed obligations of the United States Government, and may be used to repay amounts outstanding under the New Credit Facility, the Company's senior secured revolving credit facility which currently bears an interest rate of LIBOR plus 3.25% (8.93% as of December 31, 1995).


                      PRICE RANGE OF CLASS A COMMON STOCK

     In November 1994, the Company's Class A Common Stock became publicly-held through its merger with The American Network Group, Inc. ("ANG") and beginning November 7, 1994, the Class A Common Stock was listed on the Nasdaq Small-Cap Market. Since July 10, 1995, the Class A Common Stock has been listed on the American Stock Exchange under the symbol PXN. The following table sets forth for the periods indicated, the high and low last sales price per share for the Class A Common Stock, as reported on the Nasdaq Small-Cap Market (until July 7, 1995) and the closing sale price per share for the Class A Common Stock on the American Stock Exchange thereafter.


                                                                                  HIGH   LOW
                                                                                  ----   ----
1994
Fourth quarter (beginning November 7, 1994).....................................  16     10 5/8
1995
First Quarter...................................................................  12 5/8 9
Second Quarter..................................................................  14     8
Third Quarter...................................................................  15 3/4 12
Fourth Quarter..................................................................  16 3/8 11 1/2
1996
  First Quarter (through February 29)...........................................  21 1/4 13 7/8



     On February 29, 1996, the closing price of the Class A Common Stock on the American Stock Exchange was $20.00 per share. As of that date, there were approximately 330 holders of record of the Class A Common Stock. Because of the limited trading activity in the Class A Common Stock, the preceding prices may not be indicative of the actual value of the Class A Common Stock or of the trading prices that would result from a more seasoned market.

                                DIVIDEND POLICY

     The Company has not paid cash dividends and does not intend for the foreseeable future to declare or pay any cash dividends on its Common Stock and intends to retain earnings, if any, for the future operation and expansion of the Company's business. Any determination to declare or pay dividends will be at the discretion of the Company's board of directors and will depend upon the Company's future earnings, results of operations, financial condition, capital requirements, contractual restrictions under the Indenture and the New Credit Facility, considerations imposed by applicable law and other factors deemed relevant by the board of directors. In addition, the terms of the outstanding shares of Preferred Stock contain restrictions on the declaration of dividends with respect to the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources" and "Description of Capital Stock."

                                    DILUTION


     The net tangible book value (deficit) of the Company as of December 31, 1995 was approximately ($44.6 million) or ($1.29) per share of Common Stock. Net tangible book value (deficit) per share is equal to the Company's total tangible assets less total liabilities divided by the total number of shares of Common Stock outstanding. After giving effect to the sale of the shares of Class A Common Stock offered hereby at the assumed public offering price of $17.00 per share (after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company) and the receipt of the net proceeds of $165.2 million therefrom, the pro forma net tangible book value of the Company as of December 31, 1995 would have been $120.6 million or $2.64 per share of Common Stock. Assuming consummation of the Proposed Acquisitions, exercise of the Station Options and application of the net proceeds of the Offering as described under "Use of Proceeds," pro forma net tangible book value (deficit) would have been ($0.96) per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $0.33 per share to existing shareholders and an immediate dilution of $17.96 per share to purchasers of Class A Common Stock in this Offering. The following table illustrates this per share dilution:



    Assumed public offering price.......................................            $17.00
    Net tangible book value (deficit) as of December 31, 1995...........  (1.29)
    Increase attributable to the Offering...............................   3.93
    (Decrease) attributable to the Proposed Acquisitions and the exercise of the Station Options...................................  (3.60)
    Pro forma net tangible book value (deficit) after the Offering and
      application of Use of Proceeds....................................             (0.96)
                                                                                    ------
    Dilution to new investors...........................................            $17.96
                                                                                    ======



     The above computation assumes no exercise of outstanding options or the Underwriters' over-allotment option. As of February 29, 1996, there were options outstanding to purchase a total of 1,744,205 shares of Class A Common Stock at an exercise price of $3.42 per share. See "Capitalization" and "Management -- Stock Incentive Plan." The above computation further assumes no exercise of currently exercisable outstanding warrants to purchase an aggregate of 7,727,800 shares of Common Stock at nominal exercise prices. The exercise of any of these options or warrants would not materially affect the dilution to new investors in this Offering.

                                 CAPITALIZATION


     The following table sets forth the actual and pro forma capitalization of the Company as of December 31, 1995. Pro forma capitalization gives effect to
(i) the consummation of the Offering at an assumed offering price of $17.00 per share (providing $165.2 million of cash); (ii) the Proposed Acquisitions and related capital expenditures (utilizing $147.3 million of cash); (iii) capital expenditures on existing properties (utilizing $16.5 million of cash); (iv) the exercise of the Station Options (utilizing $1.4 million of cash); (v) the termination of the holders' put on the Class A and Class B common stock warrants; (vi) acquisitions and dispositions which have closed subsequent to December 31, 1995 (utilizing $28.9 million of cash and $17.7 million of other debt) and (vii) the acquisition of a note receivable from Mr. Paxson (utilizing $1 million of cash), as if such events included in (i) through (vii) had occurred on December 31, 1995. This table should be read in conjunction with the information contained in "Pro Forma Financial Information" and the Company's consolidated financial statements and notes thereto appearing elsewhere herein.



                                                                         AS OF DECEMBER 31,
                                                                                1995
                                                                     --------------------------
                                                                      ACTUAL          PRO FORMA
                                                                     --------         ---------
                                                                           (IN THOUSANDS)
Cash and cash equivalents(1).......................................  $ 68,071         $  38,187
                                                                     ========          ========
Long-term debt (including current maturities)
New Credit Facility................................................  $ 10,000         $  27,700
11 5/8% Senior Subordinated Notes due 2002(2)......................   227,375           227,375
Other debt.........................................................     2,914             2,914
                                                                     --------         ---------
                                                                      240,289           257,989
                                                                     --------         ---------
Redeemable senior preferred stock(3)...............................    16,824            16,824
Redeemable Class A and B Common Stock warrants(3)(4)...............     6,465                --
Redeemable Series B preferred stock(3).............................     2,353             2,353
Redeemable Junior preferred stock(3)...............................    31,534            31,534
Class A Common Stock(1)(3).........................................        26                37
Class B Common Stock(3)............................................         8                 8
Class C Common Stock(3)............................................        --                --
Class A and B Common Stock Warrants(4).............................        --             5,826
Class C common stock warrants(3)...................................     5,339             4,920
Stock subscription notes receivable................................      (116)             (116)
Additional paid-in capital(1)......................................    34,342           202,293
Deferred option plan compensation(5)...............................    (1,384)           (1,384)
Accumulated deficit................................................   (55,694)          (55,694)
                                                                     --------         ---------
          Total capitalization.....................................  $279,986         $ 464,590
                                                                     ========          ========


---------------


(1) Assumes WRMA-FM and WXDJ-FM are purchased solely for cash, as described in "The Proposed Acquisitions."


(2) Net of issue discount.


(3) See "Description of Capital Stock."


(4) Reflects termination of the holders' put on the Class A Common Stock and Class B Common Stock warrants concurrent with the completion of this Offering. See "Description of Capital Stock."


(5) See "Management -- Stock Incentive Plan."

                                  THE COMPANY


     The Company was organized in December 1993, as the successor to businesses formed in 1991 primarily for the purpose of owning and operating radio and television broadcasting stations and networks. The Company's principal executive offices are located at 601 Clearwater Park Road, West Palm Beach, Florida 33401 and its telephone number is (407) 659-4122.


                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA


     The following selected historical and pro forma financial data, insofar as it relates to each of the five years ended December 31, 1995, has been derived from Company prepared financial information and should be read in conjunction with the audited financial statements, including the consolidated balance sheets at December 31, 1994 and 1995 and the related consolidated statements of operations for each of the years in the three year period ended December 31, 1995 and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Financial Information" included elsewhere herein.



     The following unaudited summary pro forma statement of operations data and other data give effect to the consummation of the Offering, significant business acquisitions of KZKI-TV, WGOT-TV, WRMA-FM, WXDJ-FM and WTVX-TV and the exercise of the Station Options, as if such events had occurred on January 1, 1995. Prior operators' fiscal years have been conformed to the Company's December 31, 1995 year end. In addition, depreciation and amortization expense has been increased for the period to reflect preliminary purchase price allocations for all stations included in the Proposed Acquisitions and Station Options. The following unaudited summary pro forma balance sheet data gives effect to (i) the consummation of the Offering; (ii) the Proposed Acquisitions and related capital expenditures; (iii) capital expenditures on existing properties; (iv) the exercise of the Station Options; (v) the termination of the holders' put on the Class A and Class B common stock warrants; (vi) acquisitions and dispositions which have closed subsequent to December 31, 1995; and (vii) the acquisition of a note receivable from Mr. Paxson, as if such events included in (i) through
(vii) had occurred on December 31, 1995. The Offering and the Proposed Acquisitions and certain management assumptions and adjustments are described in the accompanying notes hereto. The pro forma information should be read in conjunction with the Company's consolidated financial statements and the notes thereto, as of December 31, 1995 and for the three years then ended, included elsewhere in this Prospectus. See "Pro Forma Financial Information" appearing elsewhere in this Prospectus. This pro forma information is not necessarily indicative of the Company's actual or future operating results or financial position.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------   PRO FORMA
                                         1991      1992       1993      1994       1995      1995(A)
                                        -------   -------   --------   -------   --------   ---------
STATEMENT OF OPERATIONS DATA:
Total revenue.........................  $   830   $17,062   $ 32,062   $62,067   $103,074   $ 122,858
Operating expenses, excluding
  depreciation, amortization and
  option plan compensation............    1,719    17,922     28,872    51,225     82,103      91,785
Option plan compensation(b)...........       --        --         --        --     10,803      10,803
Depreciation and amortization.........      497     5,977      9,351    12,404     18,719      38,546
                                        -------   -------   --------   -------   --------   ---------
Loss from operations..................   (1,386)   (6,837)    (6,161)   (1,562)    (8,551)    (18,276)
Interest expense......................      (52)   (1,262)    (2,052)   (5,210)   (16,303)    (31,288)
Interest income.......................       --        --        113       335      1,709       1,768
Other income (expense), net...........       10       134        108        (5)      (982)     (1,093)
Benefit (provision) for income
  taxes...............................       --        --     (2,960)    1,680      1,280       1,280
Extraordinary item and cumulative
  effect of a change in accounting
  principle(c)........................       --       110       (457)       --    (10,626)    (10,626)
                                        -------   -------   --------   -------   --------   ---------
Net loss..............................  $(1,428)  $(7,855)   (11,409)   (4,762)   (33,473)    (58,235)
                                        =======   =======
Dividends and accretion on preferred
  stock and common stock
  warrants(d).........................                          (151)   (3,386)   (13,297)    (13,297)
                                                            --------   -------   --------   ---------
Net loss attributable to common
  stock...............................                      $(11,560)  $(8,148)  $(46,770)  $ (71,532)
                                                            ========   =======   ========    ========
Net loss per share(e).................                      $  (0.36)  $ (0.14)  $  (0.97)  $   (1.28)
Net loss per share attributable to
  common stock(e).....................                         (0.37)    (0.24)     (1.36)      (1.57)
Weighted average shares outstanding --
  primary and fully diluted(f)........                        31,582    33,430     34,430      45,573
                                                            ========   =======   ========    ========
Cash dividends declared...............       --        --         --        --         --          --
OTHER DATA:
EBITDA(g).............................  $  (796)  $  (162)  $  4,522   $11,790   $ 24,582   $  34,189
Capital expenditures(h)...............  $    60   $ 1,273   $  1,963   $ 5,917   $ 25,017   $  25,017
Adjusted EBITDA(i)....................                                                      $  39,802



                                                                      AS OF DECEMBER 31, 1995
                                                                    ---------------------------
                                                                     ACTUAL        PRO FORMA(A)
                                                                    --------       ------------
BALANCE SHEET DATA:
Cash and cash equivalents.........................................  $ 68,071         $ 38,187
Working capital...................................................    74,338           44,454
Total assets......................................................   293,832          478,436
Total debt........................................................   240,289          257,989
Redeemable preferred stock and Class A and B common stock
  warrants(j).....................................................    57,176           50,711


                                           (see footnotes on the following page)

           NOTES TO SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                                 (IN THOUSANDS)


    (a) Pro forma statement of operations data and other data for the year ended December 31, 1995 give effect to the consummation of the Offering, significant business acquisitions of KZKI-TV, WGOT-TV, WRMA-FM, WXDJ-FM and WTVX-TV and the exercise of the Station Options as if such events had occurred on January 1, 1995. Prior operators' fiscal years have been conformed to the Company's December 31, 1995 year end. In addition, depreciation and amortization expense has been increased for the period to reflect preliminary purchase price allocations for all stations included in the Proposed Acquisitions and Station Options. The pro forma balance sheet data as of December 31, 1995 gives effect to: (i) the consummation of the Offering; (ii) the Proposed Acquisitions and related capital expenditures; (iii) capital expenditures on existing properties;
(iv) the exercise of the Station Options; (v) the termination of the holders' put on the Class A and Class B common stock warrants; (vi) acquisitions and dispositions which have closed subsequent to December 31, 1995; and (vii) the acquisition of a note receivable from Mr. Paxson, as if such events included in
(i) through (vii) had occurred on December 31, 1995.



    (b) Option plan compensation represents a non-cash charge associated with the granting of common stock options to employees under the Company's Stock Incentive Plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "Management -- Stock Incentive Plan."



    (c) Extraordinary item and cumulative effect of a change in accounting principle reflects a gain of $110 in 1992 as a result of a change in the method of calculating depreciation and an extraordinary loss of $457 and $10,626 in 1993 and 1995, respectively, associated with the write-off of capitalized financing costs on debt retired.



    (d) Dividends and accretion on preferred stock and common stock warrants represent the Senior Preferred Stock (15% dividend rate), redeemable Class A and Class B common stock warrants and Junior Preferred Stock (12% dividend rate). Such capital stock is mandatorily redeemable and certain issues accrete. See "Description of Capital Stock."



    (e) Loss per share data for the historical years ended December 31, 1993 and 1994 give a pro forma effect to (i) the Company's amended capital structure related to the merger with ANG; and (ii) a stock dividend on common shares outstanding on January 1, 1995. For periods prior to January 1, 1993, loss per share data was not computed as such amounts were not relevant.



    (f) Weighted average shares outstanding for the years ended December 31, 1993 and 1994 give a pro forma effect to an increase in the number of shares outstanding relating to (i) the merger with ANG of 21,055 and 22,287 shares, respectively; and (ii) a stock dividend on common shares outstanding on January 1, 1995 of 10,527 and 11,143 shares, respectively. For periods prior to January 1, 1993, weighted average shares outstanding was not computed as such amounts were not relevant.



    (g) EBITDA is defined as net income (loss) before (i) extraordinary item and cumulative effect of a change in accounting principle; (ii) benefit (provision) for income taxes; (iii) other income (expense), net; (iv) interest expense; (v) depreciation and amortization; (iv) option plan compensation and (vii) non-recurring items including terminated operations; less scheduled broadcast rights payments.



    (h) Includes all capital expenditures including expenditures associated with the upgrade and conversion of acquired television stations to the inTV format. Pro forma capital expenditures exclude $38,550 of capital expenditures associated with the Proposed Acquisitions and additional capital expenditures on existing properties which will be funded from proceeds of the Offering.



    (i) Adjusted EBITDA is defined as EBITDA for the latest twelve months ended December 31, 1995, less (i) segment operating profit for the Infomall TV Network for such period plus (ii) four times segment operating profit for the Infomall TV Network for the quarter ended December 31, 1995. Adjusted EBITDA is calculated on a basis consistent with calculations under the Indenture.



    (j) The put rights of holders of the Class A and Class B common stock warrants will be terminated upon the closing of the Offering and such warrants are not included in the pro forma amount at December 31, 1995.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL


     The Company commenced Paxson Radio operations in September 1991 following the acquisition of three radio stations in Florida. The Company has since expanded Paxson Radio primarily through the acquisition of 15 additional stations, the execution of joint sales agreements for two additional stations in Florida (in one of which the Company owns a 49% interest and the other of which the Company has agreed to acquire), and significant internal growth of acquired stations, and has agreed to acquire two additional radio stations in Miami, one station in Jacksonville and two stations in Tennessee. Paxson Radio includes the operation of six radio networks and outdoor billboards which have operating and financial characteristics different from those of radio stations. These operations, however, are not material to the radio group or to the Company overall. The billboards serve to increase awareness of the Company's radio operations and the radio networks are utilized in part to provide sports and other programming to certain of the Company's radio stations and to 338 affiliates in the eastern and southeastern United States.



     The Company commenced Paxson Network-Affiliated Television operations in July 1994, following the acquisition of WPBF-TV, an ABC affiliate, in West Palm Beach, Florida. The Company expanded its network affiliated television operations in August 1995 with the execution of a time brokerage agreement for WTVX-TV, a combined Warner/UPN affiliate, also in West Palm Beach.



     The Company commenced its Infomall TV Network operations with four inTV stations in January 1995. The Company has since expanded the Infomall TV Network to a total of 24 owned, operated or affiliated inTV stations. The Company has agreements to acquire or operate an additional eight stations, seven of which are anticipated to close in 1996, following completion of this Offering and the receipt of the net proceeds therefrom. Upon completion of the Proposed Acquisitions, the Company will have 32 owned, operated or affiliated inTV stations which provide a national distribution network currently dedicated to airing of infomercial programming.



     The Company's operating data throughout the periods discussed have been impacted significantly by the timing and mix of radio, television and inTV acquisitions throughout such periods. Operating revenues are derived from the sale of advertising to local and national advertisers. The Company's primary operating expenses involved in owning and operating Paxson Radio and Paxson Network-Affiliated Television are syndicated program rights fees, commissions on revenues, employee salaries, news gathering, promotion and administrative expenses. Comparatively, operation of an inTV station involves low operating expenses relative to traditional network or independent television station operation. As a result, the Company's inTV stations usually contribute to operating profit within a short time frame. The costs of operating an inTV station do not vary significantly with revenue, with the exception of costs associated with sales commissions and agency fees. As such, upon obtaining a certain level of revenue sufficient to cover fixed costs, additional revenue levels have a significant impact on the operating results of an individual inTV station.



     The Company's past results are not necessarily indicative of future performance due to various risks and uncertainties which may significantly reduce revenues and increase operating expenses. For example, a reduction in expenditures by radio and television advertisers in the Company's markets may result in lower revenues. The Company may be unable to reduce expenses, including certain variable expenses, in an amount sufficient in the short term to offset lost revenues caused by poor market conditions. The Company's television stations are dependent upon "must carry" regulations for carriage on cable systems in each market. The constitutionality of "must carry" regulations is currently being litigated in the U.S. Supreme Court and if such regulations were invalidated, the Company could suffer decreased revenues or increased carriage expenses if the Company's stations lose cable carriage or are forced to pay cable systems for carriage. The broadcasting industry continues to undergo rapid technological change which may increase competition within the Company's markets as new delivery systems, such as direct broadcast satellite and computer networks, attract customers. The changing nature of audience tastes and viewing and listening habits may affect the continued attractiveness of the Company's broadcasting stations to advertisers, upon whom the Company is dependent for its revenue.


     The Company's operations as a public company commenced in November 1994 as a result of the Company's merger with ANG, a company primarily involved in the operation of radio networks. The former operations of ANG are no longer material to the Company.


     The Company currently expects to continue acquiring additional stations which may have similar effects on the comparability of revenues, operating expenses, interest expense and broadcast cash flow as those described below.


RESULTS OF OPERATIONS


  Years Ended December 31, 1995 and 1994



     Consolidated revenues for 1995 increased 66% (or $41.0 million) to $103.1 million from $62.1 million for 1994. This increase was primarily due to the new television station acquisitions and time brokerage operations ($19.2 million), acquisition of WPBF-TV on July 1, 1994 ($7.1 million) and increased revenues from existing television stations ($9.1 million).



     Operating expenses for 1995 increased 75% (or $48.0 million) to $111.6 million from $63.6 million in 1994. The increase was primarily due to higher direct expenses such as commissions which rise in proportion to revenues ($8.1 million), other non-direct costs of operating newly acquired and operated television stations ($5.5 million), higher corporate overhead ($6.3 million), option plan compensation ($10.8 million), higher depreciation and amortization related to assets acquired ($6.3 million), and increased expenses from a full year of operating existing television stations ($1.6 million).



     Net interest expense for 1995 increased to $16.3 million from $5.2 million for 1994, an increase of 213%, primarily due to a greater level of long-term debt throughout the period and higher borrowing rates. As a result of acquisitions, at December 31, 1995, total long-term debt, including the Notes, was $240 million, or 191% higher than the $82.4 million outstanding a year prior.



     The Company has accumulated $35.7 million of taxable losses. The Company recognized $1.3 million of income tax benefit which resulted primarily from the 1995 net loss and reversal of deferred taxes associated with the 1993 tax provision resulting from the change in tax status.



     Broadcast cash flow for 1995 increased 108% (or $15.6 million) to $30.0 million, from $14.4 million for 1994. The increase in broadcast cash flow was a direct result of new television station acquisitions and time brokerage operations ($9.1 million), acquisition of WPBF-TV on July 1, 1994 ($1.7 million), and improved performance of existing television properties ($5.5 million).



  Years Ended December 31, 1994 and 1993



     Consolidated revenues for 1994 increased 93% (or $30.0 million) to $62.1 million from $32.1 million in 1993. This increase was primarily due to the acquisition of WPBF-TV on July 1, 1994 ($7.5 million), revenue received under the time brokerage agreement for WTLK-TV beginning April 4, 1994 ($2.2 million) and the subsequent purchase thereof on July 13, 1994, the consolidation of the ANG operations beginning April 14, 1994 ($8.4 million), and improved market conditions and better sales management within the Company's existing properties ($10.8 million). In addition, revenue increased because of the time brokerages of WCTD-TV beginning April 1, 1994 and WFCT-TV beginning August 1, 1994 (totalling $1.1 million).



     Operating expenses for 1994 increased 66% (or $25.4 million) to $63.6 million from $38.2 million in 1993. The increase was primarily due to direct expenses such as commissions which rise in proportion to revenue ($7.3 million), other non-direct costs of operating WPBF-TV and WTLK-TV ($4.1 million), the consolidation of ANG ($6.3 million), higher costs for the Company's existing properties ($3.4 million), and higher depreciation and amortization related to assets acquired ($3.0 million). In addition, operating expenses increased because of the time brokerages of WCTD-TV and WFCT-TV and related fees ($1.3 million).

     Interest expense increased to $5.2 million from $2.1 million, an increase of 148%, primarily due to a greater level of long-term debt throughout the year and higher borrowing rates. As a result of acquisitions, at December 31, 1994, long-term debt was $82.4 million, or 153% higher than the $32.6 million outstanding a year prior.


     The Company recognized $1.7 million of income tax benefit which resulted primarily from the 1994 net loss and related reversal of deferred taxes associated with the 1993 tax provision.


     Broadcast cash flow for 1994 increased 112% (or $7.6 million) to $14.4 million, from $6.8 million in 1993. The increase in broadcast cash flow was a direct result of acquisitions, revenue growth and continued expense controls.


LIQUIDITY AND CAPITAL RESOURCES


     On September 28, 1995, the Company sold $230 million aggregate principal amount of 11 5/8% Senior Subordinated Notes (the "Notes") at a discount, receiving $227.3 million in proceeds before approximately $8.6 million of transaction costs. These transaction costs have been classified as "other assets" and are being amortized as interest expense over the term of the Notes. The Notes mature in 2002 with interest payable semiannually on April 1 and October 1. In connection with the issuance of the Notes, the Company repaid approximately $170 million in outstanding balances under its existing senior credit facilities. In conjunction with the repayment of these debt facilities approximately $10.6 million of loan origination costs were written off as an extraordinary expense.



     The Company's working capital at December 31, 1995 and December 31, 1994 was $74.3 million and $26.4 million, respectively, and the ratio of current assets to current liabilities was 6.37:1 and 3.11:1 on such dates, respectively. Working capital increased primarily due to proceeds from the Notes net of debt repaid and acquisitions previously discussed.



     Cash provided by operations of $10.9, $5.1 and $2.8 million for 1995, 1994 and 1993, respectively, primarily reflects the improvement in operating results of existing properties, acquisitions and time brokerage properties net of increased interest expense. Cash used for investing activities of $105.6, $66.8 and $30.8 million for 1995, 1994 and 1993, respectively, primarily reflects acquisitions of and investments in broadcast properties, and purchases of equipment for these and existing properties net of the proceeds from station or asset sales. Cash provided by financing activities of $141.1, $76.3 and $34.4 million in 1995, 1994 and 1993, respectively, primarily reflects the proceeds from the issuance of the Notes and the incurrence of long-term debt net of debt repaid and loan origination costs incurred. Non-cash activity relates to depreciation and amortization, option plan compensation and reciprocal trade and barter advertising revenue and expense, as well as dividends and accretion on the redeemable preferred stock and common stock warrants.



     The Company has issued options to purchase shares of Class A Common Stock to certain members of management during 1995 under its stock compensation plan. See "Management -- Stock Incentive Plan." There are currently 1,744,205 options outstanding under this plan. Further, the Company recognized option plan compensation expense of approximately $10.8 million in 1995, and expects that approximately $1.4 million of compensation expense will be recognized over the remaining vesting period of the outstanding options. The Company intends to retain the intrinsic value method of accounting for stock-based compensation, which will result in the Company disclosing related required pro forma information in the notes to certain future financial statements.


     The Company was initially funded primarily by Mr. Paxson, who has made equity investments in the Company since its inception totaling in excess of $33 million. Beginning in 1992, the Company has also utilized senior long-term debt provided to its principal operating subsidiaries by consortiums of financial institutions. Proceeds from the issuance of the Notes were used to retire the Company's then existing senior indebtedness. On December 19, 1995, the Company entered into the New Credit Facility, providing for a senior secured revolving line of credit in an aggregate principal amount of $100 million. The New Credit Facility will mature on June 30, 2002.

     The Company's primary capital requirements are interest and principal payments on indebtedness. The Notes require semiannual interest payments at a fixed rate. Borrowings under the New Credit Facility bear interest at floating rates and require interest payments on varying dates depending on the interest rate option selected by the Company. In addition to debt service, the Company's principal cash requirements will be for capital expenditures and, if appropriate opportunities arise, the acquisition of additional broadcasting stations or assets. The Company estimates that, in addition to the $22.1 million of capital expenditures associated with the Proposed Acquisitions, it will spend approximately $20 million for property and equipment for its existing operations.



     The Company believes that the proceeds of the Offering, cash flow from operations, existing cash balances and available borrowings under the New Credit Facility will be sufficient to consummate the Proposed Acquisitions (including the expected capital expenditures associated therewith), to exercise the Station Options and to meet its anticipated short term and long term working capital requirements for its existing properties and those to be acquired upon completion of the Proposed Acquisitions and the exercise of the Station Options. Pro forma for the Proposed Acquisitions and the exercise of the Station Options, the Company will have approximately $57 million in borrowing capacity available under the New Credit Facility, $27.7 million of which is currently outstanding. To the extent that the Company pursues future acquisitions or requires additional working capital, the Company may be required to obtain additional financing. There can be no assurance that the Company will be able to obtain such financing on terms acceptable to it. The failure to raise funds necessary to finance the Company's future cash requirements could adversely affect the Company's ability to pursue its business strategy. In addition, should the Company suffer a significant impairment to its cash flow from operations due to the occurrence of one or more adverse events, including those set forth under "Risk Factors," its liquidity could become insufficient on a short term basis due to diminished borrowing capacity under the New Credit Facility and on a long term basis, the Company could have insufficient resources to repay indebtedness under the New Credit Facility or the Notes when due.

                                    BUSINESS

GENERAL


     Paxson Communications Corporation has created a nationwide network of television stations dedicated to the airing of infomercial programming (the "Infomall TV Network" or "inTV"). In addition, the Company has a significant radio and network-affiliated television broadcasting presence in the state of Florida. The Company owns 16 radio stations in the four largest Florida cities and will own 19 such stations upon completion of the Proposed Acquisitions, and owns one network-affiliated television station and operates another in the West Palm Beach market.



     The Company introduced its Infomall TV Network in January 1995 with four television stations. inTV has expanded rapidly and currently consists of 24 owned, operated or affiliated inTV stations. Upon completion of the Proposed Acquisitions, the Company will have 28 owned or operated inTV stations and four affiliated inTV stations operating in 30 television markets, 20 of which are among the 30 largest in the United States.



     The Company believes that (i) its inTV stations comprise the only national network of television stations dedicated to the airing of infomercial programming, (ii) its inTV stations represent a valuable national television broadcasting distribution infrastructure that would be difficult and expensive to replicate, and (iii) its radio and network-affiliated television stations in Florida's five largest markets provide it with a significant statewide presence.


     The Company was founded in 1991 by Lowell W. "Bud" Paxson. Mr. Paxson has been at the forefront of several innovative broadcasting concepts over the last decade, including his leadership role in the creation and early growth of electronic retailing as the creator and co-founder of Home Shopping Network, Inc. and Silver King Communications, Inc. Mr. Paxson has made equity investments in the Company in excess of $33 million.


SEGMENT DATA (1)


     The following table sets forth certain data for each of the Company's segments:


                                                                                                        PRO FORMA
                                              FOR THE THREE MONTHS ENDED                  FOR THE      FOR THE YEAR
                                  ---------------------------------------------------    YEAR ENDED       ENDED
                                  MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                   1995(2)      1995         1995            1995           1995         1995(3)
                                  ---------   --------   -------------   ------------   ------------   ------------
                                                                   (IN THOUSANDS)
    SEGMENT REVENUE
    Infomall TV Network.........   $ 3,903    $  6,823      $ 8,330        $ 10,598       $ 29,654       $ 31,562
    Paxson Radio................    12,306      12,816       14,405          15,226         54,753         69,505
    Paxson Network-Affiliated
      Television................     3,585       3,722        3,929           5,301         16,537         19,661
    Other.......................       826         376          503             425          2,130          2,130
                                  ---------   --------   -------------   ------------   ------------   ------------
        Total Segment Revenue...   $20,620    $ 23,737      $27,167        $ 31,550       $103,074       $122,858
                                  =========   ========   ============    ============   ============   ============
    SEGMENT OPERATING PROFIT
    Infomall TV Network.........   $ 1,659    $  3,347      $ 4,056        $  5,196       $ 14,258       $ 15,172
    Paxson Radio................     1,594       2,748        3,148           3,895         11,385         19,368
    Paxson Network-Affiliated
      Television................     1,166       1,221        1,121           1,868          5,376          6,086
    Corporate and Other(2)......    (1,427)     (1,175)      (1,723)         (2,112)        (6,437)        (6,437)
                                  ---------   --------   -------------   ------------   ------------   ------------
             Total EBITDA(4)....   $ 2,992    $  6,141      $ 6,602        $  8,847       $ 24,582       $ 34,189
                                  =========   ========   ============    ============   ============   ============
    Adjusted EBITDA(5)..........                                                                         $ 39,802
                                                                                                       ============


---------------

(1) Segment financial data present business operations for Paxson Radio, Paxson Network-Affiliated Television and the Infomall TV Network.

(2) Corporate and other represents corporate overhead expenses, including management expenses which are not allocated to the individual segments and expenses associated with non-broadcast activities.


(3) Pro forma segment data give effect to the consummation of the Offering, significant business acquisition of KZKI-TV, WGOT-TV, WRMA-FM, WXDJ-FM and WTVX-TV and the exercise of the Station Options as if such events had occurred on January 1, 1995. Prior operators' fiscal years have been conformed to the Company's December 31, 1995 year end.


(4) EBITDA is defined as net income (loss) before (i) extraordinary item and cumulative effect of a change in accounting principle; (ii) benefit (provision) for income taxes; (iii) other income (expense), net; (iv) interest expense; (v) depreciation and amortization; (iv) option plan compensation; and (vii) non-recurring items including terminated operations, less scheduled broadcast rights payments.


(5) Adjusted EBITDA is defined as EBITDA for the period, less (i) segment operating profit for the Infomall TV Network for such period plus (ii) four times such segment's operating profit for the most recently completed quarter prior to the measuring date.



INFOMALL TV NETWORK



     In January 1995, Paxson Communications introduced the Infomall TV Network in order to capitalize on what the Company believes to be a rapidly growing industry. The Company has assembled 20 owned or operated stations dedicated to inTV programming and has entered into agreements to own or operate eight additional inTV stations in seven additional markets. In addition, the Company has affiliation agreements with four independently owned and operated television stations. Upon completion of the Proposed Acquisitions, the Company will have 32 owned, operated or affiliated inTV stations operating in 30 television markets, 20 of which are among the 30 largest in the United States. The Company believes that its network of inTV stations is the only group of broadcast television stations in the United States that offers infomercial advertisers significant national, regional and local distribution capability and airtime during each of the popular morning, daytime and prime time viewing hours.



     The television stations acquired by the Company and converted to inTV stations are typically non-network-affiliated stations with marginal operating results that can be acquired at a relatively low cost compared to network-affiliated stations. Certain of these stations are licensed to communities outside the center of major television markets, but within such markets' DMA, and thus, by virtue of the FCC's "must carry" rules, are generally entitled to carriage on cable systems within such DMA. Through the exercise of federal "must carry" rights and the improvement of its stations' over-the-air signals, the Company intends to continue its efforts to maximize its cable household coverage within its markets beyond the 53.7% achieved currently. The Company's goal is to reach approximately 85% of the cable homes in its markets (although there can be no assurance that the Company will reach such goal). See "Business -- Federal Regulation of Broadcasting -- "Must Carry"/Retransmission Consent." The Company believes that it also reaches a significant number of over-the-air television households that do not receive cable television. The Company continues to evaluate the acquisition of or affiliation with additional independent television stations to further extend the national distribution reach of its Infomall TV Network.



     In 1995, its initial year of operations, inTV achieved segment revenue of $29.7 million and segment operating profit of $14.3 million. Segment revenue increased from $3.9 million during the first quarter of 1995 to $10.6 million during the fourth quarter of 1995. Segment operating profit from this segment increased from $1.7 million during the first quarter of 1995 to $5.2 million during the fourth quarter of 1995.


  Industry Background

     During recent years, advertisers have evaluated the benefits of television and cable advertising, with many sophisticated consumer product and service advertisers now recognizing the effectiveness and reasonable cost of long-form programming, or infomercials. An infomercial is an advertisement, usually approximately one half-hour in length and often produced in an entertainment format, that is paid for by the advertiser on the basis of air-time, market size and past results from airing on a particular television station. Regardless of the presentation format, the viewers are provided information that can be used to make informed purchasing decisions from the comfort of their home without the pressure of a salesperson or the crowds of a shopping mall.

     Increasingly, advertisers are recognizing the benefits of infomercials as a powerful marketing tool. Infomercials provide advertisers with a cost-effective medium through which to deliver sales messages, product introductions or demonstrations to an interested target audience. Advertisers are recognizing that infomercials can increase a company's or product's brand awareness and loyalty while educating uninformed potential new customers. The viewer or potential consumer is provided information that can be used to make informed purchasing decisions. Due to the direct response nature of many infomercials, advertisers are afforded the ability to evaluate their efficiency on an immediate basis.


     The Company believes that the infomercial industry has grown rapidly during the past several years. Historically, and to a large extent currently, long-form informational programming occupied time slots that were otherwise unprofitable for broadcasters. Increasingly, infomercials are being placed in more expensive and attractive time periods such as daytime, early fringe and prime time. In addition, the quality of the infomercial advertiser has improved. Today, infomercials are being used to promote major consumer brandnames:



    Apple Computers       Compaq                Mastercard            Procter & Gamble
    Avon Products         Estee Lauder          Mattel                Saturn
    Bank of America       Fidelity Investments  Mercedes Benz         Sears Roebuck
    Bell Atlanta          Ford                  Microsoft             Sega of America
    Black & Decker        General Motors        Motorola              Toyota
    Braun                 GTE                   NBC                   Visa
    Cadillac              Lexus                 Nissan                Volvo
    Coca-Cola             Magnavox              Philips Consumer      Warner Music
                                                  Electronics



     The production quality of infomercial programming by these major advertisers has also brought increased credibility to the infomercial industry. In addition, infomercials have recently been successfully utilized to promote newly introduced network television series and full length feature movies. The Company believes that as the benefits of infomercial programming become more widely understood, the number of advertisers and the volume of infomercial programming will continue to grow. In terms of demand for airtime, major corporate advertisers who use long-form "advertorials", or image building programs rather than direct selling messages, may ultimately surpass infomercial programmers who rely on immediate sales to viewers via telephone response. Currently, the funds spent on advertorials by major corporations are a relatively small part of their overall advertising budget. The Company believes that such advertorial expenditures will continue to increase.


     Infomercials are one type of long-form paid programming. Other types include religious, ethnic and political paid programming. In certain of the Company's markets, such as Los Angeles and Miami, the demand for airtime by foreign language ethnic programmers has steadily increased. With regard to political long-form paid programming, Ross Perot and others have utilized this method of reaching voters. In general, religious, ethnic and political paid programs have produced revenues for particular time periods (e.g., Sundays for religious programming and weekday mornings for certain ethnic programming) which are higher than otherwise available from infomercial advertisers during such time periods.

  Operating Strategy


     By purchasing independent television stations, entering into time brokerage agreements, signing affiliate stations, and extending its stations' broadcast reach on cable via "must carry" requirements, the Company has created a television network dedicated to providing long-form, paid entertainment and information programming. Expansion of the Infomall TV Network continues through the purchase, operation or affiliation with independent television stations in major United States television markets. The markets to be served by the Company's inTV stations upon completion of the Proposed Acquisitions currently contain approximately 44.2 million television households of which 28.6 million are served by cable television.



     Shortly after the Company acquires a station or commences operating a station pursuant to a time brokerage agreement, the Company replaces the existing programming with infomercial programming. The Company's infomercial programming format allows it to eliminate substantially all programming expenses and achieve significant reductions in other operating expenses. Unlike traditional television stations, inTV programming is paid for by the advertiser as opposed to the broadcaster. The Company centralizes many accounting, traffic and national sales functions at its headquarters, minimizing the staff required at each station location. The Company's inTV stations are connected through a wide area computer network enabling them to utilize common computerized financial and sales systems. Engineering functions are standardized through the purchase of similar equipment at each location for editing, playback-to-air and signal transmission, thereby reducing maintenance expense. As a result, the Company's inTV stations are operated by an average of 15 people, compared to network and independent television stations, which average over 100 and 60 people, respectively, in markets of similar size to the Company's. To date, each of the inTV stations owned or operated by the Company has contributed rapidly to broadcast cash flow, typically within two months after the commencement of inTV operations.


     inTV programming time is sold on a local, national and network basis. Local programming time is sold by each station's local sales force and is offered to merchants and businesses operating within a station's local market, including medical clinics, automobile dealers and general merchandisers. National and network programming time is sold by national advertising placement agencies and the Company's own in-house national and network sales force. National and network programming times appeal to advertisers who desire to reach viewers in targeted inTV markets and all inTV markets. Currently, the Company maintains national sales offices in New York, Los Angeles, Chicago, and at the Company's headquarters in West Palm Beach. Support and administration of the Infomall TV Network is also centralized at the Company's West Palm Beach headquarters, including most accounting and personnel functions as well as administration of the inTV programming traffic scheduling systems.


     The benefits of the Infomall TV Network are being realized as inTV makes accessible relatively more desirable broadcast time periods (e.g. "prime-time") generally unavailable to infomercial and other paid programmers at reasonable rates on traditional television stations. The Company believes that attractive rates and further growth of inTV's audience reach should continue to attract a greater breadth of advertising clients. Moreover, as infomercial scheduling information and promotional support (through radio, television and print advertising as well as other media) become more available, the Company believes that the viewing population will further increase.


     The Company seeks to increase the percentage of time sold to local infomercial and other long-form paid programmers. Such local advertisers and paid programmers have the potential to be consistent, long-term clients in each of the Company's inTV markets. Because such advertising can be complementary to local retailing outlets and professional businesses, and may result in increased store traffic as well as immediate sales via telephone, the Company believes that the rates paid by such advertisers have the potential to exceed those paid by national direct marketers who lack a local store presence.


     When the Company commences operation of an inTV station, revenues are derived primarily from national infomercial advertisers. Such revenues enable new inTV stations to quickly cover operating costs. As the Company's inTV stations mature, however, a local sales staff is developed, generally consisting of two sales persons and a manager. The Company's experience with its more mature inTV stations is that local sales can increase to become significant, increasing the overall demand for airtime and, therefore, resulting in higher average advertising rates.


  Expansion Strategy

     The Company assembled its Infomall TV Network through the conversion of independent television stations to inTV stations. In most cases, those stations were non-network-affiliated stations with marginal operating results. Certain stations are licensed to communities outside the center of major television markets, but within such markets' DMA, and by virtue of the FCC's "must carry" rules, are therefore entitled to carriage on cable systems within such DMA. The Company's inTV stations subsequently extend their reach to a substantial percentage of such DMA's cable households through the exercise of federal "must carry" rights. See "Business -- Federal Regulation of Broadcasting -- "Must Carry"/Retransmission Consent."


     The Company has paid an aggregate of $145.2 million (including capital expenditures through the date hereof) to assemble its inTV network, with an additional $59.4 million committed for inTV stations included in the Proposed Acquisitions or to be acquired pursuant to the exercise of the Station Options and for capital expenditures on existing inTV stations and inTV stations included in the Proposed Acquisitions. The Company intends to continue to evaluate the acquisition of or affiliation with independent television stations to further extend the national distribution system for its Infomall TV Network.


     In order to increase cable household penetration by its existing and proposed stations, the Company is studying the employment of various distribution-enhancing technologies. Such technologies include signal transmission through fiber optic lines either alone or along with microwave transmission, as well as low power television ("LPTV") broadcast signal transmission and television signal compression and satellite technology. The Company envisions that implementation of one or more of these technologies could significantly increase the households reached in several of its largest existing and proposed inTV markets, including New York, Los Angeles, San Francisco, Boston, Washington, D.C., Phoenix and St. Louis.


     The Company may also selectively consider joint venture or other relationships with established members of the infomercial and electronic retailing industries with whom the Company can further exploit both its infomercial distribution system and its knowledge of the infomercial and telemarketing industries generally. For example, the Company recently announced a joint venture to be established with the L.L. Knickerbocker Company, Inc., a Nasdaq traded company engaged in the development and distribution of products to the electronic retailing industry. This joint venture, which will be known as "Paxson/Knickerbocker Media Marketing" ("P/KMM"), will permit the Company, together with its co-venturer, to identify products and services which are suited to exploiting advantages of long-form advertising, develop marketing strategies and infomercials for such products and services, including the airing of infomercials for such products and services on the Infomall TV Network, and participate in the revenues and profits from sales of such products and services. For example, Olympic gold medalist Florence Griffith Joyner has agreed with P/KMM to promote a new exercise product using infomercials to be aired on the Infomall TV Network. The P/KMM joint venture illustrates the Company's continuing efforts to fully utilize and exploit its Infomall TV Network and its knowledge of the infomercial and electronic retailing industry. In addition to the P/KMM venture, the Company is exploring the launch of the Home Business Network ("HBN"), which will market home based, independent distributor businesses. The Company currently expects that the distribution businesses marketed by HBN will initially include health, beauty and fitness products.



     The Company has entered into an agreement to acquire from the City of West Palm Beach a 19 acre tract of land on which it plans to construct an office, studio and warehouse facility currently targeted for completion during the first quarter of 1997. This newly constructed facility is expected to contain production studios and inbound and outbound telemarketing capabilities, all of which the Company expects will be utilized to fully exploit the P/KMM venture, HBN and other future complimentary telemarketing and infomercial businesses.



     The Company is presently finalizing plans for the launch of its Infomall Netsite. The Company's presence on the World Wide Web through the Infomall Netsite will provide both the Company and Infomall TV Network advertisers with a complimentary outlet to provide additional product or service information to a growing audience to augment their inTV infomercial sales. It is envisioned that infomercials aired on the Company's Infomall TV Network stations will promote and guide viewers and customers to the Infomall Netsite. Information with regard to the Infomall Netsite will be provided on inTV infomercials.


  Infomall Properties


     The stations included in the Company's Infomall TV Network are either (i) owned by the Company, (ii) operated by the Company pursuant to time brokerage agreements entered into with the FCC licensee, or (iii) owned by independent television station operators that enter into affiliation agreements with the Company. After giving effect to the Proposed Acquisitions, the Company will own or operate 28 inTV stations, and have affiliation agreements with four independently owned and operated stations that are currently dedicated to inTV.

INFOMALL TV NETWORK


     The following table lists those inTV properties that the Company owns, operates or is affiliated with, and those properties which the Company has agreements to acquire or operate, as identified under "Proposed inTV Stations" below. (Television and cable households in thousands.)



                                                            INTV
                                              ACTUAL OR     CABLE
                 NATIONAL                     ANTICIPATED CARRIAGE      CURRENT
                    TV                        COMMENCE-      AT          INTV           TOTAL       CURRENT INTV        TOTAL
                  MARKET                       MENT OF    COMMENCE-      CABLE      MARKET CABLE        CABLE         MARKET TV
   MARKET(1)     RANK(2)    STATION           OPERATIONS   MENT(3)    CARRIAGE(4)   HOUSEHOLDS(5)   CARRIAGE (6)    HOUSEHOLDS(7)
---------------- --------   --------          ---------   ---------   -----------   -------------   -------------   -------------
Owned or
  Operated
New York, NY....     1      WHAI-TV              3/96          626          626          4,529           13.8%           6,695
Los Angeles,
  CA............     2      KZKI-TV              5/95        1,453        2,002          2,997           66.8            4,918
Philadelphia,
  PA............     4      WTGI-TV              2/95        1,225        1,436          1,961           73.2            2,646
San Francisco,
  CA............     5      KLXV-TV              6/95          650          796          1,578           50.4            2,257
Boston, MA......     6      WGOT-TV              5/95          604          841          1,625           51.8            2,122
Washington,
  DC............     7      WYVN-TV (8)          4/96            0            0          1,238            0.0            1,884
Atlanta, GA.....    10      WTLK-TV              4/94          300          919          1,015           90.5            1,584
Houston, TX.....    11      KTFH-TV              3/95          647          776            867           89.6            1,574
Cleveland,
  OH*...........    13      WOAC-TV             10/95          332          336            966           34.8            1,452
Cleveland, OH...    13      WAKC-TV              3/96          560          560            966           58.0            1,452
Tampa, FL.......    15      WFCT-TV (9)          8/94            0          831            976           85.1            1,395
Miami, FL.......    16      WCTD-TV (9)          4/94          396          868            922           94.1            1,341
Denver, CO......    18      KUBD-TV (9)          8/95          430          433            699           61.9            1,160
Phoenix, AZ.....    19      KWBF-TV (9)          1/96           23           23            661            3.5            1,170
St. Louis, MO...    20      WCEE-TV (9)          1/96          227          227            569           39.9            1,108
Orlando, FL*....    22      WIRB-TV             12/94          468          482            741           65.0              998
Hartford, CT*...    26      WTWS-TV (10)         3/95          661          719            770           93.4              911
Raleigh, NC.....    32      WRMY-TV (9)(11)      6/96            0            0            481            0.0              792
Dayton, OH......    53      WTJC-TV (9)         10/95          298          312            341           91.5              501
San Juan, PR....    NR      WSJN-TV (9)(12)      2/96          285          285            298           95.6            1,064
                                                          ---------   -----------       ------                      -------------
    Total Owned
      or
  Operated(7)...                                             9,185       12,472         23,234           53.7%          35,572
                                                          ---------   -----------   -------------                   -------------
Affiliates
Sacramento,
  CA............    21      KCMY-TV              7/95          624          640            689           93.1%           1,101
Indianapolis,
  IN............    24      WIIB-TV              1/96          401          418            580           72.1              925
Norfolk, VA.....    40      WJCB-TV              8/95          343          354            446           79.4              619
Fresno, CA......    57      KGMC-TV              1/96          179          179            256           69.8              482
                                                          ---------   -----------       ------                      -------------
    Total
   Affiliates...                                             1,547        1,591          1,970           80.8%           3,127
                                                          ---------   -----------       ------                      -------------
    Total Owned,
      Operated
      and
Affiliates(7)...                                            10,732       14,063         25,204           53.3%          38,699
                                                          ---------   -----------       ------                      -------------
Proposed inTV
  Stations
                            Channel
Dallas, TX......     8      68                  12/96                                      924            0.0%           1,822
Atlanta, GA*....    10      WNGM-TV              4/96                                    1,015           17.8            1,584
Milwaukee,
  WI*...........    29      WHKE-TV              1/97                                      438           58.8              783
Salt Lake City,
  UT............    37      KZAR-TV (12)        12/96                                      359            0.0              656
Grand Rapids,
  MI............    38      WJUE-TV (13)         6/96                                      390            0.0              637
West Palm Beach,
  FL............    45      WHBI-TV (14)         7/96                                      468            0.0              576
Providence,
  RI............    46      WOST-TV (12)        12/96                                      412            0.0              577
Albany, NY......    52      WOCD-TV              5/96                                      357           68.8              507
                                                                                    -------------                   -------------
    Total
      Proposed
      inTV
  Stations(7)...                                                                         4,363           15.7%           7,122
                                                                                        ------                      -------------
    TOTAL INTV
      NETWORK...                                            10,732       14,063         28,552                          44,237
                                                          =========   =========     ============                    ============


---------------

  *  Operated or to be operated pursuant to a time brokerage agreement.


 (1) Each station is licensed by the FCC to serve a specific community, which is included in the listed market.

 (2) See "Certain Definitions and Market and Industry Data" for information concerning market rank.
 (3) Cable households reached at commencement of station's operations.

 (4) Estimated cable households reached at 1/96 based on cable operators' information.


 (5) Source: AC Nielsen. San Juan cable households provided by J. Walter Thompson Latin America, June 1995.


 (6) Cable households reached at 1/96 as a percent of the market's total cable households. Source: AC Nielsen.

 (7) Figures represent total television households in each market only and are not necessarily indicative of the number of television households reached by each station in its market; totals do not double count markets where Company has more than one station. San Juan cable households provided by J. Walter Thompson Latin America, June 1995.


 (8) Station is not currently on the air.


 (9) Operated pursuant to a time brokerage agreement pending completion of the Proposed Acquisitions and exercise of the Station Options.


(10) To be operated pursuant to a time brokerage agreement upon completion of an FCC-required restructuring of the Company's investment in such station in connection with the Company's acquisition of WHAI-TV.


(11) 40% ownership interest to be acquired.


(12) 50% ownership interest to be acquired.


(13) 70% ownership interest to be acquired.


(14) inTV affiliate upon acquisition by Cocola Media Corporation of Florida. See "Business -- Time Brokerage Agreements, Joint Sales Agreements and Other Interests in Broadcast Stations."


PAXSON RADIO


     Upon completion of the Proposed Acquisitions, Paxson Communications will own and operate 24 radio stations (13 FM and 11 AM stations), with more radio stations in Florida than any other broadcaster. The Company operates two FM and two AM stations, commonly referred to as a "duopoly" serving Florida's four most populous cities (Miami, Tampa, Orlando and Jacksonville), and has agreed to acquire two additional FM stations in the Miami market and an additional FM station in the Jacksonville market. In addition, the Company owns and operates an AM/FM combination in Cookeville, Tennessee, and has agreed to acquire an additional AM/FM combination in that market, and has a JSA with an AM station in Miami in which the Company owns a 49% interest. The Company's radio stations employ broadly diversified programming formats, including News, Talk, Sports, Country, Soft Adult Contemporary, Smooth Jazz, Album Oriented Rock, Mainstream AOR, Alternative Rock, Spanish Sports, Spanish Adult Contemporary and Spanish Salsa/Meringue. The Company operates six radio networks, primarily in the southeastern United States, that provide daily statewide news segments, sports programming and satellite distribution of play-by-play broadcasts of professional and collegiate sports teams for 338 affiliated stations throughout the eastern and southeastern United States and controls 67 billboard locations (161 faces) in the Tampa and Orlando markets that support the Company's radio station operations and provide advertising revenue.


     The Company believes that its established position among the leading radio broadcast groups in each of its Florida markets differentiates it from its competitors and makes the Company attractive to regional and national advertisers. In addition to having leading positions in its markets, the Company believes that its Florida markets are highly attractive. According to Miller Kaplan, the Miami, Tampa, Orlando and Jacksonville markets are among the fastest growing radio markets within the top 100 DMAs, with average compound annual growth for the three years ended December 31, 1995 of 10.3%.


     The Company acquired its existing radio properties between 1991 and 1995. In 1995, Paxson Radio operations generated segment pro forma revenue and segment pro forma operating profit of $69.5 million and $19.4 million, respectively.


  Radio Broadcasting


     The Company was one of the first radio broadcasters to capitalize on changes in federal regulations permitting radio market duopolies, and subsequently assembled eight duopolies, two in each of Florida's four most populous cities in addition to an AM/FM combination in Cookeville, Tennessee. The Company initially pursued a strategy of entering into time brokerage agreements with, and concurrently obtaining an option to purchase, stations in markets in which the Company already owns a station in the same radio service (AM or FM), and following changes in the FCC's rules regarding multiple ownership of radio stations in September 1992, the Company was able to exercise such purchase options. Upon completion of the Proposed Acquisitions, the Company will have the leading audience share in the Miami market, Florida's largest radio market, and an additional AM/FM duopoly in Cookeville. The Company will continue to consider additional radio acquisition opportunities.



     During 1995, several changes were instituted by management of Paxson Radio to strengthen performance. These changes included a new sales approach whereby each sales person sells time primarily for one particular station to more effectively capture advertising revenue. In addition, the Company also instituted changes in individual markets including (i) a management change at the station general manager and sales manager positions in the Miami and Orlando markets, (ii) a change in the morning drive personalities in the Miami and Jacksonville markets, and (iii) an FM format change in Jacksonville.



     The 1996 Act significantly liberalized radio station ownership rules, which now permit the Company to increase the number of radio stations its owns in each of the Miami, Orlando, Tampa and Jacksonville markets. The liberalized ownership rules are not exclusively applicable to the Company, and will permit other radio station owners to increase station ownership as well. See "Federal Regulation of Broadcasting." Subsequent to enactment of the 1996 Act, the Company agreed to acquire two additional FM stations in the Miami market. The Company has also agreed to acquire an additional FM station serving the Jacksonville market and an AM/FM combination serving the Cookeville, Tennessee market. See "The Proposed Acquisitions". The Company plans to opportunistically pursue additional in-market acquisitions to capitalize on the inherent leverage in operating multiple stations in a single market.


  Operating Strategy


     The Company believes that its radio properties are well positioned in attractive and growing markets, and the Company hopes to continue to improve cash flow growth through the integration of recent duopoly acquisitions and enhanced station performance. The Company believes that the geographic proximity of its FM and AM duopolies throughout Florida give it the ability to realize synergistic revenue and promotional opportunities as well as significant cost efficiencies. The Company's group of Florida stations enables an advertiser to cover an entire geographic region, while effectively reaching targeted demographic groups. Various cross-market promotional opportunities exist, such as the ability to provide listeners with tickets to another market's sporting events or local entertainment attractions. Personnel and technical costs can be minimized by virtue of the ability to service markets in close proximity to one another. The stations' geographic concentration allows management to more easily and rapidly respond to market developments.


     The Company believes that its experienced management team is one of its strongest assets. Local managers are responsible for the day-to-day operations of their respective stations. The Company believes that the autonomy of its station management and its incentive-based compensation enable it to attract and retain skilled and experienced managers capable of implementing the Company's aggressive marketing and promotion strategy. Local managers have incentive compensation linked to the station's broadcast cash flow performance.

     Corporate management is responsible for long-range planning, establishment of primary policies and procedures, resource allocation, accounting and auditing, regulatory and legal compliance, license renewals and the evaluation of potential acquisitions. Corporate management reviews sales pacing reports from each station on a daily basis. In addition, members of senior management visit the Company's stations on a regular basis to review performance and to assist local management with its programming, sales and recruiting efforts, as well as to develop overall station operating and marketing strategies.

     The principal elements of the Company's operating strategy include:


     Targeted Programming and Extensive Market Research. The Company provides programming designed to appeal to targeted demographic groups, and seeks to convert its rating shares into disproportionately large shares of each market's advertising dollars. The Company believes that effective programming is a key element in sustaining and improving audience shares within its targeted demographic groups, and uses extensive ongoing research to refine each station's programming. For example, the Company decided to operate News and Sports formats in all four of its Florida markets following extensive research demonstrating the popularity of each format with an upscale male audience. Similarly, in July 1995, after conducting programming research, Tampa's WSJT-FM began broadcasting a Smooth Jazz format, designed to appeal to adults aged 25-54 (a demographic group attractive to advertisers). The Company will continue to identify and refine programming to enhance its stations' audience and advertiser appeal.



     Aggressive Marketing and Promotion. The Company believes that effective marketing and promotion play a significant role in maximizing each station's performance. The Company utilizes local television, print media, outbound telemarketing and billboards to promote its stations. In the Orlando and Tampa markets, the

Company's unsold billboard locations are used to promote its stations. The Company also believes that community involvement is particularly important in creating public awareness and its stations participate in numerous community programs and activities.


     Strict Cost Controls. Management believes that it is critical to maintain the lowest possible cost structure compatible with its operating strategy. Strict financial reporting standards and cost control measures are implemented to ensure a focus on improvements in operating results throughout Paxson Radio. Management regularly receives operating reports that track station performance, thereby enabling better monitoring by management and establishing greater accountability throughout the station group. In addition, since local management incentive programs are tied to increasing broadcast cash flow, local managers are focused on minimizing costs and exceeding budgeted cash flow results.


  Radio Properties

     The following table sets forth certain information about the Company's current radio stations:


                         NATIONAL                                                                              % OF
                       RADIO MARKET                            STATION                           POWER       AUDIENCE
      MARKETS(1)         RANK(2)      STATION                  FORMAT             FREQUENCY     (WATTS)      SHARE(3)
---------------------- ------------   -------        ---------------------------  ---------  -------------   --------
Miami/Ft.
  Lauderdale..........      11        WLVE-FM        Smooth Jazz                     93.9          100,000      4.2
                                      WZTA-FM        Mainstream AOR                  94.9          100,000      3.6
                                      WRMA-FM(4)     Spanish Adult Contemporary     106.7          100,000      6.8
                                      WXDJ-FM(4)     Spanish Salsa/Meringue          95.7           46,000      4.7
                                      WINZ-AM        News and Sports                  940      50,000(day)      1.4
                                                                                             10,000(night)
                                      WFTL-AM        Talk and Sports                 1400            1,000      0.3
                                      WACC-AM(5)     Spanish Sports                   830            1,000      n/a
Tampa/St.
  Petersburg..........      21        WHPT-FM        Rock Adult Contemporary        102.5          100,000      5.9
                                      WSJT-FM        Smooth Jazz                     94.1          100,000      5.4
                                      WHNZ-AM        News and Sports                  570       5,000(day)      0.6
                                                                                             10,000(night)
                                      WNZE-AM        Sports                           820      50,000(day)      0.4
                                                                                              1,000(night)
Orlando...............      35        WMGF-FM        Soft Adult Contemporary        107.9          100,000      7.1
                                      WJRR-FM        Modern Rock                    101.1          100,000      4.5
                                      WWNZ-AM        News                             740           50,000      1.3
                                      WWZN-AM        Sports                           540           50,000      0.7
Jacksonville..........      50        WROO-FM        Young Country                  107.3          100,000      5.4
                                      WPLA-FM        Alternative Rock                93.3           50,000      3.8
                                      WFSJ-FM(4)(6)  Smooth Jazz                     97.9           50,000      3.9
                                      WNZS-AM        Sports                           930            5,000      2.8
                                      WZNZ-AM        News                            1460            5,000      0.3
Cookeville............     n/c        WGSQ-FM        Country                         94.7          100,000      n/c
                                      WHUB-FM(4)     Adult Contemporary              98.5           50,000      n/c
                                      WPTN-AM        Talk                             780            1,000      n/c
                                      WHUB-AM(4)     Country                         1400            1,000      n/c


---------------


(1) Each station is licensed by the FCC to serve a specific community, which is included in the listed market.


(2) Source: Miller Kaplan.


(3) Adults 25-54 Monday-Sunday 6 AM-Midnight in radio market per Fall 1995 Arbitron Radio Market Reports.


(4) Included in the Proposed Acquisitions.


(5) Company provides services to the station under a JSA; Company owns a 49% interest.


(6) Company provides services to the station under a JSA.

n/a Insignificant share.
n/c Market not covered by Arbitron; revenue not independently reported.

  Market Overviews


     Miami/Ft. Lauderdale, FL. The Company owns and operates radio stations WLVE-FM, WZTA-FM, WINZ-AM and WFTL-AM in the Miami/Ft. Lauderdale radio market, the 11th largest radio market in the United States. The Company also owns a 49% interest in WACC-AM and provides certain sales and marketing services to this station through a joint sales agreement, and has agreed to acquire WRMA-FM and WXDJ-FM in this market. The Miami/Ft. Lauderdale radio market had advertising revenue of $136.3 million in 1995, a 9.9% increase over 1994. Including the Proposed Acquisitions, the Company's Miami/ Ft. Lauderdale radio stations had a 21.0% combined audience share in the Miami/Ft. Lauderdale 25-54 year old demographic category, according to the Fall 1995 Arbitron ratings survey.



     WLVE-FM is programmed in a Smooth Jazz format, playing a blend of contemporary jazz and vocals, targeting the upscale 25-54 year old audience. WLVE-FM does not have a direct competitor within the format category. WZTA-FM became the only Mainstream AOR station in the Miami market when its former competitor changed formats to Alternative Rock in May 1995. The Company's acquisition of stations WRMA-FM and WXDJ-FM in the Miami market will enable the Company to expand its reach to Spanish speaking demographic groups. WRMA-FM is programmed in a Spanish Adult Contemporary format, while WXDJ-FM carries Spanish Salsa/Meringue programming and WACC carries Spanish language sports. WINZ-AM is the only station in the Miami market with an All News format throughout the daytime hours. After 7:00 p.m. WINZ-AM carries sports programming with broadcast rights to the Miami Heat NBA basketball team and the University of Miami football games. WFTL-AM located in Broward County has a talk radio format and through a simulcast with WINZ-AM increases the Company's broadcast reach of the Miami Heat.


     Tampa/St. Petersburg, FL. The Company owns and operates radio stations WHPT-FM, WSJT-FM, WHNZ-AM and WNZE-AM in the Tampa/St. Petersburg radio market, the 21st largest radio market in the United States. The Tampa/St. Petersburg radio market had advertising revenue of $77.4 million in 1995, a 9.8% increase over 1994. The Company's Tampa/St. Petersburg stations had a 12.3% combined audience share in the Fall 1995 Arbitron ratings survey, including WSJT-FM which commenced broadcasting in July 1995.

     WHPT-FM is formatted with a distinctive blend of music categorized as Rock Adult Contemporary targeted toward white-collar, adult listeners. The Company purchased WEZY-FM in Lakeland, Florida in March 1995 and subsequently moved the station to the Tampa market. The Company reformatted the station as WSJT-FM, a Smooth Jazz station targeted to adults in the 25-54 year old demographic category. WHPT-FM and WSJT-FM have two of the strongest signals in the State of Florida. WHNZ-AM is the only radio station in the Tampa market with an All News format throughout the daytime hours. After 7:00 p.m. the station carries sports talk and play-by-play sports programming, including University of Florida football and basketball games. WNZE-AM is one of two AM radio stations in the Tampa market that provides an All Sports format, including play-by-play coverage of the Florida State football and basketball games. In addition, WNZE-AM achieves economies by utilizing satellite programming.

     Orlando, FL. The Company owns and operates radio stations WMGF-FM, WJRR-FM, WWNZ-AM and WWZN-AM in Orlando, the 35th largest radio market in the United States. The Orlando radio market had advertising revenue of $63.5 million in 1995, a 10.7% increase over 1994. The Company's Orlando radio stations had a 13.6% combined audience share in the Orlando 25-54 year old demographic category, according to the Fall 1995 Arbitron ratings survey.

     WMGF-FM is a Soft Adult Contemporary format appealing to the 35-54 audience. WJRR-FM, a Modern Rock station, complements WMGF-FM by appealing primarily to the 18-49 year old male audience. WWNZ-AM is the only station in the market with an All News format. WWZN-AM is the only All Sports radio station in the Orlando market, and includes play-by-play programming and sports talk shows. Cost savings are obtained through the utilization of satellite programming, which is used to augment the station's sports-talk programming.

     Jacksonville, FL. The Company owns and operates radio stations WROO-FM, WPLA-FM, WNZS-AM and WZNZ-AM in Jacksonville, the 50th largest radio market in the United States. The

Company also provides certain sales and marketing services to WFSJ-FM under a joint sales agreement, and has recently agreed to purchase this station for $5.0 million. See "Certain Transactions." The Jacksonville radio market had advertising revenue of $34.7 million in 1995, an 8.4% increase over 1994. The Company's radio stations had a 16.2% combined audience share in the 25-54 year old demographic category, according to the Fall 1995 Arbitron ratings survey.



     WROO-FM broadcasts a Young Country format that appeals to the 18-49 year old demographic category. WPLA-FM was recently reformatted as an Alternative Rock radio station, designed to appeal to a younger 18-34 target audience. WFSJ-FM is a Smooth Jazz formatted station targeted to adults in the 24-54 year old demographic. WNZS-AM broadcasts an All Sports format, including the leading sports talk show in the market, and carries live play-by-play sports broadcasts, including Florida State University mens' football and basketball games. WZNZ-AM has an all News format consisting of satellite-delivered CNN Headline News programming.



     Cookeville, TN. The Company owns and operates WGSQ-FM and WPTN-AM in the Cookeville, Tennessee radio market, serving the Upper Cumberland region between Nashville and Knoxville (ranked the 45th and 70th largest markets, respectively) and has agreed to acquire WHUB-FM and WHUB-AM in this market. WGSQ-FM and WHUB-FM are the two highest rated stations in this market, and all four of such stations are first on a combined basis within this market in all categories of listenership. WGSQ-FM and WHUB-AM each feature a country format. WHUB-FM programs an Adult Contemporary format and WPTN-AM programs an All Talk format featuring various local and nationally-syndicated personalities, including Rush Limbaugh. The four stations have a combined 56.6% share of the 12+ demographic group in Arbitron's most recent county-by-county survey.


  Radio Networks

     The Company operates six radio networks that serve approximately 338 affiliates. The programs produced and distributed by the Company's radio networks include news broadcasts, sports play-by-play and sports talk shows, and business and agricultural news and information. In addition to providing radio programming, the Company also offers its affiliates printed script for news, sports and weather information, that the Company either generates internally or consolidates from wire services and other sources. The Company believes radio networks are attractive to advertisers because they provide an opportunity to advertise simultaneously on multiple stations. In addition, the Company's networks provide certain programming to the Company's radio broadcast stations.

     In December 1992, the Company purchased the Florida Radio Network in order to build statewide advertising sales. The network produces daily news segments for 56 affiliated stations in Florida, thereby giving the Company a presence in almost every market in Florida. On November 4, 1994, the Company merged with ANG significantly expanding the Company's radio network holdings. As a result of the merger, the Company owns and operates a radio network in Tennessee, as well as several collegiate sports radio networks. Such radio networks currently produce and distribute news, sports play-by-play and other programs, giving the Company 79 affiliated radio stations in Tennessee. In January 1995, the Company acquired the Alabama Radio Network, which produces and distributes news, sports and other programs to 74 affiliates in Alabama. The Company has the exclusive rights to produce and broadcast the men's football and basketball games and weekly coaches' radio shows of the University of Florida Gators through 53 affiliates, the University of Miami Hurricanes through 25 affiliates, and Pennsylvania State University Nittany Lions through 51 affiliates. The broadcasts are distributed to radio stations that have subscribed for them pursuant to affiliate agreements. Certain affiliates of the Company's sports networks are also affiliates of its state radio networks.

     During 1995, the Company upgraded the technical facilities at each of its radio news networks with digital sound programming. The Company believes that such quality improvements will enable it to maintain its network presence in each of the states in which it has networks.

  Billboard Properties

     The Company currently owns 67 billboard locations, including 55 billboards with 113 faces in the Tampa market, and 12 billboard locations at which the Company will have 48 faces in the Orlando market. While the Company will sell the use of the billboards to a broad group of potential advertisers, the Company takes advantage of the relationships it has with its radio advertisers to broaden its billboard client base, as well as expand the Company's share of the advertiser's media purchases within a market. In addition, as broadcasters are major users of billboard advertising campaigns, the Company can control its own billboard promotional expenditures through the use of its unsold billboards, as well as assure full use of all its owned billboards. As opportunities are presented to the Company, it will consider the acquisition of additional billboards in markets in which it owns broadcasting properties.

PAXSON NETWORK-AFFILIATED TELEVISION


     Paxson Communications owns and operates an ABC-TV affiliate, WPBF-TV, in the West Palm Beach market. Pursuant to a time brokerage agreement, the Company provides programming and markets commercial time for a second television station, WTVX-TV (a combined United Paramount Network and Warner Brothers Network affiliate), which is also in the West Palm Beach market. The West Palm Beach television market is one of the fastest growing markets in the country, as evidenced by its increased market ranking from 65th in 1985 to 45th in 1995. Television advertising expenditures in the West Palm Beach market totalled $88.2 million in 1995, an increase of 2.6%.



     The Company acquired WPBF-TV in July 1994 for approximately $32.5 million and began operating WTVX-TV under a time brokerage agreement in August 1995. The Company has a long-term option to acquire WTVX-TV for approximately $19 million. After the acquisition of WPBF-TV, the Company installed its management team and implemented a program of cost rationalization measures consisting of, among other things, a reduction in program rights payments, an increase in salesperson commissions related to additional staffing and higher revenues, and increased local news expenses to generate higher audience ratings. Pro forma for the inclusion of WTVX-TV, these television stations generated segment pro forma revenue and segment pro forma operating profit of $19.7 million and $6.1 million, respectively, in 1995.


  Operating Strategy

     The Company's television operating strategy is similar to its radio operating strategy as the Company seeks to capitalize on the revenue enhancing and cost saving opportunities from operating two television stations in one market from a single studio facility.

     WPBF-TV (channel 25) is the ABC-TV affiliate in the West Palm Beach, Florida market. The station achieved a 10 share of household audience in the November 1995 Nielsen ratings survey, tied for third place in the market. WPBF-TV airs ninety minutes of local news each weekday and an hour each Saturday and Sunday. In addition, the station's current schedule includes the following syndicated programs: Hard Copy, A Current Affair, Coach, Geraldo!, Jerry Springer and Sally Jessy Raphael. The highly rated Montel Williams Show will join WPBF's lineup in the fall of 1996. Monday through Friday, WTVX-TV airs a second run of Sally Jessy Raphael as part of a three hour daytime talk show block, and a second run of Jerry Springer at 10:00 p.m. The second runs of Sally Jessy Raphael and Jerry Springer air at no net cost to WTVX-TV, as they were included in WPBF's negotiations for these programs. WTVX-TV is a leading provider of children's programming in the West Palm Beach market with the following syndicated programs: Flintstones, Mighty Max, Goof Troop, Bonkers and Animaniacs. The station also airs off network and original syndicated family-oriented programming such as Family Matters, Step by Step, Baywatch, Highlander, Kung Fu, Land's End, High Tide and Renegade. This fall, WTVX-TV will add the NBC network sitcom Mad About You to its program lineup. WTVX-TV achieved a four share of household audience in the November 1995 Nielsen ratings, ranking fifth in the market. WPBF-TV and WTVX-TV will continue to carry Southeastern Conference and Atlantic Coast Conference college football games, featuring among other teams the University of Florida Gators and the Florida State University Seminoles.

ADVERTISING

     Virtually all the Company's broadcasting revenue is derived from local, regional and national advertising. Advertising rates charged by radio and network television stations are based on a station's ability to attract audiences in the demographic groups that advertisers wish to reach, and the number of stations competing in the market area. A station's audience is reflected in rating surveys of the number of listeners tuned to the station and the time spent listening. The Company believes that its regional presence in Florida's most populous markets and its targeted demographic groups in those markets make it attractive to national, regional and local radio and television advertisers. The Company strives to maximize radio revenue by constantly managing the number of commercials available and all broadcast revenue by adjusting prices based upon demand by advertisers to reach the Company's stations' target demographic groups. In addition to the sales of advertising time for cash, stations typically exchange advertising time for goods or services that can be used by the station in its business operations, including radio, television and billboard advertising and such items as travel and entertainment services. The Company generally limits the use of such trade transactions to promotional items or services for which the Company would otherwise have paid cash. In addition, it is the Company's general policy not to preempt advertising spots paid for in cash with advertising spots paid for in trade.

     inTV advertising rates are primarily based on the number of cable households reached, the effectiveness of infomercials, the nature of the advertiser, the nature of the advertisement (local, national or network), and ultimately the demand for available infomercial time. The Company attempts to maximize revenue by increasing the number of cable homes reached providing advertisers with increased viewership. The Company increases the number of cable households reached both by increasing the reach of each of its stations through the exercise of "must carry" rights and by acquiring broadcast stations in additional markets. In addition, certain advertisers can measure the success of an infomercial program almost immediately after a show is broadcast. The Company believes the success of infomercials with viewers continues to drive advertisers to use infomercials. As such, the demand for infomercials continues to increase.

COMPETITION

     The Company's radio and television stations compete with the other radio and television broadcasting stations in their respective market areas, as well as with other advertising media, including newspapers, television, magazines, outdoor advertising, transit advertising and direct mail marketing. Competition within the radio and television broadcasting industries occurs primarily in individual market areas, so a station in one market does not generally compete with stations in other market areas. In each of its markets, the Company's radio and television stations face competition from other stations with substantial financial resources, including, in certain instances, stations whose programming is directed to the same demographic groups. In addition to management experience, factors that are material to competitive positions include a station's rank in its market, authorized power, assigned frequency or station (as applicable), audience characteristics, local program acceptance and the programming characteristics of other stations in the market area. The Company attempts to improve its radio station's competitive position with extensive research and promotional campaigns aimed at the demographic groups targeted by its stations, and through sales efforts designed to attract advertisers, including those who have done little or no radio advertising, by emphasizing the effectiveness of radio advertising in increasing the advertisers' revenue. Recent changes in the FCC's policies and rules permit increased joint ownership and joint operation of local radio stations. Stations, such as those owned by the Company, taking advantage of these joint arrangements may in certain instances have lower operating costs and may be able to offer advertisers more attractive rates and services. The Company attempts to improve its television stations' competitive positions with local tie-in promotions and strong local news segments. Although the Company believes that each of the Company's radio and television stations can compete effectively in its market, there can be no assurance that any of the Company's radio or television stations will be able to maintain or increase its current audience rating or advertising revenue market share.

     Although the radio and television broadcasting industries are highly competitive, some barriers to entry exist. The operation of a radio or television broadcasting station requires a license from the FCC, and the number of radio and television stations that can operate in a given market is limited by the availability of the

FM and AM radio frequencies or stations (as applicable) that the FCC will license in that market. The radio and television broadcasting industries historically have grown in terms of total revenue, despite the introduction of new technologies for the delivery of entertainment and information, such as cable, audio tapes and compact discs. The Company believes that radio's portability makes it less vulnerable than other media to competition from new methods of distribution or other technological advances. There can be no assurance, however, that the involvement or introduction in the future of any new media technology will not have an adverse effect on the radio or television broadcasting industries.

     The Company's development of inTV and creation of a national long-form paid programming distribution system is a relatively new concept, and there can be no assurance of its success. The concept is subject to competition from several sources. The Company's inTV stations face significant competition from established broadcasting stations and cable television. Various television networks carry blocks of infomercials and local cable operators also sell blocks of time to long-form advertisers. To the extent that the Infomall TV Network is successful, it is likely that the Company will face competition from new market entrants, some of which could have significantly greater financial resources than the Company. In addition, the Company could encounter competition as a result of technological developments. The Company believes, however, that it can compete on a favorable basis because it contains the only group of television stations in the United States that currently offers infomercial advertisers both significant national and regional distribution capabilities and inventory availability during popular morning, daytime and prime time hours.


TIME BROKERAGE AGREEMENTS, JOINT SALES AGREEMENTS AND OTHER INTERESTS IN BROADCAST STATIONS



     The Company has made certain investments in broadcast properties with third parties consisting of time brokerage agreements and joint sales agreements, as well as the co-ownership of certain television stations and radio stations. These investments in broadcast properties permit the Company to have a presence in additional markets and to enjoy many, but not all, of the benefits of ownership while at the same time remaining in compliance with FCC regulations.



     Time Brokerage Agreements. The Company has entered into time brokerage agreements with third parties pursuant to which the Company enjoys many, but not all, of the benefits of operating a television station while not owning such station. The Company may in the future enter into other time brokerage agreements to operate stations prior to their acquisition or to enable the Company to operate additional television stations that it might not be able to own itself under current FCC multiple station ownership restrictions.



     As a result of changes embodied in the 1996 Act, certain of the FCC's ownership limitations have been relaxed and, to take advantage of such changes, the Company intends to exercise the Station Options and acquire WCTD-TV, WFCT-TV, KUBD-TV, WTJC-TV, WCEE-TV and KWBF-TV, which stations have been operated pursuant to time brokerage agreements with The Christian Network, Inc. ("CNI"). In addition, the Company is currently operating stations WSJN-TV and WRMY-TV pursuant to time brokerage agreements pending the consummation of the Company's investment in such stations.



     Upon consummation of the Proposed Acquisitions and the Station Options, the Company will operate each of WTVX-TV, WOAC-TV, WNGM-TV, WHKE-TV and WIRB-TV under time brokerage agreements. Three of such stations (WTVX-TV, WOAC-TV and WNGM-TV) will be operated pursuant to time brokerage agreements with Whitehead Media, Inc. and two (WHKE-TV and WIRB-TV) will be operated pursuant to time brokerage agreements with subsidiaries of CNI. In addition, in connection with the Company's acquisition of WHAI-TV, the Company was required by the FCC to restructure its investment in WTWS-TV within six months of its acquisition of WHAI-TV, in order to divest itself of an attributable interest, for FCC multiple station ownership purposes, in WTWS-TV. The Company intends that, upon the consummation of such restructured investment, WTWS-TV will be owned by an entity owned by Steven Roberts and Michael Roberts (each of the entities owned or controlled by Steven Roberts and Michael Roberts jointly and with which the Company has an agreement is referred to herein as "Roberts Broadcasting"), and the Company will operate WTWS-TV pursuant to a time brokerage agreement. With certain limited exceptions, the time brokerage agreements of the Company entered into other than in anticipation of the consummation of an acquisition involve a basic transaction structure. The Company (i) finances the acquisition by the third party of some or all of the assets of the brokered stations and secures such financing by encumbering such assets including, to the extent permitted under FCC rules and regulations, the FCC license and all of the capital stock of the acquiring company; and (ii) enters into a time brokerage agreement with such third party which allows the Company to operate the brokered station, in accordance with FCC guidelines. In the case of Whitehead Media, the Company initially financed the acquisition by Whitehead Media of each of WTVX-TV and WOAC-TV. Whitehead Media subsequently obtained third party financing, a portion of the proceeds of which was used to repay the debt owed by Whitehead Media to the Company. In general, payments made to the FCC licensee under the time brokerage agreement are established, and renegotiated from time to time, based upon increases in expenses for which the FCC licensee must, in accordance with FCC regulations, remain primarily liable, including servicing the indebtedness owed by such FCC licensee to the Company or, in the case of Whitehead Media, to third parties. In certain circumstances, the Company may acquire certain tangible assets useful in the construction or operation of the brokered station and lease such assets to the brokered station. In addition, unless prohibited by FCC rules and regulations, the FCC licensee also grants to the Company an option to purchase the station for an amount payable in cash together with the forgiveness of all outstanding indebtedness. Upon consummation of the Proposed Acquisitions and the exercise of the Station Options, the Company will have options to purchase four (WTVX-TV, WOAC-TV, WNGM-TV and WHKE-TV) of the six stations which the Company will operate pursuant to time brokerage agreements. The Company has no ownership interest in Whitehead Media, CNI or Roberts Broadcasting.



     Other Investments in Television Properties. The Company is currently operating WSJN-TV pursuant to a time brokerage agreement pending its acquisition of a 50% interest in S&E Network, Inc. for approximately $4,000,000. S&E Network, Inc., a Puerto Rican corporation, is the licensee of the station and is currently 100% owned by Housing Development Associates, S.A. ("HDA"). The Company's investment in WSJN-TV will be consummated upon the receipt of regulatory approvals and thereafter, the Company will control substantially all of the programming time and other operations of the station pursuant to a management agreement with HDA.



     The Company is currently operating station WRMY-TV pursuant to a time brokerage agreement pending the consummation of the Offering, and has also agreed to lend to Roberts Broadcasting Company of Raleigh-Durham, L.P., a limited partnership which is the licensee of the station and of which Roberts Broadcasting is the sole general partner, up to $4,000,000 to relocate and upgrade the station's transmitter facilities. Upon the consummation of the Offering, a portion of the Company's investment in WRMY-TV will be converted into a 40% limited partner interest and Roberts Broadcasting will hold the remaining 60% partnership interest. The limited partnership agreement governing the Company's interest in WRMY-TV provides that the Company has the right to approve substantially all of the programming to be aired on the station and to participate in certain fundamental decisions concerning the operation and management of the station, including, for example, the approval of station budgets.



     The Company has agreed to acquire for $850,000 a 50% interest in Roberts Broadcasting of Salt Lake City, L.L.C. a Delaware limited liability company which will be the licensee of KZAR-TV and of which Roberts Broadcasting will be the sole other member, and to loan the station up to $3,180,000 to relocate and upgrade its transmitter facilities. Similarly, the Company has agreed to acquire for $1,000,000 a 50% interest in Offshore Television Company, L.L.C., a Delaware limited liability company which will be the licensee of WOST-TV and of which Offshore Broadcasting Corporation will be the sole other member, and to loan the station up to $2,500,000 to relocate and upgrade its transmitter facilities. The business of each of the limited liability companies which will own and operate KZAR-TV and WOST-TV will be managed under the terms of an "operating agreement" between the Company and, respectively, Roberts Broadcasting and Offshore Broadcasting Corporation. The Company expects that each of such operating agreements will provide it and the other member of such limited liability company the right to approve programming and other decisions concerning the operation of the station.



     The loan and security documents governing the terms and conditions of the loans extended by the Company to each of WRMY-TV, KZAR-TV and WOST-TV contain customary negative and affirmative covenants made for the benefit of the Company as a lender to such stations, including limitations on the incurrence of indebtedness, restrictions on liens, prohibitions on sales of assets and the Company's prior approval of significant contracts and agreements.



     The Company has also extended financing to Cocola Media Corporation of Florida ("Cocola"), which has in turn financed the construction by WPB Communications, Inc. of television station WHBI-TV, which is licensed to Hispanic Broadcasting, Inc. WPB Communications, Inc. is the holder of an option to acquire WHBI-TV from Hispanic Broadcasting, Inc. after the station commences broadcast operations. After the consummation of the acquisition by WPB Communications, Inc., Cocola has an option to acquire the station and, pending the consummation of such option acquisition, the right to operate WHBI-TV pursuant to a time brokerage agreement. The Company expects to enter an affiliation agreement with Cocola after Cocola acquires WHBI-TV, pursuant to which WHBI-TV would air inTV programming. The Company does not have any ownership interest in Cocola, WPB Communications, Inc. or Hispanic Broadcasting, Inc.



     Joint Sales Agreements and other Radio Investments. The Company currently provides sales and marketing services under a joint sales agreement for each of radio stations WACC-AM, serving the Miami radio market, and WFSJ-FM, serving the Jacksonville radio market, while the owner of each such station provides the programming for such radio station. The Company owns a 49% interest in WACC-AM and has agreed to acquire WFSJ-FM for a total consideration of $5 million, consisting of $1.7 million in Company common stock, cancellation of $1.75 million in indebtedness to the Company, and assumption and repayment by the Company of a $1.55 million note to Mr. Paxson. See "Certain Transactions."


FEDERAL REGULATION OF BROADCASTING

     The FCC regulates radio and television broadcast stations pursuant to the Communications Act. The Communications Act permits the operation of radio and television broadcast stations only in accordance with a license issued by the FCC upon a finding that the grant of such license would serve the public interest, convenience and necessity. The Communications Act provides for the FCC to exercise its licensing authority to provide a fair, efficient and equitable distribution of broadcast service throughout the United States.


     The Communications Act empowers the FCC, among other things, to determine the frequencies, location and power of broadcast stations; to issue, modify, renew and revoke station licenses; to approve the assignment or transfer of control of broadcast licenses; to regulate the equipment used by stations; to impose fees for processing applications; to adopt regulations to implement the provisions of the Communications Act; and to impose penalties for violations of the Communications Act or FCC regulations. The FCC may revoke licenses for, among other things, false statements made to the FCC or willful or repeated violations of the Communications Act or of FCC rules. Legislation has been introduced from time to time to amend the Communications Act in various respects and the FCC from time to time considers new regulations or amendments to its existing regulations. On February 8, 1996, the President signed into law the 1996 Act. The 1996 Act changes many provisions of the Communications Act and requires the FCC to change its existing rules and adopt new rules in several areas affecting broadcasting. The Company cannot predict whether Congress will enact any further such legislation, whether the FCC will adopt new or amend existing regulations (although the act requires the FCC to institute a rule making proceeding to amend broadcast rules), or what the effect of such actions would be on the Company.


     The following is a brief summary of certain provisions of the Communications Act and the rules of the FCC. Reference should be made to the Communications Act and the rules, orders, decisions and published policies of the FCC for further information on FCC regulation of television and radio broadcast stations.


     License Renewal. The Communications Act provides that a broadcast station license may be granted to an applicant if the public interest, convenience and necessity will be served thereby, subject to certain limitations. In making licensing determinations, the FCC considers an applicant's legal, technical, financial and other qualifications. Broadcast station licenses are granted for specific, limited periods, and, upon application, are renewable for additional terms. Prior to recent amendments to the Communications Act in the 1996 Act, the Communications Act provided for radio broadcast station licenses to be granted for a maximum term of seven years, and television station licenses to be granted for a maximum term of five years. The 1996 Act extends the license term for both television and radio broadcast stations to eight years. The FCC has not yet proposed regulations to implement the new license terms. In addition, the new act provides that, if a broadcast station fails to transmit broadcast signals for any consecutive 12-month period, the station license expires at the end of that 12-month period without regard to the stated term of the license. The Company's current licenses, and the licenses of stations with which the Company has time brokerage agreements expire on the following dates:



                RADIO STATIONS                     MARKET(A)         LICENSE EXPIRATION
    --------------------------------------  -----------------------  -------------------
    WLVE-FM...............................  Miami/Ft. Lauderdale     February 1, 2003
    WZTA-FM...............................  Miami/Ft. Lauderdale     February 1, 1996
    WINZ-AM...............................  Miami/Ft. Lauderdale     February 1, 1996
    WFTL-AM...............................  Miami/Ft. Lauderdale     February 1, 1996
    WHPT-FM...............................  Tampa/St. Petersburg     February 1, 1996
    WSJT-FM...............................  Tampa/St. Petersburg     February 1, 1996
    WHNZ-AM...............................  Tampa/St. Petersburg     February 1, 1996
    WNZE-AM...............................  Tampa/St. Petersburg     February 1, 1996
    WJRR-FM...............................  Orlando                  February 1, 2003
    WMGF-FM...............................  Orlando                  February 1, 1996
    WWNZ-AM...............................  Orlando                  February 1, 1996
    WWZN-AM...............................  Orlando                  February 1, 1996
    WPLA-FM...............................  Jacksonville             February 1, 1996
    WROO-FM...............................  Jacksonville             February 1, 1996
    WNZS-AM...............................  Jacksonville             February 1, 1996
    WZNZ-AM...............................  Jacksonville             February 1, 1996
    WPTN-AM...............................  Cookeville               August 1, 1996
    WGSQ-FM...............................  Cookeville               August 1, 1996



          OWNED TELEVISION STATIONS                MARKET(A)         LICENSE EXPIRATION
    --------------------------------------  -----------------------  -------------------
    WHAI..................................  New York                 June 1, 1999
    KZKI..................................  Los Angeles              December 1, 1998
    WTGI..................................  Philadelphia             August 1, 1999
    KLXV..................................  San Francisco            December 1, 1998
    WGOT..................................  Boston                   April 1, 1999
    WYVN..................................  Washington, D.C.         October 1, 1996
    WTLK..................................  Atlanta                  April 1, 1997
    KTFH..................................  Houston                  August 1, 1998
    WAKC..................................  Cleveland                October 1, 1997
    WTWS..................................  Hartford/New Haven       April 1, 1999
    WPBF..................................  West Palm Beach          February 1, 1997



                                               (see footnotes on following page)

                TIME BROKERAGE
             TELEVISION STATIONS                   MARKET(A)         LICENSE EXPIRATION
    --------------------------------------  -----------------------  -------------------
    WOAC..................................  Cleveland                October 1, 1997
    WFCT(b)...............................  Tampa/St. Petersburg     February 1, 1997
    WCTD(b)...............................  Miami/Ft. Lauderdale     February 1, 1997
    KUBD(b)...............................  Denver                   April 1, 1998
    KWBF(b)...............................  Phoenix                  October 1, 1998
    WCEE(b)...............................  St. Louis                December 1, 1997
    WIRB..................................  Orlando                  February 1, 1997
    WRMY..................................  Raleigh                  December 1, 1996
    WTVX..................................  West Palm Beach          February 1, 1997
    WTJC(b)...............................  Dayton                   October 1, 1997
    WSJN..................................  San Juan                 February 1, 1997


---------------


(a) Each station is licensed by the FCC to serve a specific community which is included in the listed market.


(b) Operated pursuant to a time brokerage agreement pending exercise of the Station Options.



     The Company timely filed license renewal applications for all of its Florida radio stations with the FCC which renewal applications were required to be filed on or before October 1, 1995. These applications are subject to public comment and interested third parties could have filed formal petitions to deny each license renewal application with the FCC on or before January 2, 1996. No such petitions were filed. Two of such station licenses (WLVE-FM) and (WJRR-FM) were renewed through February 1, 2003. While the license for each of the Florida radio stations other than WLVE-FM and WJRR-FM expired on February 1, 1996, the Communications Act provides that, because the FCC has not acted on such applications, such station licenses shall automatically continue in force until the pending renewal applications have been acted upon. Based upon its review of FCC records, the Company is not aware of any petitions or other informal objections filed against any one of its pending radio station license renewal applications. The Company expects its pending renewal applications for its Florida radio station licenses to be acted upon favorably by the FCC and for such licenses to be renewed through February 1, 2003.



     Generally, the FCC renews licenses without a hearing. The Communications Act authorizes the filing of petitions to deny and of competing applications against license renewal applications during specified periods after the renewal applications have been filed. Interested parties, including members of the public, may file petitions to deny as a means to raise issues concerning the renewal applicant's qualifications. The Telecommunications Act of 1996 removed the opportunity for the filing of competing applications against an incumbent licensee at renewal time. Instead, the FCC will renew broadcast licenses if the incumbent meets three requirements: (1) the station has served the public interest, convenience and necessity; (2) the licensee has not seriously violated the Communications Act or the FCC's rules; and (3) there have been no other violations, which, taken together, would constitute a pattern of abuse. If an applicant for renewal fails to satisfy this tripartite standard, the FCC nevertheless may renew the license on appropriate terms and conditions, including renewal for less than a full license term. The FCC may not consider applications for the channel by other parties until it first has decided to deny renewal to the incumbent. Before denying renewal to an incumbent, the FCC must first allow the licensee a hearing on the licensee's alleged failure to satisfy the statutory standard. The Communications Act, as amended, now prohibits the FCC from considering whether another licensee would be preferable until it first has determined that the incumbent does not qualify for renewal.



     In recent years, there have been a number of petitions to deny filed with respect to broadcast license renewal applications, but in the vast majority of cases the FCC has renewed incumbent operators' station licenses.


     Ownership Matters. The Communications Act requires the prior approval of the FCC for the assignment of a broadcast license or the transfer of control of a corporation or other entity holding a license. In determining whether to approve an assignment of a broadcast license or a transfer of control of a broadcast licensee, the FCC considers, among other things, the financial and legal qualifications of the prospective assignee or transferee, including compliance with FCC restrictions on alien ownership and control, compliance with rules limiting the common ownership of certain attributable interests in broadcast, cable and newspaper properties, and the character qualifications of the transferee or assignee and the individuals or entities holding attributable interests in them.

     The FCC generally applies its ownership limits to attributable interests held by an individual, corporation, partnership, or other association or entity. In the case of corporations holding broadcast licenses, the interests of officers, directors, and those who, directly or indirectly, have the right to vote five percent or more of the corporation's stock are generally attributable, as are positions of an officer or director of a corporate parent of a broadcast licensee. The FCC treats all partnership interests as attributable, except for those limited partnership interests that are insulated under FCC policies. For insurance companies, certain regulated investment companies and bank trust departments, that hold stock for investment purposes only, such interests become attributable with the ownership of ten percent or more of the stock of the corporation holding broadcast licenses. The FCC's rules specify exceptions to the general principles for attribution. For example, in a corporation with a single majority shareholder, such as the Company, no other shareholder is deemed to hold an attributable interest.


     The 1996 Act substantially relaxed and restructured ownership rules applicable to broadcast entities by removing restrictions on the number of television stations a single entity may own or control nationwide and increasing the nationwide audience reach ceiling for television ownership. Under the new rules, an entity will be able to hold an attributable interest in television stations reaching up to 35% of the United States television households. The new act also removes entirely the nationwide limits on the number of radio broadcast stations in which a single entity may hold an attributable interest. In addition, the new act changed the local radio ownership rules to increase the number of radio stations a single entity may own in a single market:



          If there are fourteen or fewer stations in a market, a single entity may own as many as five stations and three same-service stations (that is, AM or FM), except that a single entity may not own, operate or control more than 50% of the stations in a market with fourteen or fewer commercial radio broadcast stations;



          In a market with between fifteen and twenty-nine stations, a single entity may own or control six stations and four stations in the same service;



          In a market with thirty to forty-four stations, a single entity may own or control a total of seven stations and four same-service stations; and



          In a market of forty-five or more stations, a single entity may own or control a total of eight stations with up to five same-service stations.



     The FCC also has rules that limit the number of co-located radio or television broadcast stations in which a single entity may own an attributable interest. Certain of these rules also will change because of the 1996 Act. For television, no single entity may hold an attributable interest in television stations with overlapping Grade B service contours. The act directs the FCC to conduct a rule making proceeding to determine whether these rules should be retained. The Grade B contour is a predicted signal strength contour that generally approximates the area within which a viewer can receive off-the-air a signal adequate for normal viewing. The local ownership restrictions for radio broadcast stations vary based on market size.


     Under local radio ownership rules, an entity with an attributable interest in one radio station is considered also to have an attributable interest in any other radio station in the same market for which the first radio station provides the programming for more than 15% of the broadcast time, on a weekly basis. As a result, such programming arrangements may not be entered into by radio station combinations that could not be commonly owned under FCC rules.

     The FCC's cross-ownership rules prohibit the common ownership of attributable interests in certain combinations of media outlets serving the same geographic area. Under these rules, a single entity may not have an attributable interest in: (i) both a radio station and a television station that serve specified overlapping areas; (ii) a daily newspaper and either a radio station or a television station that serve specified overlapping areas; or (iii) a television station and a cable television system that serve specified overlapping areas. (The 1996 Act deleted the statutory prohibition on a single entity owning both a television station and a cable television system in the same market, but did not require the FCC to change its rule that imposes this restriction.) The FCC has established a liberal waiver policy to permit common ownership of a radio station and a television station in any of the nation's 25 largest markets, and in some circumstances involving failed stations and in other situations where more stringent waiver standards can be met. The 1996 Act extends this waiver policy to the top 50 markets. In addition, legislative proposals have been made from time to time to liberalize or strengthen these prohibitions. See "Proposed Changes."


     In cases involving competing media in the same market, FCC policy in certain instances prohibits common ownership interests under its cross-interest policy even if the interests involved are non-voting or other non-attributable interests not specifically forbidden under the FCC's cross-ownership rules. The FCC has initiated proceedings to inquire whether it should change or eliminate this policy, covering joint ventures and common key employees. The policy does not necessarily prohibit these interests, but may require that the FCC consider whether they could have a significant adverse affect on programming diversity and competition in the market. See "Proposed Changes."

     In cases where one person or entity (such as Mr. Paxson in the case of the Company) holds more than 50% of the combined voting power of the common stock of a broadcasting corporation, a minority shareholder of the corporation generally would not acquire an attributable interest in the corporation. Any attributable interest by any shareholder in another broadcast station or daily newspaper in a market where such a corporation owns or seeks to acquire a station may still be subject to review by the FCC under its cross-interest policy, and could result in the Company's being unable to obtain from the FCC one or more authorizations needed to acquire other broadcast stations. Furthermore, if a majority shareholder of a company (such as Mr. Paxson in the case of the Company) were no longer to hold more than 50% of the combined voting power of the common stock of the Company, the interests of minority shareholders that had theretofore been considered non-attributable could become attributable, with the result that any other media interests held by such shareholders would be combined with the media interests of such company for purposes of determining the shareholders' compliance with FCC ownership rules. In the event of any noncompliance, steps required to achieve compliance could include divestitures by either the shareholder or the affected company. Furthermore, other media interests of shareholders having or acquiring an attributable interest in such a company could result in the company's being unable to obtain FCC consents for future acquisitions. Conversely, the Company's media interests could operate to restrict other media investments by shareholders having or acquiring an interest in the Company.


     Under the Communications Act, no FCC broadcast license may be held by a corporation of which any officer or director is an alien or of which more than one-fifth of its capital stock is owned of record or voted by aliens or their representatives or by a foreign government or representative thereof, or by any corporation organized under the laws of a foreign country (collectively "Aliens"). Furthermore, the Communications Act provides that no FCC broadcast license may be granted to any corporation directly or indirectly controlled by any other corporation of which more than one-fourth of its capital stock is owned of record or voted by Aliens if the FCC should find that the public interest would be served by the refusal of such license. Restrictions on alien ownership also apply, in modified form, to other types of business organizations, including partnerships.



     Programming and Operation. The Communications Act requires broadcasters to serve the public interest. Since the late 1970's, the FCC gradually has relaxed or eliminated many of the more formalized procedures it developed to promote the broadcast of certain types of programming responsive to the needs of a station's market. Nevertheless, broadcast licensees continue to be required to present programming that responds to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from listeners or viewers about a broadcast station's programming often will be considered by the FCC when it evaluates renewal applications of a licensee, although such complaints may be filed at any time.


     Broadcast of obscene or indecent material is regulated by the FCC as well as by state and federal law. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertising of contests and lotteries, and technical operations, including limits on radio frequency radiation. In addition, licensees must develop and implement affirmative action programs designed to promote equal employment opportunities, and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a renewal application. Pursuant to the Children's Television Act of 1990, the FCC has adopted rules limiting advertising in children's television programming and required that television broadcast stations serve the educational and informational needs of children. The Children's Television Act specifically requires that the FCC consider compliance with these obligations in deciding whether to renew a television broadcast license.


     Failure to observe these or other rules and policies can result in the imposition of various sanctions, including monetary forfeitures, the grant of short term renewals or, for particularly egregious violations, the denial of a license renewal application or the revocation of a license.


     Time Brokerage Agreements. Over the past several years a significant number of radio broadcast licensees, including certain of the Company's subsidiaries, have entered into time brokerage agreements. While these agreements may take varying forms, under a typical time brokerage agreement separately-owned and licensed radio stations agree to enter into arrangements of varying sorts, subject to compliance with the requirements of antitrust laws and with the FCC's rules and policies. These arrangements are subject under FCC rules and regulations to maintenance by the licensee of each station of independent control over the programming and station operations of its own station.

     Typically, a time brokerage agreement is a programming agreement between two separately owned radio stations serving a common service area, whereby the licensee of one station programs substantial parts of the broadcast day on the other licensee's station, subject to ultimate editorial and other controls being exercised by the licensee of the brokered station. The broker then sells advertising time during such program segments for its own account. Such arrangements are an extension of the concept of time brokerage, under which a licensee of a station sells the right to broadcast blocks of time on its station to an entity or entities which program the blocks of time and sell their own commercial advertising for their own account during the time periods in question.

     The FCC has determined that issues of joint advertising sales should be left to antitrust enforcement. In addition, it has specifically exempted time brokerage agreements from its cross-interest policy. Furthermore, the FCC and the staff of the FCC's Mass Media Bureau have held that time brokerage agreements do not per se constitute a transfer of control and are not contrary to the Communications Act provided that the licensee of the station maintains ultimate responsibility for and control over operations of its broadcast station (including, specifically, control over station finances, licensee personnel and programming) and complies with applicable FCC rules and with antitrust laws. Thus far, the FCC has not considered what relevance, if any, a time brokerage agreement may have upon its evaluation of a licensee's performance at renewal time.


     Under certain circumstances, the FCC will consider a station brokering time on another radio station serving the same market to have an attributable ownership interest in the brokered station for purposes of the FCC's radio local ownership rules. In particular, a radio broadcast station is not permitted to enter into a time brokerage agreement giving it the right to program more than 15% of the broadcast time, on a weekly basis, of another local station that it could not own under the FCC's revised local radio duopoly multiple ownership rules. Nevertheless, radio time brokerage agreements entered into before September 16, 1992 are generally grandfathered. The FCC has no present rules on the attribution of television time brokerage agreements as it does with radio time brokerage agreements. The FCC has adopted an interim policy on the grant of transfer and assignment applications that include television time brokerage agreements and the FCC is now considering whether to adopt rules governing television time brokerage agreements. The 1996 Act grandfathered time brokerage agreements existing at the time of its passage and included a provision that the broadcast ownership section of the act is not to be construed to prohibit the origination, continuation or renewal of any television time brokerage agreement that complies with FCC regulations. See "Proposed Changes."



     The FCC rules also prohibit a radio broadcast licensee from simulcasting more than 25% of its programming on another station in the same radio broadcast service (that is, AM-AM or FM-FM) whether it owns both stations or operates both through a time brokerage agreement if the brokered and brokering stations serve substantially the same geographic area.


     "Must Carry"/Retransmission Consent. Some provisions of the 1992 Cable Act and the implementing rules adopted by the FCC, such as signal and carriage and equal employment opportunity requirements, directly affect television broadcasting. Other provisions, although focused exclusively on the regulation of cable television, may indirectly affect the Company because of the competition between over-the-air television stations and cable systems.


     The 1992 Cable Act contains broadcast signal carriage requirements that allow local commercial television broadcast stations to elect once every three years to require a cable system to carry the station on certain designated cable channels subject to certain exceptions, or to negotiate for retransmission consent to carry the station. A cable system generally is required to devote up to one-third of its activated channel capacity for the mandatory carriage of local commercial television stations. Local non-commercial television stations are also given mandatory carriage rights; however, such stations are not given the option to negotiate retransmission consent for the carriage of their signals by cable systems. Additionally, cable systems are required to obtain retransmission consent for all distant commercial television stations (except for commercial satellite-delivered independent superstations such as WTBS), commercial radio stations and certain low power television stations carried by such systems after October 6, 1993.



     On April 8, 1993, a special three-judge federal district court issued a decision upholding the constitutional validity of the mandatory signal carriage requirements. In June 1994, the United States Supreme Court vacated this decision and remanded it to the district court to determine, among other matters, whether the statutory carriage requirements are necessary to preserve the economic viability of the broadcast industry. On December 12, 1995, a three-judge federal district court panel again upheld the constitutional validity of the mandatory signal carriage requirements, ruling that reasonable evidence supported Congress' conclusion that "must carry" rules are necessary to preserve the economic validity of the broadcast industry. The district court's decision has been appealed to the Supreme Court, but the mandatory broadcast signal carriage requirements will remain in effect pending the outcome of the further proceedings. The Company cannot predict whether the Supreme Court will ultimately uphold or strike down the mandatory signal carriage requirements. If a station is not carried by a cable system in its area or is shifted to an undesirable channel on such cable system, the station could experience a decline in viewership that could adversely affect its revenue, particularly revenue from stations carried on a cable system solely to comply with the "must carry" law (for example, if the Infomall programming competes with the cable system's own, similar non-broadcast offering).



     The 1996 Act allows for telephone companies to provide video programming as an "Open Video System." The FCC is required to adopt regulations mandating must carry for commercial and noncommercial stations and retransmission consent for these operators.



     The 1996 Act modified the way in which markets for carriage will be determined for purposes of the must-carry rules. The new act provides that, instead of using markets previously defined by the Arbitron ratings service, the FCC will determine a broadcast station's market by using commercial publications that delineate television markets based on viewing patterns. This modification will allow the FCC to use Nielsen's DMAs to delineate markets. The FCC is authorized to entertain requests for expansion or other modification of television station markets, and is now required to resolve any market modification request within 120 days after the request is filed or within 120 days of enactment of the 1996 Act, whichever is later. The grant of such requests by a licensee to extend its "must carry" rights into another ADI may fractionalize the viewing audience of other television stations already classified as entitled to "must carry" rights within the DMA.



     The 1996 Act also directs the FCC to adopt regulations to allow local exchange telephone companies to provide video programming either as cable operators or under the newly-established category of "Open Video Systems." If a local exchange telephone company decides to provide video programming as a cable operator, it will be subject to the same must-carry/retransmission consent requirements as a cable operator. The FCC also is directed to adopt rules requiring operators of Open Video Systems to be subject to regulations regarding "must carry" for commercial and noncommercial broadcast stations, network nonduplication, syndicated exclusivity protection and retransmission consent options. Operators of Open Video Systems will be required to carry identification of broadcast stations on any navigational device, guide, or menu that they have on their System.



     Equal Employment Opportunity Requirements. The 1992 Cable Act also codified the FCC's existing equal employment opportunity ("EEO") regulations and reporting forms used by television broadcast stations. In addition, as required by the 1992 Cable Act, the FCC has adopted rules providing for a review of the EEO performance of each television station at the mid-point in its license term (in addition to an examination at renewal time) and for the FCC to inform the licensee of any improvements in recruiting practices that may be needed as a result of the review. The FCC recently proposed rules that would reduce the EEO recordkeeping and filing requirements of certain categories of stations. The FCC has also proposed to give broadcasters credit for using the recruiting resources of a central source, such as a state broadcast association, and has proposed to adopt guidelines for imposing forfeitures for EEO violations.


     Syndicated Exclusivity/Territorial Exclusivity. The FCC has imposed on cable operators syndicated exclusivity rules and expanded existing network non-duplication rules. These syndicated exclusivity rules allow local broadcast stations to require that cable operators black out certain syndicated non-network programming carried on distant signals (that is, signals of broadcast stations, including so-called super stations, which serve areas substantially removed from the cable system's local community). The network non-duplication rules allow local broadcast network affiliates to require that cable operators black out duplicating network broadcast programming carried on more distant signals that are not significantly viewed over the air.


     Prime Time Access Rules. The FCC's prime time access rule places programming restrictions on affiliates of major national television networks. In the past, this rule restricted affiliates of networks in the 50 largest television markets (as defined by the rule) generally to no more than three hours of network programming during the four hours of prime time. Recently, the FCC changed its definition of network to include those entities that deliver more than 15 hours of prime time programming (a term defined in those rules) to affiliates reaching 75% of the nation's television homes. Under this definition, certain national television networks are not subject to the prime time access rule. In July 1995, the FCC issued an order repealing the prime time access rules, subject to a one-year transition period during which the rules will continue in effect. If the order is not modified or overturned, the prime time access rules will terminate on August 30, 1996. The Company cannot predict what effect the repeal of the rules may have on the operation of its network-affiliated television stations or the market for syndicated television programming.



     V-Chip. The 1996 Act encourages the industry to establish a ratings system for video programming. If the industry fails to establish such a ratings system within one year, the FCC is directed to appoint a Committee to recommend a ratings system. The 1996 Act also requires the inclusion of an electronic device (the "V-Chip") in new television sets, which will enable parents to block programming that contains a certain rating.


     Television and radio broadcast stations also may be subject to a number of other federal, state and local regulation, including regulations of the Federal Aviation Administration affecting tower height and marking, and federal, state and local environmental and land use restrictions and general business regulation, and a variety of local regulatory concerns.

     Proposed Changes. The Congress and the FCC have under consideration, and in the future may consider and adopt, new laws, regulations and policies involving a wide variety of matters that could affect, directly or indirectly, the operation, ownership and profitability of the Company's broadcast stations, result in the loss of audience and advertising revenue for the Company's broadcast stations and affect the ability of the Company to acquire additional broadcast stations or finance such acquisitions.


     Implementation of Amendments to the Communications Act. The 1996 Act is one of the most significant changes to the Communications Act since its adoption in 1934. The 1996 Act expressly requires the FCC to change its rules in many significant respects, and additional rule making proceedings may be required to adapt present FCC requirements to the new law. As the 1996 Act only recently has been passed and become law and the FCC has not yet begun the proceedings that the 1996 Act requires, it remains to be seen how the FCC will interpret certain provisions of the 1996 Act. Although the focus of the 1996 Act is on telephony, the Act will result in changes to several provisions of the law relating to broadcasters.



     --FCC Proceedings to Revise Broadcast Ownership Rules. The FCC has several pending rule making proceedings to consider aspects of its ownership rules affecting broadcasting that predate the enactment of the 1996 Act. The passage of the 1996 Act will affect the outcome of these proceedings, and the FCC may initiate new or further proceedings to consider some of these matters in view of the new amendments to the Communications Act. In January 1995, the FCC issued a further notice of proposed rule making which proposed the following changes in regulations governing television broadcasting: (i) modifying the reach discount as it applies to UHF stations; (ii) narrowing the geographic area where common ownership restrictions would be triggered by limiting it to overlapping Grade A contours rather than Grade B contours and by permitting (or granting waivers in particular cases or markets) certain UHF/UHF or UHF/VHF overlaps; (iii) relaxing the rules prohibiting cross-ownership of radio and television stations in the same market to allow certain combinations where there remain alternative outlets and suppliers to ensure diversity; and (iv) treating television time brokerage agreements the same as radio time brokerage agreements which would presently preclude certain television time brokerage agreements where the programmer owns or has an attributable interest in another television station in the same market. In June 1995, the FCC announced an interim policy for processing television transfer and assignment application that include time brokerage agreements. Pending the adoption of new rules, the FCC has stated that it will not grant applications that propose a time brokerage arrangement if the arrangement also includes both debt financing by the time broker and an option for the time broker to purchase the brokered station. The FCC has stated that it will continue to grant applications with time-brokerage arrangement if they include only one of those elements (that is, either debt financing by the broker or an option of the time broker to purchase). Adoption of the most restrictive proposals in this proceeding could limit the Company's alternatives for entering into new time brokerage agreements and making new broadcast acquisitions and, if existing arrangements are not grandfathered, could require the Company to modify or terminate certain of its time brokerage agreements.


     In January 1995, the FCC issued a further notice of proposed rule making that combined several long-pending proceedings to consider changes in its ownership rules and policies. In the new proceeding, the FCC is considering, among other things, (i) whether to make non-voting stock interests attributable;
(ii) whether to change attribution thresholds; (iii) how to treat limited liability companies for purposes of attribution; (iv) whether to extend the cross-interest policy to require review of multi-layered business relationships, including debt relationships, that now are not subject to scrutiny; and (v) whether to change the insulation standards for non-attribution of limited partnership interests. Adoption of the most restrictive alternatives available to the FCC could require that the Company, in assessing acquisition and compliance strategies, take into account additional interests in itself and its principals that are now exempt from FCC ownership regulation, and potentially divest or restructure some interests.

     In a second notice of proposed rule making the FCC is seeking comment on whether the FCC should relax attribution and other rules to facilitate greater minority and female ownership.


     The 1996 Act directs the FCC to conduct biannual review of its broadcast ownership rules, to determine whether the rules continue to be in the public interest, and to repeal or modify regulations found to no longer serve the public interest.



     FCC Inquiry on Broadcast of Commercial Matter. The FCC also has initiated a notice of inquiry proceeding seeking comment on whether the public interest would be served by establishing limits on the amount of commercial matter broadcast by television stations. No prediction can be made at this time as to whether the FCC will propose any limits on commercial advertising at the conclusion of its deliberation or the effect the imposition of limits on the commercial matter broadcast by television stations would have upon the Company's operations.


     Digital Audio Broadcasting. The FCC recently has allocated spectrum to a new technology, digital audio broadcasting ("DAB"), to deliver satellite-based audio programming to a national or regional audience and is considering rules for a DAB service. DAB may provide a medium for the delivery by satellite or terrestrial means of multiple new audio programming formats with compact disc quality sound to local and national audiences. It is not known at this time whether this technology also may be used in the future by existing radio broadcast stations either on existing or alternate broadcasting frequencies. In addition, applications by several entities currently are pending at the FCC for authority to offer multiple channels of digital, satellite-delivered S-Band aural services that could compete with conventional terrestrial radio broadcasting. These satellite radio services use technology that may permit higher sound quality than is possible with conventional AM and FM terrestrial radio broadcasting. Thus far, the FCC has not granted the pending requests for authorizations to offer satellite radio, nor has it adopted rules for the proposed satellite radio service. Implementation of DAB would provide an additional audio programming service that could compete with the Company's radio stations for listeners, but the effect upon the Company cannot be predicted.


     Advanced High Definition Television System. The FCC has also begun to adopt rules for implementing advanced (high definition) television ("ATV") in the United States. Implementation of ATV service should improve the technical quality of television broadcasts. In anticipation of the implementation of ATV operations, the 1996 Act directs the FCC to adopt ATV technical standards and other rules necessary to protect the public interest. The FCC is authorized (but not required) to establish minimum hours of ATV operation. The act also provides for the FCC to limit the eligibility for ATV licenses to existing television licensees and permittees. The FCC is directed to condition ATV licenses on recapture of either the new ATV spectrum or television licensees' initial spectrum, but neither the timetable nor the subsequent use of recaptured spectrum is specified. Ten years after it first issues ATV licenses, however, the FCC must evaluate its regulation and public acceptance of ATV, including possible alternative uses of and reduction in ATV spectrum.



     The FCC is required to adopt rules permitting ATV licensees to offer "ancillary or supplementary services" on newly-available ATV spectrum, so long as such services are consistent with the FCC's ATV standards; do not derogate required ATV services, including high definition television; and are regulated in the same manner as similar non-ATV services. Ancillary or supplementary services will not have must-carry rights on cable television systems. All services using ATV spectrum must be consistent with the public interest and renewal applicants will be required to establish that all conventional and ATV program services are in the public interest. Failure to comply with FCC requirements governing ancillary or supplementary ATV services will reflect adversely on renewal qualifications.



     Licensees which use ATV frequencies to provide ancillary or supplementary services on a subscription or similar paid basis (commercially-supported non-subscription broadcasting is excluded) will be required to pay annual fees, based on the amount of spectrum being used and the time it is used for ancillary and supplementary services. The fee is not to exceed the amount which would have been received had the spectrum been auctioned for similar uses.


     The FCC has decided that it will set aside specific new channel allotments for ATV service. Initial eligibility for these channels will be limited to existing television licensees. The FCC has not yet adopted a new technical standard for ATV, nor has it adopted a new Table of Allotments for ATV channels.

     Under the FCC's current plan for phasing in ATV service, each television station would be able to continue to provide conventional television service on its regular channel until advanced television service has become the prevalent medium. In August 1995, the FCC issued its Fourth Further Notice of Proposed Rule Making and Third Notice of Inquiry in its ATV proceeding. The notice and inquiry requested public comment on a number of issues in connection with the establishment of ATV television broadcasting, including: (i) procedures and timetables for existing broadcasters to move to ATV channels and relinquish their present spectrum; (ii) restrictions on the use of ATV channels during the transition period; (iii) the effect of conversion to digital transmission on a broadcaster's public interest obligations; (iv) incentives for the rapid adoption of ATV transmission technologies by broadcasters and by the public, and
(v) the impact of ATV on cable television carriage or retransmission consent. Fifteen years after the start date, television broadcasters would be required to surrender their conventional television licenses. Implementation of ATV service is likely to impose additional costs on television stations providing new service due to increased equipment costs. While the Company believes the FCC will authorize ATV, the Company cannot predict when such authorization might be given or the effect such authorization might have on the Company's business.


     Other changes that may result from matters under consideration by the FCC or the Congress include: (i) spectrum use or other fees on FCC licensees; (ii) the FCC's EEO rules and other matters relating to female or minority involvement in the broadcasting industry; (iii) rules relating to political broadcasting;
(iv) technical and frequency allocation matters; (v) changes in the FCC's cross-interest, multiple ownership and cross-ownership rules and policies; (vi) changes in the tax deductibility of advertising expenses; (vii) changes in standards governing the evaluation and regulation of television programming directed toward children, and violent or indecent programming; and (viii) changes in regulation of the relationship between major television networks and their affiliates.


     The foregoing is only a brief summary of certain provisions of the Communications Act and of specific FCC and other regulations. Reference is made to the Communications Act, FCC regulations, and the public notices and rulings of the FCC for further information concerning the nature and extent of federal regulation of broadcast stations.

EMPLOYEES

     As of December 31, 1995, the Company had approximately 714 full-time employees and approximately 202 part-time employees, for a total of 916 employees. None of its employees is represented by a labor union. The Company considers its relations with its employees to be good.

SEASONALITY

     Seasonal revenue fluctuations are common within the radio and television broadcasting industry and result primarily from fluctuations in advertising expenditures by local retailers. Paxson Radio and Paxson Network-Affiliated Television generally experience their lowest revenue for the year in the first quarter, whereas the highest revenue for the year generally occurs in the fourth fiscal quarter. Because of the short operating history, the Company's ability to assess the effects of seasonality on inTV is limited. It appears, however, that inTV may experience its highest revenues during the first and fourth quarters.

PATENTS AND TRADEMARKS


     The Company has 21 registered trademarks and 11 trademark registrations pending relating to its business. It does not own any patents or patent applications. The Company does not believe that any of its trademarks are material to its business or operations.


PROPERTIES AND FACILITIES

     The following table sets forth information with respect to the Company's offices and its studios and broadcast tower locations. Management believes that the Company's properties are in good condition and are suitable for its operations.


                                                                                 LEASE
                 MARKET(A)                       PROPERTY     OWNED/LEASED     EXPIRATION
--------------------------------------------  --------------  ------------   --------------
Miami, FL...................................  Studio/Offices  Owned
                                              WLVE-FM Tower     Leased..     January 2000
                                              WZTA-FM Tower     Leased..     April 2007
                                              WINZ-AM Tower     Owned
                                              WFTL-AM Tower     Owned
Tampa, FL...................................  Studio/Offices  Leased         May 1998
                                              WHNZ-AM Tower     Owned
                                              WHPT-FM Tower     Owned
                                              WNZE-AM Tower     Owned
                                              WSJT-FM Tower     Owned

                                                                                 LEASE
                 MARKET(A)                       PROPERTY     OWNED/LEASED     EXPIRATION
--------------------------------------------  --------------  ------------   --------------
Orlando, FL.................................  Studio/Offices  Leased         March 2002
                                              WJRR-FM Tower     Leased       April 2000
                                              WMGF-FM Tower     Leased       February 2001
                                              WWNZ-AM Tower     Owned
                                              WWZN-AM Tower     Owned
Jacksonville, FL............................  Studio/Offices  Leased         February 1999
                                              WROO-FM Tower     Leased       March 1999
                                              WPLA-FM Tower     Owned
                                              WNZS-AM Tower     Leased       Perpetual
                                              WZNZ-AM Tower     Owned
Cookeville, TN..............................  Studio/Offices  Leased         December 1998
                                              WGSQ-FM Tower     Leased       July 2007
                                              WPTN-AM Tower     Owned
Los Angeles, CA.............................  Studio/Offices  Leased         October 1998
                                              Tower             Leased       June 2005
                                              Sales Office      Leased       July 1998
Philadelphia, PA............................  Studio          Leased         September 2000
                                              Tower             Owned
San Francisco, CA...........................  Studio/Offices  Leased         June 2005
                                              Tower             Leased       June 2020
Boston, MA..................................  Studio/Offices  Leased         February 2006
                                              Tower             Leased       June 2026
Atlanta, GA.................................  Studio/Offices  Leased         June 2001
                                              Tower             Leased       October 2015
Houston, TX.................................  Studio/Offices  Leased         October 1998
                                              KTFH-TV Tower     Owned
                                              K33DB Tower       Leased       January 1997
Hartford, CT................................  Studio          Leased         October 1999
                                              Tower             Leased       October 2035
West Palm Beach, FL.........................  Studio/Offices  Leased         October 1998
                                              Tower             Owned
                                              Headquarters      Owned
Cleveland, OH...............................  Studio          Owned
                                              Tower             Owned
Washington, D.C.............................  Studio          Owned
                                              Tower             Owned
New York, NY................................  Studio          Leased         March 2001
                                              Tower             Leased       March 2006


---------------


(a) Market listed may differ from actual location


LEGAL PROCEEDINGS

     The Company is involved in litigation from time to time in the ordinary course of its business. In the opinion of management, no material legal proceedings are pending to which the Company, or any of its property, is subject.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information concerning the Company's directors and executive officers.


               NAME                  AGE                         POSITION
-----------------------------------  ---   ----------------------------------------------------
Lowell W. Paxson...................  60    Chairman of the Board, Chief Executive Officer and
                                             Director
James B. Bocock....................  51    President, Chief Operating Officer and Director
Dean M. Goodman....................  48    President, inTV and Paxson Network-Affiliated
                                           Television
Jon Jay Hoker......................  57    President, Paxson Radio
Arthur D. Tek......................  46    Vice President, Treasurer, Chief Financial Officer
                                           and Director
Anthony L. Morrison................  34    Vice President, Secretary and General Counsel
Michael J. Marocco.................  37    Director
John A. Kornreich..................  50    Director
J. Patrick Michaels, Jr. ..........  51    Director
S. William Scott...................  62    Director
Bruce L. Burnham...................  62    Director


     Lowell W. Paxson has been Chairman of the Board, Chief Executive Officer and a Director of the Company since its inception. Mr. Paxson was the creator, co-founder and president of Home Shopping Network, Inc. ("HSN"), a position he held from HSN's inception in May 1985 to December 1990. He remained a consultant to HSN through 1994. Mr. Paxson was a pioneer in the home shopping concept on radio beginning in 1977, which he later transferred to television through HSN. Mr. Paxson has been involved in radio for over 40 years, during which time he owned a majority interest in a number of radio stations. At HSN, in which he was a major initial stockholder, he was actively involved in the acquisition and operation of ten television stations which were later spun-off by HSN as Silver King Communications, Inc. Mr. Paxson earned his Bachelor's degree from Syracuse University in 1956. He served as a U.S. Army captain from 1956 to 1957. Mr. Paxson served on the boards of a variety of charitable, civic and educational institutions. He holds memberships in the National Cable Television Association and the National Association of Broadcasters.

     James B. Bocock has been President and Chief Operating Officer of the Company since July 1991 and has been a Director since January 1994. Mr. Bocock was Vice President -- Broadcast Affiliations for HSN from September 1986 to June 1991. While at HSN, Mr. Bocock negotiated HSN's acquisition of several full and low power television stations. Mr. Bocock, a former radio station owner, has been involved in broadcasting since 1962, including service as the general manager of a number of radio stations throughout the United States.

     Dean M. Goodman has been President of inTV and Paxson Network-Affiliated Television since January 1995. Mr. Goodman joined the Company in 1993 and prior to becoming President of Paxson Communications Television, Inc., was the General Manager of the Company's Miami radio group. Prior to joining the Company in 1993, Mr. Goodman was Executive Vice President of the television and radio broadcast group of Gilmore Broadcasting Corp. Prior to joining Gilmore Broadcasting Corp., Mr. Goodman was Vice President and General Manager of Southwest Radio, Inc. and Community Service Broadcasters, Inc. Since 1993, Mr. Goodman has served as chairman of the Florida Association of Broadcasters, and has been a director of the National Association of Broadcasting since January 1995.

     Jon Jay Hoker has been the President of Paxson Radio since January 1995. From April 1994 to January 1995 he was President of Paxson Networks, Inc. Mr. Hoker is a former radio group owner, having formed Hoker Broadcasting in 1985. Prior to forming his own group, Mr. Hoker was a vice president with Belo Broadcasting from 1982 to 1985. Mr. Hoker was responsible for overall operations of radio stations in Dallas and Denver as well as overseeing all radio acquisitions. Mr. Hoker began his broadcast career with ABC, where he worked from 1971 to 1981.

     Arthur D. Tek has been Vice President and Chief Financial Officer of the Company since December 1992. He has been Treasurer and a Director of the Company since January 1994. Prior to joining the Company, Mr. Tek was Chief Financial Officer and Controller of Chase Communications, Inc., a television and radio broadcasting firm, from February 1990 to December 1992. Mr. Tek was Vice President -- Finance for SunGroup, Inc., a radio station group, from November 1986 to February 1990. Mr. Tek has been a director of the Broadcast Cable Financial Management Association since June 1995.

     Anthony L. Morrison has been Vice President, Secretary and General Counsel since February 1995. He was an attorney in the New York office of the law firm of O'Melveny & Myers from June 1990 to February 1995, with a practice consisting of banking, finance, and general corporate matters. Mr. Morrison was an attorney with the New York office of White & Case from November 1987 to June 1990.

     Michael J. Marocco has served as a Director since December 1993. He has been the President of Sandler Media Group, Inc. since May 1989. Mr. Marocco has been a general partner of Sandler Associates since 1993 and, through affiliates, a general partner of the Sandler Partnerships (as defined herein). Mr. Marocco is a principal of certain other investment partnerships that invest primarily in companies in the communications industry. The Sandler Partnerships hold an equity interest in the Company. See "Principal and Selling Stockholders." He was a Vice President at Morgan Stanley & Co. Inc., serving in its communications group, from 1984 to 1989. Mr. Marocco is a director of YES Entertainment, Inc.

     John A. Kornreich has served as a Director since December 1993. He joined Sandler Media Group, Inc. in 1988 and is a general partner of Sandler Associates and, through affiliates, a general partner of the Sandler Partnerships and the 21st Century Communications Partnership. The Sandler Partnerships hold an equity interest in the Company. See "Principal and Selling Stockholders." In 1986, Mr. Kornreich formed J.K. Media , L.P., a private investment partnership funded primarily by communications industry executives, for which Mr. Kornreich serves as the sole general partner.

     J. Patrick Michaels, Jr. has been serving as a Director since February 1995. Mr. Michaels founded and since 1973 has been the Chairman of the Board of Directors and Chief Executive Officer of Communications Equity Associates, Inc. ("CEA"), a firm that specializes in providing financial services to a variety of organizations in the media, communications and entertainment industries. During 1973, Mr. Michaels was Vice President of Cable Funding Corporation, a specialized finance company lending to the cable television industry. From October 1968 through December 1972, Mr. Michaels served as one of the original employees and Vice President of TM Communications, the cable subsidiary of The Times Mirror Company. Mr. Michaels holds equity interests in a number of media companies, some of which may be deemed competitive with the Company. Mr. Michaels is the Vice Chairman of the Board of Directors, Acting President and Acting Chief Operating Officer of Video Jukebox Network, Inc.

     S. William Scott has been serving as a Director since February 1995. From 1983 to 1987, Mr. Scott was Executive Vice President, Westinghouse Broadcasting Television Group. From 1981 through the end of 1983, Mr. Scott served as President and Chief Operating Officer of a Westinghouse Broadcasting/American Broadcasting Company joint venture for cable television known as the Satellite News Channels. Currently, Mr. Scott provides consulting services to various media companies, including the Company.


     Bruce L. Burnham has been serving as a director since February 1996. Mr. Burnham has been President of The Burnham Group, a retail consulting and marketing firm, since 1993. From 1981 to 1984, Mr. Burnham was Chairman and Chief Executive Officer of Dayton's Department Stores, headquartered in Minneapolis, and from 1979 to 1980 was President and Chief Executive Officer of Bonwit Teller in New York City. Mr. Burnham is currently a director of Financial Benefit Group, Inc. and J.B. Rudolph, Inc.


     All officers are elected until the next annual meeting of the Board of Directors or until their respective successors are chosen and qualified. Directors serve for a one-year term or until their successors are elected.

BOARD COMMITTEES

     The Company's Board of Directors appointed a Compensation Committee and an Audit Committee in February 1995. Neither committee existed in 1994. The Compensation Committee consists of Lowell W. Paxson, Michael J. Marocco, and John A. Kornreich. The Compensation Committee recommends to the Board both base salary levels and bonuses for the Chief Executive Officer and the other officers of the Company. The Compensation Committee also reviews and makes recommendations with respect to the Company's existing and proposed compensation plans, and serves as the committee responsible for administering the Company's Stock Incentive Plan. Until February 1995, the Compensation Committee's functions were exercised by the Board of Directors.


     The Audit Committee consists of Bruce L. Burnham, Michael J. Marocco, and John A. Kornreich. The duties of the Audit Committee are to recommend to the Board of Directors the selection of independent certified public accountants, to meet with the Company's independent certified public accountants to review the scope and results of the audit, and to consider various accounting and auditing matters related to the Company, including its system of internal controls and financial management practices. Until February 1995, the Audit Committee's functions were exercised by the Board of Directors.


     The Company does not have a nominating committee. This function is performed by the Board of Directors.


     All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director receives separate compensation for services rendered as a director.


EXECUTIVE COMPENSATION


     The following table presents certain information concerning the compensation received or accrued for services rendered during the fiscal years ended December 31, 1995, 1994 and 1993 for the Company's Chief Executive Officer and four highest paid executive officers (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE


                                                                                  LONG-TERM COMPENSATION
                                                                                 -------------------------
                                                 ANNUAL COMPENSATION             NUMBER OF
                                        --------------------------------------   SECURITIES
                                                                OTHER ANNUAL     UNDERLYING    ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR   SALARY(1)    BONUS     COMPENSATION(2)    OPTIONS     COMPENSATION
-------------------------------  ----   ---------   --------   ---------------   ----------   ------------
Lowell W. Paxson...............  1995   $ 350,000   $    -0-      $     -0-            -0-       $  -0-
  Chairman and Chief Executive   1994         -0-        -0-            -0-            -0-          -0-
  Officer(3)                     1993         -0-        -0-            -0-            -0-          -0-
James B. Bocock................  1995     225,000        -0-        164,325        850,000          -0-
  President and Chief Operating  1994     160,000        -0-            -0-            -0-          -0-
  Officer                        1993     125,000        -0-            -0-            -0-          -0-
Dean M. Goodman................  1995     200,000     75,000        229,625        223,361          -0-
  President -- Paxson            1994     183,750    207,057            -0-            -0-          -0-
  Television                     1993     126,562     53,665            -0-            -0-          -0-
Jon Jay Hoker..................  1995     200,000     50,000        182,688        150,000          -0-
  President -- Paxson Radio(4)   1994     140,000     51,043            -0-            -0-          -0-
                                 1993         -0-        -0-            -0-            -0-          -0-

                                                                                  LONG-TERM COMPENSATION
                                                                                 -------------------------
                                                 ANNUAL COMPENSATION             NUMBER OF
                                        --------------------------------------   SECURITIES
                                                                OTHER ANNUAL     UNDERLYING    ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR   SALARY(1)    BONUS     COMPENSATION(2)    OPTIONS     COMPENSATION
-------------------------------  ----   ---------   --------   ---------------   ----------   ------------
Arthur D. Tek..................  1995     150,000        -0-            -0-        150,000        3,000(5)
  Vice President, Treasurer,     1994     112,500        -0-            -0-            -0-          -0-
  and Chief Financial Officer    1993     100,000        -0-            -0-            -0-          -0-


---------------

(1) Includes amount Named Executive Officer elected to defer pursuant to the Company's Profit Sharing Plan.


(2) Represents the difference between the price paid by the Named Executive Officer upon the exercise of certain of his options granted under the Stock Incentive Plan and the fair market value of such securities at the time of exercise.


(3) Mr. Paxson has entered into a five and one-half year employment agreement that commenced on June 30, 1994. See "Employment Agreements."


(4) Mr. Hoker was employed by the Company commencing in January 1994.


(5) Represents relocation allowance in excess of general allowance under Company's relocation plan.


OPTION GRANTS IN 1995

     The following table sets forth certain information relating to option grants pursuant to the Stock Incentive Plan in the year ended December 31, 1995 to the individuals named in the Summary Compensation Table above.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                          POTENTIAL REALIZABLE VALUES AT ASSUMED
                                                                                                  ANNUAL RATES OF STOCK
                   NUMBER OF SHARES OF                                                            PRICE APPRECIATION FOR
                      COMMON STOCK        % OF TOTAL OPTIONS     EXERCISE                             OPTION TERM(2)
                   UNDERLYING OPTIONS   GRANTED TO EMPLOYEES IN  PRICE PER   EXPIRATION   --------------------------------------
       NAME            GRANTED(1)             FISCAL YEAR          SHARE        DATE        0%(3)          5%            10%
------------------ -------------------  -----------------------  ---------   ----------   ----------   -----------   -----------
Lowell W.
  Paxson..........           -0-                   -0-%              N/A           N/A    $      -0-   $       -0-   $       -0-
James B. Bocock...       850,000                  46.1%            $3.42     2/12/2005     5,593,000    11,628,000    21,343,500
Dean M. Goodman...       223,361                  12.1%             3.42     2/12/2005     1,469,715     3,055,579     5,608,595
Jon Jay Hoker.....       150,000                   8.1%             3.42     2/12/2005       987,000     2,052,000     3,766,500
Arthur D. Tek.....       150,000                   8.1%             3.42     2/12/2005       987,000     2,052,000     3,766,500


---------------

(1) All options granted to the named executive officers were granted pursuant to the Stock Incentive Plan. The options were granted pursuant to a five year vesting schedule retroactive to the executive's date of employment. All options are for Class A Common Stock.


(2) Potential realizable value is based on the assumed growth rates for the option term. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, therefore, there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.


(3) Denotes realizable value at the date of grant which reflected a market value of $10.00 per share.


AGGREGATE OPTION EXERCISES IN 1995

     The following table sets forth certain information with responsible to the unexercised options to purchase. Class A Common Stock granted under the Stock Incentive Plan to the individuals named in the Summary Compensation Table above.


    AGGREGATE OPTIONS EXERCISED IN 1995 AND DECEMBER 31, 1995 OPTION VALUES



                                                                      NUMBER OF SECURITIES
                                                                     UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                                                           OPTIONS AT                IN-THE-MONEY OPTIONS
                                           SHARES                      DECEMBER 31, 1995           AT DECEMBER 31, 1995(1)
                                         ACQUIRED ON    VALUE     ----------------------------   ----------------------------
                 NAME                     EXERCISE     REALIZED   EXERCISABLE   NONEXERCISABLE   EXERCISABLE   NONEXERCISABLE
---------------------------------------  -----------   --------   -----------   --------------   -----------   --------------
Lowell W. Paxson.......................     -0-        $ -0-         -0-            -0-          $  -0-          $ -0-
James B. Bocock........................     15,000      164,325     665,000         170,000       7,866,950       2,011,100
Dean M. Goodman........................     20,000      229,625     113,361          90,000       1,341,061       1,064,700
Jon Jay Hoker..........................     15,000      182,688      15,000         120,000         177,450       1,419,600
Arthur D. Tek..........................     -0-          -0-         90,000          60,000       1,064,700         709,800


---------------

(1) Based on the public trading price of the Class A Common Stock of $15.25 on December 29, 1995.


STOCK INCENTIVE PLAN

     The Company established the Company's Stock Incentive Plan (the "Stock Incentive Plan") in November 1994 to provide incentives to officers and other employees who contribute significantly to the strategic and long-term performance objectives and growth of the Company. The Stock Incentive Plan is administered by the Compensation Committee of the Company's Board of Directors.

     The Stock Incentive Plan provides for the issuance of options, in the form of incentive stock options or non-qualified stock options, to officers and employees selected by the Compensation Committee. Under the Stock Incentive Plan, options exercisable for an aggregate amount of 2,143,575 shares of Class A Common Stock are available for issuance. The Company intends to either amend the Stock Incentive Plan or create an additional stock incentive plan to increase the number of shares available for options to 4,143,575, subject to approval by the Company's stockholders at the 1996 Annual Meeting. The exercise price per share of Class A Common Stock deliverable upon the exercise of each stock option is determined by the Compensation Committee at the date the stock option is granted and as provided in the terms of the Stock Incentive Plan. Stock options are exercisable in whole or in part on such date or dates as are determined by the Compensation Committee at the date of the grant. The Compensation Committee may, in its sole discretion, accelerate the time at which any stock option may be exercised. Stock options expire on the date or dates determined by the Compensation Committee at the time the stock options are granted. Holders of more than 10% of the combined voting power of the capital stock of the Company may be granted stock options, provided that the exercise price be 110% of the fair market value of Class A Common Stock as of the date of the grant, and provided that the term of the stock option shall not exceed five years after the date of the grant.

     Stock options granted under the Stock Incentive Plan may be exercised by the participant to whom granted or by his or her legal representative. If a Stock Incentive Plan participant's employment is terminated for cause, each stock option which has not been exercised shall terminate.

     The Compensation Committee also has the discretion to award restricted stock. Participants who receive restricted stock do not become 100% vested in their restricted stock until five years after the effective date of the award. During the restricted period prior to vesting, the participant may transfer the restricted stock to a trust for the benefit of the participant or an immediate family member, but may not otherwise sell, assign, transfer, give or otherwise dispose of, mortgage, pledge or encumber such restricted stock. The Compensation Committee may, in its discretion, provide that a participant shall be vested in whole or with respect to any portion of the participant's award not previously vested if the participant's employment with the Company is terminated because of death, disability or retirement.

PROFIT SHARING PLAN

     The Company has a profit sharing plan under Section 401(k) of the Internal Revenue Code (the "Profit Sharing Plan"). The Profit Sharing Plan provides that employees of the Company must complete one year of service in order to be eligible to defer salary and, if available, receive matching contributions under the Section 401(k) portion of the Profit Sharing Plan. Participants may elect to defer a specified percentage of their compensation into the Profit Sharing Plan on a pre-tax basis. The Company may, at its sole discretion, make matching contributions based on a percentage of deferred salary contributions at a percentage rate to be determined by the Board of Directors of the Company, which matching contributions may be in Company stock. In addition, the Company may make supplemental profit sharing contributions in such amounts as the Board of Directors of the Company may determine. Participants earn a vested right to their profit sharing contribution in increasing amounts over a period of five years. After five years of service, the participant's right to his or her profit sharing contribution vests 100%. Thereafter the participant may receive a distribution of the entire value of his or her account at age 55, 62 or 65 or upon termination of employment, death or disability.

EMPLOYMENT AGREEMENTS

     Mr. Paxson is employed as Chairman and Chief Executive Officer of the Company under an employment agreement. The agreement provides that Mr. Paxson will be employed for a five and one-half year period commencing on June 30, 1994, unless sooner terminated. Mr. Paxson began receiving an annual base salary of $350,000 commencing on January 1, 1995. Mr. Paxson's salary will be $385,000 in 1996, $423,500 in 1997, $465,850 in 1998 and $500,000 in 1999. In addition to the base salary, Mr. Paxson may receive an annual bonus at the discretion and in an amount set by members of the Compensation Committee that are not employees of the Company. Mr. Paxson's employment agreement is renewable for successive one-year terms, subject to good faith negotiation of its terms. Under the terms of the agreement, Mr. Paxson is eligible to participate in all employee benefit plans and arrangements that are generally available to other senior executives, and is entitled to vacation days in an amount determined annually by the Board of Directors after good faith negotiation. Mr. Paxson is reimbursed for all reasonable expenses incurred by him in the discharge of his duties, including entertainment and travel. Mr. Paxson's employment agreement is terminable by the Board of Directors before expiration for good cause, as defined in the agreement, or by Mr. Paxson for good reason, as defined in the agreement. In the event of Mr. Paxson's permanent disability or death, the Company will pay Mr. Paxson, or his estate, as the case may be, his then existing salary for the remaining term of the agreement, in the case of disability, or one year, in the case of death.

     In addition, Mr. Paxson is a party to a noncompete agreement with the Company for a period ending on December 31, 1999 or the date of a change of control (as defined with respect thereto) of the Company. See "Certain Transactions -- Home Shopping Network, Inc."

                              CERTAIN TRANSACTIONS

     Mr. Paxson is the Chairman and Chief Executive Officer of the Company. Messrs. Marocco and Kornreich are directors of the Company and principals of the Sandler Partnerships, which are significant stockholders of the Company. See "Principal and Selling Stockholders." Mr. Michaels is a director of the Company and the owner of CEA. Mr. Scott is a director of the Company and provides it certain consulting services. Set forth below is a description of certain transactions and relationships between Mr. Paxson, his affiliates and others and the Company, between the Sandler Partnerships and the Company, CEA and the Company and Mr. Scott and the Company.

     WFCT-TV Transactions. On December 17, 1993, BBTC entered into an agreement whereby CNI, a Section 501(c)(3) Florida non-profit corporation to which Mr. Paxson was a substantial contributor and of which he was a director, would make available to BBTC up to $3,120,000 for certain expenses in connection with the redemption of a limited partnership interest in BBTC and the construction of television station WFCT-TV, Bradenton, Florida (the "BBTC Loan Agreement"). In connection with the loan, BBTC granted to CNI an irrevocable, exclusive option to purchase the assets owned by BBTC that are used or useful in the construction or operation of WFCT-TV, including the licenses issued by the FCC for WFCT-TV, subject to the satisfaction of certain conditions and the receipt of necessary regulatory approvals. CNI's option may be exercised, subject to the prior approval of the FCC, at any time during the 10-year period beginning August 2, 1995. The price payable to BBTC upon exercise of the option is $91,000 in cash and the forgiveness of all outstanding indebtedness under the BBTC Loan Agreement, in the amount of $1,120,000 as of December 31, 1995. WFCT-TV commenced broadcasting operations on August 1, 1994.


     BBTC also entered into an agreement with a wholly-owned subsidiary of the Company as of December 17, 1993, under which the Company provides certain specified services relating to the construction and installation of WFCT-TV facilities. Pursuant to a time brokerage agreement, BBTC makes air-time available to CNI on WFCT-TV. In exchange for certain specified payments, BBTC has broadcast programming and commercial announcements produced by CNI.



     In connection with the foregoing transactions, Mr. Paxson agreed to lend CNI up to $3,120,000 to fund the loan to BBTC. On June 15, 1994, CNI and BBTC revised the BBTC Loan Agreement to reduce the maximum amount of the loan from $3,120,000 to $1,400,000, and to provide that BBTC lease rather than purchase the equipment and related tangible personal property required to construct WFCT-TV from the Company.



     Mr. Paxson assigned his rights and interests in the CNI loan to the Company in the amount of $1,120,000 (representing the then outstanding principal balance owed by CNI), and CNI agreed that the maximum principal amount of the loan would be reduced from $3,120,000 to $1,400,000. On June 15, 1994, CNI granted the Company the option to acquire the WFCT-TV assets from CNI for $191,000 after CNI exercises its option to purchase such assets from BBTC. On June 15, 1994, CNI assigned to the Company its rights and interests under the time brokerage agreement to provide up to 12 hours per day of programming on WFCT-

TV. In connection with the exercise of the Station Options, the Company exercised the option to acquire the WFCT-TV assets.



     Worship Channel Studio. On January 1, 1993, Mr. Paxson agreed to lend CNI up to $2,500,000 to fund CNI's acquisition of certain equipment and related tangible property used in the production of television programming. Mr. Paxson assigned his rights and interests under the loan to the Company in consideration for the Company's promissory note in the principal amount of $2,500,000, which the Company subsequently repaid. In accordance with the terms of an agreement dated as of June 15, 1994, CNI sold to the Company CNI's production assets in consideration for the cancellation of CNI's $2,500,000 promissory note held by the Company. CNI and the Company have also contracted, effective as of August 1, 1994, for the Company to lease CNI's television production and distribution facility for the purpose of producing television programming for the Infomall TV Network.



     Christian Network, Inc. The Company and CNI entered into an agreement in May 1994 (the "CNI Agreement") under which the Company agreed that, if the tax exempt status of CNI were jeopardized by virtue of its relationships with the Company and its subsidiaries, the Company would take certain actions to try and ensure that CNI's tax exempt status would no longer be so jeopardized. Such steps could include, but not be limited to, rescission of one or more transactions or payment of additional funds by the Company. The Company believes that all of its agreements with CNI have been on terms at least as favorable to CNI as it would obtain in arm's length transactions. The Company intends any future agreements with CNI to be at least as favorable to CNI as CNI would obtain in arm's length transactions. Accordingly, if the Company's activities with CNI are consistent with the terms governing their relationship, the Company believes that it will not be required to take any action under the CNI Agreement. However, there can be no assurance that the Company will not be required to take any actions under the CNI Agreement at a material cost to the Company. At December 31, 1995, the Company had made loans to CNI and its subsidiaries in an aggregate amount of $16.5 million to finance station acquisitions and related capital expenditures.



     Stockholders Agreement. On December 15, 1993, in connection with the issuance of the Company's Initial Senior Preferred Stock (as defined herein) and warrants to purchase shares of Class A Common Stock and Class B Common Stock, the Company entered into a stockholders agreement with two entities controlled by Lowell W. Paxson (collectively, "Management Investors"), and the four purchasers of the Initial Senior Preferred Stock (the "Sandler Group"), three of which are affiliates of Michael J. Marocco and John A. Kornreich, two directors of the Company. On December 22, 1994, in connection with the issuance of the Junior Preferred Stock and Series B Preferred Stock (as defined herein), the purchasers of the Junior Preferred Stock and warrants to purchase Class C Common Stock became parties to the stockholders agreement, which was amended and restated (as amended, the "Stockholders Agreement"). At the same time, the Sandler Group entered into an exchange agreement and consent with the Company under which certain call rights with respect to warrants held by the Sandler Group were terminated effective upon consummation of this Offering, the parties to the Stockholders Agreement further modified such agreement and the Sandler Group exercised certain of their warrants and exchanged them for the Series B Preferred Stock. The parties to the Stockholders Agreement further amended
certain provisions thereof on March   , 1996 in anticipation of, and primarily
conditioned upon the consummation of, the Offering. Such agreement, among other things, terminated the right of the holders of the Class A and Class B warrants ("Warrant Shares") to put such Warrant Shares to the Company, eliminated certain rights of the Sandler Group to approve certain investments by the Company, permitted the Company to redeem the Senior Preferred Stock on or after December 15, 1996 (a year earlier than previously) at a price of 105% of the liquidation price thereof, permitted the Company to issue 2,000,000 additional shares of stock (or options to purchase the same), permitted the Company to issue 125,000 shares of Common Stock (or options to purchase the same) at an exercise price of $3.42 per share, deleted certain restrictions on the Company's ability to acquire businesses in consideration for stock of the Company and modified certain rights of the parties to register Common Stock of the Company. The ownership interests of the Sandler Group in the Initial Senior Preferred Stock and Series B Preferred Stock are identical. The rights of the holders of Senior Preferred Stock and the Junior Preferred Stock differ in certain respects under the Stockholders Agreement.



     Under the terms of the Stockholders Agreement, each holder of Senior Preferred Stock has redemption rights that can be triggered by a change of control (as defined with respect thereto) of the Company, by certain bankruptcy-related events or any failure to select a successor to Mr. Paxson as Chairman and Chief Executive Officer in accordance with the succession provisions contained in the Stockholders Agreement. In addition, subject to certain limitations and only after December 15, 1999, each holder of Senior Preferred Stock has the right to require that any shares of Senior Preferred Stock held by such holder be purchased for cash by the Company.


     If a holder of Senior Preferred Stock chooses to exercise its put or similar rights with respect to Senior Preferred Stock or Warrant Shares and the Company is unable to purchase all of the shares on the applicable purchase date because of a material contractual obligation that prohibits such a repurchase, the Company is required to take reasonable actions to enable the Company to purchase the securities subject to the put notice, and is required to engage a nationally recognized investment banking firm in order to advise and assist the Company in connection with such actions.


     The Stockholders Agreement also grants to each holder of Senior Preferred Stock and each holder of Junior Preferred Stock the right of first refusal to purchase, subject to certain conditions, its pro rata share of any new securities the Company may issue. The Company must give each holder of Senior Preferred Stock and each holder of Junior Preferred Stock written notice of the Company's intention to issue certain new securities. Such holders have waived any right of first refusal to purchase any of the shares of Class A Common Stock offered hereby. The parties to the Stockholders Agreement have certain registration rights granted therein. See "Shares Eligible For Future
Sale -- Registration Rights."


     Airplane. During 1994, the Company purchased an aircraft for $250,000 from a company controlled by Mr. Paxson. The Company believes that the terms of such transaction were at least as favorable as it would have obtained in an arm's length transaction with an unaffiliated third party.


     Home Shopping Network, Inc. In connection with the departure in 1990 of Mr. Paxson from HSN, he executed a consulting agreement containing various restrictions upon activities by him that might be considered competitive with HSN, including activities as an investor in competitive and other enterprises. Although Mr. Paxson's consulting services to HSN terminated in 1994, certain of the restrictions survived. As the Company's business evolved, the possible effect of the consulting agreement upon Mr. Paxson's role as the Company's chief executive officer and controlling stockholder became unclear. The Company considered it advisable to eliminate doubts concerning, among other matters, Mr. Paxson's role as a chief executive officer and controlling stockholder as the Company's business developed, and the scope of HSN's rights under the consulting agreement. Accordingly, on August 25, 1995, the Company and Mr. Paxson agreed with HSN to, among other things, terminate HSN's rights under the consulting agreement in consideration of a payment to HSN by the Company of $1,200,000. In conjunction with this transaction Mr. Paxson advanced $1,200,000 to the Company in the form of a note bearing interest at 6%. The Company repaid the note in October 1995.



     Shortly before the transaction with HSN, Mr. Paxson agreed with the Company that upon termination of HSN's rights under the consulting agreement, he will not compete with the Company for a period ending on December 31, 1999 (the date that the HSN consulting agreement would have otherwise terminated) or the date of a change of control (as defined with respect thereto) of the Company. An intangible asset has been recorded for $1,200,000 which will be amortized through maturity of the agreement.



     Todd Communications, Inc. In 1993, Mr. Paxson contributed a demand note receivable in the amount of $1,750,000 from Todd Communications, Inc., a company which owns WFSJ-FM (St. Augustine, Florida) and is beneficially owned by a member of Mr. Paxson's family. The note receivable accrues interest at the short-term annual applicable federal rate prescribed by the Internal Revenue Service with the balance of principal and interest due upon demand. The Company also performs limited sales support and administrative functions for Todd Communications, Inc., under a joint sales agreement. Todd Communications, Inc. is billed for efforts expended on terms comparable to those generally available from unaffiliated third parties. Todd Communications also has a note outstanding to Mr. Paxson in the principal amount of $1,550,000. The Company has agreed to acquire Todd Communications for aggregate consideration of $5 million, consisting of the cancellation of Todd's note held by the Company in the principal amount of $1,750,000, assumption and immediate repayment by the Company of the note to Mr. Paxson and the issuance of shares of Class A Common Stock valued at $1.7 million.

     Whitehead Media. The Company initially financed the acquisition by Whitehead Media of each of WTVX-TV and WOAC-TV. Whitehead Media subsequently obtained refinancing from Banque Paribas, an affiliate of a holder of the Company's Junior Preferred Stock, and Canadian Imperial Bank of Commerce, an affiliate of one of the U.S. Underwriters, the proceeds of which were used to repay the debt owed by Whitehead Media to the Company and will be used to fund Whitehead Media's acquisition of WNGM-TV. The third party financing provided to Whitehead Media is unconditionally guaranteed by Mr. Paxson and Second Crystal Diamond, Limited Partnership ("Second Crystal"), an affiliate controlled by Mr. Paxson and through which he beneficially owns and controls a substantial portion of the Company's Class A Common Stock and Class B Common Stock. Such guarantees are secured by a pledge of a significant portion of Second Crystal's Class A Common Stock. The Company is permitted to operate stations WTVX-TV and WOAC-TV pursuant to time brokerage agreements and as a result of the third party financing to Whitehead Media has an option to purchase each of such stations, which options to purchase would otherwise be prohibited under FCC rules and regulations because each of such stations serves a market in which the Company has or will own another television station which also serves the same market.


     KLDT-TV. In connection with CNI securing the rights to acquire television station KLDT-TV in Dallas, Texas and, prior to such acquisition, operate the station pursuant to a time brokerage agreement, Mr. Paxson initially loaned CNI $1,000,000 to make a deposit with respect to such acquisition and guaranteed the obligations of CNI under the purchase agreement and the time brokerage agreement. On January 9, 1996, the Company purchased such note from Mr. Paxson at its face value.



     World Travelers Network. Effective January 1, 1996, Mr. Paxson purchased certain assets of World Travelers Network, Inc. ("WTN"), a wholly-owned subsidiary of the Company. WTN's business was unprofitable and the Company had determined to discontinue its operations. Mr. Paxson purchased all of the assets of WTN except for its accounts receivable for $70,322 in cash, which price was equal to the book value of such assets. WTN retained its accounts receivable and accounts payable. The parties agreed that if Mr. Paxson resells such assets at a profit prior to April 1, 1996, the amount of any profit will be paid to the Company.



     South Carolina Radio Network. Effective January 1, 1996, Mr. Paxson purchased from the Company certain assets of the Company's South Carolina Radio Network, an unprofitable business segment which the Company had determined to discontinue. Mr. Paxson purchased all of the assets of the South Carolina Radio Network other than cash and accounts receivable for $45,413 in cash paid to the Company, which price was equal to the book value of such assets. The Company retained the cash, accounts receivable and accounts payable of the South Carolina Radio Network operation. The parties agreed that if Mr. Paxson resold such assets at a profit prior to April 1, 1996, the amount of any profit would be paid to the Company. Mr. Paxson subsequently sold such assets to a third party for $150,000, with the excess over $45,413 being paid to the Company.



     Transfer of Partnership Interest. On January 26, 1996, the Company acquired certain interests in a partnership with a view to securing programming for its broadcast stations, and substantially concurrently with its acquisition, transferred a portion of its interest to Mr. Paxson for approximately $900,000, which amount equalled the consideration paid by the Company for its interests in the partnership.



     Communications Equity Associates, Inc. J. Patrick Michaels, Jr. is Chairman of the Board and Chief Executive Officer of CEA. Prior to his becoming a Director in February 1995, the Company engaged CEA as a financial advisor in connection with the private placements of the Senior Preferred Stock and Junior Preferred Stock and the Private Offering, as well as with the Company's various lending relationships. In connection with such matters, management of the Company believes that its arrangements with CEA have been, and will continue to be, on terms comparable to those generally available from unaffiliated third parties.



     S. William Scott, Consulting. S. William Scott has an arrangement with the Company pursuant to which he provides consulting services to the Company with respect to the development of its news programming for its radio and television broadcast business and its radio network business. During 1993, 1994 and 1995, Mr. Scott was paid $84,000, $84,000 and $80,000 respectively, for such services. Mr. Scott has been providing such services since before he became a Director.

                       PRINCIPAL AND SELLING STOCKHOLDERS



     The following table sets forth certain information as to the Company's voting securities beneficially owned as of February 15, 1996, and as adjusted to reflect the sale of the 11,500,000 shares of Class A Common Stock offered hereby by (i) each director of the Company, (ii) each Named Executive Officer, (iii) all directors and executive officers of the Company as a group, (iv) any person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, and (v) each Selling Stockholder.



                                              CLASS A                  CLASS B            PERCENTAGE                  PERCENTAGE
                                           COMMON STOCK              COMMON STOCK         OF VOTING                   OF VOTING
                                      -----------------------   ----------------------   POWER OF ALL                POWER OF ALL
   NAMES OF SELLING STOCKHOLDERS,                  PERCENT OF               PERCENT OF      COMMON      NUMBER OF       COMMON
      DIRECTORS AND EXECUTIVE         NUMBER OF     CLASS A     NUMBER OF    CLASS B     STOCK PRIOR      SHARES     STOCK AFTER
            OFFICERS(1)               SHARES(2)      SHARES     SHARES(2)     SHARES     TO OFFERING    OFFERED(3)     OFFERING
------------------------------------  ----------   ----------   ---------   ----------   ------------   ----------   ------------
DIRECTORS AND EXECUTIVE OFFICERS
Lowell W. Paxson(4).................  24,442,543      93.2%    8,311,639        100%         98.4%        306,000        89.0%
James B. Bocock(5)..................     665,000       2.5            --         --         *              33,000       *
Dean M. Goodman(5)..................     143,361      *               --         --         *              23,000       *
Jon Jay Hoker(6)....................      45,850      *               --         --         *              16,000       *
Arthur D. Tek(5)....................      90,000      *               --         --         *              23,000       *
Anthony L. Morrison(5)..............       5,000      *               --         --         *               5,000       *
Michael J. Marocco(7)(8)(9).........   2,419,252       8.4       806,417        8.8           8.9         318,801         7.3
John A. Kornreich(7)(8)(9)..........   2,419,252       8.4       806,417        8.8           8.9         318,801         7.3
Sandler Partnerships(8)(9)..........   2,419,252       8.4       806,417        8.8           8.9         318,801         7.3
J. Patrick Michaels, Jr.(10)........     200,000      *               --         --         *              21,000       *
S. William Scott(5)(11).............       8,000      *               --         --            --           5,000       *
Bruce L. Burnham....................           0        --            --         --            --               0          --
All directors and executive officers
  as a group(12)....................  28,019,006      94.0     9,118,056        100          98.7         750,801        90.0
OTHER SELLING STOCKHOLDERS
BT Capital Partners, Inc.(13).......          --        --            --         --            --         178,500          --
First Union Corporation of
  Virginia(14)......................          --        --            --         --            --         178,500          --
National Union Fire Insurance
  Company(15).......................     289,877       1.1        96,626        1.1           1.1          38,199         0.9
Union Ventures Corporation(16)......          --        --            --         --            --          24,000          --
PXN Investment Partnership(17)......     125,000      *               --         --         *              13,000       *
Robert W. Johnson, IV(18)...........     100,000      *               --         --         *              10,000       *
Smith PXN Company(19)...............      66,776      *               --         --         *               7,000       *
Other Selling Stockholders as a
  group.............................     582,253       2.2        96,626        1.1           1.4         449,199         1.1


---------------

  *  Less than one percent.

 (1) The address of all persons in this table, unless otherwise specified, is c/o Paxson Communications Corporation, 601 Clearwater Park Road, West Palm Beach, Florida 33401.


 (2) As used in this table, beneficial ownership means sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition, of a security). A person is deemed as of any date to have beneficial ownership of any security that such person has a right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the percentage ownership of any other person. This table does not include 4,853,628 shares of non-voting Class C Common Stock issuable upon the exercise of warrants. In addition, for purposes of this table, beneficial ownership does not include the number of shares of Class A Common Stock issuable upon conversion of Class C Common Stock even though such shares are convertible under certain circumstances into shares of Class A Common Stock.


 (3) Includes shares issuable upon the exercise of warrants to be purchased by the Underwriters.


 (4) Mr. Paxson is the beneficial owner of all of his Class A Common Stock and all of his Class B Common Stock through his control of Second Crystal Diamond, L.P. and Paxson Enterprises, Inc.


 (5) Reflects vested options under the Company's Stock Incentive Plan. Shares offered will be obtained by exercising options.


 (6) 45,000 of Mr. Hoker's shares reflect vested options under the Company's Stock Incentive Plan. Shares offered will be obtained by exercising options.


 (7) Messrs. Marocco and Kornreich do not own any shares of the Company's Common Stock. Because of their interests in the general partner of Sandler Mezzanine Partners, L.P., Sandler Mezzanine Foreign Partners, L.P. and Sandler Mezzanine T-E Partners, L.P. (the "Sandler Partnerships"), Messrs. Marocco and Kornreich may be deemed to possess or share beneficial ownership of the shares of Senior Preferred Stock and Common Stock subject to warrants held by the Sandler Partnerships. Messrs. Marocco and Kornreich are also stockholders, directors and officers of certain corporations that serve as general partners of Sandler Mezzanine General Partnership, which is the general partner of each of the Sandler Partnerships. The Sandler Partnerships' ownership includes 2,419,252 shares of Class A Common Stock subject to warrants and 806,417 shares of Class B Common Stock subject to warrants. See "Certain Transactions."


 (8) Address is c/o Sandler Media Group, Inc., 767 Fifth Avenue, New York, NY 10281.


 (9) Represents shares of Class A Common Stock and Class B Common Stock subject to warrants held by the Sandler Partnerships. Shares offered will be obtained by exercising Class A Common Stock warrants and Class B Common Stock warrants.

(10) Address is 101 East Kennedy Boulevard, Suite 3300, Tampa, FL 33602. Mr. Michaels does not own any shares of Common Stock directly. Because of Mr. Michaels' interest in certain trusts and a partnership, he may be deemed the beneficial owner of such Class A Common Stock. Mr. Michaels disclaims beneficial ownership in such Class A Common Stock, except to the extent of his pecuniary interests in such trusts and partnerships. Mr. Michaels is the Chairman of the Board and Chief Executive Officer of CEA, a company which has provided financial advisory services to the Company. See "Certain Transactions."


(11) Mr. Scott provides consulting services to the Company. See "Certain Transactions."


(12) Includes 951,861 shares subject to vested options under the Company's Stock Incentive Plan and shares described in footnote (f).


(13) Shares offered will be obtained by exercising Class C Common Stock warrants and converting resulting Class C Common Stock to Class A Common Stock; address is One Bankers Trust Plaza, New York, NY 10006.


(14) Shares offered will be obtained by exercising Class C Common Stock warrants and converting resulting Class C Common Stock to Class A Common Stock; address is 301 South College Street, 18th Floor, Charlotte, NC 28288-0732.


(15) Shares offered will be obtained by exercising Class A Common Stock warrants and Class B Common Stock warrants.


(16) Shares offered will be obtained by exercising Class C Common Stock warrants and converting resulting Class C Common Stock to Class A Common Stock; address is c/o Union Bank, 445 South Figueroa Street, 13th Floor, Los Angeles, CA 90071.


(17) Address is c/o Communications Equity Associates, 101 East Kennedy Boulevard, Tampa, FL 33602, Attn: George Pollock, Jr.


(18) Address is 630 Fifth Avenue, Suite 1510, New York, NY 10111.


(19) Address is 500 Plum Street, Suite 600, Syracuse, NY 13204, Attn: Lynn H. Smith.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The Company's capital stock consists of 197,500,000 shares of common stock with a par value of $.001 per share, and 1,000,000 shares of preferred stock with a par value of $.001 per share. Of the 197,500,000 shares of common stock that the Company is authorized to issue: (a) 150,000,000 shares are designated as Class A Common Stock, (b) 35,000,000 shares are designated as Class B common stock (the "Class B Common Stock"), and (c) 12,500,000 shares are designated as Class C non-voting common stock (the "Class C Common Stock" and with the Class A Common Stock and Class B Common Stock, collectively, the "Common Stock"). Of the 1,000,000 shares of preferred stock that the Company is authorized to issue: (a) 2,000 shares have been designated as 15% Cumulative Compounding Redeemable Preferred Stock (the "Initial Senior Preferred Stock"), (b) 714.286 shares have been designated as Series B 15% Cumulative Compounding Redeemable Preferred Stock (the "Series B Preferred Stock," and with the Initial Senior Preferred Stock, collectively, the "Senior Preferred Stock"), and (c) 33,000 shares have been designated as Junior Cumulative Compounding Redeemable Preferred Stock (the "Junior Preferred Stock," and, with the Senior Preferred Stock, collectively, the "Preferred Stock"). As of February 29, 1996, 26,253,954 shares of Class A Common Stock, 8,311,639 shares of Class B Common Stock, no shares of Class C Common Stock, 2,000 shares of Initial Preferred Stock, 714.286 shares of Series B Preferred Stock, and 33,000 shares of Junior Preferred Stock are outstanding. In addition, 18,804,086 shares of Class A Common Stock are reserved for issuance with respect to: (a) the conversion of shares of Class B Common Stock to Class A Common Stock, (b) the conversion of shares of Class C Common Stock to Class A Common Stock, (c) the exercise of warrants issued in connection with the issuance of the Initial Senior Preferred Stock and the Junior Preferred Stock, and (d) the exercise of certain rights under the Company's Stock Incentive Plan.


COMMON STOCK

     Dividends. Subject to the Preferred Stock's prior right to dividends, holders of record of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock on the record date are entitled to receive such dividends as may be declared by the Company's board of directors out of funds legally available for such purpose. No dividends may be declared or paid in cash or property on any share of any class of the Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of Common Stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as holders of Class B Common Stock receive (payable in shares of Class B Common Stock) and holders of Class C Common Stock receive (payable in shares of Class C Common Stock).

     Until December 15, 1998, the consent of the holders of a majority of the outstanding shares of the Initial Senior Preferred Stock and of the Series B Preferred Stock is required for the Company to declare any dividends on its Common Stock; and thereafter, such consent will continue to be required as long as any

Senior Preferred Stock remains outstanding, except under certain limited circumstances. In addition, as long as any Junior Preferred Stock is outstanding, the Company cannot declare dividends on its Common Stock, except under certain limited circumstances.

     Voting Rights. Holders of shares of Class A Common Stock and Class B Common Stock will vote as a single class on all matters submitted to a vote of the stockholders of the Company, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except as otherwise provided by law. Holders of Class C Common Stock have no right to vote on any matter voted on by the stockholders of the Company, except as may be provided by law or as provided in limited circumstances in the Company's certificate of incorporation.

     Liquidation Rights. Upon liquidation, dissolution, or winding-up of the Company, the holders of Class A Common Stock are entitled to share pro rata with holders of Class B Common Stock and Class C Common Stock in all assets available for distribution after payment in full to creditors and payment in full to any holders of Preferred Stock then outstanding of any amount required to be paid under the terms of such Preferred Stock.


     Other Provisions. Each share of Class B Common Stock and Class C Common Stock is convertible at the option of its holder into one share of Class A Common Stock at any time. Holders of Common Stock do not have preemptive rights.


SENIOR PREFERRED STOCK


     Dividends. The holders of the Senior Preferred Stock are entitled under the Company's certificate of incorporation to cumulative dividends on a basis preferential to the holders of Common Stock and the holders of Junior Preferred Stock. From their respective dates of issue through December 15, 2000, the holders of Senior Preferred Stock would be entitled to receive cumulative dividends from the Company on each share of Senior Preferred Stock at the per annum rate of 15% of the Liquidation Price of such share. The Liquidation Price for each share of Senior Preferred Stock is defined as the sum of $7,000 plus all accrued and unpaid dividends with respect to such share. Accrued dividends on the Senior Preferred Stock are payable semiannually to the holders of record of the Senior Preferred Stock as of the close of business on the applicable record date. The Company has the option to defer the payment of accrued dividends until the Senior Preferred Stock is redeemed. On January 1 and July 1 of each year, all dividends that have accrued on each share of Senior Preferred Stock and that have not theretofore been accumulated shall, to the extent not paid for any reason, be accumulated, and dividends will accrue on such accumulation until such accumulated dividends are paid. As of December 31, 1995, the Company has not paid any cash dividends on the Senior Preferred Stock, and there are $5,415,621 in accrued and unpaid dividends on the Senior Preferred Stock.


     Voting Rights. The affirmative vote or written consent of the holders of a majority of the outstanding shares of each class of Senior Preferred Stock is required in order for the Company to take the following actions: amend, alter or repeal any of the provisions of the certificate of incorporation or any resolution of the Company's board of directors or any other instrument establishing and designating the Senior Preferred Stock or any other capital stock of the Company so as to adversely affect the rights, privileges, preferences or powers of the Senior Preferred Stock; create or designate any stock on a parity with or senior to the Senior Preferred Stock; enter into an agreement that would prevent the Company from performing its obligations with respect to the Senior Preferred Stock; or pay dividends to the holders of, or redeem, securities of the Company or its subsidiaries junior to the Senior Preferred Stock, except as specifically provided therein.

     Liquidation Rights. Upon liquidation, dissolution, or winding-up of the Company, the holders of Senior Preferred Stock are entitled to a preference of $7,000 per share, plus accrued and unpaid dividends, over all classes and series of junior stock, including the Junior Preferred Stock, Class A Common Stock, Class B Common Stock, and Class C Common Stock, with respect to the assets available for distribution after payment in full of creditors.

     Redemption Rights. All the shares of Senior Preferred Stock are redeemable on or after December 15, 1996, at the option of the Company, in whole at any time, at a redemption price equal to the Liquidation Price for such shares, plus the amount of all unpaid dividends thereon, as of the redemption date, (plus a premium if such redemption occurs prior to December 15, 1997) payable in cash. The Company is obligated to redeem on December 15, 2000, out of unrestricted funds legally available therefor, all the shares of the Senior Preferred Stock then outstanding, at a redemption price equal to the Liquidation Price for such shares, plus the amount of all unpaid dividends thereon, as of the redemption date, payable in cash. Holders of shares of the Senior Preferred Stock are entitled to require the Company to redeem their shares of Senior Preferred Stock upon the occurrence of certain events, such as a "change of control" (as defined with respect thereto) of the Company or the bankruptcy or similar event by the Company.


JUNIOR PREFERRED STOCK


     Dividends. The holders of the Junior Preferred Stock are entitled under the Company's certificate of incorporation to cumulative dividends on a basis preferential to the holders of Common Stock, but subordinate to the holders of Senior Preferred Stock. Until December 22, 2001, the holders of Junior Preferred Stock are entitled to receive cumulative dividends from the Company on each share of Junior Preferred Stock at the per annum rate of 12% of the Liquidation Price of such share ($1,000) plus all accrued and unpaid dividends with respect to such share. For each year thereafter, the per annum rate shall increase by 1%. In addition, the dividend rate may be increased under certain circumstances, such as a change in control of the Company. Accrued dividends on the Junior Preferred Stock are payable semi-annually to the holders of record of the Junior Preferred Stock as of the close of business on the applicable record date. Until December 22, 1999, the Company has the option to defer the payment of accrued dividends until the Junior Preferred Stock is redeemed. On January 1 and July 1 of each year, all dividends that have accrued on each share of Junior Preferred Stock and that have not theretofore been accumulated shall, to the extent not paid for any reason, be accumulated, and dividends will accrue on such accumulation until such accumulated dividends are paid. As of December 31, 1995, the Company has not paid any cash dividends on the Junior Preferred Stock, and there are $4,188,512 in accrued and unpaid dividends on the Junior Preferred Stock. Holders of Junior Preferred Stock shall not be entitled to any dividends until the full amount of accrued and unpaid dividends to which holders of Senior Preferred Stock are entitled are paid.


     Voting Rights. The affirmative vote or written consent of the holders of a majority of the outstanding shares of Junior Preferred Stock is required in order for the Company to take the following actions: amend, alter or repeal any of the provisions of the certificate of incorporation or any resolution of the Company's board of directors or any other instrument establishing and designating the Junior Preferred Stock or any other capital stock of the Company so as to adversely affect the rights, privileges, preferences or powers of the Junior Preferred Stock; create or designate any stock on a parity with or senior to the Junior Preferred Stock; enter into an agreement that would prevent the Company from performing its obligations with respect to the Junior Preferred Stock; or pay dividends to the holders of, or redeem, securities of the Company or its subsidiaries junior to the Junior Preferred Stock, except as specifically provided therein.

     Liquidation Rights. Upon liquidation, dissolution or winding-up of the Company, the holders of Junior Preferred Stock are entitled to a preference of $1,000 per share, plus accrued and unpaid dividends, over all classes and series of junior stock, including the Class A Common Stock, Class B Common Stock, and Class C Common Stock, with respect to the assets available for distribution after payment in full of creditors, but the rights of holders of Junior Preferred Stock are subordinate in all such respects to those of holders of Senior Preferred Stock.


     Redemption Rights. Subject to the rights of the Senior Preferred Stock, all the shares of Junior Preferred Stock are redeemable, at the option of the Company, in whole at any time, at a redemption price equal to the Liquidation Price for such shares, plus the amount of all unpaid dividends thereon, as of the redemption date, payable in cash. Subject to the rights of the Senior Preferred Stock, the Company is obligated to redeem the Junior Preferred Stock on December 22, 2003, out of unrestricted funds legally available therefor, all the shares of the Junior Preferred Stock then outstanding, at a redemption price equal to the Liquidation Price for such shares, as of the redemption date (plus a declining premium if redeemed prior to December 22, 1998), payable in cash. Holders of shares of the Junior Preferred Stock are entitled to require the Company to redeem their shares of Junior Preferred Stock upon the occurrence of certain events, such as a "change of control" (as defined with respect thereto) of the Company or the default by the Company under the terms of the Stockholders Agreement.

WARRANTS


     In connection with the issuance of the Initial Senior Preferred Stock, the Company entered into a warrant agreement pursuant to which the Company issued to the holders of the Initial Preferred Stock warrants entitling the holders thereof to purchase shares of common stock of the Company. The warrant agreement was subsequently amended and certain warrants were cancelled in exchange for the issuance of the Series B Preferred Stock to the holders thereof. As of February 29, 1996, holders of such warrants are entitled to purchase for a nominal exercise price 2,709,129 (2,441,379 after the Offering) shares of Class A Common Stock and 903,043 (813,793 after the Offering) shares of Class B Common Stock. The holders of such warrants are entitled to notice of the consolidation, merger, or sale of substantially all of the assets of the Company, a reclassification of, tender offer or exchange offer for, Class A Common Stock and Class B Common Stock, a granting by the Company of subscription rights to the holders of Common Stock, or the voluntary or involuntary dissolution, liquidation or winding up of the Company. In addition, the holders of such warrants have certain anti-dilution protections that provide for, among other things, an increase in the number of shares of Class A Common Stock and Class B Common Stock for which each such warrant is exercisable in the event of certain issuances of shares of Common Stock by the Company at less than fair market value.


     In connection with the issuance of the Junior Preferred Stock, the Company entered into a separate warrant agreement pursuant to which the Company issued to such holders of Junior Preferred Stock warrants currently entitling the holders thereof to purchase for a nominal exercise price 4,853,628 shares of Class C Common Stock. The holders of such warrants are entitled to notice of the consolidation, merger or sale of substantially all of the assets of the Company, a reclassification of, tender offer or exchange offer for, Common Stock, a granting by the Company of subscription rights to the holders of Common Stock, or the voluntary or involuntary dissolution, liquidation or winding up of the Company. In addition, the holders of such warrants have certain anti-dilution protections that provide for, among other things, an increase in the number of shares of Class C Common Stock for which each such warrant is exercisable in the event of certain issuances of shares of Common Stock by the Company at less than fair market value.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     General. The provisions of the certificate of incorporation (the "Certificate of Incorporation") and bylaws (the "Bylaws") and the Delaware statutory law described in this section may delay or make more difficult acquisitions or changes of control of the Company that are not approved by the Company's board of directors.

     Advance Notice for Raising Business or Making Nominations at Meetings. The Bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders of the Company and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, the Company's board of directors, or by a stockholder who has given to the Secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of the Company.

     To be timely, notice of nominations or other business to be brought before any meeting must be received by the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting or, in the case of special meetings or the Company's 1996 annual meeting of stockholders, at the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders.

     The notice of any stockholder proposal or nomination for election as a director must set forth the information required under the Bylaws. The person submitting the notice of nomination and any person acting in concert with such person, must provide their names and business addresses, the name and address under which they appear on the Company's books (if they so appear) and the class and number of shares of the Company's capital stock that are beneficially owned by them.

     Preferred Stock and Additional Common Stock. Under the Certificate of Incorporation, the Company's board of directors has the authority to provide by board resolution for the issuance of shares of one or more series of preferred stock. The Company's board of directors is authorized to fix by resolution the terms and conditions of each such other series. See "General."

     The Company believes that the availability of additional preferred stock, issuable in series, and additional shares of the Common Stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as authorized but unissued shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which any series of the Company's stock may then be listed.

     These provisions give the Company's board of directors the power to approve the issuance of a series of preferred stock, or additional shares of Common Stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt.

     Limitation of Liability and Indemnification. As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Company's Bylaws provide that the Company shall, to the fullest extent authorized by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all director and officers and all persons serving at the request of the company as director, trustee, officer, employee or agent of another corporation or of a partnership, trust or other enterprise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable.

     Delaware Business Combination Statute. Section 203 of the Delaware General Corporation Law (Section 203) provides that, subject to certain exceptions specified therein, an interested stockholder of a Delaware corporation shall not engage in any business combination with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in Section 203, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The certificate of incorporation does not exclude the Company from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Company's board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the management of the Company. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Class A Common Stock is First Union National Bank, Charlotte, North Carolina.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have outstanding 37,396,954 shares of Class A Common Stock (38,778,954 if the Underwriters' over-allotment option is exercised in full), which gives effect to the issuance of 843,000 shares upon the exercise of warrants and options (1,657,000 if the Underwriters' over-allotment option is exercised in full), 8,311,639 shares of Class B Common Stock and no shares of Class C Common Stock, assuming no further exercise of outstanding options and warrants. Of these shares, the 11,500,000 shares of Class A Common Stock sold in this Offering and 1,224,268 shares of Class A Common Stock outstanding prior to this Offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by the Company's affiliates ("Affiliates"), as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 24,672,686 shares of Class A Common Stock and all of the shares of Class B Common Stock held by existing stockholders upon completion of this offering will be restricted securities within the meaning of Rule 144 and may not be sold except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144.


SALES OF RESTRICTED SHARES


     Upon completion of the Offering, approximately 24,136,543 shares of Class A Common Stock and all of the outstanding shares of Class B Common Stock will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act. In addition, 536,143 shares of Class A Common Stock will become eligible for sale at various times in the public market pursuant to Rule 144. In addition, certain existing holders of (i) 24,136,543 shares of Class A Common Stock, (ii) warrants exercisable for 2,441,379 additional shares of Class A Common Stock, (iii) all 8,311,639 shares of the Class B Common Stock (which are convertible into the same number of shares of Class A Common Stock), (iv) warrants exercisable for 813,793 shares of Class B Common Stock (which are convertible into the same number of shares of Class A Common Stock), and (v) warrants exercisable for 4,472,628 shares of Class C Common Stock (which are convertible into the same number of shares of Class A Common Stock), will have rights to require registration of their shares under certain circumstances.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned shares for at least two years (including the holding period of certain prior owners), will be entitled to sell in brokers' transactions or to market makers, within any three-month period commencing 90 days after the Company becomes subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Class A Common Stock (a limit of approximately 373,970 shares immediately after the Offering), or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding such sale, subject, generally, to the filing of a Form 144 with respect to such sales and certain other limitations and restrictions. In addition, a person (or person whose shares are aggregated) who is not deemed to have been an Affiliate at any time during the 90 days immediately preceding the sale and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the limitations described above. Further, Rule 144A under the Securities Act as currently in effect permits the immediate sale of restricted shares to certain qualified institutional buyers without regard to the volume restrictions described above. The Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k). If this proposal is adopted, additional shares of Class A Common Stock will become eligible for sale to the public sooner than would be the case under Rule 144, as currently in effect.


OPTIONS



     As of December 31, 1995, options to purchase 1,752,405 shares of Class A Common Stock were outstanding under the Stock Incentive Plan, and 2,053,775 shares of Class A Common Stock were reserved for issuance under the Stock Incentive Plan. The Company has filed a registration statement on Form S-8 under the Securities Act with respect to the shares issuable under the Stock Incentive Plan, and shares of Class A Common Stock issued under the Stock Incentive Plan are therefore immediately eligible for sale in the public market. Executive officers of the Company who are included in the Selling Stockholders have agreed with the Underwriters that shares issuable to them under the Stock Incentive Plan are subject to a 180-day lock-up period. See "Underwriting."


WARRANTS


     Upon completion of the Offering, there will be outstanding warrants to purchase 2,441,379 shares of Class A Common Stock (2,009,129 shares if the Underwriter's over-allotment option is exercised in full), warrants to purchase 813,793 shares of Class B Common Stock and warrants to purchase 4,472,628 shares of Class C Common Stock. Shares of Class B Common Stock and Class C Common Stock are convertible to shares of Class A Common Stock at the option of the holder thereof on a one-for-one basis. The holders of warrants to purchase Class B Common Stock or Class C Common Stock may elect, under certain circumstances, to receive an identical number of shares of Class A Common Stock in lieu of receiving shares of Class B Common Stock or Class C Common Stock. Shares issuable pursuant to the exercise of warrants to purchase Class A Common Stock or Class B Common Stock (including any shares of Class A Common Stock issued as a result of the exercise of the right of a holder of warrants to purchase Class B Common Stock to instead receive Class A Common Stock) will upon issuance be eligible for sale in compliance with the limitations of Rule 144 previously described. Shares of Class A Common Stock that are issuable upon the exercise of warrants to purchase shares of Class C Common Stock which have been converted to shares of Class A Common Stock shall be eligible for sale in compliance with the limitations of Rule 144 after December 22, 1996. The holders of all of the warrants described above have agreed with the Underwriters that any shares of Common Stock they may receive upon the exercise of warrants are subject to a 180-day lock-up. See "Underwriting."



REGISTRATION RIGHTS


     Pursuant to registration rights granted in the Stockholders Agreement, certain holders of Senior Preferred Stock may require the Company to register with the Commission under and in accordance with the Securities Act all or part of their "Registrable Shares" (as defined in the Stockholders Agreement). Registrable Shares are defined to include shares issued or issuable as "Warrant Shares" (as defined in the Stockholders Agreement) (as adjusted for certain stock splits, stock dividends, recapitalizations and similar events) and any securities issued to the holders of Senior Preferred Stock pursuant to their exercise of certain rights of first refusal. The Company is required to effectuate a demand registration at the request of holders of Senior Preferred Stock only if (i) it has been requested and consented to by the holders of a majority of the Registrable Shares held by the holders of Senior Preferred Stock, and (ii) the shares as to which registration is requested represent at least 25% of the aggregate Registrable Shares held by holders of Senior Preferred Stock participating in such registration. Generally, the holders of Senior Preferred Stock as a group are entitled to three demand registrations.

     Pursuant to the registration rights granted in the Stockholders Agreement, two holders of Junior Preferred Stock each have one demand registration right, exercisable after six months from the date hereof, to require the Company to register with the Commission under and in accordance with the Securities Act all of its Registrable Shares.

     Pursuant to the registration rights granted in the Stockholders Agreement, the Management Investors (which are affiliates of Mr. Paxson) may require the Company to register with the Commission under and in accordance with the Securities Act all or part of their respective Registrable Shares. The Company is required to effectuate a demand registration for the Management Investors only if (i) it has been requested or consented to by Management Investors holding a majority of the Registrable Shares held by the Management Investors, and (ii) the shares as to which registration is requested represent at least 25% of the aggregate Registrable Shares held by the Management Investors participating in such registration. Generally, the Management Investors as a group are entitled to five demand registrations.

     If at any time the Company proposes to file on its own behalf or on behalf of any holder or holders of any equity securities a registration statement under the Securities Act (other than a registration statement on Form S-4 or Form S-8 or any successor form for the registration of securities to be offered pursuant to an employee benefit plan), then the Company must give notice to the holders of Senior Preferred Stock, the holders of Junior Preferred Stock, the Management Investors and certain other stockholders of their respective rights to include certain Registrable Shares held by such persons in a piggy-back registration. The Company has the right to abandon any such registration.

     In the case of a demand or certain piggy-back registrations, the Company will pay all registration expenses except underwriting discounts and commissions and transfer taxes. In the case of a piggy-back registration, each participating holder of Senior Preferred Stock or Junior Preferred Stock, each participating Management Investor and each of certain other participating parties shall pay its pro rata share of the incremental registration filing fees and shall pay all fees and disbursements of its counsel (other than a single counsel for certain holders) incurred in connection therewith.

     The registration rights provisions of the Stockholders Agreement allocate Registrable Shares among participating holders of Senior Preferred Stock, holders of Junior Stock Preferred Stock and the Management Investors if fewer than all the requested shares are to be included in a registration statement. The registration rights of such holders generally have priority over those of other parties that may have registration rights.

                                  UNDERWRITING

     Upon the terms and subject to the conditions stated in the U.S. Underwriting Agreement dated the date of this Prospectus, each of the underwriters of the U.S. Offering of Class A Common Stock named below (the "U.S. Underwriters"), for whom Smith Barney Inc., PaineWebber Incorporated, CIBC Wood Gundy Securities Corp., and BT Securities Corporation are acting as representatives (the "Representatives"), has severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to each U.S. Underwriter, the number of shares of Class A Common Stock set forth opposite the name of such U.S. Underwriter.


                              U.S. UNDERWRITER                                 NUMBER OF SHARES
-----------------------------------------------------------------------------  ----------------
Smith Barney Inc. ...........................................................
PaineWebber Incorporated.....................................................
CIBC Wood Gundy Securities Corp. ............................................
BT Securities Corporation....................................................
                                                                               ----------------
          Total..............................................................      9,200,000
                                                                               =============


     Under the terms and subject to the conditions stated in the International Underwriting Agreement dated the date of this Prospectus, each of the managers of the concurrent International Offering of Class A Common stock named below (the "Managers"), for whom Smith Barney Inc., PaineWebber International (U.K.) Ltd., CIBC Wood Gundy Securities Corp. and Bankers Trust International PLC are acting as lead managers (the "Lead Managers") has severally agreed to purchase, and the Company has agreed to sell to each Manager, the number of shares of Class A Common Stock set forth opposite the name of such Manager.


                                   MANAGER                                     NUMBER OF SHARES
-----------------------------------------------------------------------------  ----------------
Smith Barney Inc. ...........................................................
PaineWebber International (U.K.) Ltd. .......................................
CIBC Wood Gundy Securities Corp. ............................................
Bankers Trust International PLC..............................................
                                                                               ----------------
          Total..............................................................      2,300,000
                                                                               =============


     Each of the U.S. Underwriting Agreement and the International Underwriting Agreement provides that the obligations of the several U.S. Underwriters and the several Managers to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The U.S. Underwriters and the Managers are obligated to take and pay for all shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The U.S. Underwriters and the Managers initially propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to
certain dealers at such price less a concession not in excess of $          per
share below the public offering price. The U.S. Underwriters and the Managers may allow, and such dealers may reallow, a concession not in excess of
$          per share to any other U.S. Underwriter or Manager, respectively, or to certain other dealers. After the Offering, the public offering price and such concessions may be changed by the U.S. Underwriters and the Managers.


     The Company and the Selling Stockholders have granted to the U.S. Underwriters an option, exercisable within 30 days from the date of this Prospectus, to purchase up to an aggregate of 1,725,000 additional shares of Class A Common Stock at the public offering price set forth on the cover page of this Prospectus less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares of Class A Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares in such table.

     Of the shares of Class A Common Stock offered hereby, 738,000 shares will be issued by the Company upon the exercise of warrants held by certain Selling Stockholders. The Underwriters intend to purchase the warrants from such Selling
Stockholders at a price equal to $          per warrant, which represents the
public offering price less the underwriting discounts and commissions and less the exercise price of the warrants. The warrants have an exercise price of $0.001 per share, which will be paid to the Company by the Underwriters upon exercise of the warrants at the closing. The Underwriters anticipate offering the shares issued upon exercise of the warrants in the same manner as all other shares in the Offering.


     The Company, the U.S. Underwriters and the Managers have agreed to indemnify each other against certain liabilities, including under the Securities Act.

     The Company, its officers and directors, and certain of the Company's existing stockholders have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, Common Stock of the Company.


     The U.S. Underwriters and the Managers have entered into an agreement between U.S. Underwriters and Managers pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the 9,200,000 shares of Class A Common Stock offered in the U.S. Offering (plus any of the shares to cover over-allotments): (i) it is not purchasing any such shares for the account of anyone other than a U.S., or Canadian Person and (ii) it has not offered or sold, and will not, offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada to anyone other than a U.S or Canadian Person. In addition, each Manager has agreed that as part of the distribution of the 2,300,000 shares offered in the International Offering: (i) it is not purchasing any such shares for the account of any U.S. or Canadian Person and (ii) it has not offered or sold, and will not, offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering in the United States or Canada or to any U.S. or Canadian Person. Each U.S. Underwriter and Manager has also agreed that it will offer to sell shares only in compliance with all relevant requirements of any applicable laws.


     The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the U.S. Underwriting Agreement, the International Underwriting Agreement and the Agreement Between U.S. Underwriters and Managers, including: (i) certain purchases and sales between U.S. Underwriters and the Managers, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion, (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as Manager or by a Manager who is also acting as U.S. Underwriter and (iv) other transactions specifically approved by the Representatives. As used herein, "U.S. or Canadian Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any estate or trust the income of which is subject to U.S. or Canadian income taxation regardless of the source of its income (other than the foreign branch of any U.S. or Canadian Person), and includes any United States or Canadian branch of a person other than a U.S. or Canadian Person.

     Any offer of shares of Class A Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the relevant province of Canada in which such offer is made.

     Each Manager has represented and agreed (i) that it has not offered or sold and will not offer or sell in the United Kingdom, by means of any document, any shares of Class A Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985, (ii) that it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving, the United Kingdom and (iii) that any document received by it in connection with the issue of the shares of Class A Common Stock has not been passed on and will not be passed on in the United Kingdom to any person unless that person is of a kind described in Article 9(3) of the Financial Services Act 1986

(Investment Advertisements) (Exemptions) Order 1988 or is a person to whom such documents may otherwise lawfully be issued or passed on.

     No action has been or will be taken in any jurisdiction by the Company or the Managers that would permit an offering to the general public of the shares of Class A Common Stock offered hereby in any jurisdiction other than the United States.

     Purchasers of the shares of Class A Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page of this Prospectus.

     Pursuant to the Agreement Between U.S. Underwriters and Managers, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares of Class A Common Stock so sold shall be the public offering price as then in effect for shares of Class A Common Stock being sold by the U.S. Underwriters, less all or any part of the selling concessions unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the Managers pursuant to the Agreement Between U.S. Underwriters and Managers, the number of shares of Class A Common Stock initially available for sale by the U.S. Underwriters and by the Managers may be more or less that the number of shares of Class A Common Stock appearing on the front cover of this Prospectus.

     BT Capital Partners, Inc., an affiliate of BT Securities Corporation, one of the U.S. Underwriters, is a holder of the Junior Preferred Stock and warrants for Class C Common Stock and is a Selling Stockholder in this Offering. Bankers Trust Company, another affiliate of BT Securities Corporation, has in the past provided commercial banking services for an affiliate of the Company and may provide other financial or investment banking services through its affiliates to the Company or its affiliates in the future.

     Smith Barney Inc. ("Smith Barney") and CIBC Wood Gundy Securities Corp. ("CIBC") participated as initial purchasers in connection with the sale by the Company of its Notes in September 1995. In addition, an affiliate of CIBC, Canadian Imperial Bank of Commerce, is a lender under the New Credit Facility and, additionally, has provided Whitehead Media with a loan, the proceeds of which were used in part to repay indebtedness to the Company incurred in connection with the acquisition of stations WTVX-TV and WOAC-TV.

     Smith Barney and CIBC have from time to time provided investment banking and financial advisory services to the Company and may continue to do so in the future. Smith Barney and CIBC have received customary fees for such services.

                                 LEGAL MATTERS

     Certain legal matters with respect to the issuance of Class A Common Stock will be passed upon for the Company by Holland & Knight (a partnership including professional associations), and for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation). Certain legal matters under the Communications Act and the rules and regulations promulgated thereunder by the FCC will be passed upon for the Company and the Underwriters by Dow, Lohnes & Albertson.

                                    EXPERTS


     The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, the financial statements of KZKI-TV (a division of Sandino Telecasters) as of and for the year ended January 31, 1995, the financial statements of Paugus Television, Inc. (WGOT-TV) and WTVX-TV, Krypton Broadcasting of Ft. Pierce, Inc. as of and for the year ended December 31, 1994 included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent certified public accountants, given on authority of said firm as experts in auditing and accounting (the reports related to the financial statements of KZKI-TV (a division of Sandino Telecasters) and Paugus Television, Inc. (WGOT-TV) contain an explanatory paragraph relating to the entities' ability to continue as a going concern as described in Note 1 to such financial statements). Price Waterhouse LLP has not examined, compiled or applied agreed upon procedures to the Pro Forma Financial Information included in this Prospectus and, consequently, assumes no responsibility for the Pro Forma Financial Information and does not express an opinion or any other form of assurance with respect thereto.



     The combined financial statements for New Age Broadcasting, Inc. and The Seventies Broadcasting Corporation for the year ended September 30, 1995, the unaudited interim combined financial statements of New Age Broadcasting, Inc. and The Seventies Broadcasting Corporation for the three month periods ended December 31, 1995 and 1994, and the financial statements for New Age Broadcasting, Inc. for the year ended September 30, 1994 included in this Prospectus have been so included in reliance on the reports of Voynow, Bayard and Company, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.


                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Class A Common Stock offered by this Prospectus. For the purposes hereof, the term Registration Statement means the original Registration Statement and any and all amendments thereto, including the schedules and exhibits to such Registration Statement or any such amendment. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, to which reference is hereby made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions.

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies can be obtained by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Reports, proxy statements, and other information concerning the Company can also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006.

                    INDEX TO PRO FORMA FINANCIAL INFORMATION


PRO FORMA FINANCIAL INFORMATION........................................................  P-2
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS:
  For the Year Ended December 31, 1995.................................................  P-3
  Notes to Unaudited Pro Forma Consolidated Statement of Operations....................  P-4
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET:
  At December 31, 1995.................................................................  P-6
  Notes to Unaudited Pro Forma Consolidated Balance Sheet..............................  P-7

                        PRO FORMA FINANCIAL INFORMATION


     The unaudited pro forma consolidated statement of operations for the year ended December 31, 1995 gives effect to the consummation of the Offering, significant business acquisitions of KZKI-TV, WGOT-TV, WRMA-FM, WXDJ-FM and WTVX-TV and the exercise of the Station Options, as if such events had occurred on January 1, 1995. Prior operators' fiscal years have been conformed to the Company's December 31, 1995 year end. In addition, depreciation and amortization expense has been increased for the period to reflect preliminary purchase accounting allocations for all stations included in the Proposed Acquisitions and Station Options. The unaudited pro forma consolidated balance sheet at December 31, 1995 gives effect to: (i) the consummation of the Offering; (ii) the Proposed Acquisitions and related capital expenditures; (iii) capital expenditures on existing properties; (iv) the exercise of the Station Options;
(v) the termination of the holders' put on the Class A and Class B common stock warrants; (vi) acquisitions and dispositions which have closed subsequent to December 31, 1995; and (vii) the acquisition of a note receivable from Mr. Paxson, as if such events included in (i) through (vii) had occurred on December 31, 1995.


     The Proposed Acquisitions will be accounted for using the purchase method of accounting. The total cost of the Proposed Acquisitions will be allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values. The allocation of the respective purchase prices included in the pro forma financial information is preliminary. The Company does not expect that the final allocation of the purchase prices will materially differ from the preliminary allocation.


     The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The pro forma consolidated financial information should be read in conjunction with the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. The unaudited pro forma statement of operations data are not necessarily indicative of the results that would have occurred if the Offering and the acquisitions had occurred on the dates indicated, nor are they indicative of the Company's future results of operations. There can be no assurance whether or when the Proposed Acquisitions will be consummated.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                          FOR THE YEAR ENDED DECEMBER 31, 1995
                            -------------------------------------------------------------------------------------------------
                                                                      WEST PALM
                                         LOS ANGELES                    BEACH        MIAMI
                                           (KZKI-         BOSTON       (WTVX-     (WRMA-FM AND    PRO FORMA
                            COMPANY(A)     TV)(B)      (WGOT-TV)(B)    TV)(B)     WXDJ-FM)(B)    ADJUSTMENTS     PRO FORMA(C)
                            ----------   -----------   ------------   ---------   ------------   -----------     ------------
Total Revenue.............   $103,074      $ 1,019        $  600       $ 3,124      $ 13,414      $   1,627(d)     $122,858
Operating expenses,
  excluding depreciation,
  amortization and option
  plan compensation.......     82,103          351           583         2,682         6,858           (947)(e)
                                                                                                        155(d)       91,785
Option plan compensation
  (f).....................     10,803                                                                                10,803
Depreciation and
  amortization............     18,719          279           128           294         1,033         18,093(g)       38,546
                            ----------   -----------      ------      ---------   ------------   -----------     ------------
Income (loss) from
  operations..............     (8,551)         389          (111)          148         5,523        (15,674)        (18,276)
Interest expense..........    (16,303)        (271)         (174)         (532)       (2,001)       (12,007)(h)     (31,288)
Interest income...........      1,709                                                     47            (14)(i)
                                                                                                         26(d)        1,768
Other income (expense),
  net.....................       (982)                       (10)          (88)         (111)            98(j)       (1,093)
Benefit for income
  taxes...................      1,280                                                                                 1,280
Extraordinary item........    (10,626)                                                                              (10,626)
                            ----------   -----------      ------      ---------   ------------   -----------     ------------
Net income (loss).........   $(33,473)     $   118        $ (295)      $  (472)     $  3,458      $ (27,571)        (58,235)
                                         ===========   =============== ========== ================ ===========
Dividends and accretion on
  preferred stock and
  common stock
  warrants(k).............    (13,297)                                                                              (13,297)
                            ----------                                                                           ------------
Net loss attributable to
  common stock............   ($46,770)                                                                             $(71,532)
                            ===========                                                                          =============
Loss per share data:
Net loss per share........   $  (0.97)                                                                             $  (1.28)
                            ----------
Net loss per share
  attributable to common
  stock...................      (1.36)                                                                                (1.57)
Weighted average shares
  outstanding-primary and
  fully diluted...........     34,430                                                                11,143          45,573
                            ===========                                                          ===========     =============

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)


     (a) Reflects the results of operations for (i) significant business acquisitions of KZKI-TV, WGOT-TV and WTVX-TV since their respective dates of acquisition; (ii) asset acquisitions and insignificant business acquisitions of WYVN-TV, KLXV-TV, WFTL-AM, KTFH-TV, WTWS-TV, WSJT-FM, WTGI-TV and the Alabama Radio Network since their respective dates of acquisition; (iii) operations pursuant to brokerage agreements ("TBAs") for WOAC-TV, WTJC-TV, KUBD-TV and WTVX-TV since their respective dates of commencement; and (iv) insignificant terminated operations until such time of termination.



     (b) Reflects prior operator results.



     (c) Pro forma statement of operations for the year ended December 31, 1995, gives effect to the consummation of the Offering, significant business acquisitions of KZKI-TV, WGOT-TV, WRMA-FM, WXDJ-FM and WTVX-TV and the exercise of the Station Options as if such acquisitions had occurred on January 1, 1995. Prior operators' fiscal years have been conformed to the Company's December 31, 1995 year end. In addition, depreciation and amortization expense has been increased for the period to reflect preliminary purchase accounting allocations for all stations included in the Proposed Acquisitions and Station Options. Pro forma results have not been included for the following transactions subsequent to December 31, 1995: (i) the asset acquisitions of WHAI-TV and WAKC-TV; (ii) the commencement of TBA operations of WRMY-TV, KWBF-TV and WCEE-TV; and (iii) the proposed acquisitions of Channel 68, WNGM-TV, WHKE-TV, WJUE-TV, WHBI-TV, WOCD-TV, WOST-TV, KZAR-TV, WFSJ-FM, WHUB-FM and WHUB-AM as such acquisitions are either asset acquisitions or insignificant business acquisitions.



     (d) To reflect the adjustments necessary to conform prior operators' results for KZKI-TV, WRMA-FM and WXDJ-FM to the Company's year ended December 31, 1995.



     (e) To reflect (i) the elimination of $372 of general and administrative costs which represent redundant facilities and staff for WTVX-TV; (ii) the elimination of $69 which represents TBA fees paid to the prior licensee of WRMA-FM; (iii) the elimination of $495 which represents TBA fees paid to prior licensees for stations subject to exercise of the Station Options; (iv) the increase in time brokerage expense of $104 for TBA fees for WTVX-TV; and (v) the elimination of $115 which represents a non-recurring litigation settlement for WRMA-FM.



     (f) Option plan compensation represents a non-cash charge associated with the granting of common stock options to employees under the Company's Stock Incentive Plan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and "Management -- Stock Incentive Plan."



     (g) To reflect the increase in depreciation and amortization expense for purchase accounting allocations made for the acquisitions which have closed since January 1, 1995, the Proposed Acquisitions and the exercise of the Station Options as follows:



                                                                          FOR THE YEAR ENDED
                                                                          DECEMBER 31, 1995
                                                                          ------------------
    Pro forma depreciation..............................................       $ 18,834
    Pro forma amortization..............................................         19,712
                                                                          ------------------
              Total pro forma depreciation and amortization.............         38,546
    Less: amounts as reported...........................................        (20,453)
                                                                          ------------------
              Total.....................................................       $ 18,093
                                                                          ==============

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                     STATEMENT OF OPERATIONS -- (CONTINUED)
                                 (IN THOUSANDS)


     (h) Adjustment necessary to reflect interest expense associated with the $230,000 Senior Subordinated Notes issued on September 28, 1995 and other pro forma debt outstanding at December 31, 1995 which was incurred to fund acquisitions, as if such debt had been outstanding since January 1, 1995, as follows:



                                                                          FOR THE YEAR ENDED
                                                                          DECEMBER 31, 1995
                                                                          ------------------
    11 5/8% Senior Subordinated Notes due 2002..........................       $ 26,999
    Other debt..........................................................          2,756
    Amortization of loan costs..........................................          1,533
                                                                             ----------
              Total pro forma interest expense..........................         31,288
    Less: amounts as reported...........................................        (19,281)
                                                                             ----------
              Total.....................................................       $ 12,007
                                                                          ==============



     (i) To reflect the elimination of interest income of $14 related to the satisfaction of debt associated with the exercise of the Station Options.



     (j) To reflect the elimination of $98 of non-recurring expenses relating to bankruptcy reorganization of WTVX-TV.



     (k) Dividends and accretion on preferred stock and common stock warrants represent such amount for the Senior Preferred Stock (15% dividend rate), redeemable Class A and B common stock warrants and Junior Preferred Stock (12% dividend rate). Such capital stock is mandatorily redeemable and certain issues accrete. See "Description of Capital Stock."

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)



                                                                      AT DECEMBER 31, 1995
                                                   -----------------------------------------------------------
                                                              TRANSACTIONS
                                                              SUBSEQUENT TO
                                                              DECEMBER 31,        PRO FORMA
                                                   COMPANY        1995           ADJUSTMENTS      PRO FORMA(A)
                                                   --------   -------------      -----------      ------------
                                                    ASSETS
Current Assets:
  Cash and cash equivalents......................  $ 68,071     $ (29,000)(b)     $ 165,204(e)
                                                                      116(c)       (147,300)(f)
                                                                   (1,000)(d)       (16,450)(g)
                                                                                     (1,454)(h)     $ 38,187
  Accounts receivable, net.......................    17,726                                           17,726
  Prepaid expenses and other current assets......       971                                              971
  Current program rights.........................     1,413                                            1,413
                                                   --------   -------------      -----------      ------------
         Total current assets....................    88,181       (29,884)                0           58,297
Property and equipment, net......................    79,859         6,400(b)         22,800(f)
                                                                     (116)(c)        16,450(g)
                                                                                      5,900(h)       131,293
Intangible assets, net...........................    84,318        33,600(b)        121,800(f)
                                                                                     10,738(h)       250,456
Other assets, net................................    19,897        (2,800)(b)        (4,700)(f)       12,397
Investment in broadcast properties...............    21,192         9,500(b)          9,100(f)
                                                                    1,000(d)        (15,184)(h)       25,608
Program rights, net..............................       385                                              385
                                                   --------   -------------      -----------      ------------
         Total assets............................  $293,832     $  17,700         $ 166,904         $478,436
                                                   =========  ============       ===========      =============
                                    LIABILITIES, REDEEMABLE SECURITIES AND
                                         COMMON STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued liabilities.......  $  5,031                                         $  5,031
  Accrued interest...............................     6,932                                            6,932
  Current portion of program rights..............     1,450                                            1,450
  Current portion of long-term debt..............       430                                              430
                                                   --------   -------------      -----------      ------------
         Total current liabilities...............    13,843             0                 0           13,843
  Program rights payable.........................       433                                              433
  Long-term debt.................................    12,484     $  17,700(b)                          30,184
  Senior subordinated notes, net(i)..............   227,375                                          227,375
  Redeemable Senior preferred stock(j)...........    16,824                                           16,824
  Redeemable Class A and B common                     6,465                       $    (639)(e)
    stock warrants(j)(k).........................
                                                                                     (5,826)(m)           --
  Redeemable Series B preferred stock(j).........     2,353                                            2,353
  Redeemable Junior preferred stock(j)...........    31,534                                           31,534
  Class A Common Stock(j)........................        26                              11(e)            37
  Class B Common Stock(j)........................         8                                                8
  Class C Common Stock(j)........................        --                                               --
  Class A and B common stock                             --                           5,826(m)         5,826
    warrants(k)..................................
  Class C common stock warrants(j)...............     5,339                            (419)(e)        4,920
  Stock subscription notes receivable............      (116)                                            (116)
  Additional paid-in-capital.....................    34,342                           1,700(f)
                                                                                    166,251(e)       202,293
  Deferred option plan compensation..............    (1,384)                                          (1,384)
  Accumulated deficit............................   (55,694)                                         (55,694)
                                                   --------   -------------      -----------      ------------
         Total liabilities, redeemable securities  $293,832     $  17,700         $ 166,904         $478,436
           and common stockholders' equity.......
                                                   =========  ============       ===========      =============

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)


     (a) The pro forma balance sheet at December 31, 1995 gives effect to: (i) the consummation of the Offering; (ii) the Proposed Acquisitions and related capital expenditures; (iii) capital expenditures on existing properties; (iv) the exercise of the Station Options; (v) the termination of the holders' put on the Class A and Class B common stock warrants; (vi) acquisitions and dispositions which have closed subsequent to December 31, 1995; and (vii) the acquisition of a note receivable from Mr. Paxson, as if such events had occurred on December 31, 1995.



     (b) To reflect the use of cash and the increase in long-term debt for acquisitions subsequent to December 31, 1995, preliminary purchase accounting allocations for such acquisitions and related capital expenditures. Purchase accounting allocations reflect the Company owning WHAI-TV and WAKC-TV and financing the acquisitions of TBA operated stations for WRMY-TV, KWBF-TV and WCEE-TV. Use of cash is net of funds escrowed which are included in other assets at December 31, 1995. Use of cash for acquisitions closed subsequent to December 31, 1995 are detailed as follows:



    Property and equipment....................................................  $  6,400
    Intangible assets.........................................................    33,600
    Other assets..............................................................    (2,800)
    Investment in broadcast properties........................................     9,500
    Long-term debt............................................................   (17,700)
                                                                                --------
              Cash used for acquisitions......................................  $ 29,000
                                                                                ========



     (c) To reflect the sale of assets of the South Carolina Radio Network and the World Travelers Network to Mr. Paxson subsequent to December 31, 1995 at their respective net book values. The subsequent sale of the South Carolina Radio Network by Mr. Paxson to a third party netted excess proceeds of approximately $105 which was paid to the Company; such amount is not reflected in the pro forma financial data as it is not material. See "Certain Transactions."



     (d) To reflect the use of cash to acquire a note receivable from CNI with respect to a deposit on KLDT-TV. The note was previously held by Mr. Paxson and was purchased at its face value. See "Certain Transactions."



     (e) To reflect the proceeds from the Offering based on $17 per share, net of underwriting discounts and commissions and estimated offering expenses.



     (f) To reflect the use of proceeds for the Proposed Acquisitions, preliminary purchase accounting allocations for such acquisitions and related capital expenditures. Purchase accounting allocations reflect the Company owning Channel 68, WHKE-TV, WOCD-TV, WXDJ-FM, WRMA-FM, WFSJ-FM, WHUB-FM and WHUB-AM, financing the acquisition of TBA operated stations for WNGM-TV and WHBI-TV and investing in the equity of stations for WSJN-TV, KZAR-TV, WJUE-TV and WOST-TV. Use of proceeds is net of funds escrowed which are included in other assets at December 31, 1995. In conjunction with the acquisition of WFSJ-FM, the Company will issue Class A common stock for the stock of the station and will assume a $1,550 note payable to Mr. Paxson which is assumed to be repaid through the use of proceeds (see "The Proposed Acquisitions" and "Certain Transactions"). The acquisition of WXDJ-FM and WRMA-FM will be consummated for either cash of $107,500 or cash of $92,000 and approximately 1.3 million shares of Class A Common Stock, at the option of the seller. The pro forma financial data assumes the acquisition will be consummated for cash of $107,500. Use of proceeds for Proposed Acquisitions and related capital expenditures are detailed as follows:



    Property and equipment....................................................  $ 22,800
    Intangible assets.........................................................   121,800
    Other assets..............................................................    (4,700)
    Investment in broadcast properties........................................     9,100
    Additional paid-in capital................................................    (1,700)
                                                                                --------
         Proceeds used for Proposed Acquisitions and related capital expenditures........................................................  $147,300
                                                                                ========

                             (DOLLARS IN THOUSANDS)



     (g) To reflect the use of proceeds for capital expenditures on existing properties.



     (h) To reflect the use of proceeds for the exercise of Station Options on WFCT-TV, WCTD-TV, KUBD-TV, KWBF-TV, WCEE-TV and WTJC-TV, initial purchase price allocations for such exercise of Station Options and the related change in investment in broadcast properties, as follows:



    Property and equipment....................................................  $  5,900
    Intangible assets.........................................................    10,738
    Investment in broadcast properties........................................   (15,184)
                                                                                --------
              Use of proceeds for Station Options.............................  $  1,454
                                                                                ========



     (i) $230,000 Senior Subordinated Notes issued on September 28, 1995, net of $2,700 original issue discount, due 2002.



     (j) See "Description of Capital Stock."



     (k) Upon consummation of the Offering, the holders' put right on the Class A and Class B common stock warrants will be terminated and the unexercised warrants reclassified to common equity.



     For additional information with respect to specific prices and capital expenditures for each Proposed Acquisition, see "The Proposed Acquisitions."

                       PAXSON COMMUNICATIONS CORPORATION

                         INDEX OF FINANCIAL STATEMENTS


                                                                                                 PAGE
                                                                                                 -----
PAXSON COMMUNICATIONS CORPORATION
Consolidated Financial Statements -- December 31, 1995, 1994 and 1993
Report of Independent Certified Public Accountants.............................................  F-2
Consolidated Balance Sheets....................................................................  F-3
Consolidated Statements of Operations..........................................................  F-4
Consolidated Statements of Changes in Common Stockholders' Equity..............................  F-5
Consolidated Statements of Cash Flows..........................................................  F-6
Notes to Consolidated Financial Statements.....................................................  F-7
KZKI-TV (A DIVISION OF SANDINO TELECASTERS)
Financial Statements -- January 31, 1995
Report of Independent Certified Public Accountants.............................................  F-34
Balance Sheet..................................................................................  F-35
Statement of Operations........................................................................  F-36
Statement of Changes in Divisional Deficit.....................................................  F-37
Statement of Cash Flows........................................................................  F-38
Notes to Financial Statements..................................................................  F-39
PAUGUS TELEVISION, INC. (WGOT-TV)
Financial Statements -- December 31, 1994
Report of Independent Certified Public Accountants.............................................  F-42
Balance Sheet..................................................................................  F-43
Statement of Operations........................................................................  F-44
Statement of Changes in Stockholders' Deficit..................................................  F-45
Statement of Cash Flows........................................................................  F-46
Notes to Financial Statements..................................................................  F-47
WTVX-TV KRYPTON BROADCASTING OF FT. PIERCE, INC.
Financial Statements -- December 31, 1994
Report of Independent Certified Public Accountants.............................................  F-51
Balance Sheet..................................................................................  F-52
Statement of Operations........................................................................  F-53
Statement of Changes in Shareholder's Deficit..................................................  F-54
Statement of Cash Flows........................................................................  F-55
Notes to Financial Statements..................................................................  F-56
NEW AGE BROADCASTING, INC. AND THE SEVENTIES BROADCASTING CORPORATION
Combined Financial Statements -- September 30, 1995
Independent Auditors' Report...................................................................  F-60
Combined Balance Sheet.........................................................................  F-61
Combined Statement of Income and Retained Earnings.............................................  F-62
Combined Statement of Cash Flows...............................................................  F-63
Notes to the Combined Financial Statements.....................................................  F-64
NEW AGE BROADCASTING, INC. AND THE SEVENTIES BROADCASTING CORPORATION
Unaudited Interim Combined Financial Statements -- December 31, 1995 and 1994
Accountants' Compilation Report................................................................  F-69
Unaudited Combined Balance Sheets..............................................................  F-70
Unaudited Combined Statements of Income and Retained Earnings..................................  F-71
Unaudited Combined Statements of Cash Flows and Notes to Unaudited Combined Financial
  Statements...................................................................................  F-72
NEW AGE BROADCASTING, INC.
Financial Statements -- September 30, 1994
Independent Auditors' Report...................................................................  F-73
Balance Sheet..................................................................................  F-74
Statement of Income and Retained Earnings......................................................  F-75
Statement of Cash Flows........................................................................  F-76
Notes to the Financial Statements..............................................................  F-77

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders


of Paxson Communications Corporation



     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in common stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Paxson Communications Corporation and its subsidiaries (the "Company") at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ Price Waterhouse LLP


---------------------------------------------------------


PRICE WATERHOUSE LLP


Tampa, Florida


February 28, 1996

                       PAXSON COMMUNICATIONS CORPORATION



                          CONSOLIDATED BALANCE SHEETS



                                                                                                 DECEMBER 31,
                                                                                          ---------------------------
                                                                                              1995           1994
                                                                                          ------------   ------------
                                                       ASSETS
Current assets:
  Cash and cash equivalents.............................................................  $ 68,070,990   $ 21,571,658
  Accounts receivable, less allowance for doubtful accounts of $909,713 and $556,950,
    respectively........................................................................    17,726,415     13,569,198
  Prepaid expenses and other current assets.............................................       971,363      1,579,954
  Current deferred income taxes.........................................................            --        194,940
  Current program rights................................................................     1,412,544      1,980,000
                                                                                          ------------   ------------
        Total current assets............................................................    88,181,312     38,895,750
Property and equipment, net.............................................................    79,859,080     45,350,430
Intangible assets, net..................................................................    84,318,147     53,350,967
Other assets, net.......................................................................    19,896,694     13,078,346
Investments in broadcast properties.....................................................    21,192,030      1,750,000
Program rights, net.....................................................................       384,814        244,888
                                                                                          ------------   ------------
        Total assets....................................................................  $293,832,077   $152,670,381
                                                                                           ===========    ===========
                         LIABILITIES, REDEEMABLE SECURITIES AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and other accrued liabilities........................................  $  5,030,692   $  4,899,163
  Accrued interest......................................................................     6,932,342        224,528
  Current portion of program rights payable.............................................     1,449,602        986,562
  Current portion of long-term debt.....................................................       430,590      6,393,415
                                                                                          ------------   ------------
        Total current liabilities.......................................................    13,843,226     12,503,668
Program rights payable..................................................................       432,750        562,770
Deferred income taxes...................................................................            --      1,474,940
Long-term debt..........................................................................    12,484,024     76,013,542
Senior subordinated notes, net..........................................................   227,374,911             --
Minority interest.......................................................................            --      1,217,314
Redeemable Cumulative Compounding Senior preferred stock, $0.001 par value; 15% dividend
  rate per annum, 2,000 shares authorized, issued and outstanding.......................    16,824,082     14,060,054
Redeemable Class A & B common stock warrants............................................     6,465,317      1,735,979
Redeemable Cumulative Compounding Series B preferred stock, $0.001 par value; 15%
  dividend rate per annum, 714.286 shares authorized, issued and outstanding............     2,352,654      1,274,671
Redeemable Cumulative Compounding Junior preferred stock, $0.001 par value; 12% dividend
  rate per annum, 33,000 shares authorized, issued and outstanding......................    31,533,910     26,808,053
Class A common stock, $0.001 par value; one vote per share; 150,000,000 shares authorized, 26,226,826 and 26,042,561 shares issued and outstanding in 1995 and 1994,
  respectively..........................................................................        26,227         26,042
Class B common stock, $0.001 par value; ten votes per share; 35,000,000 shares
  authorized and 8,311,639 shares issued and outstanding................................         8,312          8,312
Class C common stock, $0.001 par value; non-voting; 12,500,000 shares authorized; no
  shares issued and outstanding.........................................................            --             --
Class C common stock warrants...........................................................     5,338,952      5,338,952
Stock subscription notes receivable.....................................................      (115,714)       (77,666)
Additional paid-in capital..............................................................    34,342,086     20,647,647
Deferred option plan compensation.......................................................    (1,384,267)            --
Accumulated deficit.....................................................................   (55,694,393)    (8,923,897)
Commitments and contingencies (Note 17)
                                                                                          ------------   ------------
        Total liabilities, redeemable securities and common stockholders' equity........  $293,832,077   $152,670,381
                                                                                           ===========    ===========



          The accompanying Notes to Consolidated Financial Statements are an integral part of the consolidated financial statements.

                       PAXSON COMMUNICATIONS CORPORATION



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                        -----------------------------------------
                                                            1995          1994           1993
                                                        ------------   -----------   ------------
Revenues:
  Local and national advertising......................  $ 94,653,514   $56,668,983   $ 29,405,559
  Retail and other....................................     5,352,044     2,779,215      1,655,155
  Trade and barter....................................     3,068,354     2,619,245      1,001,317
                                                        ------------   -----------   ------------
          Total revenues..............................   103,073,912    62,067,443     32,062,031
                                                        ------------   -----------   ------------
Operating expenses:
  Direct..............................................    24,921,653    16,789,757      9,479,408
  Programming.........................................    12,822,813     8,750,624      5,291,237
  Sales and promotion.................................     9,093,769     5,753,025      3,507,480
  Technical...........................................     4,955,588     2,113,117      1,543,583
  General and administrative..........................    22,138,236    11,689,343      7,323,352
  Trade and barter....................................     2,604,950     2,426,118      1,029,105
  Time brokerage agreement fees.......................       993,893       503,698        698,463
  Sports rights fees..................................     2,806,121     2,379,516             --
  Option plan compensation............................    10,803,241            --             --
  Program rights amortization.........................     1,765,942       820,754             --
  Depreciation and amortization.......................    18,719,109    12,403,528      9,350,633
                                                        ------------   -----------   ------------
          Total operating expenses....................   111,625,315    63,629,480     38,223,261
                                                        ------------   -----------   ------------
Loss from operations..................................    (8,551,403)   (1,562,037)    (6,161,230)
Other income (expense):
  Interest expense....................................   (16,302,641)   (5,210,148)    (2,052,406)
  Interest income.....................................     1,708,942       335,438        112,719
  Gain on sale of radio broadcasting station..........            --        28,105        427,397
  Other income (expense), net.........................      (982,461)      (33,432)      (318,333)
                                                        ------------   -----------   ------------
Loss before benefit (provision) for income taxes and
  extraordinary item..................................   (24,127,563)   (6,442,074)    (7,991,853)
Benefit (provision) for income taxes..................     1,280,000     1,680,000     (2,960,000)
                                                        ------------   -----------   ------------
Loss before extraordinary item........................   (22,847,563)   (4,762,074)   (10,951,853)
Extraordinary item....................................   (10,625,727)           --       (457,147)
                                                        ------------   -----------   ------------
Net loss..............................................   (33,473,290)   (4,762,074)   (11,409,000)
Dividends and accretion on preferred stock and common
  stock warrants......................................   (13,297,206)   (3,385,456)      (151,367)
                                                        ------------   -----------   ------------
Net loss attributable to common stock.................  $(46,770,496)  $(8,147,530)  $(11,560,367)
                                                         ===========    ==========    ===========
Per share data (Note 1):
  Loss before extraordinary item......................  $      (0.66)  $     (0.14)  $      (0.35)
  Extraordinary item..................................         (0.31)           --          (0.01)
                                                        ------------   -----------   ------------
  Net loss............................................         (0.97)        (0.14)         (0.36)
  Dividends and accretion on preferred stock and
     common stock warrants............................         (0.39)        (0.10)         (0.01)
                                                        ------------   -----------   ------------
Net loss attributable to common stock.................  $      (1.36)  $     (0.24)  $      (0.37)
                                                         ===========    ==========    ===========
Weighted average shares outstanding -- primary & fully
  diluted.............................................    34,429,517    33,430,116     31,581,948
                                                         ===========    ==========    ===========



          The accompanying Notes to Consolidated Financial Statements are an integral part of the consolidated financial statements.

                       PAXSON COMMUNICATIONS CORPORATION



       CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY



                                                             CLASS C        STOCK
                          COMMON STOCK                        COMMON     SUBSCRIPTION   ADDITIONAL      DEFERRED
                   ---------------------------   COMMON       STOCK         NOTES         PAID-IN     OPTION PLAN    ACCUMULATED
                   CLASS A   CLASS B   CLASS C   STOCK       WARRANTS     RECEIVABLE      CAPITAL     COMPENSATION     DEFICIT
                   -------   -------   -------   ------     ----------   ------------   -----------   ------------   ------------
Balance at
  December 31,
  1992............                                 $1                                   $23,611,002                  $ (9,283,047)
Stockholder
  capital
  contributions...                                                                       13,351,668
Net loss prior to
  reorganization
  on December 15,
  1993............                                                                                                    (10,784,000)
Reclassification
  of undistributed
  deficit prior to
 reorganization...                                                                      (20,067,047)                   20,067,047
Dividends on
  redeemable
  preferred
  stock...........                                                                                                        (97,808)
Accretion on
  Senior
  redeemable
  preferred
  stock...........                                                                                                        (15,144)
Accretion on Class
  A & B common
  stock
  warrants........                                                                                                        (38,415)
Net loss
  subsequent to
  reorganization
  on December 15,
  1993............                                                                                                       (625,000)
                   -------   -------   -------   ------     ----------   ------------   -----------   ------------   ------------
Balance at
  December 31,
  1993............      --        --      --        1               --             --    16,895,623             --       (776,367)
Recapitalization
  of common
  stock........... $15,791   $ 5,264               (1)                                      (21,054)
Stock issued for
  ANG
  acquisition.....   1,570       277                                      $   (77,666)    3,784,530
Net proceeds from
  issuance of
  common stock
  warrants........                                          $5,338,952
Dividends on
  redeemable
  preferred
  stock...........                                                                                                     (2,216,137)
Accretion on
  Senior
  redeemable
  preferred
  stock...........                                                                                                       (325,147)
Accretion on
  Series B
  preferred
  stock...........                                                                                                         (7,968)
Accretion on
  Junior preferred
  stock...........                                                                                                        (15,648)
Accretion on Class
  A & B common
  stock
  warrants........                                                                                                       (820,556)
Net loss..........                                                                                                     (4,762,074)
Stock dividend....   8,681     2,771                                                        (11,452)
                   -------   -------   -------   ------     ----------   ------------   -----------   ------------   ------------
Balance at
  December 31,
  1994............  26,042     8,312      --       --        5,338,952        (77,666)   20,647,647             --     (8,923,897)
Stock issued for
  Cookeville
  acquisition.....      95                                                                1,199,905
Deferred option
  plan
  compensation....                                                                       12,187,508   $(12,187,508)
Option plan
  compensation....                                                                                      10,803,241
Stock options
  exercised.......      90                                                                  307,026
Increase in stock
  subscription
  receivable......                                                            (48,029)
Repayments of
  stock
  subscription
  receivable......                                                              9,981
Dividends on
  redeemable
  preferred
  stock...........                                                                                                     (7,275,516)
Accretion on
  Senior
  redeemable
  preferred
  stock...........                                                                                                       (332,156)
Accretion on
  Series B
  preferred
  stock...........                                                                                                       (325,208)
Accretion on
  Junior preferred
  stock...........                                                                                                       (634,988)
Accretion on Class
  A & B common
  stock
  warrants........                                                                                                     (4,729,338)
Net loss..........                                                                                                    (33,473,290)
                   -------   -------   -------   ------     ----------   ------------   -----------   ------------   ------------
Balance at
  December 31,
  1995............ $26,227   $ 8,312     $--       $--      $5,338,952    $  (115,714)  $34,342,086   $ (1,384,267)  $(55,694,393)
                   =======    ======   =====     ======      =========      =========    ==========    ===========    ===========



          The accompanying Notes to Consolidated Financial Statements are an integral part of the consolidated financial statements.

                       PAXSON COMMUNICATIONS CORPORATION



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                                            -------------------------------------------
                                                                                1995            1994           1993
                                                                            -------------   ------------   ------------
Cash flows from operating activities:
  Net loss................................................................  $ (33,473,290)  $ (4,762,074)  $(11,409,000)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization.........................................     18,719,109     12,403,528      9,350,633
    Option plan compensation..............................................     10,803,241             --             --
    Program rights amortization...........................................      1,765,942        820,754             --
    Provision for doubtful accounts.......................................      1,098,181        344,706         89,681
    Deferred income taxes.................................................     (1,280,000)    (1,680,000)     2,960,000
    (Gain) loss on sale of assets.........................................        145,857        (28,105)      (427,397)
    Loss on extinguishment of long-term debt..............................     10,625,727             --        457,147
    Decrease (increase) in accounts receivable............................     (5,255,398)    (1,683,664)       470,942
    Decrease in prepaid expenses and other current assets.................        608,591        234,301      1,308,404
    Decrease (increase) in intangible assets..............................     (1,200,000)            --        175,452
    Decrease (increase) in other assets...................................      1,564,822       (392,504)       (20,731)
    (Decrease) increase in accounts payable and other accrued
      liabilities.........................................................        131,529       (313,225)      (138,259)
    Increase in accrued interest..........................................      6,707,814        135,683         28,768
                                                                            -------------   ------------   ------------
        Net cash provided by operating activities.........................     10,962,125      5,079,400      2,845,640
                                                                            -------------   ------------   ------------
Cash flows from investing activities:
  Acquisitions of broadcasting properties.................................    (58,510,509)   (56,143,061)   (32,145,000)
  Increase in investments in broadcast properties.........................    (19,442,030)            --     (1,750,000)
  Deposits on broadcasting properties.....................................     (2,381,619)    (4,291,241)            --
  Purchases of property and equipment.....................................    (25,016,816)    (5,916,512)    (1,962,553)
  Deposits on buildings and equipment.....................................       (735,074)      (642,890)            --
  Proceeds from sale of radio broadcasting station........................             --        200,000      5,010,000
  Proceeds from sale of fixed assets......................................        466,820             --             --
                                                                            -------------   ------------   ------------
        Net cash used in investing activities.............................   (105,619,228)   (66,793,704)   (30,847,553)
                                                                            -------------   ------------   ------------
Cash flows from financing activities:
  Proceeds from long-term debt, net.......................................    327,539,000     50,000,000     38,100,000
  Payments of long-term debt..............................................   (169,722,340)      (401,500)   (27,001,362)
  Accretion of discount on senior subordinated notes......................         65,911             --             --
  Payments of loan origination costs......................................    (15,896,473)    (5,030,352)    (3,730,836)
  Payments for program rights.............................................     (1,098,731)      (335,646)            --
  Net proceeds from issuance of redeemable preferred stock................             --     26,694,761     11,521,955
  Net proceeds from issuance of common stock warrants.....................             --      5,338,952      2,125,218
  Net stockholder capital contributions...................................             --             --     13,351,668
  Proceeds from exercise of common stock options..........................        307,116             --             --
  Increase in stock subscription notes receivable.........................        (48,029)            --             --
  Repayments of stock subscription notes receivable.......................          9,981           -- -             --
                                                                            -------------   ------------   ------------
        Net cash provided by financing activities.........................    141,156,435     76,266,215     34,366,643
                                                                            -------------   ------------   ------------
Increase in cash and cash equivalents.....................................     46,499,332     14,551,911      6,364,730
Cash and cash equivalents at beginning of year............................     21,571,658      7,019,747        655,017
                                                                            -------------   ------------   ------------
Cash and cash equivalents at end of year..................................  $  68,070,990   $ 21,571,658   $  7,019,747
                                                                             ============    ===========    ===========
Supplemental disclosures of cash flow information:
  Cash paid for interest..................................................  $   8,292,274   $  4,765,800   $  2,321,400
                                                                             ============    ===========    ===========
  Cash paid for income taxes..............................................  $          --   $         --   $         --
                                                                             ============    ===========    ===========
Non-cash operating and financing activities:
  Issuance of common stock in connection with the merger with ANG.........  $          --   $  3,786,377   $         --
                                                                             ============    ===========    ===========
  Issuance of common stock for Cookeville acquisition.....................  $   1,200,000   $         --   $         --
                                                                             ============    ===========    ===========
  Dividends accreted on redeemable preferred stock........................  $   7,275,516   $  2,216,137   $     97,808
                                                                             ============    ===========    ===========
  Accretion on redeemable securities......................................  $   6,021,690   $  1,169,319   $     53,559
                                                                             ============    ===========    ===========
  Issuance of Series B preferred stock....................................  $          --   $  1,248,209   $         --
                                                                             ============    ===========    ===========
  Trade and barter revenue................................................  $   3,068,354   $  2,619,245   $  1,001,317
                                                                             ============    ===========    ===========
  Trade and barter expense................................................  $   2,604,950   $  2,426,118   $  1,029,105
                                                                             ============    ===========    ===========



          The accompanying Notes to Consolidated Financial Statements are an integral part of the consolidated financial statements.

                       PAXSON COMMUNICATIONS CORPORATION



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                           DECEMBER 31, 1995 AND 1994



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



  Basis of Presentation



     Paxson Communications Corporation (the "Company"), a Delaware corporation, was organized in December 1993 for the purpose of owning and operating radio and television broadcasting stations and networks. In January 1995, the Company began operating its Infomall Television Network (the "Infomall TV Network" or "inTV"). The radio broadcasting activities were previously operated by businesses under common control of Mr. Lowell W. Paxson which were reorganized into the Company on December 15, 1993, in exchange for Company common stock. The reorganization was accounted for in a manner similar to the pooling of interests accounting method which included the operating results prior to December 15, 1993 because the transactions took place among entities under common control.



     On April 14, 1994, the Company acquired 68.1% of the common voting stock of The American Network Group, Inc. ("ANG"), a Nasdaq Small-Cap Market traded company. The Company has consolidated the financial results of ANG since that time. On November 4, 1994, ANG stockholders approved the merger of ANG into the Company through an exchange of common stock, which resulted in the Company's Class A common stock becoming publicly-held. In connection with the merger with ANG, the Company amended its capital structure to provide two classes of common voting stock, Class A common stock and Class B common stock. The per share pro forma effect of the merger and recapitalization has been presented on the Company's statement of operations for the two years ended December 31, 1994 based on the weighted average common shares outstanding (Note 15).



  Operations



     The Company operates three business segments: (1) the Infomall TV Network is a nationwide network of owned, operated and affiliated television stations dedicated to the airing of long form paid programming, consisting primarily of infomercials; (2) Paxson Radio consists of radio broadcasting stations, radio news and sports networks and billboard operations; and (3) Paxson Network-Affiliated Television includes network-affiliated television broadcasting stations in West Palm Beach, Florida. See Note 18 for a listing of stations which the Company began operating subsequent to year end. At December 31, 1995, operations were comprised of the following stations:



       INFOMALL TV NETWORK

                                                            COMMENCEMENT
                                                                      OF
    TV MARKET SERVED(1)         STATION                       OPERATIONS      OWNERSHIP
    -------------------------  --------                     ------------   ---------------
    Owned or TBA Operated:
      Los Angeles, CA........   KZKI-TV                         1995            Owned
      Philadelphia, PA.......   WTGI-TV                         1995            Owned
      San Francisco, CA......   KLXV-TV                         1995            Owned
      Boston, MA.............   WGOT-TV                         1995            Owned
      Washington, D.C........   WYVN-TV                         1996            Owned
      Atlanta, GA............   WTLK-TV                         1994            Owned
      Houston, TX............   KTFH-TV                         1995            Owned
      Cleveland, OH..........   WOAC-TV                         1995       Time Brokerage
      Tampa, FL..............   WFCT-TV                         1994       Time Brokerage
      Miami, FL..............   WCTD-TV                         1994       Time Brokerage
      Denver, CO.............   KUBD-TV                         1995       Time Brokerage
      Orlando, FL............   WIRB-TV                         1994       Time Brokerage
      Hartford, CT...........   WTWS-TV                         1995            Owned
      Dayton, OH.............   WTJC-TV                         1995       Time Brokerage

                       PAXSON COMMUNICATIONS CORPORATION



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



       INFOMALL TV NETWORK

                                                            COMMENCEMENT
                                                                      OF
    TV MARKET SERVED(1)         STATION                       OPERATIONS      OWNERSHIP
    -------------------------  --------                     ------------   ---------------
    Affiliated:
      Sacramento, CA.........   KCMY-TV                         1995          Affiliate
      Norfolk, VA............   WJCB-TV                         1995          Affiliate
    PAXSON RADIO
    RADIO MARKET SERVED(1)                    FORMAT
    Miami, FL................   WLVE-FM     Smooth Jazz         1993            Owned
                                WZTA-FM     Modern Rock         1992            Owned
                                WINZ-AM     News/Sports         1992            Owned
                                WFTL-AM     Talk/Sports         1995            Owned
    Tampa, FL................   WHPT-FM       Rock AC           1991            Owned
                                WSJT-FM     Smooth Jazz         1995            Owned
                                WHNZ-AM     News/Sports         1991            Owned
                                WNZE-AM       Sports            1994            Owned
    Orlando, FL..............   WMGF-FM       Soft AC           1992            Owned
                                WJRR-FM     Modern Rock         1992            Owned
                                WWNZ-AM        News             1992            Owned
                                WWZN-AM       Sports            1994            Owned
    Jacksonville, FL.........   WROO-FM    Young Country        1991            Owned
                                WPLA-FM  Alternative Rock       1992            Owned
                                WNZS-AM       Sports            1993            Owned
                                WZNZ-AM        News             1992            Owned
    Cookeville, TN...........   WGSQ-FM       Country           1994            Owned
                                WPTN-AM        Talk             1994            Owned
    RADIO NETWORK
    Alabama Radio Network....                  News             1995            Owned
    Florida Radio Network....                  News             1993            Owned
    South Carolina Radio
      Network(2).............                  News             1994            Owned
    Tennessee Radio
      Network................                  News             1994            Owned
    University of Florida
      Sports Network.........                 Sports            1994            Owned
    Miami Sports Network.....                 Sports            1995            Owned
    Penn State Sports
      Network................                 Sports            1994            Owned
    Virginia Tech Sports
      Network(2).............                 Sports            1994            Owned
    PAXSON NETWORK-AFFILIATED
      TELEVISION
    TV MARKET SERVED(1)                     AFFILIATION
    Owned or TBA Operated:
    West Palm Beach, FL......   WPBF-TV         ABC             1994            Owned
    West Palm Beach, FL......   WTVX-TV     Warner/UPN          1995       Time Brokerage


---------------


(1) Each station is licensed by the Federal Communications Commission to serve a specific community, which is included in the listed market.


(2) The Company sold the South Carolina Radio Network in January 1996 and will not renew the rights to Virginia Tech Sports Network which will expire in March 1996.

                       PAXSON COMMUNICATIONS CORPORATION

  Principles of Consolidation



     The consolidated financial statements include accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.



  Cash and Cash Equivalents



     Cash and cash equivalents are highly liquid investments with original maturities of three months or less.



     On January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the effect of which was immaterial. At December 31, 1995, approximately $58 million of debt securities, all classified as held to maturity and consisting of money market accounts, commercial paper and overnight repurchase agreements, were included in cash and cash equivalents because they had original maturities of three months or less.



  Property and Equipment



     Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:



    Broadcasting towers and equipment.....................................      6-13 years
    Office furniture and equipment........................................      6-10 years
    Buildings and building improvements...................................        40 years
    Leasehold improvements................................................   Term of lease
    Vehicles and other....................................................         5 years



     Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.



  Intangible Assets



     The excess of cost over the fair value of acquired net assets has been capitalized as goodwill. Intangible assets are being amortized using the straight-line method over their estimated useful lives as follows (Note 5):



    FCC licenses..........................................................        25 years
    Covenants not to compete..............................................   Contract term
    Favorable lease and other contracts...................................   Contract term
    Goodwill..............................................................        25 years



  Investments in Broadcast Properties



     Investments in broadcast properties represent the Company's financing of television and radio station acquisitions by third parties. The Company has entered into time brokerage agreements ("TBAs") with such third parties for the television station operations and has written options to purchase certain of the related station assets and Federal Communications Commission ("FCC") licenses at various amounts and terms (Notes 7 and 18).



  Program Rights



     The Company obtains licenses for program rights which allow the Company to broadcast program material in accordance with contractual agreements. Pursuant to a licensing agreement, an asset is recorded

                       PAXSON COMMUNICATIONS CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


for the program rights acquired and a liability is recorded for the obligation incurred, at the gross amount of the liability when available to air. Program rights are amortized on a method that approximates the straight-line basis over the related term. Program rights which will not be aired are charged to expense. Current program rights represent programs which will be amortized during the next year; current liabilities represent program rights which will be paid within the next year under contractual arrangements (Note 8).



  Other Assets



     Loan origination costs are stated at cost and are amortized to interest expense over the life of the loan or agreement using the effective interest method. Escrow funds represent funds held in escrow on acquisitions pending FCC approval. Other assets are stated at cost (Note 6).



  SFAS 121 Impairment of Long-Lived Assets and Identifiable Intangibles



     On January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of", the effect of which was immaterial. The Company reviews long-lived assets, identifiable intangibles and goodwill and will reserve for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable.



  Minority Interest



     Minority interest at December 31, 1994 represented the third party's limited partner's interest in the radio broadcasting stations located in Cookeville, Tennessee. The Company purchased this minority interest in 1995 (Note 2).



  Stock Subscription Notes Receivable



     Stock subscription notes receivable were assumed in conjunction with the merger with ANG. Stock subscription notes receivable also include employee receivables issued upon exercise of stock options in conjunction with the Company's stock incentive plan (Note 12).



  Revenue Recognition



     Revenue is recognized as advertising air time is broadcast.



  Trade and Barter Agreements



     The Company enters into trade and barter agreements which give rise to sales of advertising air time in exchange for products, services and programming. Sales from trade and barter agreements are recognized at the fair market value of products, services or programs received as the related advertising air time is broadcast. Products, services and programs received are expensed when used or when programs are broadcast. If the Company uses trade products or services before advertising air time is provided, a trade liability is recognized. At times, the Company trades air time for property and equipment.



  Time Brokerage Agreements



     The Company operates certain stations under a time brokerage agreement ("TBA") whereby the Company has agreed to purchase from the broadcast station licensee certain broadcast time on the station and to provide programming to and sell advertising on the station during the purchased time. Accordingly, the Company receives all the revenue derived from the advertising sold during the purchased time, pays certain expenses of the station and performs other functions. The broadcast station licensee retains responsibility for

                       PAXSON COMMUNICATIONS CORPORATION
ultimate control of the station in accordance with FCC policies. At December 31, 1995, the Company operated seven stations under TBAs which expire from April 1999 through October 2005.



  Stock Based Compensation



     The Company will adopt Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") during 1996. Upon adoption of SFAS 123, the Company intends to retain the intrinsic value method of accounting for stock based compensation and disclose pro forma net loss and loss per share amounts.



  Income Taxes



     Provisions are made to record deferred income taxes for items reported in different periods for financial reporting purposes than for federal and state income tax purposes. The Company records deferred income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".



  Extraordinary Item



     The extraordinary item for the years ended December 31, 1995 and 1993 relates to the write-off of loan origination costs associated with the extinguishment of certain debt agreements. See a description of the tax effect in Note 11.



  Per Share Data



     Per share data for the years ended December 31, 1994 and 1993 give a pro forma effect to the Company's amended capital structure related to the merger with ANG and the stock dividend on common shares outstanding on January 1, 1995 (Note 15). Due to net losses, the effect of stock options and warrants is anti-dilutive and therefore these common stock equivalents are not included in the calculation of weighted average shares outstanding.



  Use of Estimates



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



  Reclassifications



     Certain reclassifications have been made to the prior years' financial statements to conform with the 1995 presentation.

                       PAXSON COMMUNICATIONS CORPORATION

2.  ACQUISITIONS, INVESTMENTS AND DISPOSITIONS:



  Acquisitions and investments:



     During 1995 and 1994, the Company acquired the assets of certain broadcast properties. Purchases were accounted for using the purchase method of accounting and the financial results of TBA operated stations have been included in the Company's statement of operations since the commencement of the TBA. Acquisitions and investments closed subsequent to December 31, 1995 are outlined in Note 18. Acquisitions, investments and dispositions during 1995 and 1994 are as follows:



                                                                                     ACQUISITION PRICE/
                                   STATION/                                              INVESTMENT
ACQUISITION/TBA DATE               NETWORK                        MARKET (1)             AMOUNT(2)
-------------------- ------------------------------------    --------------------    ------------------
Owned:
October 1995                      WYVN-TV(3)                   Washington, D.C.         $  1,900,000
June 1995                          KLXV-TV                    San Francisco, CA            5,000,000
June 1995                          WFTL-AM                        Miami, FL                2,000,000
May 1995                           KZKI-TV                     Los Angeles, CA            18,000,000
May 1995                           WGOT-TV                        Boston, MA               3,050,000
July/March 1995                    KTFH-TV                       Houston, TX               7,900,000
March 1995                         WTWS-TV                       Hartford, CT              2,700,000
March/February 1995                WSJT-FM                        Tampa, FL                4,675,000
February 1995                      WTGI-TV                     Philadelphia, PA           10,200,000
January 1995                Alabama Radio Network                  Alabama                   750,000
August 1994                        WNZE-AM                        Tampa, FL                1,100,000
December 1994                      WWZN-AM                       Orlando, FL               1,550,000
July 1994                          WPBF-TV                   West Palm Beach, FL          32,500,000
July/April 1994                    WTLK-TV                       Atlanta, GA               9,500,000
April 1994                        WGSQ-FM(4)                    Cookeville, TN                    --
April 1994                        WPTN-AM(4)                    Cookeville, TN                    --
April 1994                Florida Sports Network(5)                Florida                        --
April 1994                Tennessee Radio Network(5)              Tennessee                       --
April 1994            South Carolina Radio Network(5)(6)        South Carolina                    --
April 1994               Penn State Sports Network(5)            Pennsylvania                     --
April 1994            Virginia Tech Sports Network(5)(6)           Virginia                       --
April 1994                Georgia Sports Network(5)                Georgia                        --
TBA Operated:
October 1995                      WOAC-TV(7)                    Cleveland, OH                     --
October 1995                      WTJC-TV(7)                      Dayton, OH               3,500,000
August 1995                       KUBD-TV(7)                      Denver, CO               6,500,000
August 1995                       WTVX-TV(7)                 West Palm Beach, FL                  --
December 1994                      WIRB-TV                       Orlando, FL               3,800,000
August 1994                       WFCT-TV(7)                      Tampa, FL                1,120,000
April 1994                      WCTD-TV(7)(8)                     Miami, FL                3,300,000


---------------

(1) Each station is licensed by the FCC to serve a specific community, which is included in the listed market.


(2) Represents the purchase price paid by the Company for owned stations or the initial amount of financing provided to the broadcast station licensee for TBA operated stations with outstanding financings at December 31, 1995. The outstanding financings at December 31, 1995 are reflected in investments in broadcast properties (Note 7).


(3) Station is not currently on the air.

                       PAXSON COMMUNICATIONS CORPORATION

(4) A minority interest was acquired in connection with the merger with ANG (Note 1). The remaining interest was purchased during 1995 for approximately $3.4 million which consisted of cash paid, stock issued and the forgiveness of outstanding debt.


(5) Acquired in conjunction with the merger with ANG (Note 1).


(6) The Company sold the South Carolina Radio Network in January 1996 and will not renew the rights to Virginia Tech Sports Network which will expire in March 1996. (Note 3)


(7) The Company currently holds an option to purchase the station from the licensee (Note 7).


(8) Investment amount reflects the price paid by the Company for fixed assets acquired.



  Dispositions:



     During 1995, the Company abandoned certain ancillary operations and did not renew the rights to the Georgia Sports Network. The Company included the results of operations of an aggregate net loss of $799,000 in the consolidated statement of operations for such abandoned operations. During 1994, the Company disposed of the assets of WWZN-AM for $300,000, resulting in a gain on disposition of approximately $28,000. During 1993, the Company disposed of the assets of WWNZ-FM for $5,010,000, resulting in a gain on disposition of approximately $427,000.



  Pro Forma (unaudited):



     The Company's results of operations for the years ended December 31, 1995 and 1994 include the results of operations for acquisitions and investments in broadcast properties from their respective dates of commencement. The following unaudited pro forma statement of operations data give effect to significant business acquisitions, investments or dispositions since January 1, 1994 as if they had occurred on January 1, 1994. In addition, depreciation and amortization has been increased each period to reflect initial purchase price allocation on all acquisitions and investments (whether businesses or assets), and interest expense on associated debt financing as if such transactions and debt had occurred on January 1, 1994.



                                                                             PRO FORMA
                                                                        FOR THE YEARS ENDED
                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                        1995           1994
                                                                    ------------   ------------
                                                                    (UNAUDITED)    (UNAUDITED)
Revenues..........................................................  $108,106,000   $ 79,595,000
                                                                     ===========    ===========
Loss from operations..............................................  $ (7,612,000)  $ (6,054,000)
                                                                     ===========    ===========
Loss before extraordinary item....................................  $(35,289,000)  $(34,052,000)
                                                                     ===========    ===========
Net loss attributable to common stock.............................  $(59,212,000)  $(57,143,000)
                                                                     ===========    ===========
Net loss per share attributable to common stock...................  $      (1.72)  $      (1.71)
                                                                     ===========    ===========
Pro forma weighted average shares outstanding.....................    34,429,517     33,430,116
                                                                     ===========    ===========



3.  CERTAIN TRANSACTIONS:



     The Company enters into and maintains certain operating and financing transactions with related parties as described below.



  Christian Network, Inc.



     The Company has entered into several agreements with The Christian Network, Inc. and certain of its for profit subsidiaries (individually and collectively referred to herein as "CNI"). The Christian Network, Inc. is

                       PAXSON COMMUNICATIONS CORPORATION
a section 501(c)(3) not-for-profit corporation to which Mr. Paxson was a substantial contributor and was a director.



     Investment in Broadcast Properties. At December 31, 1995, the Company had investments in broadcast properties of $16,481,345 related to the Company's financing of certain broadcasting acquisitions for CNI. In conjunction with these financings, the Company has obtained TBAs with these stations and has obtained options to purchase certain of these stations (Note 7).



     KLDT-TV. During 1995, in connection with CNI securing the rights to acquire television station KLDT-TV in Dallas, Texas and, prior to such acquisition, operate the station pursuant to a TBA, Mr. Paxson initially loaned CNI $1,000,000 to make a deposit in respect to such acquisition and guaranteed the obligations of CNI under the purchase agreement and the TBA. On January 9, 1996, the Company purchased such note from Mr. Paxson at its face value.



     CNI Agreement. The Company and CNI entered into an agreement in May 1994 (the "CNI Agreement") under which the Company agreed that, if the tax exempt status of CNI were jeopardized by virtue of its relationships with the Company and its subsidiaries, the Company would take certain actions to try and ensure that CNI's tax exempt status would no longer be so jeopardized. Such steps could include, but not be limited to, rescission of one or more transactions or payment of additional funds by the Company. The Company believes that all of its agreements with CNI have been on terms at least as favorable to CNI as it would obtain in arm's length transactions. The Company intends any future agreements with CNI to be at least as favorable to CNI as CNI would obtain in arm's length transactions. Accordingly, if the Company's activities with CNI are consistent with the terms governing their relationship, the Company believes that it will not be required to take any actions under the CNI Agreement. However, there can be no assurance that the Company will not be required to take any actions under the CNI Agreement at a material cost to the Company.



     WFCT-TV Transactions. On December 17, 1993, Bradenton Broadcast Television, Ltd. ("BBTC") entered into an agreement whereby CNI would make available to BBTC up to $3,120,000 for certain expenses in connection with the redemption of a limited partnership interest in BBTC and the construction of television station WFCT-TV, Bradenton, Florida (the "BBTC Loan Agreement"). In connection with the loan, BBTC granted to CNI an irrevocable, exclusive option to purchase the assets owned by BBTC that are used or useful in the construction or operation of WFCT-TV, including the license issued by the FCC for WFCT-TV, subject to the satisfaction of certain conditions and the receipt of necessary regulatory approvals. CNI's option may be exercised, subject to the prior approval of the FCC, at any time during the ten year period beginning on the first anniversary of the completion of construction of WFCT-TV. The price payable to BBTC upon exercise of the option is $91,000 in cash and the forgiveness of all outstanding indebtedness under the loan of $1,120,000. WFCT-TV commenced broadcasting operations on August 1, 1994. The Company leases certain broadcasting assets to BBTC for fees of $60,000 per annum. Additionally, the Company entered into a partial TBA with BBTC and CNI, whereby the Company purchases up to twelve hours per day of broadcasting time from BBTC for a monthly fee of approximately $3,500. In connection with the foregoing transactions, Mr. Paxson agreed to lend CNI up to $3,120,000 to fund the loan to BBTC. On June 15, 1994, CNI and BBTC revised the BBTC Loan Agreement to reduce the maximum amount of the loan from $3,120,000 to $1,400,000, and to provide that BBTC lease rather than purchase the equipment and related tangible personal property required to construct WFCT-TV from the Company. Mr. Paxson assigned his rights and interests in the CNI loan to the Company in the amount of $1,120,000 (representing the then outstanding principal balance owed by CNI), and CNI agreed that the maximum principal amount of the loan would be reduced from $3,120,000 to $1,400,000. On June 15, 1994, CNI assigned to the Company the option to acquire the WFCT-TV assets from CNI for $191,000 after CNI exercises its option to purchase such assets from BBTC. On June 15, 1994, CNI assigned to the Company its rights and interests under the TBA to provide up to twelve hours per day of programming on WFCT-TV.

                       PAXSON COMMUNICATIONS CORPORATION

     Worship Channel Studio. On January 1, 1993, Mr. Paxson agreed to lend CNI up to $2,500,000 to fund CNI's acquisition of certain equipment and related tangible property used in the production of television programming. Mr. Paxson assigned his rights and interests under the loan to the Company, in consideration for the Company's promissory note in the principal amount of $2,500,000, which the Company subsequently repaid. In accordance with the terms of an agreement dated as of June 15, 1994, CNI sold to the Company CNI's production assets in consideration for the cancellation of CNI's $2,500,000 promissory note held by the Company. CNI and the Company have also contracted, effective as of August 1, 1994, for Paxson-66 to lease CNI's television production and distribution facility to the Company for the purpose of producing television programming for the Infomall TV Network.



  Airplane



     During 1994, the Company purchased an aircraft for $250,000 from a company controlled by Mr. Paxson. The Company believes that the terms of such transaction were at least as favorable as they would have been if obtained in an arm's length transaction with an unaffiliated third party.



  Whitehead Media, Inc.



     The Company initially financed the acquisition by Whitehead Media, Inc. ("Whitehead Media") of WTVX-TV and WOAC-TV. Whitehead Media subsequently obtained financing from Banque Paribas, an affiliate of a holder of the Company's Junior preferred stock, the proceeds of which were used to repay the debt owed by Whitehead Media to the Company and will be used to fund Whitehead Media's acquisition of WNGM-TV. The third party financing provided to Whitehead Media is unconditionally guaranteed by Mr. Paxson and Second Crystal Diamond, Limited Partnership ("Second Crystal") an affiliate controlled by Mr. Paxson and through which he beneficially owns and controls a substantial portion of the Company's Class A common stock and Class B common stock. Such guarantees are secured by a pledge of a significant portion of Second Crystal's Class A common stock. The Company is permitted to operate stations WTVX-TV and WOAC-TV pursuant to TBAs and as a result of the third party financing to Whitehead Media has an option to purchase each of such stations, which options to purchase would otherwise be prohibited under FCC rules and regulations because each of such stations serves a market in which the Company has or will own another television station.



  Home Shopping Network, Inc.



     In connection with the departure in 1990 of Mr. Paxson from Home Shopping Network, Inc. ("HSN"), he executed a consulting agreement containing various restrictions upon activities by him that might be considered competitive with HSN, including activities as an investor in competitive and other enterprises. Although Mr. Paxson's consulting services to HSN terminated in 1994, certain of the restrictions survived. As the Company's business evolved, the possible effect of the consulting agreement upon Mr. Paxson's role as the Company's chief executive officer and controlling stockholder became unclear. The Company considered it advisable to eliminate doubts concerning, among other matters, Mr. Paxson's role as a chief executive officer and controlling stockholder as the Company's business developed, and the scope of HSN's rights under the consulting agreement. Accordingly, on August 25, 1995, the Company and Mr. Paxson agreed with HSN to, among other things, terminate HSN's rights under the consulting agreement in consideration of a payment to HSN by the Company of $1,200,000. In conjunction with this transaction Mr. Paxson advanced $1,200,000 to the Company in the form of a note bearing interest at 6%. The Company repaid the note in October 1995. Shortly before the transaction with HSN, Mr. Paxson agreed with the Company that upon termination of HSN's rights under the consulting agreement, he will not compete with the Company for a period ending on

                       PAXSON COMMUNICATIONS CORPORATION

December 31, 1999 (the date that the HSN consulting agreement would have otherwise terminated) or the date of a change in control (as defined with respect thereto) of the Company. An intangible asset has been recorded for $1,200,000 which will be amortized through maturity of the agreement.



  Todd Communications, Inc.



     In 1993, Mr. Paxson contributed to the Company, a demand note receivable in the amount of $1,750,000 from Todd Communications, Inc. ("Todd Communications"), a company which owns WFSJ-FM (St. Augustine, Florida) and is beneficially owned by a member of Mr. Paxson's family. The note receivable accrues interest at the short-term annual applicable federal rate prescribed by the Internal Revenue Service with the balance of principal and interest due upon demand. Interest income recognized related to the note aggregated approximately $110,000, $70,900 and $6,560 for the years ended December 31, 1995, 1994 and 1993, respectively. The Company also performs limited sales support and administrative functions for Todd Communications under a joint sales agreement. Todd Communications is billed for efforts expended on terms comparable to those generally available from unaffiliated third parties (Note 18).



  World Travelers Network



     On January 1, 1996, Mr. Paxson purchased the assets of the World Travelers Network from the Company at their net book value of approximately $70,000.



  South Carolina Radio Network



     Effective January 1, 1996, Mr. Paxson purchased the assets of the South Carolina Radio Network from the Company at their net book value of approximately $45,000. Mr. Paxson subsequently sold such assets to a third party for $150,000, with the excess over $45,000 being paid to the Company in accordance with the parties' agreement.



  Board of Directors



     The Company has entered into transactions with certain members of its Board of Directors.



     Communications Equity Associates, Inc. ("CEA"). The Chairman of the Board and Chief Executive Officer of CEA has been a director of the Company since February 1995. The Company engaged CEA as a financial advisor in connection with certain private placements and various other lending relationships. Fees paid to CEA for these services totaled approximately $1,300,000, $1,855,000 and $1,060,000 for the years ended December 31, 1995, 1994 and 1993, respectively.



     Stockholder Agreements. Certain redeemable preferred stock and common stock warrants are held by entities controlled by Mr. Paxson and entities which are affiliates of two directors of the Company (Notes 13 and 14).



     S. William Scott. S. William Scott, a director of the Company since February 1995, has an arrangement with the Company to provide consulting services to the Company with respect to the development of its news programming for its radio and television broadcast business and its radio network business. Mr. Scott was paid approximately $80,000, $84,000 and $84,000 for such services during the years ended December 31, 1995, 1994 and 1993, respectively. Additionally, Mr. Scott received benefits under the Company's health and benefits plan and was granted options to purchase 10,000 shares of stock under the Company's stock incentive plan.

                       PAXSON COMMUNICATIONS CORPORATION

4. PROPERTY AND EQUIPMENT:



     Property and equipment consist of the following:



                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                    1995           1994
                                                                ------------   ------------
    Broadcasting towers and equipment.........................  $ 70,179,364   $ 39,445,071
    Office furniture and equipment............................     8,370,232      5,075,412
    Buildings and leasehold improvements......................     9,447,395      4,302,476
    Land and land improvements................................     7,418,039      3,142,532
    Vehicles and other........................................     4,851,576      3,877,851
                                                                ------------   ------------
                                                                 100,266,606     55,843,342
    Accumulated depreciation..................................   (20,407,526)   (10,492,912)
                                                                ------------   ------------
    Property and equipment, net...............................  $ 79,859,080   $ 45,350,430
                                                                 ===========    ===========



     Depreciation expense aggregated $10,083,135, $5,433,038 and $2,804,157 for the years ended December 31, 1995, 1994 and 1993, respectively.



5.  INTANGIBLE ASSETS:



     Intangible assets consist of the following:



                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                    1995           1994
                                                                ------------   ------------
    FCC licenses..............................................  $ 76,313,074   $ 42,332,125
    Covenants not to compete..................................    14,502,375     11,811,375
    Favorable lease and other contracts.......................     6,801,433      6,514,507
    Goodwill..................................................     9,444,500      7,819,778
                                                                ------------   ------------
                                                                 107,061,382     68,477,785
    Accumulated amortization..................................   (22,743,235)   (15,126,818)
                                                                ------------   ------------
    Intangible assets, net....................................  $ 84,318,147   $ 53,350,967
                                                                 ===========    ===========



     Amortization expense related to intangible assets aggregated $7,621,848, $5,940,575 and $5,927,744 for the years ended December 31, 1995, 1994 and 1993, respectively.



6.  OTHER ASSETS:



     Other assets consist of the following:



                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995          1994
                                                                  -----------   -----------
    Loan origination costs......................................  $10,722,939   $ 7,739,288
    Escrow funds for station acquisitions.......................    6,672,860     4,291,241
    Deposits on building and equipment..........................    1,377,964       642,890
    Organization costs..........................................      768,307       407,672
    Other assets................................................      917,361     1,708,638
                                                                  -----------   -----------
                                                                   20,459,431    14,789,729
    Accumulated amortization....................................     (562,737)   (1,711,383)
                                                                  -----------   -----------
    Other assets, net...........................................  $19,896,694   $13,078,346
                                                                   ==========    ==========

                       PAXSON COMMUNICATIONS CORPORATION

     Amortization expense related to other assets aggregated $1,014,126, $1,029,915 and $618,732 for the years ended December 31, 1995, 1994 and 1993, respectively.



     Loan origination costs of $10,625,727 associated with debt extinguished through proceeds from the senior subordinated notes are reflected in the 1995 statement of operations as an extraordinary item.



7.  INVESTMENTS IN BROADCAST PROPERTIES:



     Investments in broadcast properties represent the Company's financing of broadcasting asset acquisitions by third party licensees, including CNI and Todd Communications (Note 3). In conjunction with the financings, the Company has obtained the right to provide programming for the related stations pursuant to TBAs and has obtained options to purchase certain stations. Interest rates range from LIBOR plus 1/2% (6.18% at December 31, 1995) to 12 1/8% with loans maturing in five to seven years. Unpaid principal balances will be applied toward the acquisition cost upon exercise of purchase options. The Company records interest on certain investments as received. Investments in broadcast properties at December 31, 1995 consist of:



                                                     INVESTMENT       OPTION        OPTION
                 INVESTMENT TO/STATION                 AMOUNT       EXPIRATION      PRICE
    -----------------------------------------------  -----------   -------------   --------
    CNI:                                             $16,481,345
      WTJC-TV(1)*..................................                October 2005    $100,000
      WFCT-TV(1)*..................................                December 2003    191,000
      WCTD-TV(1)(2)*...............................                 April 1999      100,000
      KUBD-TV(1)*..................................                 August 2005     100,000
      WCEE-TV(1)(3)*...............................                January 2006     100,000
      WIRB-TV......................................                     --               --
    WHITEHEAD MEDIA:
      WOAC-TV(4)...................................                December 2000      1,000
      WTVX-TV(4)...................................                December 2000      1,000
    TODD COMMUNICATIONS:                               1,750,000
      WFSJ-FM......................................                     --               --
    OTHER:                                             2,960,685
      WRMY-TV(5)...................................                     --               --
      WHBI-TV(6)...................................                     --               --
      WACC-AM(7)...................................                     --               --
                                                     -----------
                                                     $21,192,030
                                                      ==========


---------------


(1) Upon exercise of the option, the Company will apply the unpaid principal balance towards the acquisition price.


(2) Upon exercise of the option, the Company will repay the remaining principal balance on a third party note payable (Note 3).


(3) Purchase transaction consummated in 1996. Investment at December 31, 1995 represents initial advances.


(4) The Company initially financed the acquisition which was subsequently repaid (Note 3). In addition to the option price, the Company will pay Whitehead Media $500,000 for each station, plus the value of the station based upon certain calculations.


(5) Investment represents financings for the construction of the station in 1996. Upon consummation of the transaction, the Company will have acquired a 40% interest in the station for $1,500,000.


(6) The station is not currently on the air. The investment relates to financed expenditures for the build-out of the station.


(7) The Company has an option to purchase a 49% interest in exchange for its initial advance to this station.


  * The Company intends to exercise these options which became permissible with the recent enactment of the Telecommunications Act of 1996.

                       PAXSON COMMUNICATIONS CORPORATION

8.  PROGRAM RIGHTS:



     Program rights relate to the broadcast operations of Paxson
Network-Affiliated Television stations as follows:



                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995          1994
                                                                  -----------   -----------
    Program rights..............................................  $ 4,290,715   $ 3,045,642
    Accumulated amortization....................................   (2,493,357)     (820,754)
                                                                  -----------   -----------
                                                                    1,797,358     2,224,888
    Less current program rights.................................   (1,412,544)   (1,980,000)
                                                                  -----------   -----------
    Program Rights, net.........................................  $   384,814   $   244,888
                                                                   ==========    ==========



     Program rights amortization expense aggregated $1,765,942, $820,754 and $0 for the years ended December 31, 1995, 1994 and 1993, respectively.



     Program rights payable represent the obligation incurred to secure the right to broadcast program material in accordance with related contractual agreements. Future minimum annual payments under these contractual agreements as of December 31, 1995, are as follows:



                                                      BROADCAST RIGHTS   BARTER RIGHTS     TOTAL
                                                          PAYMENTS        EXPIRATION       RIGHTS
                                                      ----------------   -------------   ----------
    1996............................................     $1,139,402        $ 310,200     $1,449,602
    1997............................................        235,853               --        235,853
    1998............................................        196,897               --        196,897
                                                      ----------------   -------------   ----------
                                                         $1,572,152        $ 310,200     $1,882,352
                                                       ============       ==========      =========



9.  LONG-TERM DEBT:



     Long-term debt consists of the following:



                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995          1994
                                                                  -----------   -----------
    Revolving credit loans, total commitment of $150,000,000,
      interest at LIBOR plus 2.75%, extinguished in September
      1995......................................................  $        --   $82,000,000
    Revolving credit facility, total commitment of $100,000,000, interest at LIBOR plus 3.25% (8.93% at December 31,
      1995).....................................................   10,000,000            --
    Mortgage note payable, $200,055 principal, interest at 10%, principal and interest payment of $3,000 due monthly
      through April 1999, remaining balance due April 1999......      184,705       200,055
    Mortgage note payable, $825,000 principal, interest at
      8.83%, principal and interest payment of $8,284 due
      monthly from June 1995 to May 2010........................      812,083            --

                       PAXSON COMMUNICATIONS CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                                                        DECEMBER 31,
                                                                  -------------------------
                                                                     1995          1994
                                                                  -----------   -----------
    Notes payable, $2,155,000 aggregate principal, interest at
      8% to 9.325%, aggregate principal and interest payments of
      $41,646 due monthly, maturing at varying dates through
      April 2001, secured by purchased assets...................  $ 1,917,826            --
    Mortgage note payable, $211,000 principal, interest at
      9.75%, extinguished in August 1995........................           --   $   206,902
                                                                  -----------   -----------
                                                                   12,914,614    82,406,957
    Less current portion........................................     (430,590)   (6,393,415)
                                                                  -----------   -----------
                                                                  $12,484,024   $76,013,542
                                                                   ==========    ==========



     In September 1995, the Company extinguished its $150,000,000 revolving credit agreement utilizing proceeds from the issuance of senior subordinated notes. Additionally during 1995, the Company executed and subsequently extinguished a $75,000,000 revolving credit agreement utilizing proceeds from the issuance of senior subordinated notes (Note 10).



     On December 19, 1995, the Company executed a $100,000,000 senior secured revolving credit facility. The aggregate revolving commitment under the credit facility will decrease by $10 million on December 31, 1997 and by $3.75 million to $7.5 million each subsequent quarter thereafter until the termination of the credit facility on June 30, 2002. Borrowings under the revolving credit facility will bear interest at a rate equal to, at the option of the Company, either (i) the base rate (which is defined as the higher of 1/2% plus the Federal Funds rate or the prime rate most recently announced by the agent under the credit facility) or (ii) LIBOR, in each case plus an applicable margin determined by reference to the ratio of total debt to cash flow of the Company. Interest on the current amounts drawn under the facility accrues at an initial rate of LIBOR plus 3.25%. This revolving credit facility is secured by substantially all of the Company's assets (as well as a negative pledge on all real property interests) and subsidiary guarantees.



     The reducing revolving credit facility contains a number of covenants that restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, make investments, pay dividends or make other restricted payments, consummate certain asset sales, consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company. Prior to making any advance under the new credit facility, the Company will be required to be in compliance with all financial and operating covenants. Certain acquisitions to be funded under the new credit facility are expected to require approval by 66 2/3% of the lenders thereunder. The lenders under the new credit facility will be paid a commitment fee at the rate of 0.5% per year on unused commitments, payable quarterly.



     Aggregate maturities of long-term debt at December 31, 1995 are as follows:



          1996........................................................  $   430,590
          1997........................................................      482,952
          1998........................................................      503,993
          1999........................................................      636,785
          2000........................................................      220,372
          Thereafter..................................................   10,639,922
                                                                        -----------
                                                                        $12,914,614
                                                                         ==========

                       PAXSON COMMUNICATIONS CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


10.  SENIOR SUBORDINATED NOTES:



     On September 28, 1995, the Company issued $230,000,000 of senior subordinated notes (the "Notes") at a discount, netting proceeds of $227,309,000 to the Company. The Company accretes the original issue discount over the term of the Notes using the effective interest method. At December 31, 1995, the discount was $2,625,089. Interest on the Notes accrues at 11.625% to yield an effective rate of 11.875%. Interest payments are payable semiannually on each April 1 and October 1, commencing on April 1, 1996. The principal balance is due at maturity on October 1, 2002. As part of the Note agreement, the Company filed a registration statement relating to the Notes with the Securities and Exchange Commission (the "SEC"), and commenced an offer to exchange the registered notes for the Notes beginning January 24, 1996.



     The Notes contain certain covenants which, among other things, restrict additional indebtedness, payment of dividends, stock issuance of subsidiaries, certain investments and transfers or sales of assets, and provide for the repurchase of the Notes in the event of a change in control of the Company. The Notes are general unsecured obligations of the Company subordinate in right of payment to all existing and future senior indebtedness of the Company and senior in right to all future subordinated indebtedness of the Company.



     The Notes become redeemable at the option of the Company on October 1, 1999, 2000 and 2001 at a redemption price of 104%, 102% and 100%, respectively, of the outstanding principal amount, plus accrued interest. Additionally, the Company may redeem up to 25% of the original principal amount of the Notes with proceeds from certain sales of Company stock or assets at any time prior to October 1, 1998 at a redemption price of 110% of the outstanding principal amount, plus accrued interest. There are no mandatory redemption requirements.



11.  INCOME TAXES:



     Prior to the reorganization and consolidation on December 15, 1993, the Company's businesses operated in the form of partnerships and S corporations for federal and state income tax purposes. Therefore, all income and losses prior to that date were taxed at the partner and stockholder level and no provision for income taxes was recorded.



     As a result of the reorganization and consolidation on December 15, 1993, the tax status of the Company changed to a taxable entity. Reflected in the 1993 tax provision for continuing operations is the cumulative difference between the tax bases and book bases of assets and liabilities arising prior to this date. Significant components of the (benefit) provision for income taxes are as follows:



                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                   ------------------------------------------
                                                      1995            1994            1993
                                                   -----------     -----------     ----------
    Current tax expense
      Federal....................................  $        --     $        --     $       --
      State......................................           --              --             --
                                                   -----------     -----------     ----------
              Total current......................           --              --             --
                                                   -----------     -----------     ----------
    Deferred tax (benefit) expense
      Federal....................................   (1,152,000)     (1,503,200)     2,674,000
      State......................................     (128,000)       (176,800)       286,000
                                                   -----------     -----------     ----------
              Total deferred.....................   (1,280,000)     (1,680,000)     2,960,000
                                                   -----------     -----------     ----------
              Total (benefit) provision..........  $(1,280,000)    $(1,680,000)    $2,960,000
                                                    ==========      ==========      =========

                       PAXSON COMMUNICATIONS CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Deferred tax assets and deferred tax liabilities reflect the tax effect of the following differences between financial statement carrying amounts and tax bases of assets and liabilities:



                                                                       DECEMBER 31,
                                                               ----------------------------
                                                                   1995            1994
                                                               ------------     -----------
    Deferred tax assets:
      Allowance for doubtful accounts........................  $    385,000     $   194,940
      Net operating loss carryforwards.......................    13,599,000       4,126,507
      Deferred compensation..................................     3,725,000              --
                                                               ------------     -----------
                                                                 17,709,000       4,321,447
      Deferred tax asset valuation allowance for net
         operating loss carryforwards and deferred
         compensation........................................   (15,009,000)     (4,126,507)
                                                               ------------     -----------
      Deferred tax assets, net...............................     2,700,000         194,940
    Deferred tax liabilities:
      Tax over book depreciation and amortization............    (2,700,000)     (1,474,940)
                                                               ------------     -----------
              Total..........................................  $         --     $(1,280,000)
                                                                ===========      ==========



     A valuation allowance has been provided when management believes it is more likely than not that a portion of the deferred tax asset will not be realized. A portion of the net operating losses were acquired in the acquisition of ANG. Future recognition of the benefit from these acquired losses will be applied first to reduce goodwill related to the acquisition, then to reduce other non-current intangible assets related to the acquisition and then to reduce income tax expense.



     The Company and its subsidiaries have filed consolidated tax returns for all periods subsequent to December 15, 1993.



     A pro forma provision for income taxes to reflect the effect on the statement of operations for the year ended December 31, 1993 had the Company's business operations filed a consolidated income tax return for 1993, prior to December 15, 1993, would result in a tax benefit of approximately $3,159,000 for net operating losses and a corresponding valuation allowance resulting in no pro forma provision for income taxes.



     The reconciliation of income tax benefit attributable to continuing operations, computed at U.S. Federal Statutory tax rates, to the provision for income taxes is:



                                                               FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                     ----------------------------------------
                                                         1995          1994          1993
                                                     ------------   -----------   -----------
    Tax benefit at U.S. Federal Statutory tax
      rates........................................  $(11,417,000)  $(2,190,305)  $(2,717,230)
    State income tax benefit, net of federal tax...    (1,343,000)     (257,682)     (290,104)
    Tax benefits attributable to losses recognized
      for book purposes in periods that the Company
      operated as non-taxable entities.............            --            --     3,397,783
    Deferred taxes attributable to income
      recognized on accrual basis for book
      purposes, in period that the Company operated
      as non-taxable entities, but recognized for
      tax purposes after reorganization............            --            --     2,334,364
    Non-deductible items...........................       597,000        83,000            --
    Valuation allowance............................    10,883,000       684,987       235,187
                                                     ------------   -----------   -----------
    (Benefit) provision for income taxes...........  $ (1,280,000)  $(1,680,000)  $ 2,960,000
                                                      ===========    ==========    ==========

                       PAXSON COMMUNICATIONS CORPORATION



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



     The extraordinary items relate to debt retirements. The 1993 retirements occurred in the period before the Company reorganized on December 15, 1993, were taxable at the stockholder level and, accordingly, are not tax affected. No tax effect has been included related to the 1995 debt retirement as the extraordinary item is included in the Company's net operating loss carryforward for which a valuation allowance has been provided.



     The Company has net operating loss carryforwards for income tax purposes subject to certain carryforward limitations of approximately $35,700,000 at December 31, 1995 expiring through 2010. A portion of the net operating losses relate to ANG and are limited to annual utilization as a result of the change in ownership.



12.  EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AGREEMENTS:



  Savings and Profit Sharing Plan



     The Company has retirement savings and cafeteria plans pursuant to Sections 401(k) and 125 of the Internal Revenue Code which cover substantially all of the Company's employees. Employer contributions to the retirement savings plan are discretionary. The Company elected not to make retirement savings contributions for the three plan years ended December 31, 1995. Under the cafeteria plan, employees may elect to participate in health, dental, life and disability insurance benefit plans funded through employee payroll deductions.



  Stock Incentive Plan



     In November 1994, the Company established the Stock Incentive Plan (the "Plan") to provide incentives to officers and other employees through the issuance of options and restricted stock. The number of options, exercise prices and exercise dates granted under the Plan are at the discretion of the Company's Compensation Committee and may be in the form of either incentive or non-qualified stock options or awards of restricted stock. At December 31, 1995, 301,370 shares of Class A common stock were available for issuance under the Plan. When options are granted, a non-cash charge representing the difference between the exercise price and the fair market value of the vested options on the date of grant is recorded as option plan compensation expense. For the year ended December 31, 1995, the Company recognized approximately $10,800,000 of option plan compensation expense and expects to recognize approximately an additional $1,400,000 of expense over the next five years as such options vest.



     At December 31, 1995, 49 employees had been granted options under the Plan pursuant to a five-year vesting cycle commencing retroactively to the employee's date of employment or exercisable in full at the date of grant. At December 31, 1995, approximately 1,100,000 shares were vested and fully exercisable. In January 1996, 10,000 options were granted at $3.42 per option and 8,928 were granted at $0.01 per option. All options granted expire over a ten year period. Transactions under the Plan are as follows:



                                                                           NUMBER OF   PRICE PER
                                                                            OPTIONS     OPTION
                                                                           ---------   ---------
Outstanding, December 31, 1994...........................................         --        --
Granted..................................................................  1,847,005     $3.42
Forfeited................................................................     (4,800)     3.42
Exercised................................................................    (89,800)     3.42
                                                                           ---------
Outstanding, December 31, 1995...........................................  1,752,405
                                                                            ========



  Employment Agreements



     Mr. Paxson is employed under an employment agreement providing for him to be employed through December 31, 1999, unless sooner terminated. The agreement provides that Mr. Paxson's salary will be

                       PAXSON COMMUNICATIONS CORPORATION



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



$385,000 in 1996, $423,500 in 1997, $465,850 in 1998 and $500,000 in 1999. In
addition to his base salary, Mr. Paxson may receive an annual bonus at the discretion and in an amount set by members of the Compensation Committee that are not employees of the Company.



     The Company has other employment agreements with individuals under which the individuals are paid a base salary and may receive annual incentives based on revenue amounts and stock options based on the cash flow of the stations they manage.



13.  REDEEMABLE PREFERRED STOCK:



  Redeemable Senior Preferred Stock



     Redeemable Senior preferred stock was originally issued with 225 detachable redeemable common stock purchase warrants on December 15, 1993 in exchange for $14,000,000. The holder of preferred stock is entitled to preferential cumulative dividends at a rate of 15% of the liquidation price, per annum, payable quarterly commencing on December 31, 1993. On January 1 of each year, accrued and unpaid dividends are added to the liquidation price of the stock. The holders of the Senior preferred stock, voting as a class, are entitled to elect 25% of the Company's Board of Directors.



     The Senior preferred stock is redeemable, at the option of the holder, on or after the seventh anniversary of the issue date (December 15, 2000) at $7,000 per share plus accrued and unpaid dividends to date. The shares may also be redeemed, at the option of the Company, on or after the fourth anniversary of the issue date (December 15, 1997) at $7,000 per share plus accrued and unpaid dividends to date. The shares also provide redemption features in the event of certain changes in ownership control of the Company, bankruptcy, and twelve month dividend arrearages after the fifth anniversary of the issue date (December 15, 1998).



     Cumulative preferred dividends in arrears aggregated $4,644,352 and $2,197,808 at December 31, 1995 and 1994, respectively.



  Redeemable Series B Preferred Stock



     Redeemable Series B preferred stock was issued on December 22, 1994 as a result of the exercise of 94.6223 detachable redeemable common stock purchase warrants into 1,310,779 shares of Class A common stock and 436,926 shares of Class B common stock which were then surrendered for Series B preferred stock. The holder of Series B preferred stock is entitled to cumulative dividends at a per annum rate of 15% per share, payable quarterly commencing on December 31, 1994. On January 1 of each year, accrued and unpaid dividends are added to the liquidation price of the stock. Series B preferred stock ranks prior to all classes of Junior preferred stock.



     The Series B preferred shares are redeemable, at the option of the holder, on or after December 15, 2000 at $7,000 per share plus accrued and unpaid dividends to date. The shares may also be redeemed at the option of the Company, on or after December 15, 1997 at $7,000 per share plus accrued and unpaid dividends to date.



     Cumulative Series B preferred dividends in arrears aggregated $771,269 and $18,493 at December 31, 1995 and 1994, respectively.



  Redeemable Junior Preferred Stock



     Redeemable Junior preferred stock was issued with 4,853,628 detachable Class C common stock warrants (after giving effect to the stock dividend during January 1995) on December 22, 1994 in exchange for $33,000,000. The holder of Junior preferred stock is entitled to cumulative dividends at a rate of 12% per annum prior to the seventh anniversary of the issue date (December 22, 2001), 13% per annum from the seventh through the eighth anniversary of the issue date (December 22, 2002), and 14% per annum after the

                       PAXSON COMMUNICATIONS CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


eighth anniversary of the issue date. Semi-annual dividend payments are required commencing December 31, 1999.



     The Junior preferred shares are redeemable, at the option of the Company, at $1,030 plus unpaid, deferred, and accrued dividends prior to the third anniversary of the issue date (December 22, 1997), $1,020 plus unpaid, deferred, and accrued dividends after the third and prior to the fourth anniversary of the issue date (December 22, 1998), and $1,000 plus unpaid, deferred, and accrued dividends per share on or after the fourth anniversary of the issue date. A mandatory redemption is scheduled on the ninth anniversary of the issue date (December 22, 2003).



     Cumulative Junior preferred dividends in arrears aggregated $4,188,512 and $97,644 at December 31, 1995 and 1994, respectively.



  Redemption Features of Preferred Stock



     The following table presents the redemption value of the three classes of preferred stock should each be redeemed in the indicated year, assuming no dividends are paid prior to redemption, unless required:



                                                         SENIOR        SERIES B        JUNIOR
                                                      PREFERRED(1)   PREFERRED(1)   PREFERRED(2)
                                                      ------------   ------------   ------------
    1996............................................                                $ 42,775,013
    1997............................................  $ 24,657,155   $  7,632,502     47,939,640
    1998............................................    28,355,728      8,777,377     53,412,616
    1999............................................    32,609,087     10,093,984     59,102,420
    2000............................................    37,500,450     11,608,082     59,102,420


---------------


(1) Redeemable at the option of the Company on or after December 15, 1997 and at the option of the holder on or after December 15, 2000.


(2) Mandatorily redeemable on the ninth anniversary (December 22, 2003), redeemable by the Company prior to that date.



14.  COMMON STOCK WARRANTS:



  Redeemable Common Stock Warrants



     In connection with the 1993 Redeemable Senior preferred stock issuance, the Company issued 225 detachable redeemable common stock purchase warrants entitling the holder to purchase one common share per warrant at an exercise price of $0.01 per share. On December 22, 1994, 94.6223 of the warrants were exercised for 1,310,779 shares of Class A common stock and 436,926 shares of Class B common stock and were then surrendered for the redeemable Series B preferred stock. The remaining 130.3777 redeemable common stock purchase warrants entitle the holders to purchase 2,709,129 Class A common shares and 903,043 Class B common shares (after giving effect to the stock dividend).



     The stock purchase warrants include a put provision requiring the Company to repurchase any warrants, at the option of the holder, at the fair market value per share on or after the seventh anniversary of issue date (December 15, 2000). At December 31, 1995, using the fair value of the underlying stock, the stock purchase warrants would accrete to approximately $49,600,000 at their mandatory redemption date of December 15, 2000. The holders of the warrants are entitled to demand registration rights and piggyback registration rights following certain offerings of shares to the public.



  Class C Common Stock Warrants



     In connection with the Redeemable Junior preferred stock issuance on December 22, 1994, the Company issued 4,853,628 detachable Class C common stock purchase warrants (after giving effect to the stock

                       PAXSON COMMUNICATIONS CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


dividend), entitling the holder to purchase one Class C common share per warrant at an exercise price of $0.001 per share. Certain holders of these purchase warrants are entitled to demand registration rights subsequent to the third anniversary of the issuance date and piggyback registration rights six months following certain offerings of shares to the public.



15.  COMMON STOCK:



     On December 15, 1993, in connection with the reorganization and consolidation of its radio broadcasting activities, the Company authorized 1,500 shares and issued 1,200 shares of unclassified common stock.



     In November 1994, in connection with the merger with ANG, the Company amended its capital structure to provide two classes of common voting stock, Class A common stock (45,000,000 shares authorized) and Class B common stock (7,000,000 shares authorized). Upon consummation of the recapitalization, the Company's unclassified common stock outstanding was converted into 15,790,974 shares of Class A common stock and 5,263,658 shares of Class B common stock. Upon consummation of the merger, the holders of ANG common stock received Class A common stock in exchange for ANG common stock outstanding and such shares of Class A common stock which where exchanged for the ANG common stock were listed on the Nasdaq Small-Cap Market.



     On December 22, 1994, the Company further amended its capital structure to increase authorized shares of Class A common stock to 150,000,000 shares and Class B common stock to 35,000,000 shares, and to designate a third class of non-voting common stock, Class C common stock, 12,500,000 shares authorized.



     On January 1, 1995, the Company announced a stock dividend for its common stock of an additional one-half share for each common share outstanding for holders of record on January 1, 1995. Weighted average shares outstanding for the years ended December 31, 1994 and 1993 give effect to the Company's amended capital structure related to the merger with ANG, and the stock dividend on common shares outstanding on January 1, 1995.



     On July 10, 1995, the Company's Class A common stock was listed on the American Stock Exchange under the symbol of PXN. These publicly traded shares represent approximately 5% of Class A common shares outstanding at December 31, 1995 and less than 2% of the Company's voting power.



     Voting rights allow the voting common stockholders to elect up to 75% of the Company's Board of Directors, but do not allow the common stockholders to change the rights and privileges of the preferred stockholders without a majority affirmative vote of the preferred stockholders. Class A common stock and Class B common stock will vote as a single class in all matters submitted to a vote of the stockholders with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes; Class C common stock is nonvoting. Each share of Class B common stock is convertible, at the option of its holder, into one share of Class A common stock at any time, and under certain circumstances, Class C common stock may be converted, at the option of the holder, into Class A common stock.



16.  FAIR VALUE OF FINANCIAL INSTRUMENTS:



     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the

                       PAXSON COMMUNICATIONS CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


amounts presented herein. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:



          Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. The fair values approximate the carrying values due to their short term nature.



          Investments in broadcast properties. The fair value of investments in broadcast properties is estimated based on the net present value of the future cash flows using a discount rate approximating current market rates. The fair value approximates the carrying value.



          Interest rate caps. The Company's interest rate cap agreements were originally entered into to meet covenants under variable rate revolving credit loan agreements outstanding in prior periods, which were extinguished during the year ended December 31, 1995, and currently do not serve as a hedging vehicle. As a result, interest rate cap agreements previously amortized to interest expense have been marked to market and net losses of approximately $800,000 were recognized during the year ended December 31, 1995 which are reflected in the consolidated statement of operations as other income (expense). The Company has interest rate cap agreements outstanding at December 31, 1995 with notional amounts totaling $75 million. Variable rate debt outstanding at December 31, 1995 totaled approximately $10 million. The interest rate cap agreements have termination dates of March 1996 through December 1997 and result in the Company receiving payments when the LIBOR rate exceeds between 5% and 7 1/4%.



          Program rights payable. The fair value of program rights payable is estimated based on the net present value of the future cash flows using a discount rate approximating current market rates. The fair value approximates the carrying value.



          Long-term debt and Senior subordinated notes. The fair values of long-term debt and senior subordinated notes are estimated based on current market rates and instruments with the same risk and maturities. The fair values approximate the carrying value.



          Mandatorily redeemable securities. Redeemable preferred stock (Senior, Series B and Junior) is being accreted to its respective redemption values and redeemable common stock warrants (Class A and B) are accreted to the estimated fair value of the underlying common stock upon redemption. Estimated fair value at redemption is reviewed on a quarterly basis to reflect changes in the underlying stock value.



17.  COMMITMENTS AND CONTINGENCIES:



     The Company incurred total expenses of approximately $5,334,000, $2,406,000 and $1,218,000 for the years ended December 31, 1995, 1994 and 1993, respectively, under operating leases for broadcasting facilities and equipment and for employment agreements. Future minimum annual payments under these non-cancelable operating leases and agreements, as of December 31, 1995, are as follows:



          1996........................................................  $ 5,151,000
          1997........................................................    3,941,000
          1998........................................................    3,234,000
          1999........................................................    2,189,000
          2000........................................................    1,127,000
          Thereafter..................................................    7,150,000
                                                                        -----------
                                                                        $22,792,000
                                                                         ==========



     The Company has entered into commitments for radio broadcast rights related to sporting events that are not currently available for broadcast and are therefore not included in the financial statements. The Company

                       PAXSON COMMUNICATIONS CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


incurred total rights expenses of approximately $2,806,000 for the year ended December 31, 1995 and had total commitments of approximately $3,503,000 as of December 31, 1995.



     As of December 31, 1995, the Company had entered into TBAs with seven FCC licensees which require monthly TBA payments ranging from $3,500 to $35,000 and have termination dates ranging from seven to ten years.



     As of December 31, 1995, the Company has agreements to purchase significant assets of, provide financing for, or enter into time brokerage arrangements with the following television stations, all of which are subject to various conditions, including the receipt of regulatory approvals:



                                                                            PURCHASE PRICE/
                       STATION                       MARKET SERVED(1)      INVESTMENT AMOUNT
    ---------------------------------------------  --------------------    -----------------
    Channel 68...................................       Dallas, TX            $ 3,000,000
    WNGM-TV(2)...................................      Atlanta, GA                     --
    WHKE-TV(2)...................................     Milwaukee, WI             4,000,000
    WJUE-TV(3)...................................    Grand Rapids, MI           1,000,000
    WHBI-TV(4)...................................  West Palm Beach, FL          6,300,000
    WOCD-TV......................................       Albany, NY              2,500,000
    WSJN-TV(5)...................................      San Juan, PR             4,000,000


---------------


(1) Each station is licensed by the FCC to serve a specific community which is included in the listed market.


(2) To be operated pursuant to a TBA.


(3) 70% ownership interest to be acquired.


(4) The Company financed certain build-out costs of the station prior to December 31, 1995 (Note 7). The Company expects to enter into an affiliation agreement after the construction of the station.


(5) 50% ownership interest to be acquired; station signal will be satellite simulcast in the San Juan area on WKPV-TV and WJWN-TV, stations in which the Company is also acquiring a 50% interest. This station is currently being operated pursuant to a TBA.



  Affiliation Agreements



     During 1995, the Company entered into inTV affiliation agreements with two television licensees. Under the agreements, the licensees agree to broadcast programming provided by inTV during certain times of the day and are compensated based on the monthly advertising collected and the number of cable homes covered by the licensees. inTV may terminate these agreements with a ninety day written notice. The minimum amounts due under these agreements at December 31, 1995 totals approximately $531,000.



  Legal Proceedings



     The Company is involved in litigation from time to time in the ordinary course of its business. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the Company's consolidated financial position or results of operations and cash flows.

                       PAXSON COMMUNICATIONS CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


18.  SUBSEQUENT EVENTS:



  Investments in Broadcast Properties:



     Subsequent to year end, the Company made the following investments in broadcast properties through the financing of third party purchases of television broadcasting stations. Concurrent with these transactions, the Company executed TBAs and option purchase agreements (Note 7).



                        STATION                             MARKET SERVED(1)       INVESTMENT AMOUNT
--------------------------------------------------------  --------------------     -----------------
WRMY-TV(3)..............................................     Raleigh, NC              $ 5,500,000
KWBF-TV(2)..............................................     Phoenix, AZ                1,400,000
WCEE-TV(2)..............................................    St. Louis, MO               3,200,000


---------------


(1) Each station is licensed by the FCC to serve a specific community, which is included in the listed market.


(2) The Company currently holds an option to purchase the station from the licensee.


(3) Investment amount consists of a $1,500,000 option to purchase a 40% interest in the station and construction financing, of which approximately $600,000 was outstanding at December 31, 1995.



  Purchases:



     Subsequent to December 31, 1995, the Company entered into agreements to purchase significant assets of or acquire ownership in the following television and radio stations, all of which are subject to various conditions, including receipt of regulatory approvals:



                                                                                    PURCHASE
                                                                                     PRICE/
                                                                                   INVESTMENT
                         STATION                          MARKET SERVED(1)           AMOUNT
    --------------------------------------------------  --------------------     --------------
    WOST-TV(2)........................................     Providence, RI         $   1,000,000
    KZAR-TV(2)........................................   Salt Lake City, UT             850,000
    WHUB-FM,WHUB-AM(3)................................     Cookeville, TN             3,800,000
    WFSJ-FM(4)........................................    Jacksonville, FL            5,000,000
    WRMA-FM,WXDJ-FM(5)................................       Miami, FL              115,000,000
    Channel 23(6).....................................      New York, NY              2,000,000
    Channel-38(6).....................................      New York, NY              1,500,000


---------------


(1) Each station is licensed by the FCC to serve a specific community, which is included in the listed market.


(2) The Company will acquire 50% ownership interest pursuant to a management agreement. The station is currently under construction.


(3) The Company will acquire both the FM and AM stations.


(4) The Company will issue stock valued at approximately $1.70 million, apply the note receivable from Todd Communications and assume the Todd Communications note payable to Mr. Paxson of approximately $1.55 million to acquire the station.


(5) The Company will acquire these stations simultaneously for either a cash payment of $107,500,000 or cash of $92 million and approximately 1.3 million shares of Company common stock at the option of the seller.


(6) The Company will acquire these "low power" stations, the signals of which will be augmented by simulcasting the signal of WHAI-TV, a station currently owned by the Company.



     Subsequent to year end the Company purchased substantially all of the assets of WHAI-TV, New York, NY and WAKC-TV, Cleveland, OH for approximately $22 million and $18 million, respectively.

                       PAXSON COMMUNICATIONS CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


  Public Offering:



     The Company intends to file a registration statement with the SEC for the proposed sale of 11.5 million shares of its Class A common stock, 10.3 million of which will be sold by the Company. The Company intends to use the net proceeds to acquire or enter into TBAs with television and radio stations, make capital expenditures and for other general corporate purposes.



  Telecommunications Reform:



     On February 8, 1996, new telecommunications regulations were enacted into law, allowing, among other things, an expanded number of radio and television stations under common ownership. As a result, the Company has exercised options to acquire television stations WFCT-TV, WCTD-TV, WTJC-TV, KUBD-TV, WCEE-TV and KWBF-TV from CNI (Note 7).



  Other Transactions



     On January 9, 1996, the Company purchased from Mr. Paxson, at its face value, a $1 million note related to CNI's acquisition of KLDT-TV.



     Subsequent to December 31, 1995, the Company entered into a joint venture agreement with L.L. Knickerbocker Company, Inc. for the purpose of identifying products and services for long-form advertising and developing marketing strategies and infomercials for such products and services.



     Subsequent to year end, the Company entered into two inTV affiliation agreements with station licensees. inTV may terminate these agreements with a ninety day written notice. The minimum amounts due under these agreements at December 31, 1995 totals approximately $380,000.



     Subsequent to December 31, 1995, the Company entered into a limited partnership agreement as a general partner for the Bobcats, an Arena football franchise in South Florida. Additionally, Mr. Paxson acquired a portion of the Company's limited partnership interest in the same partnership.



19.  SEGMENT DATA:



     The Company operates three business segments: (1) the Infomall TV Network is a nationwide network of owned, operated and affiliated television stations dedicated to the airing of long form paid programming consisting primarily of infomercials; (2) Paxson Radio consists of radio broadcasting stations, radio news and sports networks and billboard operations; and (3) Paxson Network-Affiliated Television includes network-affiliated television broadcasting stations in West Palm Beach, Florida. In January 1995, four stations which had previously aired long form paid programming were reclassified as inTV stations. The financial information related to these four stations prior to January 1, 1995 has been reclassified to conform with the 1995 presentation. Corporate and other operations represent revenue earned through commissions, non-broadcast activities, expenses incurred for such activities, and corporate overhead expenses, including management expenses which are not allocated to the individual segments.

                       PAXSON COMMUNICATIONS CORPORATION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Selected financial information for these segments follows:



                                                              AS OF AND FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                        -----------------------------------------
                                                            1995           1994          1993
                                                        ------------   ------------   -----------
INFOMALL TV NETWORK
Total revenue.........................................  $ 29,653,278   $  3,287,285   $        --
Operating expenses, less depreciation, amortization
  and option plan compensation........................    16,266,563      3,401,328            --
Depreciation and amortization.........................     4,545,683      1,344,986            --
Option plan compensation..............................        37,506             --            --
                                                        ------------   ------------   -----------
Income (loss) from operations.........................  $  8,803,526   $ (1,459,029)  $        --
                                                         ===========    ===========    ==========
Total identifiable assets.............................  $104,106,341   $ 16,212,828   $        --
                                                         ===========    ===========    ==========
Capital expenditures..................................  $  7,703,973   $  2,527,903   $        --
                                                         ===========    ===========    ==========
PAXSON RADIO
Total revenue.........................................  $ 54,752,191   $ 50,363,294   $31,058,472
Operating expenses, less depreciation, amortization
  and option plan compensation........................    44,227,935     39,002,002    25,012,435
Depreciation and amortization.........................    10,357,042      9,124,969     9,128,847
Option plan compensation..............................     1,751,238             --            --
                                                        ------------   ------------   -----------
Income (loss) from operations.........................  $ (1,584,024)  $  2,236,323   $(3,082,810)
                                                         ===========    ===========    ==========
Total identifiable assets.............................  $ 68,886,153   $ 67,201,401   $61,686,096
                                                         ===========    ===========    ==========
Capital expenditures..................................  $  9,610,186   $  2,491,959   $ 1,962,553
                                                         ===========    ===========    ==========
PAXSON NETWORK-AFFILIATED TELEVISION
Total revenue.........................................  $ 16,537,406   $  7,477,508   $        --
Operating expenses, less depreciation and
  amortization........................................    11,793,824      5,003,272            --
Depreciation and amortization.........................     3,102,665      1,542,286            --
                                                        ------------   ------------   -----------
Income from operations................................  $  1,640,917   $    931,950   $        --
                                                         ===========    ===========    ==========
Total identifiable assets.............................  $ 37,421,642   $ 39,409,693   $        --
                                                         ===========    ===========    ==========
Capital expenditures..................................  $  2,825,249   $    657,375   $        --
                                                         ===========    ===========    ==========
CORPORATE AND OTHER
Total revenue.........................................  $  2,131,037   $    939,356   $ 1,003,559
Operating expenses, less depreciation, amortization
  and option plan compensation........................     9,814,643      3,819,350     3,860,193
Depreciation and amortization.........................       713,719        391,287       221,786
Option plan compensation..............................     9,014,497             --            --
                                                        ------------   ------------   -----------
Loss from operations..................................  $(17,411,822)  $ (3,271,281)  $(3,078,420)
                                                         ===========    ===========    ==========
Total identifiable assets.............................  $ 83,417,941   $ 29,846,459   $ 4,888,512
                                                         ===========    ===========    ==========
Capital expenditures..................................  $  4,877,408   $    239,275   $        --
                                                         ===========    ===========    ==========

                       PAXSON COMMUNICATIONS CORPORATION

                                                              AS OF AND FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                        -----------------------------------------
                                                            1995           1994          1993
                                                        ------------   ------------   -----------

CONSOLIDATED
Total revenue.........................................  $103,073,912   $ 62,067,443   $32,062,031
Operating expenses, less depreciation, amortization
  and option plan compensation........................    82,102,965     51,225,952    28,872,628
Depreciation and amortization.........................    18,719,109     12,403,528     9,350,633
Option plan compensation..............................    10,803,241             --            --
                                                        ------------   ------------   -----------
Loss from operations..................................  $ (8,551,403)  $ (1,562,037)  $(6,161,230)
                                                         ===========    ===========    ==========
Total identifiable assets.............................  $293,832,077   $152,670,381   $66,574,608
                                                         ===========    ===========    ==========
Capital expenditures..................................  $ 25,016,816   $  5,916,512   $ 1,962,553
                                                         ===========    ===========    ==========



20.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)



                                                           FOR THE 1995 QUARTERS ENDED
                                            ---------------------------------------------------------
                                            DECEMBER 31,   SEPTEMBER 30,     JUNE 30,      MARCH 31,
                                            ------------   -------------   ------------   -----------
Total revenue.............................  $ 31,550,195   $  27,167,369   $ 23,736,645   $20,619,703
Operating expenses, less depreciation,
  amortization and option plan
  compensation............................    23,124,962      21,332,736     18,963,733    18,681,534
Depreciation and amortization.............     5,640,068       5,024,785      4,269,627     3,784,629
Option plan compensation..................       994,136         404,976      9,404,129            --
                                            ------------   -------------   ------------   -----------
Income (loss) from operations.............  $  1,791,029   $     404,872   $ (8,900,844)  $(1,846,460)
                                              ==========     ===========    ===========    ==========
Loss before extraordinary item............  $ (5,566,169)  $  (2,851,681)  $(11,176,729)  $(3,252,984)
Extraordinary item(1).....................            --     (10,625,727)            --            --
                                            ------------   -------------   ------------   -----------
Net loss..................................  $ (5,566,169)  $ (13,477,408)  $(11,176,729)  $(3,252,984)
                                              ==========     ===========    ===========    ==========
Net loss attributable to common stock.....  $ (9,741,895)  $ (16,734,727)  $(14,849,938)  $(5,443,936)
                                              ==========     ===========    ===========    ==========
Per share data:
  Loss before extraordinary item..........  $      (0.16)  $       (0.08)  $      (0.32)  $     (0.09)
  Net loss................................  $      (0.16)  $       (0.39)  $      (0.32)  $     (0.09)
  Net loss attributable to common stock...  $      (0.28)  $       (0.49)  $      (0.43)  $     (0.16)
Weighted average common shares
  outstanding.............................    34,503,666      34,458,766     34,448,665    34,354,201
                                              ==========     ===========    ===========    ==========
Stock price(2):
  High....................................  $     16 3/8   $      15 3/4   $         14   $    12 5/8
  Low.....................................  $     11 1/2   $      12       $          8   $     9


---------------


(1) Extraordinary item relates to the write-off of loan origination costs associated with the extinguishment of certain debt agreements during the third quarter (Note 9).


(2) The Company's Class A common stock is listed on the American Stock Exchange under the symbol PXN. Prior to July 10, 1995, the Company's Class A common stock was listed on the NASDAQ Small-Cap Market.

                       PAXSON COMMUNICATIONS CORPORATION

                                                           FOR THE 1994 QUARTERS ENDED
                                            ---------------------------------------------------------
                                            DECEMBER 31,   SEPTEMBER 30,     JUNE 30,      MARCH 31,
                                            ------------   -------------   ------------   -----------
Total revenue.............................  $ 22,226,226   $  18,327,456   $ 12,148,603   $ 9,365,158
Operating expenses, less depreciation and
  amortization............................    18,413,022      14,219,712     10,268,884     8,324,334
Depreciation and amortization.............     3,845,370       3,292,245      2,855,767     2,410,146
                                            ------------   -------------   ------------   -----------
Income (loss) from operations.............  $    (32,166)  $     815,499   $   (976,048)  $(1,369,322)
                                              ==========     ===========    ===========    ==========
Loss before extraordinary item............  $ (1,972,628)  $    (672,445)  $   (318,376)  $(1,798,625)
                                              ==========     ===========    ===========    ==========
Net loss..................................  $ (1,972,628)  $    (672,445)  $   (318,376)  $(1,798,625)
                                              ==========     ===========    ===========    ==========
Net loss attributable to common stock.....  $ (2,950,626)  $  (1,492,845)  $ (1,121,630)  $(2,582,429)
                                              ==========     ===========    ===========    ==========
Pro forma per share data (Note 1):
  Pro forma loss before extraordinary
     item.................................  $      (0.06)  $       (0.02)  $      (0.01)  $     (0.06)
  Pro forma net loss......................  $      (0.06)  $       (0.02)  $      (0.01)  $     (0.06)
  Pro forma net loss attributable to
     common stock.........................  $      (0.09)  $       (0.04)  $      (0.03)  $     (0.08)
Pro forma weighted average common shares
  outstanding.............................    33,430,116      33,430,116     32,506,032    31,581,948
                                              ==========     ===========    ===========    ==========
Stock price (1):
  High(2).................................  $     16       $          --   $         --   $        --
  Low(2)..................................  $     10 5/8   $          --   $         --   $        --


---------------


(1) The Company's Class A common stock is listed on the American Stock Exchange under the symbol PXN. Prior to July 10, 1995, the Company's Class A common stock was listed on the NASDAQ Small-Cap Market.


(2) Stock price after giving effect to the January 1, 1995 stock dividend (Note
     15).

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
of KZKI-TV (a division of Sandino Telecasters)

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in divisional deficit and of cash flows present fairly, in all material respects, the financial position of KZKI-TV (a division of Sandino Telecasters), (the "Station") at January 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Station's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Station will continue as a going concern. As discussed in Note 1 to the financial statements, the Station has incurred cumulative net losses and has significant notes payable which are due on demand, which raise substantial doubt about the Station's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Price Waterhouse LLP
--------------------------------------
PRICE WATERHOUSE LLP

Tampa, Florida
July 17, 1995

                  KZKI-TV (A DIVISION OF SANDINO TELECASTERS)

                                 BALANCE SHEET

                                                                                       JANUARY
                                                                        MAY 17,          31,
                                                                         1995            1995
                                                                      -----------     ----------
                                                                      (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents.........................................  $    22,053     $   91,180
  Accounts receivable...............................................        3,289          6,695
  Prepaid expenses and other assets.................................        3,733         10,813
                                                                      -----------     ----------
          Total current assets......................................       29,075        108,688
Property and equipment, net.........................................    2,008,203      2,180,634
Intangible assets, net..............................................    6,685,736      6,792,333
                                                                      -----------     ----------
          Total assets                                                $ 8,723,014     $9,081,655
                                                                        =========      =========
                               LIABILITIES AND DIVISIONAL DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..........................  $    30,399     $   41,261
  Unearned revenue..................................................       34,915         71,074
  Related party payables
     Accrued interest...............................................    2,920,897      2,650,378
     Notes payable..................................................    8,872,874      9,572,874
                                                                      -----------     ----------
          Total current liabilities.................................   11,859,085     12,335,587
                                                                      -----------     ----------
Divisional deficit..................................................   (3,136,071)    (3,253,932)
                                                                      -----------     ----------
  Commitments and contingencies (see Note 6)
          Total liabilities and divisional deficit..................  $ 8,723,014     $9,081,655
                                                                        =========      =========

                 The accompanying Notes to Financial Statements
               are an integral part of the financial statements.

                  KZKI-TV (A DIVISION OF SANDINO TELECASTERS)

                            STATEMENT OF OPERATIONS

                                                                         FOR THE        FOR THE
                                                                       PERIOD ENDED   YEAR ENDED
                                                                         MAY 17,      JANUARY 31,
                                                                           1995          1995
                                                                       ------------   -----------
                                                                       (UNAUDITED)
Revenue:
  Network programming................................................   $  330,413    $   871,701
  Paid programming and other.........................................      688,142        840,210
                                                                       ------------   -----------
          Total revenue..............................................    1,018,555      1,711,911
                                                                       ------------   -----------
Operating expenses:
  Technical..........................................................      113,671        395,512
  Direct.............................................................       15,150         64,363
  Programming........................................................        9,758         22,215
  General and administrative.........................................      212,568        558,220
  Depreciation and amortization......................................      279,028        743,396
                                                                       ------------   -----------
          Total operating expenses...................................      630,175      1,783,706
                                                                       ------------   -----------
Income (loss) from operations........................................      388,380        (71,795)
Related party interest expense.......................................     (270,519)      (855,800)
                                                                       ------------   -----------
          Net income (loss)..........................................   $  117,861    $  (927,595)
                                                                        ==========      =========

                 The accompanying Notes to Financial Statements
               are an integral part of the financial statements.

                                    KZKI-TV
                      (A DIVISION OF SANDINO TELECASTERS)

                   STATEMENT OF CHANGES IN DIVISIONAL DEFICIT

Balance at February 1, 1994.....................................................  $(2,326,337)
Net loss........................................................................     (927,595)
                                                                                  -----------
Balance at January 31, 1995.....................................................   (3,253,932)
Net income through May 17, 1995 (unaudited).....................................      117,861
                                                                                  -----------
Balance at May 17, 1995 (unaudited).............................................  $(3,136,071)
                                                                                   ==========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

                                    KZKI-TV
                      (A DIVISION OF SANDINO TELECASTERS)

                            STATEMENT OF CASH FLOWS

                                                                        FOR THE          FOR THE
                                                                      PERIOD ENDED     YEAR ENDED
                                                                        MAY 17,        JANUARY 31,
                                                                          1995            1995
                                                                      ------------     -----------
                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).................................................   $  117,861       $ (927,595)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization.....................................      279,028          743,396
  Decrease (increase) in accounts receivable........................        3,406           (5,297)
  Decrease (increase) in prepaid expenses and other assets..........        7,080           (7,069)
  (Decrease) increase in accounts payable and accrued liabilities...      (10,862)          31,209
  (Decrease) increase in unearned revenue...........................      (36,159)          56,228
  Increase in related party accrued interest........................      270,519          855,800
                                                                      ------------     -----------
  Net cash provided by operating activities.........................      630,873          746,672
                                                                      ------------     -----------
Cash flows from investing activities:
  Purchases of property and equipment...............................           --         (204,410)
                                                                      ------------     -----------
Cash flows from financing activities:
  Proceeds from related party note payable..........................           --          418,588
  Payments of related party note payable............................     (700,000)        (935,000)
                                                                      ------------     -----------
  Net cash used for financing activities............................     (700,000)        (516,412)
                                                                      ------------     -----------
(Decrease) increase in cash and cash equivalents....................      (69,127)          25,850
Cash and cash equivalents at beginning of year......................       91,180           65,330
                                                                      ------------     -----------
Cash and cash equivalents at end of period..........................   $   22,053       $   91,180
                                                                       ==========        =========
Supplemental disclosure of cash flow information:
  Cash paid for interest............................................   $        0       $        0
                                                                       ==========        =========
  Cash paid for income taxes........................................   $        0       $        0
                                                                       ==========        =========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

                                    KZKI-TV
                      (A DIVISION OF SANDINO TELECASTERS)

                         NOTES TO FINANCIAL STATEMENTS
                                JANUARY 31, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     KZKI-TV (A division of Sandino Telecasters) (the "Station"), is engaged in the operation of a television broadcasting station in the Los Angeles, California market. Sandino Telecasters operates the television station under a license granted by the Federal Communications Commission.

     The Station has incurred cumulative net losses through January 31, 1995 totaling approximately $3,254,000. Additionally, the Station owes approximately $12,223,000 on demand notes payable and accrued interest to a related party. The Station does not have sufficient means to repay the notes payable if called (see
Note 4). These conditions raise substantial doubt regarding the Station's ability to continue as a going concern. Owners plan to liquidate the Station's liabilities through a sale of the Station's assets (see Note 7).

     Cash and cash equivalents

     Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

     Property and equipment

     Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

        Broadcasting tower and equipment..............................  10 years
        Leasehold improvements........................................  Term of lease
        Office furniture and equipment................................  6 years

     Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

     Intangible assets

     Intangible assets consists of the FCC license which is stated at cost and is being amortized using the straight-line method over the estimated useful life of 25 years.

     Revenue recognition

     Revenue is recognized as advertising air time is broadcast.

     Income taxes

     The Station's operating results have been included in the tax return filed by Sandino Telecasters. A provision for intercompany income taxes, which approximates the income tax provision calculated for Station income on a standalone basis was calculated to be $0 based upon cumulative net losses.

     Interim financial data

     The interim financial data of the Station is unaudited; however, in the opinion of Station management, the interim financial data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of results of the interim period. The results of operations for the period from February 1, 1995 through May 17, 1995 are not necessarily indicative of the results that could be expected for the entire fiscal year ending January 31, 1996.

                                    KZKI-TV
                      (A DIVISION OF SANDINO TELECASTERS)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 31, 1995

2.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                                            JANUARY
                                                                              31,
                                                                              1995
                                                                           ----------
        Broadcasting tower and equipment.................................  $2,171,897
        Leasehold improvements...........................................     473,413
        Office furniture and equipment...................................      33,002
                                                                           ----------
                                                                            2,678,312
        Accumulated depreciation.........................................    (497,678)
                                                                           ----------
        Property and equipment, net......................................  $2,180,634
                                                                            =========
        Depreciation expense for the year................................  $  459,396
                                                                            =========

3.  INTANGIBLE ASSETS:

     Intangible assets consist of the following:

                                                                         JANUARY 31,
                                                                            1995
                                                                         -----------
          FCC licenses.................................................  $ 7,100,000
          Accumulated amortization.....................................     (307,667)
                                                                         -----------
          Intangible assets, net.......................................  $ 6,792,333
                                                                           =========
          Amortization expense for the year............................  $   284,000
                                                                           =========

4.  RELATED PARTY NOTES PAYABLE:

     Related party notes payable consist of the following:

                                                                         JANUARY 31,
                                                                            1995
                                                                         -----------
          Note payable, prime + 1% interest compounded annually,
            interest and principal due on demand.......................  $ 7,100,000
          Revolving credit note payable, prime + 1% interest compounded
            annually, interest and principal due on demand.............    2,472,874
                                                                         -----------
                                                                         $ 9,572,874
                                                                           =========

     In 1991, the Station borrowed $7,100,000 from Astrum Management Group ("Astrum"), a minority shareholder of Sandino Telecasters, in order to purchase the FCC license and begin operations (see Note 5). The note accrues interest at prime + 1% and is due on demand. At January 31, 1995, accrued interest payable on the note was $2,319,638; no interest or principal repayments have been made to date.

     Additionally, the Station entered into a revolving credit agreement with Astrum, whereby Astrum funded initial construction of the Station and continues to fund working capital shortfalls. The working capital note accrues interest at prime + 1% and is due on demand. At January 31, 1995, accrued interest payable on the note was $330,740; no interest repayments have been made to date.

                                    KZKI-TV
                      (A DIVISION OF SANDINO TELECASTERS)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 31, 1995

5.  RELATED PARTY TRANSACTIONS:

     The Station has entered into several agreements with related parties. As discussed in Note 4, the Station has significant outstanding notes payable and accrued interest payable with Astrum, a minority shareholder of Sandino Telecasters. Additionally, Astrum provides financial management and accounting services for the Station. The value of these services based on estimated hours expended by Astrum was approximately $6,000, for the year ended January 31, 1995. All other overhead, debt and interest allocations have been appropriately reflected in the Station's financial statements.

6.  COMMITMENTS AND CONTINGENCIES:

     The Station incurred expenses of approximately $44,922 for the year ended January 31, 1995 under a non-cancelable operating lease for office space. Additionally, the Station incurred expenses of approximately $10,695 for a special use permit from the U.S. Department of Forestry for use of the land surrounding the station's tower. Future minimum annual payments under the operating lease as of January 31, 1995, are $31,820, due during fiscal year 1996.

7.  SUBSEQUENT EVENT:

     On May 17, 1995, the Owners sold the Station's assets to Paxson Communications Corporation for approximately $18,000,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
of Paugus Television, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Paugus Television, Inc. (the "Company"), at December 31, 1994 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has incurred cumulative net losses from operations and has significant notes payable which are due on demand that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 to the accompanying financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Price Waterhouse LLP
--------------------------------------
PRICE WATERHOUSE LLP

Tampa, Florida
August 21, 1995

                       PAUGUS TELEVISION, INC. (WGOT-TV)

                                 BALANCE SHEET

                                                                    MAY 17,        DECEMBER 31,
                                                                      1995             1994
                                                                  ------------     ------------
                                                                  (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents.....................................  $     42,148     $     14,127
  Accounts receivable, less allowance for doubtful accounts of
     $14,948 and $23,965, respectively..........................        92,659          124,510
  Prepaid expenses and other assets.............................        35,120           21,319
  Current program rights........................................        42,971           68,754
                                                                  ------------     ------------
          Total current assets..................................       212,898          228,710
Property and equipment, net.....................................       111,526          202,203
Intangible assets, net..........................................       574,923          587,318
Program rights, net.............................................        34,671           34,671
                                                                  ------------     ------------
          Total assets..........................................  $    934,018     $  1,052,902
                                                                   ===========      ===========
                             LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities......................  $      8,121     $    135,340
  Other payables................................................       168,306          182,051
  Current program rights payable................................       106,060          111,594
  Related party payables:
     Accrued interest payable...................................     1,217,469        1,043,505
     Notes payable..............................................     6,931,243        6,767,800
                                                                  ------------     ------------
          Total current liabilities.............................     8,431,199        8,240,290
Program rights payable..........................................        21,400           36,089
                                                                  ------------     ------------
          Total liabilities.....................................     8,452,599        8,276,379
Stockholders' deficit:
  Common stock, $1 par, 300 shares authorized, 284.38 shares
     issued and outstanding.....................................           284              284
  Additional paid-in capital....................................     2,843,516        2,843,516
  Retained deficit..............................................   (10,362,381)     (10,067,277)
                                                                  ------------     ------------
          Total stockholders' deficit...........................    (7,518,581)      (7,223,477)
                                                                  ------------     ------------
Commitments and contingencies (see Note 8)
          Total liabilities and stockholders' deficit...........  $    934,018     $  1,052,902
                                                                   ===========      ===========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

                       PAUGUS TELEVISION, INC. (WGOT-TV)

                            STATEMENT OF OPERATIONS

                                                                      FOR THE          FOR THE
                                                                    PERIOD ENDED      YEAR ENDED
                                                                      MAY 17,        DECEMBER 31,
                                                                        1995             1994
                                                                    ------------     ------------
                                                                    (UNAUDITED)
Revenue:..........................................................
  Local and national advertising..................................   $  296,586      $    877,165
  Trade...........................................................       62,834           305,821
  Production and other............................................      240,395            38,698
                                                                    ------------     ------------
Total revenue.....................................................      599,815         1,221,684
                                                                    ------------     ------------
Operating expenses:
  Technical.......................................................       82,967           194,241
  News............................................................       49,670           193,583
  Direct..........................................................       87,086           184,081
  Sales...........................................................       54,992           141,393
  Production......................................................       54,769           131,089
  Programming and promotion.......................................       81,278           116,631
  General and administrative......................................      113,831           534,430
  Trade...........................................................       58,495           275,352
  Program rights amortization.....................................       25,784           174,034
  Depreciation and amortization...................................      101,729           203,456
                                                                    ------------     ------------
Total operating expenses..........................................      710,601         2,148,290
                                                                    ------------     ------------
Loss from operations..............................................     (110,786)         (926,606)
Other income (expense):
  Related party interest expense..................................     (174,155)         (331,815)
  Loss on sale of assets..........................................           --           (13,146)
  Other expense, net..............................................      (10,163)          (37,951)
                                                                    ------------     ------------
Net loss..........................................................   $ (295,104)     $ (1,309,518)
                                                                     ==========        ==========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

                        PAUGUS TELEVISION INC. (WGOT-TV)

                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                                                              STOCKHOLDERS' DEFICIT
                                               ---------------------------------------------------
                                                         ADDITIONAL
                                               COMMON     PAID-IN        RETAINED
                                               STOCK      CAPITAL        DEFICIT          TOTAL
                                               ------    ----------    ------------    -----------
Balance at January 1, 1994...................   $284     $2,843,516    $ (8,757,759)   $(5,913,959)
Net loss.....................................                            (1,309,518)    (1,309,518)
                                               ------    ----------    ------------    -----------
Balance at December 31, 1994.................    284      2,843,516     (10,067,277)    (7,223,477)
Net loss through May 17, 1995 (unaudited)....                              (295,104)      (295,104)
                                               ------    ----------    ------------    -----------
Balance at May 17, 1995 (unaudited)..........   $284     $2,843,516    $(10,362,381)   $(7,518,581)
                                               ======     =========     ===========     ==========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

                       PAUGUS TELEVISION, INC. (WGOT-TV)

                            STATEMENT OF CASH FLOWS

                                                                                       FOR THE
                                                                                        YEAR
                                                                      FOR THE           ENDED
                                                                    PERIOD ENDED      DECEMBER
                                                                      MAY 17,            31,
                                                                        1995            1994
                                                                    ------------     -----------
                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net loss........................................................   $ (295,104)     $(1,309,518)
Adjustments to reconcile net loss to net cash used for operating activities:
  Depreciation and amortization...................................      101,729          203,456
  Program rights amortization.....................................       25,784          174,034
  Allowance for doubtful accounts.................................       (9,017)             708
  Loss on sale of assets..........................................           --           13,146
  Decrease (increase) in accounts receivable......................       40,868          (62,644)
  (Increase) decrease in prepaid expenses and other assets........      (13,801)         157,833
  (Decrease) increase in accounts payable and accrued
     liabilities..................................................     (127,219)           8,466
  Decrease in other payables......................................      (13,745)        (193,227)
  Increase in related party accrued interest......................      173,964          322,947
                                                                    ------------     -----------
  Net cash used for operating activities..........................     (116,541)        (684,799)
                                                                    ------------     -----------
Cash flows from investing activities:
  Purchases of property and equipment.............................           --          (43,374)
  Sale of property and equipment..................................        1,342           42,000
                                                                    ------------     -----------
  Net cash used for investing activities..........................        1,342           (1,374)
                                                                    ------------     -----------
Cash flows from financing activities:
  Payments for program rights.....................................      (20,223)        (142,581)
  Proceeds from related party notes payable.......................      163,443          791,888
                                                                    ------------     -----------
  Net cash provided by financing activities.......................      143,220          649,307
                                                                    ------------     -----------
Increase (decrease) in cash and cash equivalents..................       28,021          (36,866)
Cash and cash equivalents at beginning of year....................   $   14,127      $    50,993
                                                                    ------------     -----------
Cash and cash equivalents at end of period........................   $   42,148      $    14,127
                                                                     ==========       ==========
Supplemental disclosure of cash flow information:
  Cash paid for interest..........................................   $        0      $         0
                                                                     ==========       ==========
Non-cash operating activities:
  Trade revenue...................................................   $   62,834      $   305,821
                                                                     ==========       ==========
  Trade expense...................................................   $   58,495      $   275,352
                                                                     ==========       ==========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

                       PAUGUS TELEVISION, INC. (WGOT-TV)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Paugus Television, Inc. (the "Company"), a Delaware Corporation, was organized in 1988 for the purpose of owning and operating a television station, WGOT-TV, in Manchester, New Hampshire, serving the Boston, Massachusetts market.

     The Company has incurred substantial cumulative net losses through December 31, 1994 totalling approximately $10,067,000. Additionally, the Company owes approximately $7,811,000 on demand notes payable and accrued interest to a related party. The Company does not have sufficient means to repay the notes payable (see Note 6). These conditions raise substantial doubt regarding the Company's ability to continue as a going concern. Management plans to liquidate the Company's liabilities through a sale of the Company's assets (see Note 9).

     Property and equipment

     Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

        Broadcasting tower and equipment..............................  7 years
        Office furniture equipment and other..........................  5 years
        Leasehold improvements........................................  Term of lease

     Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

     Intangible assets

     Intangible assets are stated at cost and are being amortized using the straight-line method over the estimated useful life as follows:

        Goodwill......................................................  25 years
        Favorable lease agreement.....................................  Term of lease
        Organization costs............................................  5 years

     Program rights

     The Company obtains licenses for program rights which allow the Company to broadcast program material in accordance with contractual agreements. Pursuant to a licensing agreement, an asset is recorded for the program rights acquired and a liability is recorded for the obligation incurred, at the gross amount of the liability. Program rights are amortized on a method that approximates the straight-line basis over the related term. Program rights which will not be aired are charged to expense. Current program rights represent programs which will be amortized during the next year, current liabilities represent program rights which will be paid within the year under contractual agreement.

     Income taxes

     Provisions are made to record deferred income taxes in recognition of items reported differently for financial reporting purposes than for federal and state income tax purposes. The Company records deferred income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

                       PAUGUS TELEVISION, INC. (WGOT-TV)

                               DECEMBER 31, 1994

     Revenue recognition

     Revenue is recognized as advertising air time is broadcast.

     Trade agreements

     The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertised air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

     Interim financial data

     The interim financial data of the Company is unaudited; however, in the opinion of the Company's management, the interim data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results for the interim periods. The results of operations for the period ended May 17, 1995 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1995.

2.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                                           DECEMBER
                                                                              31,
                                                                             1994
                                                                          -----------
        Broadcasting tower and equipment................................  $ 1,138,870
        Office furniture, equipment and other...........................      188,992
        Leasehold improvements..........................................      122,491
                                                                          -----------
                                                                            1,450,353
        Accumulated depreciation........................................   (1,248,150)
        Property and equipment, net.....................................  $   202,203
                                                                           ==========
        Depreciation expense for the year...............................  $   170,537
                                                                           ==========

3.  INTANGIBLE ASSETS:

     Intangible assets consist of the following:

                                                                          DECEMBER 31,
                                                                              1994
                                                                          ------------
        Goodwill........................................................   $  734,245
        Favorable lease agreement.......................................      119,500
        Organization costs..............................................       14,705
                                                                          ------------
                                                                              868,450
        Accumulated amortization........................................     (281,132)
                                                                          ------------
        Intangible assets, net..........................................      587,318
                                                                          ------------
        Amortization expense for the year...............................   $   32,919
                                                                           ==========

                       PAUGUS TELEVISION, INC. (WGOT-TV)

                               DECEMBER 31, 1994

4.  PROGRAM RIGHTS:

     Program rights consist of the following:

                                                                         DECEMBER 31,
                                                                             1994
                                                                         ------------
          Program rights...............................................   $  305,751
          Accumulated amortization.....................................     (202,326)
                                                                         ------------
                                                                             103,425
          Less current program rights..................................      (68,754)
                                                                         ------------
                                                                          $   34,671
                                                                          ==========
          Amortization expense for the year............................   $  174,034
                                                                          ==========

5.  PROGRAM RIGHTS PAYABLE:

     Program rights payable represent the obligation incurred to secure the right to broadcast program material in accordance with a contractual agreement. Future minimum annual payments under these contractual agreements as of December 31, 1994, are as follows:

          1995.........................................................    $111,594
          1996.........................................................      36,089
                                                                         ------------
                                                                           $147,683
                                                                         ==========

6.  RELATED PARTY NOTES PAYABLE:

     Related party notes payable consist of the following:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
    Note payable to stockholder, interest at Federal Funds Rate +1%,
      principal and interest due on demand..................................   $3,853,650
    Note payable to stockholder, interest at Federal Funds Rate +1%,
      principal and interest due on demand..................................    2,914,150
                                                                              ------------
                                                                               $6,767,800
                                                                               ==========

     The Company has entered into multiple note payable agreements with its primary stockholders, the Perceival Lowell Trust and the Roger L. Putnam Trust (the "Trusts") whereby the Trusts fund working capital shortfalls on a monthly basis. The notes payable are secured by all assets of the Company, including the FCC license, accrue interest at the Federal Funds rate +1% and are due on demand. At December 31, 1994, accrued interest payable on the notes was $569,047 and $474,458, respectively. No principal or interest payments were made for the year ended December 31, 1994.

                       PAUGUS TELEVISION, INC. (WGOT-TV)

                               DECEMBER 31, 1994

7.  INCOME TAXES:

     Deferred tax assets and liabilities consist of the following:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
    Assets
      Fixed assets..........................................................  $      9,432
      Allowance for doubtful accounts.......................................         9,255
      Net operating loss carryforwards......................................     4,038,004
      Valuation allowance...................................................    (4,049,045)
    Liabilities
      Intangible assets.....................................................        (7,646)
                                                                              ------------
                                                                              $          0
                                                                                ==========

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. A valuation allowance has been provided for the net operating loss carryforwards.

8.  COMMITMENTS AND CONTINGENCIES:

     The Company incurred expenses of approximately $94,652 for the year ended December 31, 1994 under non-cancelable operating leases for office equipment and tower space. Future minimum annual payments under these non-cancelable operating leases as of December 31, 1994, are as follows:

                                                                            PAYMENT
                                                                            --------
        1995..............................................................  $ 95,320
        1996..............................................................    15,600
                                                                            --------
                                                                            $110,920
                                                                            ========

9.  SUBSEQUENT EVENT:

     On May 17, 1995, the Company sold the assets to Paxson Communications Corporation for approximately $3,100,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Trustee of
WTVX-TV, Krypton Broadcasting of Ft. Pierce, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of changes in accumulated shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of WTVX-TV, Krypton Broadcasting of Ft. Pierce, Inc. (the "Company") at December 31, 1994 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/  PRICE WATERHOUSE LLP
--------------------------------------
Price Waterhouse LLP

Tampa, Florida
October 11, 1995

               WTVX-TV, KRYPTON BROADCASTING OF FT. PIERCE, INC.

                                 BALANCE SHEET

                                                                                    DECEMBER 31,
                                                                                        1994
                                                                     AUGUST 4,      ------------
                                                                       1995
                                                                    -----------
                                                                    (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents.......................................  $   870,689     $    592,898
  Accounts receivable, net of allowance for doubtful accounts
     of $56,794 and $68,491.......................................      707,061          824,324
  Current program rights..........................................       30,816           82,318
  Other current assets............................................       67,180           44,129
                                                                    -----------      -----------
          Total current assets....................................    1,675,746        1,543,669
Property and equipment, net.......................................    4,382,814        4,485,318
Intangible assets, net............................................    1,959,868        1,994,077
Program rights, net...............................................       31,130           51,436
                                                                    -----------      -----------
          Total assets............................................  $ 8,049,558     $  8,074,500
                                                                    ===========      ===========
                             LIABILITIES AND SHAREHOLDER'S DEFICIT
Liabilities:
  Accounts payable and accrued liabilities........................  $   132,786     $    127,640
  Current program rights payable..................................       67,104          128,217
  Accrued interest................................................    1,660,227        1,128,077
  Liabilities subject to Chapter 11 proceedings...................    3,647,033        3,647,033
                                                                    -----------      -----------
          Total current liabilities...............................    5,507,150        5,030,967
Program rights payable............................................        4,775           33,983
Debt..............................................................    8,535,260        8,535,260
                                                                    -----------      -----------
          Total liabilities.......................................   14,047,185       13,600,210
Commitments and contingencies (Note 8)
Shareholder's deficit.............................................   (5,997,627)      (5,525,710)
                                                                    -----------      -----------
          Total liabilities and shareholder's deficit.............  $ 8,049,558     $  8,074,500
                                                                    ===========      ===========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

               WTVX-TV, KRYPTON BROADCASTING OF FT. PIERCE, INC.

                            STATEMENT OF OPERATIONS

                                                                                        FOR THE
                                                                                       YEAR ENDED
                                                                                      DECEMBER 31,
                                                                                          1994
                                                                     FOR THE          ------------
                                                                   PERIOD ENDED
                                                                    AUGUST 4,
                                                                       1995
                                                                   ------------
                                                                   (UNAUDITED)
Revenue:
  Local and national advertising.................................   $2,580,512         $4,167,639
  Production and other...........................................       17,853             58,398
  Trade and barter...............................................      430,875            792,036
  Tower rent.....................................................       94,992            172,292
                                                                   ------------       ------------
          Total revenue..........................................    3,124,232          5,190,365
                                                                   ------------       ------------
Operating expenses:
  Direct.........................................................      522,928            845,679
  Technical......................................................      378,343            513,743
  Sales and promotions...........................................      795,345            844,417
  Programming....................................................      184,690            487,165
  General and administrative.....................................      295,974            445,116
  Trade and barter...............................................      433,256            787,155
  Program rights amortization....................................       71,808            149,607
  Depreciation and amortization..................................      293,514            521,147
                                                                   ------------       ------------
          Total operating expenses...............................    2,975,858          4,594,029
Income from operations...........................................      148,374            596,336
Interest expense.................................................     (532,150)          (747,547)
Reorganization expenses (Note 1).................................      (98,371)          (131,431)
Other income.....................................................       10,230              7,143
                                                                   ------------       ------------
Loss before income taxes.........................................     (471,917)          (275,499)
Provision for intercompany income taxes..........................           --                 --
                                                                   ------------       ------------
          Net loss...............................................   $ (471,917)        $ (275,499)
                                                                    ==========         ==========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

               WTVX-TV, KRYPTON BROADCASTING OF FT. PIERCE, INC.

                 STATEMENT OF CHANGES IN SHAREHOLDER'S DEFICIT

Balance at January 1, 1994......................................................  $(5,250,211)
Net loss........................................................................     (275,499)
                                                                                  -----------
Balance at December 31, 1994....................................................   (5,525,710)
Net loss through August 4, 1995 (unaudited).....................................     (471,917)
                                                                                  -----------
Balance at August 4, 1995 (unaudited)...........................................  $(5,997,627)
                                                                                   ==========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

               WTVX-TV, KRYPTON BROADCASTING OF FT. PIERCE, INC.

                            STATEMENT OF CASH FLOWS

                                                                                        FOR THE
                                                                                       YEAR ENDED
                                                                                      DECEMBER 31,
                                                                                          1994
                                                                       FOR THE        ------------
                                                                     PERIOD ENDED
                                                                      AUGUST 4,
                                                                         1995
                                                                     ------------
                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net loss.........................................................   $ (471,917)      $ (275,499)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization....................................      293,514          521,147
  Program rights amortization......................................       71,808          149,607
  Allowance for doubtful accounts..................................      (11,697)          39,267
  (Increase)/decrease in accounts receivable.......................      128,960         (169,954)
  (Increase) in other current assets...............................      (23,051)         (16,765)
  Increase/(decrease) in accounts payable and accrued
     liabilities...................................................        5,146          (28,022)
  Increase in accrued interest.....................................      532,150          747,547
                                                                       ---------        ---------
  Net cash provided by operating activities........................      524,913          967,328
                                                                       ---------        ---------
Cash flows from investing activities:
  Purchases of property and equipment..............................     (156,801)        (346,703)
                                                                       ---------        ---------
  Net cash used for investing activities...........................     (156,801)        (346,703)
                                                                       ---------        ---------
Cash flows from financing activities:
  Payment of program rights payable................................      (90,321)        (199,195)
                                                                       ---------        ---------
  Net cash used for financing activities...........................      (90,321)        (199,195)
                                                                       ---------        ---------
Increase in cash and cash equivalents..............................      277,791          421,430
Cash and cash equivalents at beginning of period...................      592,898          171,468
                                                                       ---------        ---------
Cash and cash equivalents at end of period.........................   $  870,689       $  592,898
                                                                       =========        =========
Supplemental disclosure of cash flow information:
  Cash paid for interest...........................................   $        0       $        0
                                                                       =========        =========
Non-cash operating activities:
  Trade and barter revenue.........................................   $  430,875       $  792,036
                                                                       =========        =========
  Trade and barter expense.........................................   $  433,256       $  787,155
                                                                       =========        =========

               The accompanying Notes to Financial Statements are
                 an integral part of the financial statements.

               WTVX-TV, KRYPTON BROADCASTING OF FT. PIERCE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     WTVX-TV, Krypton Broadcasting of Ft. Pierce, Inc. (the "Company"), operating as a subsidiary of Krypton International Corporation, is engaged in the operation of a television broadcasting station in Ft. Pierce, Florida, serving the West Palm Beach, Florida market.

     On June 1, 1993, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in Miami, Florida. On August 4, 1995, the Company sold all the assets, as specified in the related asset purchase agreement, to Whitehead Media Corporation for approximately $17,175,000, which exceeded recorded net assets.

     Reorganization expenses included in the Statement of Operations for the year ended December 31, 1994 is comprised of professional and attorney fees of $131,431.

  Cash and cash equivalents

     Cash and cash equivalents are highly liquid investments with original maturities of three months or less. Cash and cash equivalents are recorded at fair value.

  Property and equipment

     Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of the assets, are capitalized at cost and depreciated on a straight-line basis over their estimated useful lives as follows:

    Broadcasting tower and equipment.........................................   7-40 years
    Building and improvements................................................     40 years
    Office furniture, equipment and other....................................      7 years
    Vehicles.................................................................      5 years

     Maintenance, repairs, and minor replacements of these items are charged to expense as incurred.

  Intangible assets

     Intangible assets consist of the FCC license, which is stated at cost and is being amortized using the straight-line method over 25 years.

  Program rights

     The Company obtains licenses for program rights which allow the Company to broadcast program material in accordance with contractual agreements. Pursuant to a licensing agreement, an asset is recorded for the program rights acquired and a liability is recorded for the obligation incurred, at the gross amount of the liability. Program rights are amortized on a method that approximates the straight-line basis over the related term. Program rights which will not be aired are charged to expense. Current program rights represent programs which will be amortized during the next year; current liabilities represent program rights which will be paid within the year under contractual agreements. Program rights payable represent the obligation incurred to secure the right to broadcast program material in accordance with a contractual agreement.

  Income taxes

     The Company's operating results have been included in the consolidated tax returns of Krypton International Corporation, and a provision for intercompany income taxes, which approximates the income tax provision calculated for the Company on a standalone basis, has been included in the financial statements.

               WTVX-TV, KRYPTON BROADCASTING OF FT. PIERCE, INC.

                               DECEMBER 31, 1994

  Revenue recognition

     Revenue is recognized as advertising air time is broadcast.

  Trade agreements

     The Company enters into trade agreements which give rise to sales of advertising air time in exchange for products and services. Sales from trade agreements are recognized at the fair market value of products or services received as advertising air time is broadcast. Products and services received are expensed when used in the broadcast operations. If the Company uses exchanged products or services before advertising air time is provided, a trade liability is recognized.

  Interim financial data

     The interim financial data of the Company is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting of only normal recurring adjustments necessary for a fair statement of results of the interim periods. The results of operations for the period ended August 4, 1995 are not necessarily indicative of the results that can be expected for the entire fiscal year ending December 31, 1995.

2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
    Broadcasting tower and equipment........................................  $  5,097,621
    Building, land and improvements.........................................       704,823
    Office furniture, equipment and other...................................       219,986
    Vehicles................................................................        26,145
                                                                              ------------
                                                                                 6,048,575
    Less accumulated depreciation...........................................    (1,563,257)
                                                                              ------------
    Property and equipment, net.............................................  $  4,485,318
                                                                                ==========
    Depreciation expense for the year.......................................  $    427,309
                                                                                ==========

3. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
    FCC license.............................................................   $2,356,473
    Less accumulated amortization...........................................     (362,396)
                                                                              ------------
    Intangible assets, net..................................................   $1,994,077
                                                                               ==========
    Amortization expense for the year.......................................   $   93,838
                                                                               ==========

               WTVX-TV, KRYPTON BROADCASTING OF FT. PIERCE, INC.

                               DECEMBER 31, 1994

4. PROGRAM RIGHTS:

     Program rights consist of the following:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
     Program rights.........................................................    $231,925
     Less accumulated amortization..........................................     (98,171)
                                                                              ------------
                                                                                 133,754
     Less current program rights............................................      82,318
                                                                              ------------
                                                                                $ 51,436
                                                                              ==========
     Amortization expense for the year......................................    $149,607
                                                                              ==========

5. LIABILITIES SUBJECT TO CHAPTER 11 PROCEEDINGS:

     The principal categories of claims classified in the Balance Sheet as liabilities subject to Chapter 11 proceedings at December 31, 1994 are as follows:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
     Accounts payable.......................................................   $  392,102
     Accrued interest.......................................................      650,932
     Program license contracts..............................................    2,603,999
                                                                              ------------
                                                                               $3,647,033
                                                                               ==========

     Reorganization expenses included in the statement of operations consist primarily of professional and attorney fees related directly to the bankruptcy proceedings (Note 1).

6. INCOME TAXES:

     Deferred tax assets and liabilities consist of the following:

                                                                              DECEMBER 31,
                                                                                  1994
                                                                              ------------
    Assets:
      Intangible assets.....................................................   $   24,231
      Allowance for doubtful accounts.......................................       25,773
      Net operating loss carryforwards......................................      780,419
      Valuation allowance...................................................     (830,423)
                                                                                 --------
                                                                               $        0
                                                                                 ========

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. A valuation allowance has been provided for the deferred tax assets.

7. DEBT:

     A portion of the Krypton International Corporation's debt and interest costs which are directly related to WTVX-TV were allocated to the Company based on the original purchase price of the station. Debt allocated at December 31, 1994 was approximately $8,535,000. Interest expense allocated for the year ended

               WTVX-TV, KRYPTON BROADCASTING OF FT. PIERCE, INC.

                               DECEMBER 31, 1994

December 31, 1994 was approximately $748,000. There are no other costs pushed down by Krypton International Corporation as there are no others which are directly related to the Company.

8. COMMITMENTS AND CONTINGENCIES:

     The Company incurred expenses of approximately $64,900 for the year ended December 31, 1994 under non-cancelable operating leases for office equipment and office space. Future minimum annual payments under these non-cancelable operating leases as of December 31, 1994, are as follows:

                                                                           YEAR ENDED
                                                                          DECEMBER 31,
                                                                          ------------
        1995............................................................    $ 44,668
        1996............................................................       4,538
        1997............................................................       3,492
        1998............................................................         873
        1999............................................................          --
                                                                          ------------
                                                                            $ 53,571
                                                                          ==========

                          INDEPENDENT AUDITORS' REPORT



The Shareholders


New Age Broadcasting, Inc. and


  The Seventies Broadcasting Corporation


Miami, Florida 33145



Gentlemen:



     We have audited the accompanying combined balance sheet of New Age Broadcasting, Inc. and the Seventies Broadcasting Corporation (both S corporations) as of September 30, 1995 and the related combined statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion the financial statements referred to above present fairly in all material respects, the financial position of New Age Broadcasting, Inc. and The Seventies Broadcasting Corporation as of September 30, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



                                           /s/ VOYNOW, BAYARD AND COMPANY


                                          --------------------------------------

                                                VOYNOW, BAYARD AND COMPANY


                                               Certified Public Accountants



Ft. Lauderdale, Florida


November 7, 1995

                           NEW AGE BROADCASTING, INC.


                                      AND


                     THE SEVENTIES BROADCASTING CORPORATION



                             COMBINED BALANCE SHEET


                               SEPTEMBER 30, 1995



                                            ASSETS
CURRENT ASSETS
  Cash and cash equivalents (Note 6F)...............................                $ 1,413,127
  Accounts receivable:
     Trade (net of allowance for doubtful accounts of $64,757)......  $ 2,326,187
     Barter (Note 1D)...............................................       52,484
                                                                      -----------
                                                                                      2,378,671
  Prepaid expenses..................................................                    117,220
                                                                                    -----------
                                                                                      3,909,018
PLANT, PROPERTY AND EQUIPMENT (Note 1E)
  Technical equipment, studio and tower.............................    1,757,993
  Office equipment and fixtures, and transportation equipment.......      503,188
  Capitalized tower lease (Note 3)..................................      643,686
                                                                      -----------
                                                                        2,904,867
  Accumulated depreciation..........................................      913,455
                                                                      -----------
                                                                                      1,991,412
OTHER ASSETS (Note 1F)
  Transmitter site leasehold interests, trademark, FCC licenses and
     goodwill (net of amortization of $1,848,071)...................   25,739,435
  Deferred financing costs (net of amortization of $66,139).........      429,891
  Lease costs (net of amortization of $2,849).......................        1,789
  Deposits..........................................................      273,035
                                                                      -----------
                                                                                     26,444,150
                                                                                    -----------
          TOTAL ASSETS..............................................                $32,344,580
                                                                                     ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt (Notes 2 and 3).................                $ 1,500,713
  Accounts payable, Trade...........................................                    210,398
  Accrued expenses..................................................                    283,401
                                                                                    -----------
                                                                                      1,994,512
LONG-TERM DEBT
  Notes payable (Note 2):
     AT&T Commercial Finance Corporation............................  $23,435,921
     Transportation equipment financing.............................       19,628
     Stockholders (Note 2C).........................................    1,450,000
     Capital lease obligation (Note 3)..............................      641,523
                                                                      -----------
                                                                       25,547,072
  Less: Current portion.............................................    1,500,713
                                                                      -----------
                                                                                     24,046,359
                                                                                    -----------
          TOTAL LIABILITIES.........................................                 26,040,871
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY
  Capital stock (Note 5)............................................    1,080,000
  Retained earnings.................................................    5,223,709
                                                                      -----------
          TOTAL STOCKHOLDERS' EQUITY................................                  6,303,709
                                                                                    -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................                $32,344,580
                                                                                     ==========



                       See independent auditors' report.


    The accompanying notes are an integral part of the financial statements.

                           NEW AGE BROADCASTING, INC.


                                      AND


                     THE SEVENTIES BROADCASTING CORPORATION



               COMBINED STATEMENT OF INCOME AND RETAINED EARNINGS


                         YEAR ENDED SEPTEMBER 30, 1995



TOTAL REVENUE.......................................................                $13,414,345
OPERATING EXPENSES
  Technical.........................................................  $ 1,591,184
  Agency and national commissions...................................    1,793,697
  Sales.............................................................    2,203,143
  General and administrative........................................      923,126
  Officer compensation..............................................      347,500
  Amortization......................................................      669,832
  Depreciation......................................................      363,590
                                                                      -----------
                                                                                      7,892,072
                                                                                    -----------
INCOME FROM OPERATIONS..............................................                  5,522,273
OTHER INCOME (EXPENSES)
  Interest income...................................................       46,667
  Interest expense..................................................   (2,000,679)
  Abandonment loss..................................................     (110,527)
                                                                      -----------
                                                                                     (2,064,539)
                                                                                    -----------
          NET INCOME................................................                  3,457,734
RETAINED EARNINGS, BEGINNING........................................                  4,006,630
                                                                                    -----------
                                                                                      7,464,364
LESS: DISTRIBUTIONS.................................................                  2,240,655
                                                                                    -----------
RETAINED EARNINGS, ENDING...........................................                $ 5,223,709
                                                                                     ==========



                       See independent auditors' report.


    The accompanying notes are an integral part of the financial statements.

                           NEW AGE BROADCASTING, INC.


                                      AND


                     THE SEVENTIES BROADCASTING CORPORATION



                        COMBINED STATEMENT OF CASH FLOWS


                         YEAR ENDED SEPTEMBER 30, 1995



CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME........................................................                 $  3,457,734
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES:
  Add (deduct) expenses not using cash
     Depreciation and amortization................................  $  1,043,401
     Loss on abandonment of assets................................       110,527
     Decrease in bad debt allowance...............................       (46,869)
  Changes in assets and liabilities
     (Increase) decrease in:
       Accounts receivable........................................      (831,486)
       Prepaid expenses...........................................        (1,802)
       Deposit....................................................        (8,026)
  Increase in:
     Accounts payable and accrued expenses........................       219,853
                                                                    ------------
                                                                                        485,598
                                                                                   ------------
          Net Cash Provided by Operating Activities...............                    3,943,332
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash purchase of property and equipment.........................    (1,541,440)
  Expenditures for license acquisition............................   (18,548,970)
  Expenditures for trademark......................................        (1,120)
  Expenditures for loan costs.....................................      (447,210)
                                                                    ------------
          Net Cash (Used in) Investing Activities.................                  (20,538,740)
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds of bank loan, net......................................    22,137,858
  Repayment of shareholder debt...................................      (117,345)
  Distributions paid..............................................    (2,240,655)
  Repayment of bank debt..........................................    (2,140,000)
                                                                    ------------
          Net Cash Provided by Financing Activities...............                   17,639,858
                                                                                   ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS.........................                    1,044,450
CASH AND CASH EQUIVALENTS, BEGINNING..............................                      368,677
                                                                                   ------------
CASH AND CASH EQUIVALENTS, ENDING.................................                 $  1,413,127
                                                                                    ===========
SUPPLEMENTAL INFORMATION
  Interest paid...................................................                 $  1,908,049
                                                                                    ===========



                       See independent auditors' report.


    The accompanying notes are an integral part of the financial statements.

                           NEW AGE BROADCASTING, INC.


                                      AND


                     THE SEVENTIES BROADCASTING CORPORATION



                   NOTES TO THE COMBINED FINANCIAL STATEMENTS


                               SEPTEMBER 30, 1995



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



  A. Organization and Operations



     New Age Broadcasting, Inc. and The Seventies Broadcasting Corporation are incorporated under the laws of the State of Florida with principal offices and places of business in the Miami, Florida area. The corporations are engaged in the business of operating FM radio stations, WXDJ-FM and WRMA-FM. Revenue is earned from the sale of commercial time.



  B. Principles of Combination



     The financial statements of the two corporations have been presented on a combined basis, as of September 30, 1995, because of their identical operation, management and ownership. In addition, a common sales staff offers commercial advertisements to customers from either one or both stations. All material intercompany transactions and balances are eliminated in combination.



  C. Station Acquisitions



     New Age Broadcasting, Inc. acquired the operating assets of WXDJ-FM on December 1, 1987 for a purchase price of $8,100,000. The Seventies Broadcasting Corporation acquired the operating assets of WRMA-FM on January 26, 1995 for a purchase price of $21,250,000. The total purchase price was allocated to the assets acquired in proportion to their relative estimated fair market values based on independent appraisals obtained by management. The allocations are summarized as follows:



                                                                    WXDJ           WRMA
                                                                 ----------     -----------
    Station furniture, fixtures and equipment..................  $  472,210     $ 1,451,030
    Transmitter site leasehold interest, FCC license and
      goodwill.................................................   7,627,790      19,798,970
                                                                 ----------     -----------
              Total Purchase Price.............................  $8,100,000     $21,250,000
                                                                  =========      ==========



  D. Barter Transactions



     Reciprocal trade agreement transactions for advertising time are recorded at the fair market value of the merchandise or services received and are included in broadcast revenues and expenses. Any incomplete transactions are recorded in accounts receivable or payable where appropriate.



  E. Plant, Property and Equipment



     Plant, property and equipment is stated at cost; additions and major improvements are capitalized; expenditures for maintenance, repairs and minor renewals are expensed as incurred. Any gain or loss on disposition of assets is reflected in the statement of income. Depreciation of assets is computed by use of the straight-line method over the estimated useful lives of the respective assets, ranging from 5 to 10 years.

                           NEW AGE BROADCASTING, INC.


                                      AND


                     THE SEVENTIES BROADCASTING CORPORATION



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                               SEPTEMBER 30, 1995



  F. Intangible Assets



     Costs of acquiring the leasehold interest and FCC license, as well as financing costs, are capitalized. These intangible assets are being amortized over the following estimated lives on a straight-line basis:



                                                                             AMORTIZATION EXPENSE
                                                                                  YEAR ENDED
                       ASSET                         COST           LIFE      SEPTEMBER 30, 1995
    --------------------------------------------  -----------     --------   --------------------
    Transmitter site leaseholds, FCC licenses
      and goodwill..............................  $27,552,060     40 years         $523,807
    Trademark...................................       35,431     14 years              885
    Deferred financing costs....................      496,040      5 years          144,216*
    Lease costs, new tower......................        4,638      5 years              924
                                                                                -----------
                                                                                   $669,832
                                                                             ================



---------------


* Includes $39,755 of unexpired cost of old debt at time of refinancing.



  G. Statement of Cash Flows



     For purposes of the statement of cash flows, the companies consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.



2.  FINANCING ARRANGEMENTS



  A. Note Payable, AT&T Commercial Finance Corporation



     A term note was secured on January 26, 1995 from AT&T Commercial Finance Corporation with the original principal amount of approximately $25,400,000. The financing was used in the acquisition of the assets of WRMA-FM and the refinancing of the remaining debt balance of WXDJ-FM, amounting to $3,322,000. Monthly principal payments are required under the loan agreement as follows:



    03/01/95 through 02/01/96.................................................  $ 80,000
    03/01/96 through 02/01/97.................................................   150,000
    03/01/97 through 02/01/98.................................................   165,000
    03/01/98 through 02/01/99.................................................   180,000
    03/01/99 through 01/01/2000...............................................   200,000



     The remaining balance of the debt is due in full on February 1, 2000.



     Interest is due monthly on the debt calculated at a rate based on the commercial paper rate plus four percent. At September 30, 1995 this rate was 9.86%.



     Substantially all corporate assets have been pledged to secure this obligation. In addition, the stockholders have extended their personal guarantees in the aggregate amount of $5,000,000. The debt agreements include stipulations limiting capital expenditures, compensation, investments, dividends and for the maintenance of minimum levels of working capital.

                           NEW AGE BROADCASTING, INC.


                                      AND


                     THE SEVENTIES BROADCASTING CORPORATION



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                               SEPTEMBER 30, 1995



  B. Notes Payable, Transportation Equipment



     The company has secured financing for station vehicles in 1993 and 1994 from a local commercial bank. Forty-eight monthly payments of $742 are due including interest. The debts are secured by the vehicles financed, as well as by the personal guarantees of certain stockholders.



  C. Notes Payable, Stockholders



     Financing has been arranged from the stockholders on a demand basis in the amount of $1,450,000. Annual interest has been accrued at the rate of six percent. This debt has been subordinated to the AT&T Commercial Finance Corporation obligation.



  D. The notes mature over the next five years as follows:



 YEAR ENDING
SEPTEMBER 30,
-------------
   1996.....................................................................  $ 1,458,903
   1997.....................................................................    1,913,903
   1998.....................................................................    2,086,822
   1999.....................................................................    2,300,000
   2000.....................................................................   17,245,921
                                                                              -----------
                                                                              $25,005,549
                                                                               ==========



3.  CAPITAL LEASE



     As part of the acquisition of WRMA-FM, the company assumed the obligation of a lease for space on the transmission tower. The lease is for a fifty year term which commenced February 1, 1988. Based on the provisions of Financial Accounting Standards Board Statement No. 13, the lease meets the criteria of a capital lease and, accordingly, has been recorded as an asset with a capitalized cost of $643,686. Depreciation of $9,979 and interest of $25,700, related to this asset, have been charged to operations and included in technical expenses on the income statement.



     In the initial year of the lease the annual base rent amounted to $36,100 payable monthly. The rent increases annually by the U.S. Department of Labor Consumer Price Index but never by more than 10%.



     Future minimum lease payments inclusive of CPI increases to date, under the capitalized lease are as follows:



 YEAR ENDING
SEPTEMBER 30,
-------------
   1996......................................................................  $   44,576
   1997......................................................................      44,576
   1998......................................................................      44,576
   1999......................................................................      44,576
   2000......................................................................      44,576
   Thereafter................................................................   1,663,872
                                                                               ----------
          Total..............................................................   1,886,752
   Less amount representing interest assuming an implicit effective rate of
   6%........................................................................   1,245,231
                                                                               ----------
   Present value of minimum lease payments...................................  $  641,521
                                                                                =========

                           NEW AGE BROADCASTING, INC.


                                      AND


                     THE SEVENTIES BROADCASTING CORPORATION



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                               SEPTEMBER 30, 1995



4.  INCOME TAXES



     Both New Age Broadcasting, Inc., effective March 1, 1988, and The Seventies Broadcasting Corporation, effective July 8, 1994 have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and the State of Florida Code with fiscal years ending on September 30 and December 31, respectively. Under these provisions, the companies do not pay federal or state corporate income taxes on its income. The individual stockholders are liable for federal and state income taxes on their respective shares of the companies' taxable income.



     From inception to February 29, 1988, New Age Broadcasting, Inc. was taxed under provisions of subchapter C of the code in which the company is taxed directly on its income. The company had incurred net operating losses of $360,260, for tax purposes, which are available to be carried over to offset taxable income in future years up to year 2002 should "S" status be terminated at some future date prior to year 2002.



5.  CAPITAL STOCK



     New Age Broadcasting, Inc. is authorized to issue 1,000 shares of common stock with a par value of $10. At the time of issuance, this stock was designated to be either voting or nonvoting by action of the Board of Directors. The company issued on February 29, 1988 and has outstanding 180 shares, consisting of 49 voting shares and 131 nonvoting shares.



     Seventies Broadcasting Corporation is authorized to issue 7,500 shares of common stock with a par value of $.01. The company issued on July 8, 1994 and has outstanding 1,000 shares.



6.  COMMITMENTS AND CONTINGENCIES



  A. Office Space Leases



     Each company has secured office space in Miami, Florida under a five-year lease which expires on April 30, 2000 with a five year renewal option exercisable at that time.



  B. Antenna Tower Lease



     New Age Broadcasting, Inc. has secured antenna tower space at a facility in Miami and is currently operating at that site under a temporary FCC operating permit. The lease covering these facilities is for a five-year period, with six five-year renewal periods, commencing September 1, 1992 with monthly rents of $3,500 plus sales tax.



     The antenna facility lease contains provisions allowing for the subletting of the facility subject to typical landlord approval policies. The company is in the process of obtaining a new site for its permanent transmitter facility. In the event that the company relocates its antenna facility prior to the expiration of the lease term, a duplicate rental payment would be expected if a suitable replacement tenant cannot be located for the existing facility.



     The Seventies Broadcasting Corporation antenna tower facility arrangement is detailed in Note 3.

                           NEW AGE BROADCASTING, INC.


                                      AND


                     THE SEVENTIES BROADCASTING CORPORATION



           NOTES TO THE COMBINED FINANCIAL STATEMENTS -- (CONTINUED)


                               SEPTEMBER 30, 1995



  C. Minimum rentals required under the above noncancellable operating leases are as follows:



                                                                             ANTENNA
                                                            OFFICE SPACE      TOWER
 YEAR ENDING                                               ---------------   -------
SEPTEMBER 30,                                               WXDJ     WRMA     WXDJ      TOTAL
-------------                                              ------   ------   -------   -------
   1996..................................................  64,332   70,875   42,000    177,207
   1997..................................................  66,444   70,875   42,000    179,319
   1998..................................................  66,444   70,875   38,500    175,819
   1999..................................................  66,444   70,875             137,319
   2000..................................................  22,150   23,625              45,775



     Rent expense for the year ended September 30, 1995 amounted to $239,249.



  D. Station Vehicles



     The Seventies Broadcasting Corporation has assumed vehicle leases acquired in the acquisition. Remaining payments on these leases which expire in 1996 are $5,695.



  E. Temporary Operating Permit



     New Age Broadcasting, Inc. is broadcasting from the facility in Miami, Florida under the authority of a special temporary authorization granted by the FCC. This authorization was necessary due to the destruction of the permanent tower by Hurricane Andrew. This special temporary authorization expires on February 14, 1996. Although an extension has not yet been granted and the company has not returned to its original facility, management expects no interruption in operations due to a construction permit granted by the FCC for a new antenna and tower location and a pending application for a city of license change which would allow WXDJ to remain at the existing temporary tower location on a permanent basis.



  F. The companies have bank deposits of $74,537 at September 30, 1995 in excess of federally insured limits. The companies at September 30, 1995 have $1,178,295 on deposit with the Merrill Lynch Institutional Fund (an uninsured fund).



  G. Litigation



     The Seventies Broadcasting Corporation is involved in a lawsuit over a lease for office space occupied by the company when it acquired WRMA. Management believes that the lease is unenforceable and the company has since relocated from these premises. Management believes that it will prevail in this legal action and has, accordingly, made no provision in the financial statements for any amounts under the lease obligation.



7.  RELATED PARTY TRANSACTIONS



     Affiliated companies will occasionally utilize the stations as part of their promotional programming. Rates and terms for these spots are similar to those offered to other customers. During the fiscal year, revenue from these cash spots amounted to $273,680.

                        ACCOUNTANTS' COMPILATION REPORT



The Shareholders


New Age Broadcasting, Inc. and


  The Seventies Broadcasting Corporation


Miami, Florida 33145



Gentlemen:



     We have compiled the accompanying combined balance sheets of New Age Broadcasting, Inc. and The Seventies Broadcasting Corporation as of December 31, 1995 and 1994 and the related combined statements of income and retained earnings and cash flows for the three month periods then ended in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.



     A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and accordingly, do not express an opinion or any other form of assurance on them.



     Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Companies' financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.



                                           /s/ VOYNOW, BAYARD AND COMPANY


                                          --------------------------------------

                                                VOYNOW, BAYARD AND COMPANY


                                               Certified Public Accountants



Ft. Lauderdale, Florida


February 27, 1996

                           NEW AGE BROADCASTING, INC.


                                      AND


                     THE SEVENTIES BROADCASTING CORPORATION



                       UNAUDITED COMBINED BALANCE SHEETS


                           DECEMBER 31, 1995 AND 1994



                                                                                   1995          1994
                                                                                -----------   -----------
                                                 ASSETS
CURRENT ASSETS
  Cash and cash equivalents...................................................  $ 2,618,864   $   271,416
  Accounts receivable:
    Trade (net of allowance for doubtful accounts of $64,757 and $104,720,
      respectively)...........................................................    2,751,327     1,773,451
    Barter....................................................................       44,362        35,184
  Prepaid expenses............................................................       98,181        75,238
                                                                                -----------   -----------
                                                                                  5,512,734     2,155,289
                                                                                -----------   -----------
PLANT, PROPERTY AND EQUIPMENT
  Technical equipment, studio and tower.......................................    1,799,094       576,130
  Office equipment and fixtures and transportation equipment..................      507,415       275,021
  Capitalized tower lease.....................................................      643,686            --
                                                                                -----------   -----------
                                                                                  2,950,195       851,151
  Accumulated depreciation....................................................      991,527       564,266
                                                                                -----------   -----------
                                                                                  1,958,668       286,885
                                                                                -----------   -----------
OTHER ASSETS
  Transmitter site leasehold interests, trademark, FCC licenses and goodwill
    (net of amortization of $2,016,937 and $1,368,225, respectively)..........   25,571,675     6,421,417
  Deferred financing costs (net of amortization of $99,422 and $54,865,
    respectively).............................................................      396,608       201,511
  Lease costs (net of amortization of $3,080 and $2,156, respectively)........        1,558         2,482
  Deposits....................................................................      273,035     1,515,009
                                                                                -----------   -----------
                                                                                 26,242,876     8,140,419
                                                                                -----------   -----------
         TOTAL ASSETS.........................................................  $33,714,278   $10,582,593
                                                                                ============  ============
                                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt...........................................  $ 1,500,713   $   433,404
  Accounts payable, trade.....................................................      170,755       199,208
  Accrued expenses............................................................      339,338       326,077
                                                                                -----------   -----------
                                                                                  2,010,806       958,689
                                                                                -----------   -----------
LONG TERM DEBT
  Notes payable:
    AT&T Commercial Finance Corporation.......................................   23,195,921     3,322,000
    Transportation equipment financing........................................       17,402        26,305
    Stockholders..............................................................    1,450,000     1,450,000
    Capital lease obligation..................................................      640,689            --
                                                                                -----------   -----------
                                                                                 25,304,012     4,798,305
  Less: Current portion.......................................................    1,500,713       433,404
                                                                                -----------   -----------
                                                                                 23,803,299     4,364,901
                                                                                -----------   -----------
         TOTAL LIABILITIES....................................................   25,814,105     5,323,590
                                                                                -----------   -----------
STOCKHOLDERS' EQUITY
  Capital stock...............................................................    1,080,000     1,080,000
  Retained earnings...........................................................    6,820,173     4,179,003
                                                                                -----------   -----------
         Total Stockholders' Equity...........................................    7,900,173     5,259,003
                                                                                -----------   -----------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........................  $33,714,278   $10,582,593
                                                                                ============  ============



                      See accountants' compilation report.

                           NEW AGE BROADCASTING, INC.


                                      AND


                     THE SEVENTIES BROADCASTING CORPORATION



         UNAUDITED COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS


             FOR THE THREE MONTHS ENDED DECEMBER 31, 1995 AND 1995



                                                                         1995           1994
                                                                      ----------     ----------
TOTAL REVENUE.......................................................  $4,350,353     $2,837,439
                                                                      ----------     ----------
OPERATING EXPENSES
  Technical.........................................................     387,578        341,035
  Agency and national commissions...................................     552,212        377,178
  Sales.............................................................     569,142        623,476
  General and administrative........................................     334,340        263,900
  Officer compensation..............................................      62,500         30,000
  Amortization......................................................     201,274         50,302
  Depreciation......................................................      74,330         24,380
                                                                      ----------     ----------
                                                                       2,181,376      1,710,271
                                                                      ----------     ----------
INCOME FROM OPERATIONS..............................................   2,168,977      1,127,168
                                                                      ----------     ----------
OTHER INCOME (EXPENSES)
  Interest income...................................................      26,440             --
  Interest expense..................................................    (598,953)      (272,139)
                                                                      ----------     ----------
                                                                        (572,513)      (272,139)
                                                                      ----------     ----------
          NET INCOME................................................   1,596,464        855,029
RETAINED EARNINGS, BEGINNING........................................   5,223,709      4,006,629
                                                                      ----------     ----------
                                                                       6,820,173      4,861,658
LESS: DISTRIBUTIONS.................................................          --        682,655
                                                                      ----------     ----------
RETAINED EARNINGS, ENDING...........................................  $6,820,173     $4,179,003
                                                                       =========      =========



                      See accountants' compilation report.

                           NEW AGE BROADCASTING, INC.


                                      AND


                     THE SEVENTIES BROADCASTING CORPORATION



                  UNAUDITED COMBINED STATEMENTS OF CASH FLOWS


             FOR THE THREE MONTHS ENDED DECEMBER 31, 1995 AND 1994



                                                                         1995          1994
                                                                      ----------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME..........................................................  $1,596,464     $ 855,029
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES:
  Add (deduct) expenses not using cash
     Depreciation and amortization..................................     279,346        74,682
  Changes in assets and liabilities
     (Increase) decrease in:
       Accounts receivable..........................................    (417,018)     (308,319)
       Prepaid expenses.............................................      19,039        40,180
     Increase (decrease) in:
       Accounts payable and accrued expenses........................      16,294       251,339
                                                                      ----------     ---------
          Net Cash Provided by Operating Activities.................   1,494,125       912,911
                                                                      ----------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash purchases of property and equipment..........................     (45,328)      (20,883)
  Expenditures for trademark........................................          --        (1,120)
  Expenditures for loan costs.......................................          --       (80,945)
                                                                      ----------     ---------
          Net Cash (Used in) Investing Activities...................     (45,328)     (102,948)
                                                                      ----------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Repayment of shareholder debt, net................................          --      (117,345)
  Distributions paid................................................          --      (682,655)
  Repayment of bank debt............................................    (243,060)     (107,224)
                                                                      ----------     ---------
          Net Cash (Used in) Financing Activities...................    (243,060)     (907,224)
                                                                      ----------     ---------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS..................................................   1,205,737       (97,261)
CASH AND CASH EQUIVALENTS, BEGINNING................................   1,413,127       368,677
                                                                      ----------     ---------
CASH AND CASH EQUIVALENTS, ENDING...................................  $2,618,864     $ 271,416
                                                                       =========     =========
SUPPLEMENTAL INFORMATION
  Interest paid.....................................................  $  598,953     $ 272,139
                                                                       =========     =========



                      See accountants' compilation report.



                NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS



NOTE 1 -- BASIS OF PRESENTATION -- New Age Broadcasting, Inc. and The Seventies Broadcasting Corporation (the "Companies") combined financial information contained in the financial statements and notes thereto as of December 31, 1995 and 1994, and for the three month periods ended December 31, 1995 and 1994, are unaudited. In the opinion of management, all adjustments necessary for the fair presentation of such financial information have been included. These adjustments are of a normal recurring nature. There have been no changes in accounting policies since the period ended September 30, 1995. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements, footnotes, and discussions should be read in conjunction with the September 30, 1995 financial statements and related footnotes and discussions contained in such financial statements.



NOTE 2 -- SUBSEQUENT EVENTS -- The Companies have agreed to sell substantially all of their station operating assets to a third party for a price of either (i) $107.5 million in cash or (ii) $92 million in cash plus publicly traded stock valued at approximately $23 million, at the option of the Companies. Further, the Companies have recorded an accrued expense of approximately $115,000 in connection with the office space lawsuit described in the notes to the September 30, 1995 financial statements.

                          INDEPENDENT AUDITORS' REPORT



The Shareholders


New Age Broadcasting, Inc.


Miami, Florida 33145



Gentlemen:



     We have audited the accompanying balance sheet of New Age Broadcasting, Inc. (an S corporation) as of September 30, 1994 and the related statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion the financial statements referred to above present fairly in all material respects, the financial position of New Age Broadcasting, Inc. as of September 30, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                           /s/ VOYNOW, BAYARD AND COMPANY


                                          --------------------------------------

                                                VOYNOW, BAYARD AND COMPANY


                                               Certified Public Accountants



Ft. Lauderdale, Florida


December 2, 1994

                           NEW AGE BROADCASTING, INC.



                                 BALANCE SHEET


                               SEPTEMBER 30, 1994



                                                 ASSETS
CURRENT ASSETS
  Cash (Note 6F)................................................................               $  209,618
  Cash, restricted funds (Note 2)...............................................                  100,000
  Accounts receivable:
    Trade (net of allowance for doubtful accounts of $111,626)..................  $1,343,103
    Barter (Note 1E)............................................................      86,436    1,429,539
                                                                                  ----------
  Prepaid expenses..............................................................                   58,742
                                                                                               ----------
         Total Current Assets...................................................                1,797,899
PLANT, PROPERTY AND EQUIPMENT (Note 1C)
  Technical equipment, studio and tower.........................................     546,091
  Office equipment and fixtures, and transportation equipment...................     275,021
                                                                                  ----------
                                                                                     821,112
  Accumulated depreciation......................................................     539,886
                                                                                  ----------
         Net Plant, Property and Equipment......................................                  281,226
OTHER ASSETS (Note 1F)
  Transmitter site leasehold interest, trademark, FCC license and goodwill (net
    of amortization of $1,324,485)..............................................   6,464,036
  Deferred financing costs (net of amortization of $48,534).....................      78,077
  Lease costs (net of amortization of $1,925)...................................       2,713
  Deposits......................................................................     265,009
                                                                                  ----------
         Total Other Assets.....................................................                6,809,835
                                                                                               ----------
         TOTAL ASSETS...........................................................               $8,888,960
                                                                                               ==========
                                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt (Note 3)....................................               $  655,249
  Accounts payable:
    Trade.......................................................................                   42,694
    Barter (Note 1E)............................................................                   15,855
  Accrued expenses..............................................................                  119,342
                                                                                               ----------
         Total Current Liabilities..............................................                  833,140
LONG-TERM DEBT
  Notes payable (Note 3)
    AT&T Commercial Finance Company.............................................   3,427,000
    Transportation equipment financing..........................................      28,531
    Stockholders (Note 3C)......................................................     217,345
                                                                                  ----------
         Total..................................................................   3,672,876
  Less: Current portion.........................................................     655,249
                                                                                  ----------
         Total Long-Term Debt...................................................                3,017,627
                                                                                               ----------
         TOTAL LIABILITIES......................................................                3,850,767
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY
  Capital stock (par value $10; 1,000 shares authorized, 180 shares issued and
    outstanding) (Note 5).......................................................       1,800
  Additional paid in capital....................................................     998,200
  Retained earnings.............................................................   4,038,193
                                                                                  ----------
         Net Stockholders' Equity...............................................                5,038,193
                                                                                               ----------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............................               $8,888,960
                                                                                               ==========



                       See independent auditors' report.


    The accompanying notes are an integral part of the financial statements.

                           NEW AGE BROADCASTING, INC.



                   STATEMENT OF INCOME AND RETAINED EARNINGS


                         YEAR ENDED SEPTEMBER 30, 1994



NET REVENUE...........................................................               $8,339,045
OPERATING EXPENSES
  Technical...........................................................  $  765,129
  Agency and national commissions.....................................   1,029,036
  Sales...............................................................   1,475,112
  General and administrative..........................................     423,845
  Officer compensation................................................     220,000
  Amortization........................................................     229,305
  Depreciation........................................................      98,946
                                                                        ----------
          Total Operating Expenses....................................                4,241,373
                                                                                     ----------
INCOME FROM OPERATIONS................................................                4,097,672
OTHER INCOME, (EXPENSES)
  Interest income.....................................................      57,771
  Interest expense, bank..............................................    (314,252)
  Interest expense, shareholders......................................  $ (152,599)
                                                                        ----------
          Net Other Expenses..........................................                 (409,080)
                                                                                     ----------
          NET INCOME..................................................                3,688,592
RETAINED EARNINGS, BEGINNING..........................................                  349,601
                                                                                     ----------
RETAINED EARNINGS, ENDING.............................................               $4,038,193
                                                                                      =========



                       See independent auditors' report.


    The accompanying notes are an integral part of the financial statements.

                           NEW AGE BROADCASTING, INC.



                            STATEMENT OF CASH FLOWS


                         YEAR ENDED SEPTEMBER 30, 1994



CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME..........................................................                $ 3,688,592
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES:
  Add (deduct) expenses not using cash
     Depreciation and amortization..................................  $   328,251
     Increase in bad debt allowance.................................       90,186
  Changes in assets and liabilities
  (Increase) decrease in:
     Accounts receivable............................................     (373,497)
     Prepaid expenses...............................................       14,230
  (Decrease) in:
     Accounts payable and accrued expenses..........................     (251,382)
                                                                      -----------
          Total Adjustments.........................................                   (192,212)
                                                                                    -----------
          Net Cash Provided by Operating Activities.................                  3,496,380
CASH FLOWS FROM INVESTING ACTIVITIES
  Expenditures for property and equipment...........................      (95,703)
  Expenditures for trademark acquisition............................      (35,432)
                                                                      -----------
          Net Cash Used in Investing Activities.....................                   (131,135)
CASH FLOWS FROM FINANCING ACTIVITIES
  Acquisition of new financing, equipment...........................       17,623
  Repayment of bank debt............................................     (409,334)
  Repayment of shareholder debt.....................................  $(3,697,401)
                                                                      -----------
          Net Cash Used in Financing Activities.....................                 (4,089,112)
                                                                                    -----------
NET DECREASE IN CASH................................................                   (723,867)
CASH, BEGINNING.....................................................                  1,033,485
                                                                                    -----------
CASH, ENDING........................................................                    309,618
                                                                                    -----------
SUPPLEMENTAL INFORMATION
  Interest paid.....................................................                $   453,224
                                                                                    -----------



                       See independent auditors' report.


    The accompanying notes are an integral part of the financial statements.

                           NEW AGE BROADCASTING, INC.



                       NOTES TO THE FINANCIAL STATEMENTS


                               SEPTEMBER 30, 1994



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



  A. Organization



     New Age Broadcasting, Inc. was incorporated on November 19, 1987 under the laws of the State of Florida. Its principal office and place of business is in the Miami, Florida area.



  B. Operations



     The corporation is engaged in the business of operating an FM radio station, WXDJ-FM. Revenue is gained from the sale of commercial time to third parties.



  C. Plant, Property and Equipment



     All plant, property and equipment accounts are stated at cost; additions and major improvements are capitalized; expenditures for maintenance, repairs and minor renewals are expensed as incurred. Any gain or loss on disposition of assets is reflected in the statement of income. Depreciation of assets is computed by use of the straight-line method over the estimated useful lives of the respective assets, ranging from 5 to 7 years.



  D. Station Acquisition



     The corporation acquired the operating assets of WXDJ-FM on December 1, 1987 for a purchase price of $8,100,000. The total purchase price was allocated to the assets in proportion to their relative estimated fair market values based on independent appraisals obtained by management. The allocation of the purchase price is summarized, as follows:



    Station furniture, fixtures and equipment................................  $  472,210
    Transmitter site leasehold interest, FCC license and goodwill............   7,627,790
                                                                               ----------
              Total Allocated Purchase Price.................................  $8,100,000
                                                                                =========



  E. Barter Transactions



     Reciprocal trade agreement transactions for advertising time are recorded at fair market value of the merchandise or services received and are included in broadcast revenues and expenses. Any uncompleted transactions are recorded in accounts receivable and payable as appropriate.



  F. Intangible Assets



     Costs of acquiring the leasehold interest and FCC license, as well as financing and organization costs, are capitalized. These intangible assets are being amortized over the following estimated lives on a straight-line basis:



                                                                                  AMORTIZATION
                                                                                 EXPENSE FISCAL
                                                                                   YEAR ENDED
                                                                                 SEPTEMBER 30,
                           ASSET                            COST        LIFE          1994
    ---------------------------------------------------  ----------   ---------  --------------
    Transmitter site leasehold, FCC license and
      goodwill.........................................  $7,753,090    40 years     $202,835
    Trademark..........................................      35,431    14 years          221
    Deferred financing costs...........................     126,612     5 years       25,322
    Lease costs, new tower.............................       4,638     5 years          927
                                                                                 --------------
                                                                                    $229,305
                                                                                 ===========

                           NEW AGE BROADCASTING, INC.



                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)


                               SEPTEMBER 30, 1994



2.  CASH, RESTRICTED FUNDS



     The company has placed $100,000 in a restricted bank account to comply with State of Florida regulation related to a current promotional contest. The restriction is expected to be removed from these funds at the contest conclusion during the next quarter.



3.  FINANCING ARRANGEMENTS



  A. Notes Payable, AT&T Commercial Finance Corporation



     A term note was secured on October 29, 1992 from AT&T Commercial Finance Corporation in the original amount of $4,150,000. Monthly principal payments are required under the loan agreements as follows:



    03/1/93 through 11/1/93....................................................  $40,000
    12/1/93 through 11/1/94....................................................   33,000
    12/1/94 through 11/1/95....................................................   36,000
    12/1/95 through 11/1/96....................................................   40,000
    12/1/96 through 10/1/97....................................................   44,000



     The remaining balance of the debt is due in full on November 1, 1997.



     Interest is due monthly on the debt calculated at a rate based on the prime rate plus two percent. At September 30, 1994 this rate was 9.75%.



     Substantially all corporate assets have been pledged to secure this obligation. In addition, the stockholders have pledged their stock and have given their personal guarantees to secure the obligation. The debt agreements include stipulations limiting capital expenditures, compensation, investments and dividends and for maintenance of a minimum level of working capital.



  B. Notes Payable, Transportation Equipment



     The company has secured financing for station vehicles in 1993 and 1994 from a local commercial bank. Forty-eight monthly payments of $742 are due including interest. The debts are secured by the vehicles financed, as well as by the personal guarantees of certain stockholders.



  C. Notes Payable, Stockholders



     Financing has been arranged from the stockholders on a demand basis. The original amount of this financing was $3,510,000 with the related accrued, unpaid interest amounting to $1,944,746 as of October 1, 1993. Due to stipulations contained in the AT&T Commercial Finance Corporation loan agreements described above, this debt and the related accrued, unpaid interest has previously been classified as long term obligations of the company. By agreement between the parties in fiscal year 1994, the company was permitted to use excess cash to repay stockholder debt. As of September 30, 1994, $217,345 remained due to the stockholders and was repaid in October, 1994.



     D. The notes mature over the next three years as follows:



YEAR ENDING SEPTEMBER 30,
-------------------------
         1995                                                                     $  655,249
         1996                                                                        484,905
         1997                                                                      2,532,722
                                                                                  ----------
                                                                                  $3,672,876
                                                                                   =========

                           NEW AGE BROADCASTING, INC.



                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)


                               SEPTEMBER 30, 1994



4.  INCOME TAXES



     Effective March 1, 1988, the company elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and the State of Florida Code with a fiscal year ending on September 30. Under these provisions, the company does not pay federal or state corporate income taxes on its income. The individual stockholders are liable for federal and state income taxes on their respective shares of the company's taxable income.



     From inception to February 29, 1988, the company was taxed under provisions of Chapter C of the code which taxes the company directly on its income. The company had incurred net operating losses of $360,260, for tax purposes, which are available to be carried over to offset taxable income in future years up to 2002 should "C" status be elected at some future date prior to 2002.



5.  CAPITAL STOCK



     The company is authorized to issue 1,000 shares of common stock with a par value of $10. At the time of issuance, this stock is designated to be either voting or nonvoting by action of the Board of Directors. On February 29, 1988, the company issued and has outstanding 180 shares of common stock, which consist of 49 voting shares and 131 nonvoting shares.



6.  COMMITMENTS AND CONTINGENCIES



  A. Office Space Lease



     The company has secured office space in Miami, Florida under a lease which commenced May 21, 1991. The company has exercised its second renewal option under that lease for the period June 1, 1994 through May 31, 1996.



  B. Antenna Tower Lease



     The company has secured antenna tower space at a facility in Miami and is currently operating at that site under a temporary FCC operating permit. The lease covering these facilities is for a five-year period, with six five-year renewal periods, commencing September 1, 1992 with monthly rents of $3,500 plus sales tax.



     The antenna facility lease contains provisions allowing for the subletting of the facility subject to typical landlord approval policies. The company is in the process of obtaining a new site for its permanent transmitter facility. In the event that the company relocates its antenna facility prior to the expiration of the lease term, a duplicate rental payment would be expected if a suitable replacement tenant cannot be located for the existing facility.



  C. Minimum rents are required under the above leases as follows:



                                                          OFFICE    ANTENNA
YEAR ENDING SEPTEMBER 30,                                  SPACE     TOWER     TOTAL
-------------------------                                 -------   -------   -------
         1995...........................................   60,472    44,940   105,412
         1996...........................................   42,190    44,940    87,130
         1997...........................................       --    41,195    41,195
                                                          -------   -------   -------
                                                          102,662   131,075   233,737
                                                          =======   =======   =======



     Rent expense for the year ended September 30,1994 amounted to $108,783.



  D.The company has obtained office equipment under the terms of a lease which has been recorded as a capitalized lease transaction. In this transaction, both the asset and the corresponding liability have been

                           NEW AGE BROADCASTING, INC.



                NOTES TO THE FINANCIAL STATEMENTS -- (CONTINUED)


                               SEPTEMBER 30, 1994



    recorded. The terms of the lease agreement require the payment of 60 monthly installments of $141 including interest.



  E. Temporary Operating Permit



     The company is broadcasting from a facility in Miami, Florida under the authority of a special temporary authorization granted by the FCC. This authorization was necessary due to the destruction of the permanent tower by Hurricane Andrew. This special temporary authorization expires on February 14, 1995. The company has filed an application of extension, which is being reviewed by the FCC. Although an extension has not yet been granted and the company has not returned to its original facility, management expects no interruption in operations due to its continuing efforts in obtaining a permanent transmitter facility.



  F.The company had bank deposits of $109,618 at September 30, 1994 in excess of federally insured limits.



7.  RELATED PARTY TRANSACTIONS



     Affiliated companies will utilize the station as part of their promotional programming from time to time. Rates and terms for these spots are similar to those offered to other customers. During the fiscal year, these cash spots amounted to $58,775 of gross billings.



8.  SUBSEQUENT EVENT



     An agreement has been made by the owners of the corporation to acquire the assets and operations of another radio station in the South Florida area. The acquisition will actually be undertaken by a new corporation with identical ownership as the company. It is expected that the acquisition financing arrangements will involve a refinancing of the debt discussed in note 3A, with the new loan balance secured by the assets of both companies.

                                 [PAXSON LOGO]

------------------------------------------------------
------------------------------------------------------


  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                               ------------------


                               TABLE OF CONTENTS



                                        PAGE
                                        ----
Certain Definitions and Market and
  Industry Data........................  ii
Prospectus Summary.....................   1
Risk Factors...........................  12
The Proposed Acquisitions..............  20
Use of Proceeds........................  21
Price Range of Class A Common Stock....  21
Dividend Policy........................  22
Dilution...............................  22
Capitalization.........................  23
The Company............................  24
Selected Historical and Pro Forma
  Financial Data.......................  24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................  27
Business...............................  31
Management.............................  58
Certain Transactions...................  63
Principal and Selling Stockholders.....  67
Description of Capital Stock...........  68
Shares Eligible for Future Sale........  73
Underwriting...........................  76
Legal Matters..........................  78
Experts................................  78
Available Information..................  79
Index to Pro Forma Financial
  Information.......................... P-1
Index to Financial Statements.......... F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


                               11,500,000 SHARES


                                      LOGO


                             PAXSON COMMUNICATIONS


                                  CORPORATION


                              CLASS A COMMON STOCK

                                  ------------

                                   PROSPECTUS


                                                 , 1996

                                  ------------

                               SMITH BARNEY INC.


                            PAINEWEBBER INCORPORATED


                        CIBC WOOD GUNDY SECURITIES CORP.


                           BT SECURITIES CORPORATION

------------------------------------------------------
------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MARCH 4, 1996

PROSPECTUS
LOGO


                                   11,500,000 SHARES


                           PAXSON COMMUNICATIONS CORPORATION


                                 CLASS A COMMON STOCK


                               -------------------------


    Of the 11,500,000 shares of Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), offered hereby, 10,300,000 shares are being issued and sold by Paxson Communications Corporation (the "Company" or "Paxson Communications") and 1,200,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders" and "Underwriting." The Company will not receive any part of the proceeds from the sale of securities by the Selling Stockholders. Of the 11,500,000 shares of Class A Common Stock offered hereby, 2,300,000 shares are being offered in an international offering outside the United States and Canada by the Managers (as defined) (the "International Offering"), and 10,300,000 shares are being offered in the United States and Canada (the "U.S. Offering" and, together with the International Offering, the "Offering") by the U.S. Underwriters (as defined). The public offering price and aggregate underwriting discount per share are identical for both offerings. See "Underwriting."



    The Company's authorized capital stock includes Class A Common Stock, Class B Common Stock and Class C Common Stock (collectively, the "Common Stock") and preferred stock. The rights of holders of Common Stock are identical, except that each share of Class B Common Stock generally entitles its holders to ten votes, whereas each share of Class A Common Stock entitles its holders to one vote and the holders of Class C Common Stock generally have no right to vote. Shares of Class B Common Stock and Class C Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis at the option of the holder. See "Description of Capital Stock."



    The Company's Class A Common Stock is listed on the American Stock Exchange under the symbol "PXN." The last reported sale price of the Company's Class A Common Stock as reported on the American Stock Exchange on February 29, 1996 was $20.00 per share.

                               ------------------


     SEE "RISK FACTORS" STARTING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY.



    This document may not be passed on in the United Kingdom to any person unless the person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) Order 1988 or as a person to whom such document may otherwise lawfully be issued or passed on.

                               ------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                              UNDERWRITING                       PROCEEDS TO
                                               PRICE TO       DISCOUNTS AND     PROCEEDS TO        SELLING
                                                PUBLIC       COMMISSIONS(1)     COMPANY(2)      STOCKHOLDERS
---------------------------------------------------------------------------------------------------------------
Per share..................................         $               $                $                $
---------------------------------------------------------------------------------------------------------------
Total(3)...................................         $               $                $                $
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------



   (1) The Company and the Selling Stockholders have agreed to indemnify the Managers and the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."



   (2) Before deducting estimated expenses of $1,500,000 payable by the Company.



   (3) The Company and the Selling Stockholders have granted the U.S. Underwriters a 30-day option to purchase up to 1,725,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds
       to Selling Stockholders will be $         , $         , $         and
       $         , respectively. See "Underwriting."

                               ------------------


    The shares of Class A Common Stock are being offered by the Managers named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Class A Common Stock offered hereby will be available for delivery on or about
                    , 1996, at the offices of Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.

                               ------------------

SMITH BARNEY INC.


                PAINEWEBBER INTERNATIONAL


                                CIBC WOOD GUNDY SECURITIES CORP.


                                             BANKERS TRUST INTERNATIONAL PLC



              , 1996

------------------------------------------------------

------------------------------------------------------


  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


  THERE ARE RESTRICTIONS ON THE OFFER AND SALE OF THE SHARES OF CLASS A COMMON STOCK OFFERED HEREBY IN THE UNITED KINGDOM. ALL APPLICABLE PROVISIONS OF THE FINANCIAL SERVICES ACT 1986 AND THE COMPANIES ACT 1985 WITH RESPECT TO ANYTHING DONE BY ANY PERSON IN RELATION TO THE CLASS A COMMON STOCK IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM MUST BE COMPLIED WITH. SEE "UNDERWRITING."


  IN THIS PROSPECTUS, EACH REFERENCE TO "DOLLARS" AND "$" IS TO UNITED STATES DOLLARS.


                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Certain Definitions and Market and
  Industry Data........................  ii
Prospectus Summary.....................   1
Risk Factors...........................  12
The Proposed Acquisitions..............  20
Use of Proceeds........................  21
Price Range of Class A Common Stock....  21
Dividend Policy........................  22
Dilution...............................  22
Capitalization.........................  23
The Company............................  24
Selected Historical and Pro Forma
  Financial Data.......................  24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................  27
Business...............................  31
Management.............................  58
Certain Transactions...................  63
Principal and Selling Stockholders.....  67
Description of Capital Stock...........  68
Shares Eligible for Future Sale........  73
Underwriting...........................  76
Certain United States Tax Consequences
  to Non-United States Holders.........  78
Legal Matters..........................  80
Experts................................  80
Available Information..................  81
Index to Pro Forma Financial
  Information.......................... P-1
Index to Financial Statements.......... F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


                               11,500,000 SHARES


                                      LOGO

                             PAXSON COMMUNICATIONS
                                  CORPORATION
                              CLASS A COMMON STOCK
                                  ------------
                                   PROSPECTUS
                                                 , 1996
                                  ------------

                               SMITH BARNEY INC.

                           PAINEWEBBER INTERNATIONAL
                        CIBC WOOD GUNDY SECURITIES CORP.
                        BANKERS TRUST INTERNATIONAL PLC
------------------------------------------------------
------------------------------------------------------

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]



                     CERTAIN UNITED STATES TAX CONSEQUENCES


                          TO NON-UNITED STATES HOLDERS



     The following general discussion is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of Class A Common Stock applicable to Non-U.S. Holders of such Class A Common Stock who acquire and own such Class A Common Stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). A "Non-U.S. Holder" is a person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state, or (iii) an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of its source. For purposes of the withholding tax on dividends discussed below, a non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder.



     This discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position and does not consider U.S. state and local or non-U.S. tax consequences. This discussion also does not consider the tax consequences to any person who is a stockholder, partner or beneficiary of a holder of the Class A Common Stock. Further, it does not consider Non-U.S. Holders subject to special tax treatment under the federal income tax laws (including banks and insurance companies, dealers in securities, and holders of securities held as part of a "straddle," hedge or "conversion transaction").



     The following discussion is based on provisions of the Code, the applicable Treasury regulations promulgated and proposed thereunder and judicial authority and administrative interpretations as of the date hereof. The foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.



     THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO UNITED STATES FEDERAL TAX CONSEQUENCES OF HOLDING AND DISPOSING OF THE CLASS A COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, LOCAL OR OTHER U.S. OR NON-U.S. TAX JURISDICTION.



DIVIDENDS



     In general, dividends paid to a Non-U.S. Holder of the Class A Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with such holder's conduct of a trade or business in the United States or, if a tax treaty applies, attributable to permanent establishment, or, in the case of an individual, a "fixed base," in the United States ("U.S. trade or business income") are generally subject to U.S. federal income tax at regular rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate form with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at the 30% rate or such lower rate as may be applicable under an income tax treaty.



     Dividends paid to an address in a foreign country are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding discussed above and, under the current interpretation of U.S. Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed U.S. Treasury regulations not currently in effect, however, a Non-U.S. Holder of the Class A Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements, which would include the requirement that the Non-U.S. Holder file a form which contains the holder's name and address and an official statement by the competent authority in the foreign country (as designated in the applicable tax treaty) attesting to the holder's status as a resident thereof.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]



     A Non-U.S. Holder of the Class A Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.



DISPOSITION OF COMMON STOCK



     Except as described below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of Class A Common Stock, provided that: (a) the gain is not U.S. trade or business income, (b) the Non-U.S. Holder is not an individual who is present in the United States for 183 or more days in the taxable year of the disposition and who meets certain other requirements, (c) the Non-U.S. Holder is not subject to tax pursuant to the provisions of the U.S. tax laws applicable to certain United States expatriates and (d) either the Company is not a "U.S. real property holding corporation" for federal income tax purposes or (i) the Class A Common Stock is "regularly traded on an established securities market" (within the meaning of the relevant provisions of the Code) and (ii) the Non-U.S. Holder has not held, directly or indirectly, at any time during the 5-year period ending on the date of disposition, more than 5% of the Class A Common Stock. The Company believes that it is not now and has not been within the past five years, and anticipates that it will not become, a U.S. real property holding corporation for U.S. federal income tax purposes.


FEDERAL ESTATE TAXES


     In general, an individual who is a Non-U.S. Holder for U.S. estate tax purposes will incur liability for U.S. federal estate tax if the fair market value of the property included in such individual's taxable estate for U.S. federal estate tax purposes exceeds the statutory threshold amount. For these purposes, Class A Common Stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's taxable estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.


U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX


     The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply whether or not withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the Non-U.S. Holder resides. The United States backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to dividends paid on the Class A Common Stock to a Non-U.S. Holder at an address outside the United States.



     Except as provided below, Non-U.S. Holders will not be subject to information reporting or backup withholding with respect to the payment of proceeds from the disposition of the Class A Common Stock effected by the Non-U.S. office of a broker. However, if the broker is a U.S. person or a U.S. related person, information reporting (but not backup withholding) would apply unless the broker has documentary evidence in its records as to the Non-U.S. Holder's Non-U.S. status, or the Non-U.S. Holder certifies as to its Non-U.S. status under penalty of perjury or otherwise establishes an exemption. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, or (ii) a Non-U.S. person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.



     Non-U.S. Holders will be subject to information and backup withholding at a rate of 31% with respect to the payment of proceeds from the disposition of the Class A Common Stock effected by or through the United States office of a broker, U.S. or Non-U.S., unless the Non-U.S. Holder certifies as to its Non-U.S. status under penalty of perjury or otherwise establishes an exemption.


     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder's U.S. federal income tax, and any amounts withheld in excess of such Non-U.S. Holder's federal income tax liability would be refunded, provided that the required information is furnished to the Internal Revenue Service.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Registration fees -- Securities and Exchange Commission.........................  $    77,526
NASD Filing Fee.................................................................       22,983
American Stock Exchange filing fee..............................................
Legal fees and expenses*........................................................
Accounting fees and expenses*...................................................
Printing and engraving fees*....................................................
Blue Sky fees and expenses*.....................................................
Transfer Agent's fees and expenses*.............................................
Miscellaneous*..................................................................
                                                                                  -----------
          Total.................................................................  $
                                                                                   ==========


---------------

* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is a Delaware corporation. The Company's Certificate of Incorporation and Bylaws provide for the mandatory indemnification of the directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Reference is made to the Delaware General Corporation Law and to Section 145 thereof, which permits, and in some cases requires, indemnification of directors, officers, employees and agents of the Company under certain circumstances, subject to certain limitations.

     The Delaware general corporation law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions that are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and court approval is required before there can be any indemnification if the person seeking indemnification has been found liable to the corporation.

     The underwriters also will agree to indemnify the directors and officers of
the Company against certain liabilities as set forth in Section   of the
Underwriting Agreement (U.S.) (see Exhibit 1.1 hereof) and Section   of the
Underwriting Agreement (International) (see Exhibit 1.2 hereof).

     The Company has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The Company was incorporated on November 15, 1993. Since that date, the Company has issued and sold the following unregistered securities:

          (1) On December 15, 1993, the Company entered into a Consolidation Agreement with various entities beneficially owned by the Company's current Chief Executive Officer, Lowell W. Paxson, which resulted in the issuance of 1,081 shares of common stock to Second Crystal Diamond, LP ("Second Crystal") and 119 shares to Paxson Enterprises, Inc. ("PEI"), two entities beneficially owned by Mr. Paxson.

          (2) On November 15, 1993, the Company issued 1,000 shares of 15% Cumulative Compounding Redeemable Preferred Stock, par value $0.001 per share and warrants to acquire 225 shares of common stock pursuant to a Stock Purchase Agreement, dated as of December 5, 1993, by and among the Company and Sandler Mezzanine Partners, L.P., Sandler Mezzanine Foreign Partners, L.P., Sandler Mezzanine T-H Partners, L.P. and National Union Fire Insurance Company (collectively, the "Sandler Group"). Such preferred stock and warrants were issued for an aggregate purchase price of $14,000,000. See Exhibit 10.2.

          (3) On December 22, 1994, the Company issued 714.286 shares of Series B 15% Cumulative Compounding Redeemable Preferred Stock to the Sandler Group in exchange for the termination of 94.6223 of their warrants issued on December 15, 1995, pursuant to an Exchange and Consent Agreement dated as of December 22, 1994 by and among the Company and the Sandler Group. See
     Exhibit 10.5.

          (4) On December 22, 1994, the Company issued 33,000 shares of Senior Cumulative Compounding Redeemable Preferred Stock to BT Capital Partners, Inc., First Union Corporation of Virginia, Paribas North America, Inc. and Union Venture Corporation, pursuant to a Stock Purchase Agreement dated as of December 22, 1995, by and among the Company and such purchasers. In connection therewith, the Company also issued such parties warrants to purchase 3,235,753 shares of Class C Common Stock. The issuance of such preferred stock and warrants was in consideration for an aggregate purchase price of $33,000,000. See Exhibit 10.3.


          (5) On April 1, 1995, the Company issued 94,767 shares of Class A Common Stock to Plymouth County Retirement Association ("Plymouth") pursuant to an Agreement to Dissolve Limited Partnership, pursuant to which Plymouth's interest in a limited partnership controlled by the Company was effectively exchanged for such shares.



          (6) On September 28, 1995, the company issued $230,000,000 in principal amount of its 11 5/8% Senior Subordinated Notes due 2003, pursuant to a Securities Purchase Agreement dated as of September 28, 1995 between the Company, its subsidiaries and the initial purchasers thereof.



     The issuance of all of the securities described above are deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereunder, as transactions by an issuer not involving a public offering. The recipients of such securities represented their intentions to acquire these securities for investments only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in such transactions.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT
  NO.                                             DESCRIPTION
-------       ------------------------------------------------------------------------------------
1.1       --  Underwriting Agreement (U.S.)
1.2       --  Underwriting Agreement (International)+
3.1.1     --  Certificate of Incorporation of the Company**
3.1.2     --  The Company's Certificate of Designations of the Company's 15% Cumulative
              Compounding Redeemable Preferred Stock*
3.1.3     --  The Company's Certificate of Designations of the Company's Series B 15% Cumulative
              Compounding Redeemable Preferred Stock**
3.1.4     --  The Company's Certificate of Designations of the Company's Junior Cumulative
              Compounding Redeemable Preferred Stock**
3.1.5     --  Bylaws of the Company*
4.1       --  Form of Stock Certificate of Class A Common Stock being registered*
5         --  Legal Opinion of Holland & Knight+

EXHIBIT
  NO.                                             DESCRIPTION
-------       ------------------------------------------------------------------------------------
9         --  Amended and Restated Stockholders Agreement, dated as of December 22, 1994, by and among the Company and certain stockholders thereof**
9.1       --  Agreement dated March   , 1996 amending the Amended and Restated Stockholders
              Agreement, dated as of December 22, 1994, by and among the Company and certain stockholders thereof+
10.1      --  Securities Purchase Agreement, dated as of September 22, 1995, by and among the
              Company, the Guarantors named therein and the Initial Purchasers named therein*******
10.2      --  Stock Purchase Agreement, dated as of December 15, 1993, by and among the Company and certain purchasers of the Company securities**
10.3      --  Stock Purchase Agreement dated as of December 22, 1994, by and among the Company and certain purchasers of the Company securities**
10.4      --  Amended and Restated Stockholders Agreement dated as of December 22, 1994, by and among the Company and certain stockholders thereof (incorporated by reference to
              Exhibit 9)
10.5      --  Exchange and Consent Agreement dated as of December 22, 1994 by and among the
              Company and certain stockholders thereof**
10.9      --  Asset Purchase Agreement, dated as of March 10, 1994, by and between Phipps-Potamkin
              Television Partners and the Company*
10.10     --  Asset Purchase Agreement, dated as of March 31, 1994, by and between Paxson
              Communications of Atlanta-14, Inc. and TV-14, Inc.*
10.11     --  Time Brokerage Agreement dated as of March 31, 1994, by and between TV-14, Inc. and
              Paxson Communications of Atlanta-14, Inc.*
10.12     --  Asset Purchase Agreement between Delaware Valley Broadcasters Limited Partnership and the Company dated October 14, 1994**
10.13     --  Asset Purchase Agreement between Paxson Communications of New London-26, Inc. and
              R&R Media Corp. dated November 25, 1994**
10.14     --  Asset Agreement between the Company and Sandino Telecasters, Inc. dated December 5,
              1994**
10.15     --  Asset Purchase Agreement by and among Paxson Communications of San Jose-65, Inc. and
              Friendly Bible Church, Inc. and United Christian Broadcasting, Inc. dated December
              21, 1994**
10.16     --  Asset Purchase Agreement by and among Channel 56 of Orlando, Inc., Treasure Coast
              Communications, Inc. and the Company dated December 23, 1994**
10.17     --  Asset Purchase Agreement by and among the Company and San Jacinto Television Corp.
              and DuPont Investment Group 85, Ltd. dated January 20, 1995**
10.18     --  Asset Purchase Agreement by and among Paxson Communications of Boston-60, Inc. and
              Paugus Television, Inc. and The Roger L. Putnam Trust and The Estate of Percival
              Lowell, dated January 20, 1995**
10.19     --  First Amendment, dated as of May 17, 1995, to Asset Purchase Agreement by and between Paxson Communications of Boston-60, Inc., Paugus Television, Inc., The Roger
              L. Putnam Trust and The Estate of Percival Lowell, dated as of January 20, 1995****
10.20     --  Warrant Agreement dated as of December 15, 1993 by and among the Company and William
              Watson as Warrant Agent*
10.21     --  Asset Purchase Agreement by and among Paxson Broadcasting of Tampa, L.P. and Largo
              Broadcasting Company dated July 20, 1994**
10.22     --  Asset Purchase Agreement between Paxson Broadcasting of Orlando, L.P. and Florida
              Media, Inc. dated September 23, 1994**
10.23     --  Asset Purchase Agreement between the Company and Tri-Talk Radio, L.C. dated February
              24, 1995**
10.24     --  Agreement between United Broadcast Group, Ltd. and Paxson Communications of
              Dallas-68, Inc. dated December 14, 1994 and related Joint Request for Approval of
              Settlement Agreement**
10.25     --  Warrant Agreement dated as December 22, 1994 by and among the Company and William
              Watson as Warrant Agent**
10.26     --  Employment Agreement dated as of June 30, 1994, by and between the Company and
              Lowell W. Paxson*

EXHIBIT
  NO.                                             DESCRIPTION
-------       ------------------------------------------------------------------------------------
10.27     --  Paxson Communication Corp. Profit Sharing Plan*
10.28     --  Paxson Communications Corp. Stock Incentive Plan*
10.29     --  Asset Purchase Agreement, dated as of March 31, 1995, by and among The Christian
              Network, Inc. and LeSea Broadcasting Corporation and the Company***
10.30     --  Stock Purchase Agreement, dated as of April 30, 1995, by and among Channel 59 of
              Denver, Inc. and David M. Drucker and Charles Ergen and the Company***
10.31     --  Asset Purchase Agreement, dated as of April 30, 1995, by and among Channel 59 of
              Denver, Inc. and Echonet Corporation and the Company***
10.32     --  First Letter Agreement, dated as of December 2, 1994, to Asset Purchase Agreement by and between Paxson Communications Corp. and Sandino Telecasters, Inc., dated as of
              December 5, 1994****
10.33     --  Second Letter Agreement, dated as of December 5, 1994, to Asset Purchase Agreement by and between Paxson Communications Corp. and Sandino Telecasters, Inc., dated as of December 5, 1994****
10.34     --  Third Amendment, dated as of May 17, 1995, to Asset Purchase Agreement by and between Paxson Communications Corp. and Sandino Telecasters, Inc., dated as of
              December 5, 1994***
10.35     --  Asset Purchase Agreement, dated January 31, 1995, between Gary A. Rosen in his capacity as Bankruptcy Trustee for Flying A Communications, Inc. and Paxson
              Communications Corp.*****
10.36     --  Real Estate Sale and Purchase Agreement, dated as of May 18, 1995, by and between
              F&M Bank -- Martinsburg and Paxson Communications of Washington-60, Inc.*****
10.37     --  Asset Purchase Agreement, dated as of June 1, 1995, by and between Channel 26 of
              Dayton, Inc. and Video Mall Communications, Inc. for Television Station WTJC-TV,
              Springfield, Ohio*****
10.38     --  Asset Purchase Agreement, dated as of May 23, 1995, by and among Whitehead Media,
              Inc., Morton J. Kent and Canton, Inc. for Television Station WOAC (TV) Canton,
              Ohio*****
10.39     --  Option Agreement dated December 29, 1995 by and among Whitehead Media, Inc.,
              Whitehead Media of Ohio, Inc. and Paxson Communications of Cleveland-67, Inc. for
              WOAC (TV), Channel 67, Canton, Ohio*******
10.40     --  Time Brokerage Agreement, dated October 30, 1995 between Whitehead Media, Inc. and
              Paxson Communications of Cleveland-67, Inc. for WOAC (TV), Channel 67, Canton,
              Ohio*******
10.41     --  Amendment to Time Brokerage Agreement dated December 29, 1995 between Whitehead
              Media, Inc. and Paxson Communications of Cleveland-67, Inc. for WOAC (TV), Channel
              67, Canton, Ohio******
10.42     --  Time Brokerage Agreement, dated September 22, 1994, effective as of August 4, 1995, between Whitehead Media, Inc. and Paxson Communications Corporation for Television
              Station WTVX-TV Fort Pierce, Florida******
10.43     --  Amendment to Time Brokerage Agreement, dated as of April 19, 1995, between Whitehead
              Media, Inc. and Paxson Communications Corporation for Television Station WTVX-TV
              Fort Pierce, Florida******
10.44     --  Amendment to Time Brokerage Agreement, dated December 29, 1995 by and between
              Whitehead Media, Inc. and Paxson Communications of Ft. Pierce-34, Inc. for
              Television Station WTVX-TV, Ft. Pierce, Florida*******
10.45     --  Option Agreement dated December 29, 1995 by and among Whitehead Media, Inc.,
              Whitehead Media of Florida, Inc., and Paxson Communications of Ft. Pierce-34, Inc.
              for Television Station WTVX-TV Ft. Pierce, Florida********
10.46     --  Non-compete Agreement dated August 18, 1995 between Paxson Communications
              Corporation and Lowell W. Paxson*******
10.47     --  Asset Purchase Agreement dated as of August 23, 1995 by and among Valuevision
              International, Inc., VVI Bridgeport, Inc., VVI Akron, Inc. and Paxson Communications
              Corporation*******
10.48     --  Time Brokerage Agreement dated August 31, 1995 by and between Channel 56 of Orlando,
              Inc. and Paxson Communications of Orlando-56 Inc. for Television Station WIRB(TV),
              Melbourne, Florida*******

EXHIBIT
  NO.                                             DESCRIPTION
-------       ------------------------------------------------------------------------------------
10.49     --  Loan Agreement dated August 31, 1995 among Paxson Communications of Orlando-56, Inc.
              and Channel 56 of Orlando, Inc.*******
10.50     --  Time Brokerage Agreement dated August 31, 1995 by and between UHF Channel 59 Corp.
              and Paxson Communications of Denver-59, Inc. for Television Station KUBD(TV),
              Denver, Colorado*******
10.51     --  Loan Agreement dated August 31, 1995 by and between Paxson Communications of
              Denver-59, Inc. and Channel 59 of Denver, Inc.*******
10.52     --  Option Agreement dated August 31, 1995 by and among Paxson Communications of
              Denver-59, Inc., Channel 59 of Denver, Inc., and UHF Channel 59 Corp.*******
10.53     --  Asset Purchase Agreement dated August 31, 1995 by and between Channel 13 of
              Flagstaff, Inc., Michael C. Gelfand, and Del Ray Television Company, Inc.*******
10.54     --  Indenture dated as of September 28, 1995 among the Company, the Bank of New York, as
              Trustee, and the Guarantors named therein (the indenture)*******
10.55     --  Original Note No. 1 for $115,000,000 CUSIP No. 704231-AA-7, with Guarantee of
              Guarantors listed therein*******
10.56     --  Original Note No. 2 for $115,000,000 CUSIP No. 704231-AA-7, with Guarantee of
              Guarantors listed therein*******
10.57     --  Form of New Note with Form of New Guarantee*******
10.58     --  Registration Rights Agreement dated as of September 28, 1995 by and among the
              Company, the Guarantors named therein and each of the Purchasers referred to therein*******
10.59     --  Asset Purchase Agreement dated October 2, 1995 by and between Whitehead Media, Inc.
              and NGM Television Partners, Limited for Television Station WNGM-TV, Athens,
              Georgia*******
10.60     --  Option Agreement dated December 29, 1995, by and between Whitehead Media, Inc.,
              Whitehead Media of Georgia, Inc. and Paxson Communications of Atlanta-14, Inc. for
              WNGM (TV), Channel 34, Athens, Georgia*******
10.61     --  Time Brokerage Agreement dated December 29, 1995 by and between Whitehead Media of
              Georgia, Inc. and Paxson Communications of Atlanta-14, Inc. for WNGM (TV), Athens,
              Georgia*******
10.62     --  Time Brokerage Agreement dated October 16, 1995 by and between Channel 26 of Dayton,
              Inc. and Paxson Communications of Dayton-26, Inc. for Television Station WTJC(TV),
              Springfield, Ohio*******
10.63     --  Loan Agreement dated October 6, 1995 by and among Paxson Communications of
              Dayton-26, Inc. and Channel 26 of Dayton, Inc.*******
10.64     --  Option Agreement dated October 6, 1995 by and between Paxson Communications of
              Dayton-26, Inc. and Channel 26 of Dayton, Inc.*******
10.65     --  Asset Purchase Agreement dated August 25, 1995 by and between Channel 13 of St.
              Louis, Inc. and McEntee Broadcasting, Inc., for Television Station WCEE-TV, Mt.
              Vernon, Illinois*******
10.66     --  Credit Agreement dated as of December 19, 1995, among PCC, the Lenders named therein, Union Bank, as Agent*******
10.67     --  Letter of Intent dated February 24, 1996, among the Company, New Age Broadcasting,
              Inc. and The Seventies Broadcasting Corporation+
21        --  Subsidiaries of the Company********
23        --  Consent of Holland & Knight (contained in Exhibit 5)
23.1      --  Consent of Price Waterhouse LLP, independent certified public accountants
23.2      --  Consent of Voynow, Bayard and Company, independent certified public accountants
23.4      --  Consent of Dow, Lohnes and Albertson+
24        --  Powers of Attorney (included on signature pages of Registration Statement)


---------------

        * Filed with the Company's Registration Statement of Form S-4, filed September 26,
          1994, Registration No. 33-84416 and incorporated herein by reference.

       ** Filed with the Company's Annual Report on Form 10-K, dated March 31, 1995 and incorporated herein by reference.
      *** Filed with the Company's Quarterly Report on Form 10-Q, dated May 12, 1995 and incorporated herein by reference.
     **** Filed with the Company's Report on Form 8-K dated June 1, 1995 and incorporated herein by reference.
    ***** Filed with the Company's Quarterly Report on Form 10-Q, dated August 14, 1995 and incorporated herein by reference.
   ****** Filed with the Company's Report on Form 8-K, dated August 21, 1995 and incorporated herein by reference.
  ******* Filed with the Company's Registration Statement on Form S-4, as amended, filed
          January 23, 1996 and incorporated herein by reference.
 ******** Filed with the Company's Registration Statement on Form S-1 filed January 26, 1996.
        + To be filed by amendment.


     (b) Financial Statement Schedules


     Consolidated financial statement schedule for the three years ended December 31, 1995:



          Valuation and Qualifying Accounts -- Allowances for Uncollectible Accounts



     All other financial statement schedules are omitted because they are either not applicable or the required information is included in the financial statements or notes thereto appearing elsewhere in this Registration Statement.


ITEM 17.  UNDERTAKINGS.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.


     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, PAXSON COMMUNICATIONS CORPORATION, a Delaware corporation, has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on March 4, 1996.


                                          PAXSON COMMUNICATIONS CORPORATION

                                          By:     /s/  LOWELL W. PAXSON
                                            ------------------------------------
                                                      Lowell W. Paxson
                                                   Chairman of the Board

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                 SIGNATURES                                 TITLE                    DATE
---------------------------------------------    ----------------------------    -------------
               /s/  LOWELL W. PAXSON             Chairman of the Board, Chief    March 4, 1996
---------------------------------------------      Executive Officer, and
              Lowell W. Paxson                     Director (Principal
                                                   Executive Officer)

                  /s/  ARTHUR D. TEK             Vice President, Chief           March 4, 1996
---------------------------------------------      Financial Officer, and
                Arthur D. Tek                      Director (Principal
                                                   Financial Officer)

                          *                      Controller, (Principal          March 4, 1996
---------------------------------------------      Accounting Officer)
             Kenneth M. Gamache

                          *                      President, Chief Operating      March 4, 1996
---------------------------------------------      Officer, and Director
               James B. Bocock

                          *                      Director                        March 4, 1996
---------------------------------------------
             Michael J. Marocco

                          *                      Director                        March 4, 1996
---------------------------------------------
              John A. Kornreich

                 SIGNATURES                                 TITLE                    DATE
---------------------------------------------    ----------------------------    -------------

                                                 Director
---------------------------------------------
          J. Patrick Michaels, Jr.

                          *                      Director                        March 4, 1996
---------------------------------------------
              S. William Scott

                                                 Director
---------------------------------------------
              Bruce L. Burnham

*By: /s/           ARTHUR D. TEK
 -------------------------------------------
                Arthur D. Tek
              Attorney-in-Fact

                                                                     SCHEDULE II



                       PAXSON COMMUNICATIONS CORPORATION



                       VALUATION AND QUALIFYING ACCOUNTS



                                                               COLUMN C
                                                       ------------------------
                                           COLUMN B           ADDITIONS                              COLUMN E
                                          ----------   ------------------------                     -----------
                                          BALANCE AT   CHARGED TO                    COLUMN D       BALANCE AT
                                          BEGINNING    COSTS AND                    ----------        END OF
                COLUMN A                   OF YEAR      EXPENSES       OTHER        DEDUCTIONS         YEAR
----------------------------------------  ----------   ----------   -----------     ----------      -----------
For the year ended December 31, 1995
Allowance for doubtful accounts.........  $  556,950   $1,098,181   $        --     $ (754,418)(1)  $   909,713
                                           =========    =========    ==========      =========       ==========
Deferred tax assets valuation
  allowance.............................  $4,126,507   $       --   $10,882,493(2)  $       --      $15,009,000
                                           =========    =========    ==========      =========       ==========
For the year ended December 31, 1994
Allowance for doubtful accounts.........  $  212,244   $  344,706   $        --     $       --      $   556,950
                                           =========    =========    ==========      =========       ==========
Deferred tax assets valuation
  allowance.............................  $       --   $       --   $ 4,126,507(2)  $       --      $ 4,126,507
                                           =========    =========    ==========      =========       ==========
For the year ended December 31, 1993
Allowance for doubtful accounts.........  $  122,563   $   89,681   $        --     $       --      $   212,244
                                           =========    =========    ==========      =========       ==========
Deferred tax assets valuation
  allowance.............................  $       --   $       --   $        --     $       --      $        --
                                           =========    =========    ==========      =========       ==========


---------------

(1) Write off of uncollectible receivables.



(2) A valuation allowance related to deferred tax assets.